UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________

SCHEDULE 14A
________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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CONTEXTLOGIC INC.
(Name of Registrant as Specified in its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ContextLogic Inc.
One Sansome Street, 33rd Floor
San Francisco, California 94104

March 15, 2024

Dear Stockholders of ContextLogic Inc.:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of ContextLogic Inc. d/b/a Wish, a Delaware corporation (sometimes referred to as “we,” “us,” “our,” the “Company,” “ContextLogic,” or “Wish”), which will be held virtually via the internet at www.virtualshareholdermeeting.com/WISH2024SM on April 12, 2024 at 10:00 a.m. Pacific Time. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the attached proxy statement to “present” or “in person” shall mean virtually present at the Special Meeting.

As previously announced, on February 10, 2024, the Company, Qoo10 Inc., a Delaware corporation (“Qoo10 Delaware”), and, for certain specified purposes, Qoo10 Pte. Ltd., a Singapore private limited company and the parent of Qoo10 Delaware (the “Parent”), entered into an Asset Purchase Agreement (as amended, the “Asset Purchase Agreement”). Pursuant to the Asset Purchase Agreement, (i) the Company has agreed to sell substantially all of its assets to Qoo10 Delaware or its designated affiliate (the “Buyer”), other than (A) federal income tax net operating loss carryforwards (“NOLs”) and certain other tax attributes of the Company, (B) the Company’s marketable securities held in a specified wealth management account and (C) the Company’s cash and cash equivalents held in that wealth management account, and (ii) the Buyer will acquire those assets and assume substantially all liabilities of the Company as specified in the Asset Purchase Agreement (the “Asset Sale”).

As consideration for the Asset Sale, the Buyer will (i) pay to the Company a purchase price equal to $173 million in cash, subject to certain cash adjustments as set forth in the Asset Purchase Agreement and further described herein (the “Cash Consideration”), and (ii) assume substantially all of the liabilities of the Company as specified in the Asset Purchase Agreement.

As of December 31, 2023, the Company had NOLs of approximately $2.7 billion. In addition, the Company estimates that, if the Asset Sale closes on or about April 16, 2024, the Company will have Post-Closing Cash of approximately $150 million to $157 million. The term “Post-Closing Cash” refers to (i) the Cash Consideration plus (ii) the cash, cash equivalents and marketable securities that will be retained by the Company (and withheld from the Asset Sale) minus (iii) the transaction expenses payable by the Company at closing.

If the Asset Sale closes, the Company will exit the operation of its e-commerce business and other historical operations. However, the Company does not intend to liquidate following the closing of the Asset Sale. The Company’s board of directors (the “Board of Directors” or our “Board”) will evaluate alternatives for the use of the Post-Closing Cash (as defined herein). Those alternatives are currently expected to include using the Post-Closing Cash to fund, at least in part, the acquisition of assets that will potentially allow the Company to utilize the NOLs and certain other tax attributes.

At the Special Meeting, you will be asked to consider and vote upon:

1.      A proposal to approve the Asset Purchase Agreement, the Asset Sale relating to the sale of substantially all of the Company’s assets as contemplated by the Asset Purchase Agreement and the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal”);

2.      A proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to the Company’s named executive officers in connection with the Asset Sale (the “Advisory Compensation Proposal”); and

3.      A proposal to approve the adjournment or postponement of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal (the “Adjournment Proposal”).

After careful consideration, the Board of Directors has unanimously determined that the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, are advisable and in the best interests of the Company and its stockholders and unanimously recommends that you vote: (1) “FOR” the Asset Sale Proposal; (2) “FOR” the Advisory Compensation Proposal and (3) “FOR” the Adjournment Proposal.

The accompanying proxy statement contains important information concerning the Special Meeting, the Asset Purchase Agreement, the Asset Sale and related matters, including information as to how to cast your vote. We encourage you to read the accompanying proxy statement and the Asset Purchase Agreement and other annexes to the proxy statement, along with all of the documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety.

Your vote is very important, regardless of the number of shares of the Company’s Class A common stock, par value $0.0001 per share (“common stock”), that you own. Whether or not you plan to virtually attend the Special Meeting, your vote is important and we encourage you to vote promptly. You may vote by proxy over the internet or by telephone, or by mail by following the instructions on your proxy card. If you virtually attend the Special Meeting, you will have the right to revoke your proxy and vote electronically during the meeting via the live webcast. If you hold your shares of common stock through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from your brokerage firm, bank, or other nominee to vote your shares. Only stockholders who owned shares of common stock at the close of business on March 7, 2024, the record date for the Special Meeting, will be entitled to vote at the Special Meeting.

The Asset Sale Proposal must be approved by the holders of a majority of the outstanding shares of common stock entitled to vote thereon at the Special Meeting. Therefore, if you do not vote by proxy or by virtual ballot or, if you hold your shares in “street name,” fail to properly instruct your broker, bank or other nominee with respect to voting your shares, it will have the same effect as if you voted “AGAINST” the Asset Sale Proposal.

If you have any questions concerning the Asset Purchase Agreement, the Asset Sale, the Special Meeting or the proxy statement, or would like additional copies of the proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

On behalf of the Board of Directors, thank you for your continued support for Wish.

Sincerely,

/s/ Jun (Joe) Yan
Jun (Joe) Yan
Chief Executive Officer
One Sansome Street, 33rd Floor
San Francisco, California 94104
www.wish.com

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the Asset Sale, passed upon the merits or fairness of the Asset Sale or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement and any documents incorporated by reference. Any representation to the contrary is a criminal offence.

The accompanying proxy statement and form of proxy are dated March 15, 2024 and are first being mailed to stockholders on or about March 15, 2024.

ContextLogic Inc.
One Sansome Street, 33rd Floor
San Francisco, California 94104
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on April 12, 2024

NOTICE IS HEREBY GIVEN that a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of ContextLogic Inc. d/b/a Wish, a Delaware corporation (sometimes referred to as “we,” “us,” “our,” the “Company,” “ContextLogic,” or “Wish”) will be held virtually via the internet at www.virtualshareholdermeeting.com/WISH2024SM on April 12, 2024 at 10:00 a.m. Pacific Time for the following purposes:

(1)    To consider and vote on a proposal to approve the Asset Purchase Agreement, dated as of February 10, 2024, by and among the Company, Qoo10 Inc., a Delaware corporation (the “Qoo10 Delaware”), and, for certain specified purposes, Qoo10 Pte. Ltd., a Singapore private limited company (the “Parent”), the sale of substantially all of the Company’s assets to Qoo10 Delaware or its designated affiliate (the “Buyer”), other than (A) federal income tax net operating loss carryforwards (“NOLs”) and certain other tax attributes of the Company, (B) the Company’s marketable securities held in a specified wealth management account and (C) the Company’s cash and cash equivalents held in that wealth management account, pursuant to the Asset Purchase Agreement (the “Asset Sale”) and the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal”);

(2)    To consider and vote on a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to the Company’s named executive officers in connection with the Asset Sale (the “Advisory Compensation Proposal”); and

(3)    To consider and vote on a proposal to approve the adjournment or postponement of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal (the “Adjournment Proposal”).

The Company’s Board of Directors (the “Board of Directors” or our “Board”) has designated March 7, 2024 as the record date for purposes of determining the stockholders that are entitled to receive notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof (the “record date”), unless a new record date is fixed in connection with any such adjournment or postponement. Only holders of record of the Company’s Class A common stock, par value $0.0001 per share (“common stock”), as of the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement of the Special Meeting, unless a new record date is fixed in connection with an such adjournment or postponement.

After careful consideration, the Board of Directors, has unanimously determined that the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, are advisable and in the best interests of the Company and its stockholders and unanimously recommends that you vote: (1) “FOR” the Asset Sale Proposal; (2) “FOR” the Advisory Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Your vote is very important, regardless of the number of shares of the Company’s common stock that you own. Whether or not you plan to virtually attend the Special Meeting, your vote is important and we encourage you to vote promptly. You may vote by proxy over the internet or by telephone, or by mail by following the instructions on your proxy card. If you virtually attend the Special Meeting, you will have the right to revoke your proxy and vote electronically during the meeting via the live webcast. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from your brokerage firm, bank, or other nominee to vote your shares. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” or “in person” shall mean virtually present at the Special Meeting.

The Asset Sale Proposal must be approved by the holders of a majority of the outstanding shares of common stock entitled to vote thereon at the Special Meeting. Therefore, if you do not vote by proxy or by virtual ballot or, if you hold your shares in “street name,” fail to properly instruct your broker, bank or other nominee with respect to voting your shares, it will have the same effect as if you voted “AGAINST” the Asset Sale Proposal.

The accompanying proxy statement contains important information concerning the Special Meeting, the Asset Purchase Agreement, the Asset Sale and related matters, including information as to how to cast your vote. We encourage you to read the accompanying proxy statement and the Asset Purchase Agreement and other annexes to the proxy statement, along with all of the documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Asset Purchase Agreement, the Asset Sale, the Special Meeting or the proxy statement, or would like additional copies of the proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

On behalf of the Board of Directors, thank you for your continued support for Wish.

Sincerely,

By Order of the Board of Directors,

/s/ Jun (Joe) Yan
Jun (Joe) Yan
Chief Executive Officer
San Francisco, California

March 15, 2024

i

Annex A:	Asset Purchase Agreement	A-1
Annex B:	Unaudited Combined Financial Statements of E-commerce Business for the Years Ended December 31, 2023, and December 31, 2022	B-1

ii

SUMMARY TERM SHEET

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the Asset Purchase Agreement, the transactions contemplated by the Asset Purchase Agreement and the other matters being considered at the Special Meeting to which this proxy statement relates. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on Wish, including the documents incorporated by reference into this proxy statement, see the section titled “Where You Can Find More Information; Incorporation by Reference” beginning on page 82. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references in this proxy statement to:

•        “we,” “us,” “our,” the “Company,” “ContextLogic” or “Wish” refer to ContextLogic Inc. d/b/a Wish, a Delaware corporation;

•        “Parent” or “Qoo10” refers to Qoo10 Pte. Ltd., a Singapore private limited company;

•        “Qoo10 Delaware” refers to Qoo10 Inc., a Delaware corporation.

•        “Qoo10 Designee” refers to a wholly owned subsidiary of the Parent formed, or to be formed, outside of the United States to which, with the Company’s consent, Qoo10 Delaware will assign its rights and delegate its obligations as the Buyer under the Asset Purchase Agreement.

•        “Buyer” refers to Qoo10 Delaware prior to its assignment of rights and delegation of obligations under the Asset Purchase Agreement to Qoo10 Designee. From and after that assignment and delegation, the term “Buyer” refers to Qoo10 Designee, unless the context otherwise requires.

•        the “Asset Purchase Agreement” refers to the Asset Purchase Agreement dated as of February 10, 2024, by and among the Company, Qoo10 Delaware and, for certain specified purposes, the Parent, relating to the sale of substantially all of the Company’s assets to the Buyer, other than (A) the Company’s NOLs and certain other tax attributes, (B) the Company’s marketable securities held in a specified wealth management account and (C) the Company’s cash and cash equivalents held in that wealth management account, a copy of which is attached as Annex A; and

•        the “Asset Sale” refers to the sale of substantially all of the Company’s assets to the Buyer, other than (A) the Company’s NOLs and certain other tax attributes, (B) the Company’s marketable securities held in a specified wealth management account and (C) the Company’s cash and cash equivalents held in that wealth management account, as contemplated by the Asset Purchase Agreement.

For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” or “in person” shall mean virtually present at the Special Meeting.

Information about the Parties (see page 31)

The Company

Wish brings an affordable and entertaining shopping experience to millions of consumers around the world. Since our founding in San Francisco in 2010, we have become one of the largest global e-commerce platforms, connecting millions of value-conscious consumers to hundreds of thousands of merchants globally. Wish combines technology and data science capabilities and an innovative discovery-based mobile shopping experience to create a highly-visual, entertaining, and personalized shopping experience for its users. Our Class A common stock, par value $0.0001 per share (“common stock”), is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “WISH.”

Buyer

Qoo10 Delaware is a Delaware corporation and a wholly-owned subsidiary of the Parent. With the Company’s consent, Qoo10 Delaware will assign its rights and delegate its obligations as the Buyer under the Asset Purchase Agreement to another wholly owned subsidiary of the Parent formed, or to be formed, outside of the United States

(“Qoo10 Designee”). In this proxy statement, the term “Buyer” refers to Qoo10 Delaware prior to its assignment of rights and delegation of obligations under the Asset Purchase Agreement to Qoo10 Designee. From and after that assignment and delegation, the term “Buyer” refers to Qoo10 Designee, unless the context otherwise requires.

Parent

The Parent is a Singapore private limited company. The Parent is the parent of Qoo10 Delaware and will also be the ultimate parent of Qoo10 Designee. The Parent is a leading online marketplace in Asia and provides a platform that allows its buyers to enjoy a convenient shopping experience. The Parent currently operates seven localized online marketplaces in five countries.

The Asset Purchase Agreement (see page 60 and Annex A)

We have entered into the Asset Purchase Agreement with Qoo10 Delaware and the Parent that provides, among other things, and subject to the satisfaction or waiver of the conditions set forth therein, including the approval of the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the Special Meeting, that we will sell substantially all of our assets to the Buyer, other than (A) our NOLs and certain other tax attributes, (B) our marketable securities held in a specified wealth management account and (C) our cash and cash equivalents held in that wealth management account, and the Buyer will acquire those assets and assume substantially all of our liabilities as specified in the Asset Purchase Agreement.

A copy of the Asset Purchase Agreement is attached as Annex A to this proxy statement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.

Consideration for the Asset Sale (see page 32)

As consideration for the Asset Sale, the Buyer will:

•        assume substantially all of our liabilities as specified in the Asset Purchase Agreement; and

•        pay us a purchase price equal to the Cash Consideration, equal to $173 million in cash, less the amount of certain excluded cash, cash equivalents and marketable securities that will be retained by us following the closing of the Asset Sale. The Cash Consideration is subject to certain adjustments, depending on whether (i) the Company’s closing cash is greater than or less than a cash threshold of $320 million and (ii) whether the closing date of the Asset Sale (the “Closing Date”) is on or before May 31, 2024.

If, as anticipated, the Closing Date occurs on or before May 31, 2024, then:

•        If the Company’s closing cash is greater than the $320 million cash threshold, the Cash Consideration will be adjusted upward by a cash adjustment equal to 100% of such surplus (subject to a downward adjustment of up to $3 million if the Buyer pays certain transaction expenses incurred by the Company); and

•        If the Company’s closing cash is less than the $320 million cash threshold, then the Cash Consideration will be adjusted downward by a cash adjustment equal to 50% of the amount of such deficit.

The Company estimates that, if the Asset Sale closes on or about April 16, 2024, the Company will have Post-Closing Cash of approximately $150 million to $157 million. In this proxy statement, the term “Post-Closing Cash” refers to (i) the Cash Consideration plus (ii) the cash, cash equivalents and marketable securities that will be retained by the Company (and withheld from the Asset Sale) minus (iii) the transaction expenses payable by the Company at closing.

Given the Company’s current negative cash flow, the amount of Post-Closing Cash would be adversely affected by any delays in closing the Asset Sale. In addition, under the Asset Purchase Agreement, if the Closing Date occurs on or after June 1, 2024, then:

•        If the Company’s closing cash is greater than the $320 million cash threshold, the Cash Consideration will be adjusted upward by a cash adjustment equal to 50% of such surplus (subject to a downward adjustment of up to $3 million if the Buyer pays certain transaction expenses incurred by the Company); and

•        If the Company’s closing cash is less than the $320 million cash threshold, then the Cash Consideration will be adjusted downward by a cash adjustment equal to 100% of the amount of such deficit.

Guaranty (see page 63)

The Parent, as primary obligor and not as surety, has agreed to absolutely, unconditionally and irrevocably guarantee the full and prompt payment and performance of all obligations of the Buyer under the Asset Purchase Agreement and all related documents (including payment of the Cash Consideration, all assumed Company transaction expenses in accordance with the Asset Purchase Agreement and certain agreed upon indemnification obligations as set forth in the Asset Purchase Agreement).

Reasons for the Asset Sale (see page 49)

In the course of the Board making the determinations described in the section titled “The Special Meeting — Recommendation of our Board” beginning on page 26 of this proxy statement, the Board (i) consulted with Company management and the Company’s legal counsel, financial advisors and financial consultants, (ii) took into account the recommendation of an ad hoc transaction committee of the Board of Directors (the “Transaction Committee”), and (iii) considered a number of factors, including, but not limited to, the risks described in the section titled “Risk Factors” beginning on page 22 of this proxy statement, as well as the factors detailed under “Proposal 1: Asset Sale Proposal — Reasons for the Asset Sale and Recommendation of our Board” on page 49 of this proxy statement.

Special Meeting (see page 26)

Date, Time and Place

The Special Meeting will be held virtually via the internet at www.virtualshareholdermeeting.com/WISH2024SM on April 12, 2024 at 10:00 a.m. Pacific Time. You will not be able to attend the Special Meeting physically in person.

Purpose

The Special Meeting is being held to consider and vote on:

•        a proposal to approve the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal”);

•        a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to the Company’s named executive officers in connection with the Asset Sale (the “Advisory Compensation Proposal”); and

•        a proposal to approve the adjournment or postponement of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal (the “Adjournment Proposal”).

Our stockholders must vote to approve the Asset Sale Proposal as a condition for the Asset Sale to occur. If the Company’s stockholders fail to approve the Asset Sale Proposal, the Asset Sale will not occur.

Record Date, Stockholders Entitled to Vote and Voting Power

The Board of Directors has designated March 7, 2024 as the record date for purposes of determining the stockholders that are entitled to receive notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof (the “record date”), unless a new record date is fixed in connection with any such adjournment or postponement. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement of the Special Meeting, unless a new record date is fixed in connection with an such adjournment or postponement. At the close of business on the record date, there were 24,397,997 shares of our common stock outstanding and entitled to vote at the Special Meeting.

Each holder of our common stock will be entitled to one vote for each share of our common stock held by such holder as of the close of business on the record date.

Quorum

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of our common stock issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum for transacting business at the Special Meeting. Failure of a quorum to be represented at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and will subject us to additional cost and expense.

Required Vote

The approval of the Asset Sale Proposal requires the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote thereon as of the close of business on the record date.

The approval of the Advisory Compensation Proposal requires the affirmative vote of at least a majority of the voting power of the shares of common stock entitled to vote on such matter that are present in person or represented by proxy at the Special Meeting and are voted for or against the matter.

The approval of the Adjournment Proposal requires the affirmative vote of (i) if a quorum is not present at the Special Meeting, a majority of the voting power of the shares of common stock entitled to vote who are present in person or represented by proxy at the Special Meeting or (ii) if a quorum is present at the Special Meeting, a majority of the voting power of the shares of common stock entitled to vote on such matter that are present in person or represented by proxy at the Special Meeting and are voted for or against the matter.

Voting

If shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote electronically at the Special Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, then you are considered to be the beneficial owner of shares that are held in “street name” or a street name stockholder and the proxy materials were forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Special Meeting. However, since a beneficial owner is not the stockholder of record, you may not virtually attend the Special Meeting and vote electronically at the Special Meeting unless you follow your broker’s procedures for voting. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”

Your vote is very important, regardless of the number of shares of our common stock that you own. Whether or not you plan to virtually attend the Special Meeting, your vote is important and we encourage you to vote promptly. You may vote by proxy over the internet or by telephone, or by mail by following the instructions on your proxy card if you are a stockholder of record. If you virtually attend the Special Meeting, you will have the right to revoke your proxy and vote electronically during the meeting via the live webcast. If you are a street name stockholder and hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from your brokerage firm, bank, or other nominee to vote your shares.

Solicitation of Proxies

We are soliciting proxies for the Special Meeting from our stockholders. We will pay our own cost of soliciting proxies, including the cost of mailing this proxy statement, from our stockholders. In addition to solicitation of proxies by mail, proxies may be solicited by our officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

We will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of our common stock. We may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

In addition, we have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a services fee of $50,000, plus reimbursement for certain expenses.

Recommendation of our Board (see page 26)

After careful consideration, our Board recommends that you vote:

•        “FOR” the Asset Sale Proposal;

•        “FOR” the Advisory Compensation Proposal; and

•        “FOR” the Adjournment Proposal.

In reaching its decision to unanimously approve the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement and to recommend that our stockholders vote to approve the same, the Board of Directors, in consultation with our management and legal counsel, financial advisors and financial consultants, considered a number of factors, including the risks described in the section titled “Risk Factors” beginning on page 22 of this proxy statement. For additional information on the factors considered by the Board of Directors, please refer to the section titled “Proposal 1: Asset Sale Proposal — Reasons for the Asset Sale and Recommendation of our Board.”

Interests of our Directors and Executive Officers in the Asset Sale (see page 55)

In considering the recommendation of our Board to vote “FOR” the Asset Sale Proposal, you should be aware that, aside from their interests as Wish stockholders, our directors and executive officers have interests in the Asset Sale that are different from, or in addition to, the interests of our stockholders generally.

These interests include potential payments to, and the vesting of restricted stock units and options held by, our executive officers pursuant to the terms of agreements we have previously entered into with those officers. In addition, the expiration date of the options held by our Company’s CEO was extended to two years after his termination of employment with the Company and our Board intends to take action to vest all outstanding restricted stock units and options, including those held by our directors and executive officers, contingent on the closing of the Asset Sale. Additional information concerning these potential payments and the vesting of restricted stock units and options is provided under “Proposal 1: Asset Sale Proposal — Interests of our Directors and Executive Officers in the Asset Sale — Golden Parachute Compensation” on page 56. For more information on the severance and change in control agreements that we have entered into with our executive officers, see “Proposal 1: Asset Sale Proposal — Interests of our Directors and Executive Officers in the Asset Sale — The Severance and Change in Control Agreements” on page 55.

Additionally, each of the Company’s directors and certain of our executive officers have entered into Voting Agreements (i) in favor of the Asset Sale Proposal, (ii) in favor of the Advisory Compensation Proposal, (iii) in favor of the Adjournment Proposal and (iv) against any Competing Proposals (as defined herein). For more information, see “— Voting Agreements” below.

Voting Agreements (see page 27)

In connection with the execution of the Asset Purchase Agreement, the Buyer entered into separate Voting and Support Agreements (each a “Voting Agreement,” and collectively, the “Voting Agreements”) with funds managed by GGV Capital, General Atlantic and Altai Capital, each of the Company’s directors and the Company’s CEO, COO/CFO and General Counsel (collectively, the “Supporting Stockholders”), pursuant to which they have agreed, among other things, to vote all of the shares of common stock beneficially owned by them (i) in favor of the Asset Sale Proposal, (ii) in favor of the Advisory Compensation Proposal, (iii) in favor of the Adjournment Proposal and (iv) against any Competing Proposals. Collectively, the Supporting Stockholders beneficially owned approximately 6.8% of the voting power of our outstanding common stock as of the record date.

See “Other Agreements and Instruments — Voting and Support Agreements” beginning on page 74 for more information.

Use of Proceeds and Future Operations (see page 54)

The Company, and not its stockholders, will receive the proceeds from the Asset Sale. If the Asset Sale closes, the Company will exit the operation of its e-commerce business and other historical operations. However, the Company does not intend to liquidate following the closing of the Asset Sale. The Board of Directors will evaluate alternatives for the use of the Post-Closing Cash. Those alternatives are currently expected to include using the Post-Closing Cash to fund, at least in part, the acquisition of assets that will potentially allow the Company to utilize the NOLs and certain other tax attributes, which will be retained by the Company as discussed elsewhere in this proxy statement.

The Company’s post-closing Board of Directors will conduct an extensive review of available opportunities for the Company’s NOLs and certain other tax attributes. The alternatives under evaluation by the Board of Directors for the use of the proceeds from the Asset Sale include funding, at least in part, the acquisition of assets that will potentially allow us to utilize our NOLs and certain other tax attributes. However, there can be no guarantee that suitable assets will be available for us to purchase or that any assets acquired will generate the revenues anticipated or any revenue at all. The Board of Directors will conduct a careful process, and there is no set timeframe for completing the exploration of alternatives. If we are not able to acquire suitable assets, the value of our remaining tax attributes will be limited and may be worthless. The expectation is that, after that review has run its course, the Board of Directors will authorize the Company to distribute its cash to stockholders if the Board of Directors eventually determines that it will be unable to utilize the NOLs and certain other tax attributes.

Competing Proposals (see page 66)

The Company has agreed that it will not, and will cause its subsidiaries and will use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•        initiate, solicit, propose or knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to or result in, a competing proposal (as defined in the section titled “Asset Purchase Agreement — Competing Proposals” beginning on page 66);

•        engage in, continue or participate in any discussions relating to or any inquiry, proposal or offer that would reasonably be expected to lead to or result in a competing proposal;

•        furnish any non-public information regarding, or access to the properties, assets or employees of, the Company or its subsidiaries in response to any competing proposal or any inquiry, offer or proposal that would reasonably be expected to lead to a competing proposal;

•        approve, adopt or enter into any letter of intent or agreement in principle relating to a competing proposal;

•        take any action to make the provisions of any takeover law or similar provision in the Company’s organizational documents inapplicable to any transactions contemplated by a competing proposal;

•        submit any competing proposal to a vote or consent of the stockholders of the Company; or

•        resolve, propose or agree to do any of the above.

However, prior to the Company’s receipt of the stockholder approval at the Special Meeting, if the Company receives a competing proposal that does not result from a breach of the non-solicitation restrictions described above and the Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such competing proposal constituted or would reasonably have been expected to lead to a “superior proposal” (as defined in the section titled “Asset Purchase Agreement — Competing Proposals” beginning on page 66) and, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Company would be permitted to furnish information to and participate in discussions and negotiations with the party making such competing proposal.

In that case, if the Board determines in good faith (i) after consultation with its financial advisors and outside legal counsel, that such competing proposal is a superior proposal (taking into account any adjustment to the terms and conditions of the Asset Sale proposed by the Buyer in response to such competing proposal) and (ii) after consultation with outside legal counsel, that the failure to terminate the Asset Purchase Agreement would be inconsistent with the Board’s fiduciary duties under applicable law (a “fiduciary out” termination), then the Board would be permitted to cause the Company to terminate the Asset Purchase Agreement and pay the $5.2 million termination fee described below to the Buyer at the same time it terminates the Asset Purchase Agreement.

Financing the Asset Sale (see page 70)

The Buyer is financing the Cash Consideration payable at closing with cash and available resources on hand.

Expected Timing of the Asset Sale (see page 70)

We expect to complete the Asset Sale in the second quarter of 2024, promptly following the Special Meeting, if the Asset Sale Proposal is approved by our stockholders and the various other conditions to closing are satisfied or waived. However, there can be no assurance that the Asset Sale will be completed as currently anticipated. Certain factors, including factors outside of our control and the control of the Buyer, could result in the Asset Sale being delayed or not occurring at all.

Conditions to Closing (see page 70)

The completion of the Asset Sale is dependent upon the satisfaction of a number of conditions, including:

•        receipt of stockholder approval of the Asset Sale Proposal at the Special Meeting or any adjournment or postponement thereof;

•        the accuracy of the parties’ representations and warranties in the Asset Purchase Agreement, subject, in certain circumstances, to certain materiality and other thresholds;

•        the performance by the parties of their obligations and covenants under the Asset Purchase Agreement;

•        the delivery by each party of certain certificates and other documentation;

•        since the date of the Asset Purchase Agreement, no Material Adverse Effect (as defined in the Asset Purchase Agreement) shall have occurred and be continuing; and

•        the absence of any order issued by any governmental entity of competent jurisdiction or other law enjoining, restraining or otherwise prohibiting or making illegal the consummation of the Asset Sale being in effect.

Termination of the Asset Purchase Agreement (see page 71)

The Asset Purchase Agreement may be terminated prior to the closing of the Asset Sale by the mutual written consent of the Company and the Buyer. Additionally, the Asset Purchase Agreement may be terminated by either the Company or the Buyer if:

•        the Company stockholder approval has not been obtained by reason of the failure to obtain the required vote at a duly held Company stockholder meeting or any adjournment or postponement thereof;

•        the closing of the Asset Sale has not yet occurred by June 30, 2024 (the “outside date”) and the party seeking to terminate the Asset Purchase Agreement has not breached any representation or warranty or failed to fulfill any covenant or agreement under the Asset Purchase Agreement that has been the principal cause of, or resulted in, the failure of the closing of the Asset Sale to occur on or before the outside date; or

•        a law is adopted by any governmental entity with jurisdiction over any party that permanently makes the consummation of the Asset Sale illegal or otherwise permanently prohibits the Asset Sale, or if any final non-appealable judgment or order issued by any governmental entity having jurisdiction of any party permanently enjoins or prohibits the Buyer or the Company from consummating the Asset Sale, but only if the party seeking to terminate the Asset Purchase Agreement on this basis has not breached any representation and warranty or failed to fulfill any covenant under the Asset Purchase Agreement, where such breach was the principal cause of, or resulted in, such legal restraint.

See “Asset Purchase Agreement — Termination of the Asset Purchase Agreement” beginning on page 71 for a discussion of these and other rights of each of the Buyer and the Company to terminate the Asset Purchase Agreement.

Termination Fees and Expenses (see page 72)

Generally, all fees and expenses incurred in connection with the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement will be paid by the party incurring those expenses, regardless of whether the Asset Sale is completed. However, if the Asset Sale is consummated, the Buyer will pay up to $6 million of certain third party advisory expenses of the Company that remain unpaid as of the closing and that were incurred by the Company in connection with the negotiation, preparation and performance of the Asset Sale.

In addition, under certain circumstances, the Company may be required to pay the Buyer a termination fee of $5.2 million (the “termination fee”).

See “Asset Purchase Agreement — Termination Fees and Expenses” beginning on page 72 for a further discussion of the termination fee and allocation of expenses under the Asset Purchase Agreement.

No Appraisal or Dissenters’ Rights (see page 57)

No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the Asset Sale.

Risk Factors (see page 22)

In evaluating the Asset Sale Proposal, in addition to the other information provided elsewhere in this proxy statement and the annexes hereto, you should carefully consider the risk factors relating to the Asset Sale and our future operations that are discussed beginning on page 22 below.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND
THE ASSET SALE

Q:     Why am I receiving these proxy materials?

A:     We have entered into the Asset Purchase Agreement, which provides for the Asset Sale. You are receiving these proxy materials in connection with the solicitation by our Board of proxies from our stockholders in favor of the Asset Sale Proposal and the other matters to be voted on at the Special Meeting, which will be held virtually via the internet at www.virtualshareholdermeeting.com/WISH2024SM on April 12, 2024 at 10:00 a.m. Pacific Time.

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have mailed the full set of our proxy materials, including this proxy statement and the proxy card, on or around March 15, 2024 to our stockholders of record as of the close of business on the record date, March 7, 2024.

Q:     How do I attend and participate in the Special Meeting online?

A:     The Special Meeting will be a completely virtual meeting of stockholders and will be webcast live over the internet. We believe a virtual Special Meeting provides expanded access, improves communication, enables increased stockholder attendance and participation and provides cost savings. You can virtually attend the Special Meeting at www.virtualshareholdermeeting.com/WISH2024SM, where you will be able to vote your shares of our common stock and submit your questions during the meeting via the internet. There will not be a physical meeting location and you will not be able to attend the Special Meeting in person.

We invite you to virtually attend the Special Meeting and request that you vote on the proposals described in this proxy statement. However, you do not need to attend the virtual Special Meeting to vote your shares of our common stock. Instead, you may vote by internet, by telephone, or, by completing and mailing in your proxy card.

The Special Meeting starts at 10:00 a.m. Pacific Time on April 12, 2024. We encourage you to access the meeting website prior to the start time to allow for check in. If you encounter any difficulties with accessing the virtual meeting at any point, please call the technical support number that will be posted on the virtual meeting log-in page.

You do not need to register to virtually attend the Special Meeting webcast. Follow the instructions on your proxy card to access the Special Meeting.

If you wish to submit a question on the day of the Special Meeting, you may log in to the virtual meeting platform at www.virtualshareholdermeeting.com/WISH2024SM and submit your question through the Q&A tab. Questions pertinent to meeting matters will be answered during the Special Meeting, subject to time constraints. Questions regarding personal matters, or other matters not pertinent to Special Meeting matters will not be answered.

Q:     What happens if I fail to attend the Special Meeting or abstain from voting?

A:     If you are a stockholder of record and neither attend the Special Meeting nor deliver a proxy, it will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal, but will have no effect on the outcome of the Advisory Compensation Proposal or Adjournment Proposal. If you attend the Special Meeting or deliver a proxy but abstain from voting, your abstention will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal and “AGAINST” the Adjournment Proposal (if there is not a quorum present at the Special Meeting). Abstentions will have no effect on the outcome of the Adjournment Proposal (if there is a quorum present at the Special Meeting) or the Advisory Compensation Proposal.

Because brokers, banks or other nominees do not have discretionary voting authority with respect to the Asset Sale Proposal, Advisory Compensation Proposal and the Adjournment Proposal, if a beneficial owner of shares of our common stock held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares may not be voted on your behalf for any proposal, will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of shares of our common stock held in “street name” gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.

Q:     If I hold my shares of common stock in “street name” through a broker, bank or other nominee, will they vote my shares for me?

A:     No. If you hold your shares of common stock in street name, you must provide your broker, bank or other nominee with instructions in order for your shares to be voted. To do so, you should return the voting instruction form provided to you with this proxy statement by your broker, bank or other nominee.

Q:     What happens if I hold my shares in “street name” through a broker, bank or other nominee and I do not instruct them how to vote my shares?

A:     Brokers, banks or other nominees who hold shares in “street name” for their customers have authority to vote those shares on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on “non-routine” proposals when they have not received instructions from the beneficial owners of such shares. The Asset Sale Proposal, the Advisory Compensation Proposal and the Adjournment Proposal are all “non-routine” proposals. As a result, absent instructions from the beneficial owners of such shares, brokers, banks and other nominees will not vote those shares and those shares will not be considered present at the Special Meeting for purposes of determining a quorum. A failure to instruct the broker, bank or other nominee holding your shares will have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal. However, since the Asset Sale Proposal must be approved by the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote thereon as of the close of business on the record date, a failure to instruct your broker, bank or other nominee with respect to voting your shares will have the same effect as a vote “AGAINST” the Asset Sale Proposal.

Q:     What matters will the stockholders vote on at the Special Meeting?

A:     At the Special Meeting, you will be asked to consider and vote on the following:

•        the Asset Sale Proposal;

•        the Advisory Compensation Proposal;

•        the Adjournment Proposal; and

•        such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Q:     What is the Asset Sale Proposal?

A:     The Asset Sale Proposal is a proposal to sell substantially all of our assets to the Buyer pursuant to the terms, and subject to the conditions of, the Asset Purchase Agreement.

Q:     If the Asset Sale Proposal is approved, when will the Asset Sale close?

A:     We expect to complete the Asset Sale in the second quarter of 2024. Obtaining approval of the Asset Sale Proposal, however, is the primary condition to closing. Therefore, we expect to complete the Asset Sale promptly following the Special Meeting if the Asset Sale Proposal is approved by our stockholders. The various other conditions to closing must also be satisfied or waived, but we expect each of those conditions to obtained within a short period of time after the Special Meeting. For more information, see “Asset Purchase Agreement — Closing Conditions” beginning on page 70.

Q:     Is the Asset Sale subject to the fulfillment of certain conditions?

A:     Yes. The completion of the Asset Sale is dependent upon the satisfaction of a number of conditions. If these conditions are not satisfied or waived, the Asset Sale will not be completed. For more information, see “Asset Purchase Agreement — Closing Conditions” beginning on page 70.

Q:     What is the Advisory Compensation Proposal?

A:     The Advisory Compensation Proposal is a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to our named executive officers in connection with the Asset Sale.

Q:     What is the Adjournment Proposal?

A:     The Adjournment Proposal is a proposal to approve the adjournment or postponement of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal.

Q:     Why are holders of shares of our common stock being asked to cast an advisory (non-binding) vote to approve the compensation that has, will or may be paid or become payable to our named executive officers in connection with the Asset Sale?

A:     Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable SEC rules thereunder, which were implemented as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, require us to seek an advisory (non-binding) vote with respect to the compensation that has, will or may be paid or become payable to our named executive officers in connection with the Asset Sale. The Advisory Compensation Proposal is intended to satisfy this requirement. See “Proposal 2: Advisory Compensation Proposal” beginning on page 76 for additional information.

Q:     What will happen if the holders of shares of our common stock do not approve the Advisory Compensation Proposal?

A:     The vote to approve the Advisory Compensation Proposal is a vote separate and apart from the vote to approve the Asset Sale Proposal. Approval of the Advisory Compensation Proposal is not a condition to completion of the Asset Sale and is advisory in nature only, meaning that it will not be binding on us. Accordingly, if our stockholders approve the Asset Sale Proposal and the Asset Sale is consummated, the compensation that is based on or otherwise relates to the Asset Sale will or may be payable to our named executive officers in accordance with the terms of the underlying compensation agreements and arrangements, even if this proposal is not approved.

Q:     What are the quorum requirements for the Special Meeting?

A:     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of our common stock issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum for transacting business at the Special Meeting. However, even if a quorum does not exist, holders representing a majority of the voting power of the shares of our common stock entitled to vote who are present in person or represented by proxy at the Special Meeting may act to adjourn or postpone the meeting to another place, date or time.

Q:     Who is entitled to vote at the Special Meeting?

A:     Only holders of shares of our common stock at the close of business on March 7, 2024, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement of the Special Meeting, unless a new record date is fixed in connection with an such adjournment or postponement. At the close of business on the record date, there were 24,397,997 shares of our common stock outstanding and entitled to vote at the Special Meeting. Each holder of shares of our common stock will be entitled to one vote for each share of our common stock held by such holder as of the close of business on the record date.

If shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote electronically at the Special Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, then you are considered to be the beneficial owner of shares that are held in “street name” or a street name stockholder and the proxy materials were forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Special Meeting. However, since a beneficial owner is not the stockholder of record, you may not virtually attend the Special Meeting and vote electronically at the Special Meeting unless you follow your broker’s procedures for voting. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”

Q:     How many votes do I have?

A:     With respect to each proposal to be presented at the Special Meeting, each holder of shares of our common stock will be entitled to one vote for each share of our common stock held by such holder as of the close of business on the record date.

Q:     What vote is required to approve the Asset Sale Proposal?

A:     The approval of the Asset Sale Proposal requires the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote thereon as of the close of business on the record date.

Q:     What vote is required to approve the Advisory Compensation Proposal?

A:     The approval of the Advisory Compensation Proposal requires the affirmative vote of at least a majority of the voting power of the shares of common stock entitled to vote on such matter that are present in person or represented by proxy at the Special Meeting and are voted for or against the matter.

Q:     What vote is required to approve the Adjournment Proposal?

A:     The approval of the Adjournment Proposal requires the affirmative vote of (i) if a quorum is not present at the Special Meeting, a majority of the voting power of the shares of common stock entitled to vote who are present in person or represented by proxy at the Special Meeting or (ii) if a quorum is present at the Special Meeting, a majority of the voting power of the shares of common stock entitled to vote on such matter that are present in person or represented by proxy at the Special Meeting and are voted for or against the matter.

Q.     How does our Board recommend that I vote on the proposals?

A.     Our Board unanimously recommends that you vote:

•        “FOR” the Asset Sale Proposal;

•        “FOR” the Advisory Compensation Proposal; and

•        “FOR” for the Adjournment Proposal.

Q:     What is the difference between a stockholder of record and a stockholder who holds stock in “street name”?

A:     If your shares are registered directly in your name with our transfer agent, you are a stockholder of record. If your shares are held in an account with a broker, bank or other nominee, your shares are held in “street name” and you are considered the beneficial owner of those shares.

Q:     How do I vote?

A:     If on the record date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. Stockholders of record may vote by using the internet, by telephone, or by mail as described below. Stockholders of record may also attend the virtual meeting and vote electronically.

•        You may vote via the internet at www.proxyvote.com by following the instructions for internet voting on the proxy card mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on April 11, 2024. Easy-to-follow instructions are available to allow you to vote your shares and confirm that your instructions have been properly recorded.

•        You may vote by telephone by dialing 1-800-690-6903 and following the instructions for voting by phone on the proxy card mailed to you. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on April 11, 2024. Easy-to-follow voice prompts are available to allow you to vote your shares and confirm that your instructions have been properly recorded.

•        You may vote by mail by completing and mailing in the paper proxy card you received to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for mailing if you decide to submit a proxy for your shares by mail. The method you use to vote will not limit your right to vote at the Special Meeting if you decide to virtually attend the Special Meeting.

•        If you wish to vote electronically at the Special Meeting, go to www.virtualshareholdermeeting.com/WISH2024SM using your unique control number included in the proxy materials mailed to you.

If you hold your shares in “street name,” you must instruct the broker, bank or other nominee through which you hold your shares as to how to vote your shares by returning to such broker, bank or other nominee the instruction form provided to you with this proxy statement. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting unless you have obtained a legal proxy from your broker, bank or other nominee, as the stockholder of record, authorizing you to vote your shares.

Q:     What is a broker non-vote?

A:     Broker non-votes are shares held in “street name” by brokers, banks or other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee has not been instructed by the beneficial owner of such shares as to how to vote on a “non-routine” proposal for which the broker, bank or other nominee does not have discretionary voting power. As discussed above, the Asset Sale Proposal, the Advisory Compensation Proposal and the Adjournment Proposal are all “non-routine” proposals. As a result, it is expected that there will not be any broker non-votes in connection with the Special Meeting.

Q:     Can I change my vote?

A:     Yes, if you are a stockholder of record, you may change or revoke your proxy at any time before the final vote at the Special Meeting by:

•        submitting another properly completed proxy card with a later date;

•        sending a written notice indicating that you are revoking your proxy to the Secretary of the Company at One Sansome Street, 33rd Floor, San Francisco, California 94104; or

•        virtually attending the Special Meeting and voting electronically by going to www.virtualshareholdermeeting.com/WISH2024SM and using your unique control number that was included in the proxy materials that you received in the mail (simply attending the Special Meeting will not, by itself, revoke your proxy).

If your shares are held in “street name,” you should contact the broker, bank or other nominee holding your shares for instructions as to how to change your vote.

Q:     What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

A:     Proxies that are signed and returned by a stockholder of record without voting instructions will be voted in accordance with the recommendations of our Board.

Q:     What does it mean if I get more than one proxy card or voting instruction card?

A:     If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, and return each proxy card, or submit a proxy to ensure that all of your shares are voted.

Q:     When will we announce the voting results for the Special Meeting?

A:     We intend to announce the preliminary voting results at the Special Meeting, and will report the final results of the Special Meeting in a Current Report on Form 8-K to be filed with the SEC. All reports that we file with the SEC, including our Current Reports on Form 8-K, are publicly available when filed through the SEC’s website, www.sec.gov.

Q:     What proxy materials are available on the internet?

A:     These proxy materials, and the documents incorporated by reference herein, are available at https://ir.wish.com/ and www.sec.gov.

Q:     What should I do if I have questions regarding the Special Meeting?

A:     If you have any questions concerning the Asset Purchase Agreement, the Asset Sale, the Special Meeting or this proxy statement, or would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Q:     Am I entitled to appraisal or dissenters’ rights in connection with the Asset Sale?

A:     No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the Asset Sale.

Q:     Will I receive any of the proceeds from the Asset Sale?

A:     No. The Company, and not its stockholders, will receive the proceeds from the Asset Sale.

Q:     Will the Company liquidate following the Asset Sale?

A:     No. The Company does not intend to liquidate following the closing of the Asset Sale.

Q:     Will the Company liquidate if the Asset Sale is not consummated?

A:     Yes, if the Asset Sale is not completed in accordance with the Asset Purchase Agreement, then the Board intends to wind down the Company’s operations and liquidate the Company.

Q:     Will the Company liquidate if the Asset Sale Proposal is not approved by the Company’s stockholders?

A:     Yes, if the Asset Sale Approval is not obtained, then either the Company or the Buyer can terminate the Asset Purchase Agreement. If the Asset Purchase Agreement is terminated and the Asset Sale has not occurred, then the Board intends to wind down the Company’s operations and liquidate the Company.

Q:     How will the Company use the Post-Closing Cash available to it after the Asset Sale closes?

A:     The Company, and not its stockholders, will receive the proceeds from the Asset Sale. If the Asset Sale closes, the Company will exit the operation of its e-commerce business and other historical operations. However, the Company does not intend to liquidate following the closing of the Asset Sale. The Board of Directors will evaluate alternatives for the use of the Post-Closing Cash. Those alternatives are currently expected to include using the Post-Closing Cash to fund, at least in part, the acquisition of assets that will potentially allow the Company to utilize the NOLs and certain other tax attributes, which will be retained by the Company as discussed elsewhere in this proxy statement.

The Company’s post-closing Board of Directors will conduct an extensive review of available opportunities for the Company’s NOLs and certain other tax attributes. The alternatives under evaluation by the Board of Directors for the use of the proceeds from the Asset Sale include funding, at least in part, the acquisition of assets that will potentially allow us to utilize our NOLs and certain other tax attributes. However, there can be no guarantee that suitable assets will be available for us to purchase or that any assets acquired will generate the revenues anticipated or any revenue at all. The Board of Directors will conduct a careful process, and there is no set timeframe for completing the exploration of alternatives. If we are not able to acquire suitable assets, the value of our remaining tax attributes will be limited and may be worthless. The expectation is that, after that review has run its course, the Board of Directors will authorize the Company to distribute its cash to stockholders if the Board of Directors eventually determines that it will be unable to utilize the NOLs and certain other tax attributes.

Q:     What are the U.S. federal income tax consequences of the Asset Sale to U.S. Stockholders?

A:     The Asset Sale is a corporate action. Our stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. See “Proposal 1: Asset Sale Proposal — Material U.S. Federal Income Tax Consequences” beginning on page 57.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed financial information is based upon the historical consolidated financial statements of ContextLogic adjusted to give effect to the Asset Purchase Agreement, pursuant to which (i) the Company has agreed to sell substantially all of its assets to the Buyer, other than (A) the NOLs and certain other tax attributes of the Company, (B) the Company’s marketable securities held in a specified wealth management account, and (C) the Company’s cash and cash equivalents held in that wealth management account, and (ii) the Buyer will acquire those assets and assume substantially all liabilities of the Company as specified in the Asset Purchase Agreement, which we refer to as the Asset Sale.

The unaudited pro forma condensed financial information has been derived from the Company’s audited financial statements for the year ended December 31, 2023. The unaudited pro forma condensed balance sheet as of December 31, 2023, assumes that the proposed Asset Sale occurred on December 31, 2023. The unaudited pro forma condensed statement of operations for the year ended December 31, 2023, gives effect to the proposed Asset Sale as if it occurred on January 1, 2023.

The pro forma adjustments related to the sale of substantially all of the Company’s assets are preliminary and based on available information and certain assumptions, as described in the accompanying notes to the unaudited pro forma condensed financial information, which the Company believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed financial information.

The unaudited pro forma condensed financial information has been prepared in accordance with the regulations of the SEC, Article 11 of Regulation S-X, as amended, and is not necessarily indicative of the financial position or results of operations to be expected in future periods or the results that actually would have been realized had the Company sold substantially all of its assets during the specified periods. The unaudited pro forma condensed financial information has been prepared solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposal to approve the proposed Asset Sale. The unaudited pro forma condensed financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the proposed Asset Sale.

The Company cautions stockholders that its future results of operations, including uses of cash and financial position, will significantly differ from those described in these unaudited pro forma condensed financial information. Additionally, there can be no assurance that the estimated adjustments to the Cash Consideration presented in this unaudited pro forma condensed financial information will prove to be accurate or that the Company will receive the net proceeds from the Asset Sale in the amount reflected in this unaudited pro forma condensed financial information. Those adjustments to Cash Consideration may negatively impact the amount of Post-Closing Cash available to the Company and the net proceeds the Company receives from the Asset Sale. The unaudited pro forma condensed financial information should be read in conjunction with the Company’s consolidated financial statements for the year ended and as of December 31, 2023, and the notes thereto, which are incorporated by reference in this proxy statement.

CONTEXTLOGIC INC.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET AS OF DECEMBER 31, 2023
(IN MILLIONS, EXCEPT SHARE AND PER SHARE NUMBERS)

	Historical	Transaction Accounting Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$238	$(203)	(A)	$35
Marketable securities	144	—		144
Funds receivable	7	(7)	(B)	—
Prepaid expenses and other current assets	21	(21)	(B)	—
Total current assets	410	(231)		179
Property and equipment, net	4	(4)	(B)	—
Right-of-use assets	5	(5)	(B)	—
Other assets	4	(4)	(B)	—
Total assets	$423	$(244)		$179
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30	$(30)	(B)	$—
Merchants payable	74	(74)	(B)	—
Refunds liability	2	(2)	(B)	—
Accrued liabilities	90	(87)	(C)	3
Total current liabilities	196	(193)		3
Lease liabilities, non-current	6	(6)	(B)	—
Other liabilities, non-current	4	(4)	(B)	—
Total liabilities	206	(203)		3
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value per share: 100,000,000 shares authorized as of December 31, 2023; No shares issued and outstanding as of December 31, 2023	—	—		—
Common stock, $0.0001 par value per share: 3,000,000,000 shares authorized as of December 31, 2023; 24,229,442 shares issued and outstanding as of December 31, 2023	—	—		—
Additional paid-in capital	3,470	—		3,470
Accumulated other comprehensive loss	(7)	—		(7)
Accumulated deficit	(3,246)	(41)	(D)	(3,287)
Total stockholders’ equity	217	(41)		176
Total liabilities and stockholders’ equity	$423	$(244)		$179

See accompanying notes to unaudited pro forma condensed financial information.

CONTEXTLOGIC INC.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(IN MILLIONS, EXCEPT SHARE AND PER SHARE NUMBERS)

	Historical	Transaction Accounting Adjustments		Pro Forma
Net Revenue	$287	$(287)	(E)	$—
Cost of revenue	228	(228)	(E)	—
Gross profit	59	(59)		—
Operating expenses:
Sales and marketing	143	(143)	(E)	—
Product development	152	(152)	(E)	—
General and administrative	92	(85)	(F)	7
Loss on proposed Asset Sale	—	39	(G)	39
Total operating expenses	387	(341)		46
Loss from operations	(328)	282		(46)
Other income (expense), net:
Interest and other income (expense), net	16	(7)	(H)	9
Loss before provision for income taxes	(312)	275		(37)
Provision (benefit) for income taxes	5	(12)	(I)	(7)
Net loss	$(317)	$287		$(30)
Net loss per share
Basic and diluted	$(13.36)			$(1.23)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	23,732,162	54,151	(J)	23,786,313

See accompanying notes to unaudited pro forma condensed financial information.

CONTEXTLOGIC INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

1.      Background and Description of the Proposed Asset Sale

ContextLogic entered into the Asset Purchase Agreement with the Buyer and the Parent on February 10, 2024, pursuant to which (i) the Company has agreed to sell substantially all of its assets to the Buyer, other than (A) the Company’s NOLs and certain other tax attributes, (B) the Company’s marketable securities held in a specified wealth management account and (C) the Company’s cash and cash equivalents held in that wealth management account, and (ii) the Buyer will acquire those assets and assume substantially all liabilities of the Company as specified in the Asset Purchase Agreement.

As consideration for the proposed Asset Sale, the Buyer will (i) pay to the Company the Cash Consideration, and (ii) assume substantially all of the liabilities of the Company as specified in the Asset Purchase Agreement.

On February 10, 2024, the Board of Directors adopted the Tax Benefits Preservation Plan and declared a dividend of one right (a “Right”) for each outstanding share of common stock to stockholders of record at the close of business on February 22, 2024. Each Right entitles its holder, subject to the terms of the Tax Benefits Preservation Plan, to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) of the Company at an exercise price of $20.00 per Right, subject to adjustment. Each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company. The Tax Benefits Preservation Plan is intended to prevent an ownership change by deterring any person or group, together with its affiliates and associates, from acquiring beneficial ownership of 4.9% or more of the Company’s securities. The Rights may be unilaterally amended by the Company to accelerate the expiration of the Rights prior to the time that any person becomes an acquiring person (as defined in the Tax Benefits Preservation Plan) at no cost. Further, the Company may redeem the Rights at a price of $0.001 per Right (subject to adjustment) at any time prior to the earlier of (i) such time as any person becomes an acquiring person and (ii) the final expiration plan (as defined in the Tax Benefits Preservation Plan). As such, the Rights are currently not ascribed a material fair value. The accounting for the Rights will continue to be assessed through and beyond the closing of the Asset Sale.

2.      Basis of Presentation

The unaudited pro forma condensed financial information has been prepared in accordance with Article 11 of Regulation S-X. The pro forma condensed financial information reflects transaction accounting adjustments management believes are necessary to present fairly the Company’s pro forma results of operations following the proposed Asset Sale.

The unaudited pro forma condensed balance sheet as of December 31, 2023 assumes that the proposed Asset Sale occurred on December 31, 2023. The unaudited pro forma condensed statement of operations for the year ended December 31, 2023, gives effect to the proposed Asset Sale as if it occurred on January 1, 2023.

The pro forma adjustments reflected in the accompanying unaudited pro forma condensed financial information are preliminary and are based on currently available information and certain assumptions, which the Company believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed financial information.

The unaudited pro forma condensed financial information has been prepared in accordance with the regulations of the SEC, Article 11 of Regulation S-X, as amended and are not necessarily indicative of the financial position or results of operations to be expected in future periods or the results that actually would have been realized had the Company sold substantially all of its assets during the specified periods. The unaudited pro forma condensed financial information has been prepared solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposal to approve the proposed Asset Sale. The unaudited pro forma condensed financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the proposed Asset Sale.

The Company cautions stockholders that its future results of operations, including uses of cash and financial position, will significantly differ from those described in this unaudited pro forma condensed financial information. The unaudited pro forma condensed financial information and the accompanying unaudited notes should be read in conjunction with the Company’s consolidated financial statements for the year ended and as of December 31, 2023, and the notes thereto, which are incorporated by reference in this proxy statement.

3.      Unaudited Pro Forma Adjustments

The following transaction accounting adjustments depict the accounting for the proposed Asset Sale and are based on preliminary estimates that could change materially as additional information is obtained.

I.       Unaudited pro forma condensed balance sheet adjustments:

(A)    Reflects the elimination of historical balance of $238 million, adjusted for (a) an increase in cash and cash equivalents for the purchase price of $173 million, (b) a decrease in cash and cash equivalents of $141 million on account of (i) certain cash and cash equivalents that are retained by the Company in the Asset Sale and are deducted from the purchase price and (ii) a cash adjustment to the purchase price based on the amount of the Company’s closing cash and (c) an increase in cash and cash equivalents of $3 million for transaction costs paid by the Buyer on behalf of the Company, in each case pursuant to the terms of the Asset Purchase Agreement. Refer to Note 3. II (G) for the pro forma calculation of the net proceeds the Company expects to receive from the Asset Sale.

(B)    Reflects the elimination of historical balances of assets sold and liabilities transferred.

(C)    Reflects a net adjustment for elimination of historical accrued liabilities of $87 million, with the remaining balance attributed to (a) incremental estimated accrued transaction expenses of $1 million (“Transaction Expenses”), (b) certain tax attributes of $1 million and (c) accrued severance payments of $1 million for certain employees remaining with the Company following the Asset Sale (“Severance Payments”) will be borne by the Company.

(D)    Reflects a net adjustment of $41 million from (a) recognition of a loss of $39 million (see calculations in Note (G) below) with regards to the Asset Sale, (b) incremental expense of $1 million for Transaction Expenses and (c) incremental expense of $1 million for Severance Payments.

II.     Unaudited pro forma condensed statement of operations adjustments:

(E)    Reflects the proforma adjustments to eliminate revenues, cost of revenues, product development and selling and marketing expenses of the Company’s operations that are sold.

(F)    Reflects elimination of historical general and administrative expenses, except Transaction Expenses of $6 million and Severance Payments of $1 million.

(G)    Reflects the $39 million loss on the proposed Asset Sale as reflected in the table below (in millions):

Purchase price	$173
Add: Transaction Costs Paid by Buyer on behalf of Company	3
Less: Estimated excluded cash	(123)
Less: Estimated cash adjustment pursuant to the Asset Purchase Agreement	(18)
Net proceeds	35
Less: Net Assets sold pursuant to the Asset Purchase Agreement	(74)
Loss on proposed Asset Sale	$(39)

Estimated excluded cash represents an estimate of the Company’s marketable securities as of the projected closing date. The estimated cash adjustment pursuant to the Asset Purchase Agreement above is contingent on the amount of the Company’s closing cash prior to the time of closing of the Asset Sale and has been estimated for purposes of this unaudited pro forma condensed financial information. Therefore, the cash adjustment and associated loss may significantly differ from that disclosed above. If the Asset Sale’s closing date is on or before May 31, 2024 and the Company’s closing cash is less than the $320 million cash threshold, then the Cash Consideration will be adjusted downward by a cash adjustment equal to 50% of the amount of such deficit.

Estimated excluded cash represents an estimate of the Company’s marketable securities as of the projected closing date. If the Asset Sale’s closing date is on or after June 1, 2024 and the Company’s closing cash is less than the $320 million cash threshold, then the Cash Consideration will be adjusted downward by a cash adjustment equal to 100% of the amount of such deficit. Therefore, the loss on the proposed Asset Sale and the pro forma cash and cash equivalents balance is estimated for purposes of this unaudited pro forma condensed financial information to be:

Purchase price	$173
Add: Transaction Costs Paid by Buyer on behalf of Company	3
Less: Estimated excluded cash	(110)
Less: Estimated cash adjustment pursuant to the Asset Purchase Agreement	(63)
Net proceeds	3
Less: Net Assets sold pursuant to the Asset Purchase Agreement	(74)
Loss on proposed Asset Sale	$(71)
Pro forma Cash and cash equivalents balance	$3

(H)    Reflects elimination of historical other income (expense), net balance, except estimated interest income of $9 million pertaining to marketable securities that will be retained by the Company.

(I)     Reflects elimination of historical tax provision, net of tax impact on proforma adjustments at the statutory tax rate. The tax proforma adjustment is subject to change as additional information becomes available.

(J)     Reflects the accelerated vesting of 54,151 Restricted Stock Units (“RSUs”) for the employees that will continue to remain with the Company post Asset Sale. Refer to Note 4 below for the calculation of net income per share.

4.      Net income per Share

Net income per share is calculated using the historical weighted average shares outstanding, adjusted for the issuance of additional shares pursuant to the accelerated vesting of RSUs described in Note 3 (the “RSU Shares”), assuming such additional shares have been outstanding since January 1, 2023. As the proposed Asset Sale is being reflected as if it had occurred as of January 1, 2023, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes the RSU Shares have been outstanding for the entire periods presented.

(in millions, except share and per share data)	For the Year ended December 31, 2023
Pro forma net loss attributable to stockholders, basic and diluted	$(30)

Denominator:
Weighted average shares of common stock outstanding, basic and diluted	23,732,162
Transaction accounting adjustment to reflect RSU Shares	54,151
Weighted average shares used in computing net income per share, basic and diluted	23,786,313
Net loss per share attributable to stockholders, basic and diluted	$(1.23)

RISK FACTORS

Risks Related to the Asset Sale

We will be subject to business uncertainties while the Asset Sale is pending, which could adversely affect our business.

On February 10, 2024, we entered into the Asset Purchase Agreement. See “Asset Purchase Agreement” on page 60 for further discussion of the Asset Purchase Agreement. The Asset Purchase Agreement generally requires us to operate our business in the ordinary course in substantially the same manner as previously conducted pending consummation of the Asset Sale and restricts us, without the Buyer’s consent, from taking certain specified actions until the Asset Sale is completed, including incurring indebtedness and making capital expenditures subject to certain specified exceptions. These restrictions may affect our ability to execute our business and goals, and prevent us from pursuing attractive business opportunities.

The Asset Sale could also disrupt our business or business relationships. Parties with which we have business relationships may delay or defer certain business decisions, seek alternative relationships with third parties or seek to alter their present business relationships with us. Parties with which we otherwise may have sought to establish business relationships may seek alternative relationships with third parties.

In addition, customers who would otherwise use our platform may choose not to use our platform during the pendency of the Asset Sale.

The pursuit of the Asset Sale will also continue to place a significant burden on management and other internal resources. It may also divert management’s time and attention from the day-to-day operation of our business and the execution of our other strategic initiatives. In addition, during the pendency of the Asset Sale, we may be unable to attract and retain key personnel.

In addition, we have incurred and will continue to incur significant costs for professional services and other transaction costs in connection with the Asset Sale, and many of these costs are payable regardless of whether or not the Asset Sale is consummated. We may also incur material tax costs in connection with the Asset Sale, including U.S. federal, state, local or non-U.S. income or non-income taxes. Furthermore, the Cash Consideration is subject to adjustment, as further described in “Asset Purchase Agreement — Consideration” beginning on page 63. If our business performance suffers or we incur increased expenses, the amount of Post-Closing Cash we have immediately following the Closing may decrease pursuant to the adjustment provisions in the Asset Purchase Agreement, and the amount of Post-Closing Cash could decrease materially as a result of these adjustments, particularly if the closing is delayed beyond May 31, 2024.

Any of the foregoing could adversely affect our business, results of operations, cash flows and financial condition, and the trading price of our common stock.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale.

The Asset Purchase Agreement contains non-solicitation provisions that make it substantially more difficult for us to sell our assets or engage in another type of acquisition transaction with a party other than the Buyer. Specifically, we agreed, subject to certain exceptions with respect to unsolicited bids and the exercise of fiduciary duties by our Board, not to directly or indirectly solicit Competing Proposals or to enter into discussions concerning, or provide confidential information in connection with, any unsolicited Competing Proposals. We also agreed to cease all existing discussions with third parties regarding any Competing Proposals.

These non-solicitation provisions, among others contained in the Asset Purchase Agreement, could discourage a third party that might have an interest in acquiring all of or substantially all of our assets or our common stock from considering or proposing such an acquisition, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by the Buyer.

The Asset Sale may not be completed within the intended timeframe, or at all, and the failure to complete the Asset Sale would likely adversely affect our business, results of operations, financial condition, and the trading price of our common stock.

The Asset Purchase Agreement contains a number of conditions that must be satisfied or waived prior to its completion, including the approval of the Asset Purchase Agreement, the Asset Sale and the transactions contemplated by the Asset Purchase Agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The Voting Agreements with the Supporting Stockholders, which collectively beneficially owned approximately 6.8% of the voting power of our outstanding common stock as of the record date, require that such Supporting Stockholders vote or cause to be voted all shares of our common stock owned by such Supporting Stockholders (i) in favor of the Asset Sale Proposal, (ii) in favor of the Advisory Compensation Proposal, (iii) in favor of the Adjournment Proposal and (iv) against any Competing Proposals. Subject to certain exceptions, the Voting Agreements also contain prohibitions applicable to the Supporting Stockholders that are consistent with the non-solicitation provisions of the Asset Purchase Agreement. Notwithstanding the Voting Agreements, there can be no assurance that we will be able to obtain stockholder approval of the Asset Sale.

The closing conditions to the Asset Sale may not be satisfied (or waived, if applicable), and, even if all closing conditions are satisfied (or waived, if applicable), the Asset Sale may not be completed in a timely manner or at all.

If the Asset Sale is not completed within the intended timeframe or at all, we may be subject to a number of material risks. In such instances, the trading price of our common stock would likely decline to the extent that current market prices reflect a market assumption that the Asset Sale will be completed. We may also experience negative reactions from our investors, merchants, users, business partners, vendors and employees.

Upon termination of the Asset Purchase Agreement under specified circumstances, including, among others, if our Board changes its recommendation in favor of the Asset Sale or approves or recommends a Competing Proposal, or we fail to obtain the required stockholder approval of the Asset Sale, we would be required to make a payment to the Buyer of $5.2 million.

Our stockholders may not receive any of the proceeds of the Asset Sale.

The Company, and not its stockholders, will receive the proceeds from the Asset Sale. If the Asset Sale closes, the Company will exit the operation of its e-commerce business and other historical operations. However, the Company does not intend to liquidate following the closing of the Asset Sale. The Board of Directors will evaluate alternatives for the use of the Post-Closing Cash. Those alternatives are currently expected to include using the Post-Closing Cash to fund, at least in part, the acquisition of assets that will potentially allow the Company to utilize the NOLs and certain other tax attributes, which will be retained by the Company as discussed elsewhere in this proxy statement.

The Company’s post-closing Board of Directors will conduct an extensive review of available opportunities for the Company’s NOLs and certain other tax attributes. The alternatives under evaluation by the Board of Directors for the use of the proceeds from the Asset Sale include funding, at least in part, the acquisition of assets that will potentially allow us to utilize our NOLs and certain other tax attributes. However, there can be no guarantee that suitable assets will be available for us to purchase or that any assets acquired will generate the revenues anticipated or any revenue at all. The Board of Directors will conduct a careful process, and there is no set timeframe for completing the exploration of alternatives. If we are not able to acquire suitable assets, the value of our remaining tax attributes will be limited and may be worthless. The expectation is that, after that review has run its course, the Board of Directors will authorize the Company to distribute its cash to stockholders if the Board of Directors eventually determines that it will be unable to utilize the NOLs and certain other tax attributes.

Stockholder litigation could prevent or delay the closing of the Asset Sale or otherwise negatively impact our business, operating results and financial condition.

We may incur additional costs in connection with the defense or settlement of any stockholder litigation relating to the Asset Sale. Such litigation may adversely affect our ability to complete the Asset Sale. We could incur significant costs in connection with any such litigation, including costs associated with our indemnification obligations to our directors.

Risks Related to Our Future Operations

We will have no material operations and no material sources of revenue following the Asset Sale, which may negatively impact the value and liquidity of our common stock.

Upon the closing of the Asset Sale, we will have the NOLs and the Post-Closing Cash, and our shares of common stock will still be publicly traded. However, until we deploy the Post-Closing Cash and/or otherwise monetize our NOLs, we will have no material sources of revenue. Although the alternatives under evaluation by our Board for the use of the Post-Closing Cash include funding, at least in part, the acquisition of assets that will potentially allow us to utilize our NOLs and certain other tax attributes, there can be no guarantee that suitable assets will be available for us to purchase or that any assets acquired will generate the revenues anticipated or any revenue at all. If we are not able to acquire suitable assets, the value of our remaining tax attributes will be limited and may be worthless. A failure by us to secure additional sources of revenue following the closing of the Asset Sale could negatively impact the value and liquidity of our common stock.

The uncertainty regarding the use of proceeds from the Asset Sale and our future operations may negatively impact the value and liquidity of our common stock.

Assuming the Asset Sale is consummated, we will have broad discretion regarding the use of proceeds from the Asset Sale. Although our Board will evaluate various alternatives regarding the use of the proceeds from the Asset Sale with a goal to maximize the value of the Company’s NOLs, it has not yet identified any particular acquisitions or investments or committed to making any such decision by a particular date. This uncertainty may negatively impact the value and liquidity of our common stock.

We will continue to incur the expense of complying with public company reporting requirements following the closing of the Asset Sale.

After the Asset Sale, we will continue to be required to comply with the applicable reporting requirements of the Exchange Act, and such compliance with such reporting requirements is economically burdensome and will require our management’s time and attention.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements, which involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this proxy statement are forward-looking statements. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “forecast,” “foresee,” “potential,” “predict,” “project,” “likely,” “goal,” “target,” “could,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions.

Forward-looking statements are predictions based on expectations and projections about future events, are not statements of historical fact, are subject to risks, uncertainties and assumptions that are difficult to predict and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this proxy statement and information contained in this proxy statement should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to:

•        conditions to the closing of the Asset Sale may not be satisfied;

•        the timing of completion of the Asset Sale is uncertain;

•        our business may suffer as a result of uncertainty surrounding the Asset Sale;

•        events, changes or other circumstances could occur that could give rise to the termination of the Asset Purchase Agreement;

•        there are risks related to disruption of our management’s attention from our ongoing business operations due to the Asset Sale;

•        the announcement or pendency of the Asset Sale could affect our relationships with our clients, operating results and business generally, including our ability to retain employees;

•        the outcome of any legal proceedings initiated against the us, the Parent or the Buyer following the announcement of the Asset Sale could adversely affect us, the Parent or the Buyer, including the ability of each to consummate the Asset Sale; and

•        we may be adversely affected by other economic, business, and/or competitive factors, as well as management’s response to any of the aforementioned factors.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this proxy statement. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements as predictions of future events.

These risks are not exhaustive. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed or will file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings we may make with the SEC. These filings, when available, are available at https://ir.wish.com/ and www.sec.gov.

The forward-looking statements included in this proxy statement are made only as of the date hereof. We assume no obligation and we do not intend to update these forward-looking statements, except as required by law.

THE SPECIAL MEETING

Date, Time and Place

The Special Meeting will be held virtually via the internet at www.virtualshareholdermeeting.com/WISH2024SM on April 12, 2024 at 10:00 a.m. Pacific Time. You will not be able to attend the Special Meeting physically in person.

Purpose of the Special Meeting

The Special Meeting is being held:

•        to consider and vote on the Asset Sale Proposal;

•        to consider and vote on the Advisory Compensation Proposal;

•        to consider and vote on the Adjournment Proposal; and

•        to transact such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

Other than the proposals noted above, we do not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof. However, if any other matters are properly presented at the Special Meeting or any adjournment or postponement thereof for consideration, the holders of the proxies solicited by this proxy statement will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of our Board

Our Board unanimously recommends that stockholders vote “FOR” the Asset Sale Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. See “Proposal 1: Asset Sale Proposal — Reasons for the Asset Sale and Recommendation of our Board” beginning on page 49 for a discussion of the factors considered by our Board in reaching its decision to make the above recommendations.

Record Date and Voting Power

The Board of Directors has designated March 7, 2024 as the record date for purposes of determining the stockholders that are entitled to receive notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof, unless a new record date is fixed in connection with any such adjournment or postponement. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement of the Special Meeting, unless a new record date is fixed in connection with an such adjournment or postponement. At the close of business on the record date, there were 24,397,997 shares of our common stock outstanding and entitled to vote at the Special Meeting.

Each holder of our common stock will be entitled to one vote for each share of our common stock held by such holder as of the close of business on the record date.

Quorum

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of our common stock issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum for transacting business at the Special Meeting. Failure of a quorum to be represented at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and will subject us to additional cost and expense. However, even if a quorum does not exist, holders representing a majority of the voting power of the shares of our common stock entitled to vote who are present in person or represented by proxy at the Special Meeting may act to adjourn or postpone the meeting to another place, date or time.

Once a share is represented in person or by proxy at the Special Meeting, it will be counted for purposes of determining whether a quorum exists at the Special Meeting and any adjournment or postponement of the Special Meeting. However, if a new record date is set for the adjourned or postponed Special Meeting, a new quorum will have to be established. For purposes of determining the presence of a quorum, abstentions will be counted as present at the Special Meeting.

Required Vote

Proposal 1: Asset Sale Proposal

The approval of the Asset Sale Proposal requires the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote thereon as of the close of business on the record date.

Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Asset Sale Proposal.

Proposal 2: Advisory Compensation Proposal

The approval of the Advisory Compensation Proposal requires the affirmative vote of at least a majority of the voting power of the shares of common stock entitled to vote on such matter that are present in person or represented by proxy at the Special Meeting and are voted for or against the matter.

Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Advisory Compensation Proposal.

Proposal 3: Adjournment Proposal

The approval of the Adjournment Proposal requires the affirmative vote of (i) if a quorum is not present at the Special Meeting, a majority of the voting power of the shares of common stock entitled to vote who are present in person or represented by proxy at the Special Meeting or (ii) if a quorum is present at the Special Meeting, a majority of the voting power of the shares of common stock entitled to vote on such matter that are present in person or represented by proxy at the Special Meeting and are voted for or against the matter.

Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Adjournment Proposal.

Voting Agreements

In connection with the execution of the Asset Purchase Agreement, the Buyer entered into separate Voting Agreements with each Supporting Stockholder, consisting of funds managed by GGV Capital, General Atlantic and Altai Capital, each of the Company’s directors and the Company’s CEO, COO/CFO and General Counsel. As a result, each Supporting Stockholder agreed, among other things, to vote all of the shares of common stock beneficially owned by the Supporting Stockholder (i) in favor of the Asset Sale Proposal, (ii) in favor of the Advisory Compensation Proposal, (iii) in favor of the Adjournment Proposal and (iv) against any Competing Proposals. Collectively, the Supporting Stockholders beneficially owned approximately 6.8% of the voting power of our outstanding common stock as of the record date.

See “Other Agreements and Instruments — Voting and Support Agreements” beginning on page 74 for more information.

Voting by Stockholders of Record

Voting by Proxy

If you hold your shares as a stockholder of record, you may submit a proxy for your shares by mail, by telephone or on the internet as follows:

•        Vote on the Internet.    You may vote via the internet at www.proxyvote.com by following the instructions for internet voting on the proxy card mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on April 11, 2024. Easy-to-follow instructions are available to allow you to vote your shares and confirm that your instructions have been properly recorded.

•        Vote by Telephone.    You may vote by telephone by dialing 1-800-690-6903 and following the instructions for voting by phone on the proxy card mailed to you. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on April 11, 2024. Easy-to-follow voice prompts are available to allow you to vote your shares and confirm that your instructions have been properly recorded.

•        Vote by Mail.    You may vote by mail by completing and mailing in the paper proxy card you received to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for mailing if you decide to submit a proxy for your shares by mail. The method you use to vote will not limit your right to vote at the Special Meeting if you decide to virtually attend the Special Meeting.

•        Vote at the Special Meeting.    If you wish to vote electronically at the Special Meeting, go to www.virtualshareholdermeeting.com/WISH2024SM using your unique control number included in the proxy materials mailed to you.

Voting by Stockholders Holding Shares in “Street Name”

If you hold your shares in “street name,” you must instruct the broker, bank or other nominee through which you hold your shares as to how to vote your shares by returning to such broker, bank or other nominee the instruction form provided to you with this proxy statement. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting unless you have obtained a legal proxy from your broker, bank or other nominee, as the stockholder of record, authorizing you to vote your shares.

Abstentions

Abstentions will have the same effect as a vote “AGAINST” the Asset Sale Proposal and the Adjournment Proposal (if a quorum is not present at the Special Meeting).

Abstentions will have no effect on the outcome of the Adjournment Proposal (if a quorum is present at the Special Meeting) and the Advisory Compensation Proposal.

For purposes of determining the presence of a quorum, abstentions will be counted as present at the Special Meeting.

Broker Non-Votes

Brokers, banks or other nominees who hold shares in “street name” for their customers have authority to vote those shares on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on “non-routine” proposals when they have not received instructions from the beneficial owners of such shares.

Broker non-votes are shares held in “street name” by brokers, banks or other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee has not been instructed by the beneficial owner of such shares as to how to vote on a “non-routine” proposal for which the broker, bank or other nominee does not have discretionary voting power. Because each proposal being considered at the Special Meeting is a non-routine matter, shares of our common stock as to which brokers have not received any voting instructions will not be deemed present for any purpose at the Special Meeting, including for purposes of determining whether a quorum exists. As a result, it is expected that there will not be any broker non-votes in connection with the Special Meeting.

Failure to Vote

If you are a stockholder of record and you do not vote at the Special Meeting in person or properly return your proxy card or vote over the internet or by phone, your shares will not be voted at the Special Meeting, will not be counted as present in person or by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.

As discussed above, brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee, your shares will not be voted at the Special Meeting and will not be deemed present for any purpose at the Special Meeting, including for purposes of determining whether a quorum exists.

A failure to vote will have the same effect as a vote “AGAINST” the Asset Sale Proposal but will have no impact on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal.

Proxies; Revocation of Proxies

Proxies that are signed and returned by a stockholder of record without voting instructions will be voted “FOR” the Asset Sale Proposal, the Advisory Compensation Proposal and the Adjournment Proposal in accordance with the recommendations of our Board.

If you are a stockholder of record, you may change or revoke your proxy at any time before the final vote at the Special Meeting by:

•        submitting another properly completed proxy card with a later date;

•        sending a written notice indicating that you are revoking your proxy to the Secretary of the Company at One Sansome Street, 33rd Floor, San Francisco, California 94104; or

•        virtually attending the Special Meeting and voting electronically by going to www.virtualshareholdermeeting.com/WISH2024SM and using your unique control number that was included in the proxy materials that you received in the mail (simply attending the Special Meeting will not, by itself, revoke your proxy).

If your shares are held in “street name,” you should contact the broker, bank or other nominee holding your shares for instructions as to how to change your vote.

Adjournments

The Asset Purchase Agreement permits us, under certain limited circumstances described below, to adjourn or postpone the Special Meeting without the Buyer’s prior written consent. In addition, under those same limited circumstances, we are required to adjourn or postpone the Special Meeting if the Buyer requests us to do so.

Specifically, we are permitted to adjourn or postpone the Special Meeting (or required to do so if requested by the Buyer):

•        If, after consultation with the Buyer, we believe in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to:

•        solicit additional proxies necessary to obtain approval from our stockholders of the Asset Sale Proposal; or

•        distribute any supplement or amendment to this proxy statement, the distribution of which our Board has determined in good faith to be necessary under applicable law after consultation with, and taking into account the advice of, outside legal counsel;

•        for an absence of a quorum; or

•        certain other events specified in the Asset Purchase Agreement.

Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the Special Meeting of the time, date and place (if any) thereof and the means of remote communication (if any) of the adjourned meeting. Any adjournment will allow stockholders of record who have already sent in proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned. See “Proposal 3: Adjournment Proposal” on page 77 for more information concerning the adjournment of the Special Meeting.

Solicitation of Proxies

We are soliciting proxies for the Special Meeting from our stockholders. We will pay our own cost of soliciting proxies, including the cost of mailing this proxy statement, from our stockholders. In addition to solicitation of proxies by mail, proxies may be solicited by our officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

We will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of our common stock. We may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

In addition, we have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a services fee of $50,000, plus reimbursement of certain expenses.

Questions and Additional Information

If you have any questions concerning the Asset Purchase Agreement, the Asset Sale, the Special Meeting or the proxy statement, or would like additional copies of the proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

PROPOSAL 1: ASSET SALE PROPOSAL

The Company is asking its stockholders to approve the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement. The Company’s stockholders should carefully read this proxy statement, including any documents incorporated by reference, and the annexes in their entirety, for more detailed information concerning the Asset Purchase Agreement and the Asset Sale. A copy of the Asset Purchase Agreement is attached to this proxy statement as Annex A.

The approval of the Asset Proposal requires the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote thereon as of the close of business on the record date.

Failure to attend the Special Meeting in person or by proxy and abstentions will have the same effect as a vote “AGAINST” this proposal.

Our Board recommends that stockholders vote “FOR” this proposal.

Information about the Parties

The Company

Wish brings an affordable and entertaining shopping experience to millions of consumers around the world. Since our founding in San Francisco in 2010, we have become one of the largest global e-commerce platforms, connecting millions of value-conscious consumers to hundreds of thousands of merchants globally. Wish combines technology and data science capabilities and an innovative discovery-based mobile shopping experience to create a highly-visual, entertaining, and personalized shopping experience for its users. Our common stock is listed on Nasdaq under the symbol “WISH.” We were incorporated in the state of Delaware in June 2010 as ContextLogic Inc., d/b/a “Wish.” Our principal executive offices are located at One Sansome Street 33rd Floor, San Francisco, California 94104. Our telephone number is (415) 432-7323. Our website address is www.wish.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act are filed with the SEC. Such reports and other information filed by us with the SEC are available free of charge on our website at https://ir.wish.com/ when such reports are available on the SEC’s website. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov.

Buyer

Qoo10 Delaware is a Delaware corporation and a wholly-owned subsidiary of the Parent. With the Company’s consent, Qoo10 Delaware will assign its rights and delegate its obligations as the Buyer under the Asset Purchase Agreement to another wholly owned subsidiary of the Parent formed, or to be formed, outside of the United States (“Qoo10 Designee”). In this proxy statement, the term “Buyer” refers to Qoo10 Delaware prior to its assignment of rights and delegation of obligations under the Asset Purchase Agreement to Qoo10 Designee. From and after that assignment and delegation, the term “Buyer” refers to Qoo10 Designee, unless the context otherwise requires.

The address for Qoo10 Delaware is, and the address for Qoo10 Designee will be, 150 Beach Road, Gateway West, #18-01, Singapore 189720. The telephone number for Qoo10 Delaware’s principal executive offices is 65-6500-4440. Qoo10 Designee’s principal executive offices will have the same telephone number.

Parent

The Parent is a Singapore private limited company. The Parent is the parent of Qoo10 Delaware and will also be the ultimate parent of Qoo10 Designee. The Parent is a leading online marketplace in Asia and provides a platform that allows its buyers to enjoy a convenient shopping experience. The Parent currently operates seven localized online marketplaces in five countries.

The Parent’s address is 150 Beach Road, Gateway West, #18-01, Singapore 189720. The telephone number of the Parent’s principal executive offices is 65-6500-4440.

General Description of the Asset Sale

We have entered into the Asset Purchase Agreement with Qoo10 Delaware and the Parent that provides, among other things, that we will sell substantially all of our assets to the Buyer, other than (A) our NOLs and certain other tax attributes, (B) our marketable securities held in a specified wealth management account and (C) our cash and cash equivalents held in that wealth management account, and the Buyer will acquire those assets and assume substantially all of our liabilities as specified in the Asset Purchase Agreement. The parties’ respective obligations to consummate the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of the conditions set forth therein, including the approval of the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the Special Meeting.

The assets held by ContextLogic Inc., our publicly-traded parent company, include stock and other ownership interests in the subsidiaries owned directly by our parent, each of which subsidiaries owned by the parent directly at closing will be transferred (the “transferred subsidiaries”) to the Buyer at closing as part of the Asset Sale.

As of the date of this proxy statement, in addition to its ownership in the transferred subsidiaries, ContextLogic Inc. also owns operating assets directly, including permits, contractual rights and intellectual property rights, as well as equipment and other tangible assets.

As permitted by the Asset Purchase Agreement, the Company, Qoo10 Delaware and the Parent have agreed that, prior to closing, ContextLogic Inc. will transfer all of its assets (other than “excluded assets”) and all of its liabilities (other than “excluded liabilities”) to a newly formed Delaware subsidiary. However, with the exception of one subsidiary (CL FinServ Holdings LLC), none of the other transferred subsidiaries will be contributed to the new Delaware subsidiary. At closing, ContextLogic Inc. will transfer to the Buyer all of its ownership interest in all of the transferred subsidiaries, including the newly formed Delaware subsidiary.

For more information on the above, including a description of “excluded assets” and “excluded liabilities,” please see “Asset Purchase Agreement — Purchase and Sale of Assets” and “Asset Purchase Agreement — Assumption and Transfer of Liabilities” beginning on pages 60 and 62, respectively.

A copy of the Asset Purchase Agreement is attached as Annex A to this proxy statement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.

Consideration for the Asset Sale

As consideration for the Asset Sale, the Buyer will:

•        assume substantially all of our liabilities as specified in the Asset Purchase Agreement; and

•        pay us a purchase price equal to the Cash Consideration, equal to $173 million in cash, less the amount of certain excluded cash, cash equivalents and marketable securities that will be retained by us following the closing of the Asset Sale. The Cash Consideration is subject to certain adjustments, depending on whether (i) the Company’s closing cash is greater than or less than a cash threshold of $320 million and (ii) whether the Closing Date is on or before May 31, 2024.

If, as anticipated, the Closing Date occurs on or before May 31, 2024, then:

•        If the Company’s closing cash is greater than the $320 million cash threshold, the Cash Consideration will be adjusted upward by a cash adjustment equal to 100% of such surplus (subject to a downward adjustment of up to $3 million if the Buyer pays certain transaction expenses incurred by the Company); and

•        If the Company’s closing cash is less than the $320 million cash threshold, then the Cash Consideration will be adjusted downward by a cash adjustment equal to 50% of the amount of such deficit.

The Company estimates that, if the Asset Sale closes on or about April 16, 2024, the Company will have Post-Closing Cash of approximately $150 million to $157 million. In this proxy statement, the term “Post-Closing Cash” refers to (i) the Cash Consideration plus (ii) the cash, cash equivalents and marketable securities that will be retained by the Company (and withheld from the Asset Sale) minus (iii) the transaction expenses payable by the Company at closing.

Given the Company’s current negative cash flow, the amount of Post-Closing Cash would be adversely affected by any delays in closing the Asset Sale. In addition, under the Asset Purchase Agreement, if the Closing Date occurs on or after June 1, 2024, then:

•        If the Company’s closing cash is greater than the $320 million cash threshold, the Cash Consideration will be adjusted upward by a cash adjustment equal to 50% of such surplus (subject to a downward adjustment of up to $3 million if the Buyer pays certain transaction expenses incurred by the Company); and

•        If the Company’s closing cash is less than the $320 million cash threshold, then the Cash Consideration will be adjusted downward by a cash adjustment equal to 100% of the amount of such deficit.

Background of the Asset Sale

As part of the Company’s strategic planning process, the Board regularly reviews, together with the senior management team, the Company’s near- and long-term strategy, performance, positioning and operating prospects with a view toward enhancing stockholder value. In addition, the Board and senior management team actively monitor and assess industry trends, the Company’s near- and long-term performance, the Company’s share price performance and potential strategic initiatives. The Board and senior management team also periodically discuss actual and potential challenges that the Company faces in executing its near- and long-term strategy.

The following chronology summarizes the communications and events that led to the signing of the Asset Purchase Agreement. This chronology is not, and does not purport to be, a catalogue of every interaction among the Company and any applicable parties.

Initial Discussions and Planning Regarding Strategic Alternatives and the Qoo10 Reverse Merger Proposal

From time to time during the first and second quarters of 2023, Joe Yan, the Company’s Chief Executive Officer and a member of the Board, and Tanzeen Syed, the Company’s Board Chair, met to discuss the Company’s business and prospects, as well as the opportunities and challenges facing the Company. Those challenges included the significant drops in the value of the Company’s stock since its initial public offering in December 2020, as well as the significant decline in the Company’s revenue and monthly active users. They discussed paths forward for the Company, including turnaround plans for the Company or exploring possible strategic alternatives for the Company.

On June 28, 2023, Young Bae Ku, founder and chief executive officer of Qoo10, submitted an unsolicited proposal to Mr. Syed, proposing an all (or substantially all) stock-for-stock merger between Qoo10 and the Company (the “Qoo10 Reverse Merger Proposal”). Under the Qoo10 Reverse Merger Proposal, the Company and Qoo10 would form a new U.S. publicly-traded company. The Qoo10 Reverse Merger Proposal stated that the new public company’s equity would be split (i) 23% to the Company’s stockholders and (ii) 77% to Qoo10’s equityholders. According to Qoo10’s proposal, the value attributed to Qoo10 underlying the proposed ownership allocations was based on the value attributed to Qoo10 in a financing transaction that had occurred six months earlier. Qoo10 stated that it believed its proposal valued the equity that would be received by the Company’s stockholders at $12.50 per share of the Company’s common stock. The proposal also requested that the Company enter into exclusivity with Qoo10, noting that Qoo10 had selected Jefferies LLC (“Jefferies”) as its financial advisor and Shearman & Sterling LLP (“Shearman”) as outside legal counsel.

On July 27, 2023, at the next regularly scheduled meeting of the Board after the Company received the Qoo10 Reverse Merger Proposal, the full Board met with members of Company management and a representative from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Gunderson”), the Company’s outside corporate counsel. During the executive session for the meeting, the Board, senior management, and the Gunderson representative discussed various strategic paths for the Company, weighing the costs and benefits of various options. Additionally, the Board reviewed the Qoo10 Reverse Merger Proposal and directed senior management to engage the necessary financial and legal advisors to assist the Company with a broader review of strategic alternatives, in addition to the Qoo10 Reverse Merger Proposal. To facilitate that review, given the significant amount of director time and effort expected to be required for such a process and evaluation, the Board established the Transaction Committee. Mr. Syed, director Hans Tung and Mr. Yan were appointed to the Transaction Committee. The Transaction Committee was not granted authority to approve or authorize any potential transaction or entering into a definitive agreement for a potential transaction. That authority remained exclusively with the Board.

During August 2023, the Transaction Committee interviewed three nationally-recognized investment banks with experience in retail and e-commerce M&A as potential candidates to act as financial advisor to the Company in connection with the Company’s strategic review process.

At a Transaction Committee meeting on August 16, 2023, the Transaction Committee, together with members of Company management, discussed the selection of financial and legal advisors for the strategic review process. One of these investment banks had a conflict of interest, and the Transaction Committee determined that J.P. Morgan Securities LLC (“J.P. Morgan”) was more familiar with the Company’s business model than the other potential candidate. After discussion, the Transaction Committee agreed to recommend to the Board that the Company engage J.P. Morgan as the Company’s financial advisor. At the meeting, the Transaction Committee authorized Company management to select its preferred legal counsel. The Company subsequently entered into an engagement letter with Sidley Austin LLP (“Sidley Austin”) on August 17, 2023. On August 21, 2023, the Board subsequently approved the selection of J.P. Morgan, subject to negotiating an engagement letter and fees and review of J.P. Morgan’s conflict of interest disclosures.

On August 24, 2023, J.P. Morgan provided a draft of its engagement letter and Sidley Austin was directed to negotiate the engagement letter while the Transaction Committee and Company management concurrently negotiated J.P. Morgan’s fee proposal.

On August 25, 2023, the Board authorized J.P. Morgan to reach out to Jefferies on behalf of the Company to inform Jefferies that the Company had engaged J.P. Morgan and that the Company was reviewing the Qoo10 Reverse Merger Proposal and would respond after it completed its review. On August 30, 2023, J.P. Morgan delivered that message to Jefferies.

The Transaction Committee met on September 1, 2023, together with members of Company management and representatives of Sidley Austin but without J.P. Morgan present. At this meeting, the Transaction Committee reviewed and discussed J.P. Morgan’s disclosure letter, which contained customary relationship disclosures. Following discussion and review, the Transaction Committee confirmed that, based on the disclosure provided by J.P. Morgan, J.P. Morgan did not have any material conflict of interest with respect to the Company or Qoo10 based on the information provided to the Company in the disclosure letter.

Also at the September 1, 2023 Transaction Committee meeting, representatives from Sidley Austin reviewed with the members of the Transaction Committee their fiduciary duties in connection with a decision to explore a potential strategic transaction, including an acquisition of or other business combination involving the Company (a “Potential Transaction”), and the Board’s fiduciary duties in connection with any potential change in control transaction, among other matters. Representatives of J.P. Morgan then joined the meeting, and the Transaction Committee discussed the various alternatives and considerations and potential timetable relating to strategic review process with representatives from Sidley Austin and J.P. Morgan. The Transaction Committee, noting that the Company does not prepare financial projections in the ordinary course, also instructed management to prepare a draft set of financial projections for the Transaction Committee’s review and input, which financial projections, once prepared and revised, as necessary, would then be provided to the full Board for its review, input and approval.

At this Transaction Committee meeting, representatives from J.P. Morgan also presented an overview of potential counterparties. The meeting participants discussed the potential counterparties and potential considerations and risks of an outreach process in a wider private process or publicly-announced process, in comparison to a more targeted outreach. After discussion, it was the consensus of the Transaction Committee to conduct a broad but targeted outreach to potential counterparties, including Qoo10. It was also the consensus that the outreach should focus on potential strategic counterparties, as representatives from J.P. Morgan discussed that financial sponsors were less likely to attribute value to potential synergies than strategic counterparties would. Representatives from J.P. Morgan and Sidley Austin also discussed certain considerations of the Qoo10 proposal, including the timeline and the significant reverse due diligence that would need to be conducted by the Company about Qoo10 to evaluate a stock-for-stock transaction with a private company, particularly one based outside the United States.

On September 8, 2023, the Board convened for a special meeting, with all members of the Board in attendance, together with management of the Company and representatives from Sidley Austin and J.P. Morgan. During the meeting, a representative of Sidley Austin discussed the Board’s fiduciary duties in the context of a decision to explore a potential strategic transaction, including a Potential Transaction, and the Board’s fiduciary duties in connection with any potential change in control transaction, among other matters. At the meeting, representatives from J.P. Morgan presented an overview of potential counterparties and reviewed the recommendation of the Transaction Committee to conduct a broad but targeted outreach to potential counterparties without publicly announcing the strategic review at this time. The Board agreed that, consistent with the Transaction Committee’s recommendation, the Company should pursue a broad but targeted outreach. The Board authorized J.P. Morgan to contact a broad list of potential counterparties on behalf of the Company to explore a Potential Transaction once the management presentation documentation was finalized. The Board also agreed that the Company would not publicly announce the Company’s strategic review process at that time.

Throughout the month of September 2023, Company senior management worked with J.P. Morgan to prepare an overview of the Company’s business and other relevant due diligence information to be used in the strategic review process. During the same period, Company senior management began populating the virtual data room (the “VDR”) to be used in the strategic review process.

The Transaction Committee met on September 12, 2023, together with members of Company management and representatives of Sidley Austin. At that meeting, Vivian Liu, the Company’s Chief Financial Officer and Chief Operating Officer, presented preliminary financial projections and related assumptions. The Transaction Committee further reviewed and discussed the financial projection modeling and recommended that the modeling be presented to the full Board for its review, input and approval.

The Transaction Committee met again on September 15, 2023, together with members of Company management and representatives of Sidley Austin and J.P. Morgan. At that meeting, representatives from J.P. Morgan provided a business overview of Qoo10, including the financial metrics included in the Qoo10 Reverse Merger Proposal. The attendees discussed the need for significant reverse diligence on any proposed transaction with Qoo10 given that the proposal was structured with the primary consideration for stockholders of the Company to be shares of a new public company that would be majority owned by shareholders of Qoo10. At this meeting, the Transaction Committee expressed skepticism regarding, among other things, the financial metrics included in Qoo10’s inbound offer that were used by Qoo10 to determine its proposed equity split, including the resulting calculation by Qoo10 of a $12.50 per share value to be received by holders of the Company’s common stock. The Transaction Committee also discussed the significant e-marketplace competition that Qoo10 and any combined company would face, in addition to the timeline and execution risk of the Qoo10 Reverse Merger Proposal. Following the presentation by J.P. Morgan, the Transaction Committee directed representatives of J.P. Morgan to inform Qoo10 that the Company needed more information about Qoo10’s business, valuation and financials in order to evaluate the proposal. The Transaction Committee also directed J.P. Morgan to initiate its outreach to the list of previously approved potential counterparties.

Initial Outreach to Potential Counterparties

From September 22, 2023 through early December 2023, representatives of J.P. Morgan reached out to 38 parties (including Qoo10) that had been approved by the Board and/or the Transaction Committee to discuss whether those parties were interested in a Potential Transaction. As described below, of the 38 parties contacted, only seven parties, Party A, Party B, Party C, Party D, Party E, Party F and Qoo10, entered into a confidentiality agreement with the Company as described below. Of the seven parties that signed a confidentiality agreement, six (including Qoo10) received a management presentation and four (including Qoo10) received access to the VDR to conduct diligence on the Company.

On September 22, 2023, representatives of J.P. Morgan reached out to Party A’s management to gauge Party A’s interest in a Potential Transaction. Party A noted it would discuss internally to assess interest.

On September 25, 2023, representatives of J.P. Morgan reached out to representatives of Jefferies, noting that Qoo10’s proposal, including the proposed equity split in the Qoo10 Reverse Merger Proposal (23% of the new public company’s equity to the Company’s stockholders and 77% to Qoo10’s equityholders), was inadequate, but that the Company would be willing to explore the merits of a strategic combination with better economics for the Company’s stockholders. J.P. Morgan explained that the Company would need more information about Qoo10’s business and financial statements in order to make its own assessment of the value of the proposed reverse merger to the Company’s stockholders, given the stock-for-stock nature of the proposed reverse merger. A bilateral confidentiality agreement prepared by Sidley Austin was also provided to Qoo10 at the conclusion of this discussion.

On September 26, 2023, the Board met, together with management of the Company and representatives from Sidley Austin and J.P. Morgan. Ms. Liu presented the financial projections and the related assumptions prepared by management and provided to the Board in advance of the meeting. In executive session, and without members of management, Sidley Austin or J.P. Morgan present, the Board approved certain financial projections (including the underlying assumptions) to be shared with potential counterparties and to be used and relied upon by J.P. Morgan in connection with any valuation analysis related to a Potential Transaction. Following the Board’s approval, representatives from J.P. Morgan presented a preliminary financial overview and analysis of the Company based on the approved financial projections furnished to J.P. Morgan.

On September 27, 2023, representatives of J.P. Morgan reached out to both Party B and Party C to gauge their interest in a Potential Transaction. Party B noted it would discuss internally to assess interest. Party C indicated it would be interested in receiving a management presentation but also asked if it would be possible to structure a transaction as an acquisition of only the Company’s logistics operations or of only the Company’s operations in certain specific geographic regions.

Also on September 27, 2023, J.P. Morgan sent an initial list of due diligence requests to Jefferies to facilitate the Company’s reverse due diligence of Qoo10.

On September 29, 2023, following the conclusion of the negotiation of the terms of the J.P. Morgan engagement, the engagement letter with J.P. Morgan was executed.

Also on September 29, 2023, representatives of J.P. Morgan reached out to Party D to gauge its interest in a Potential Transaction. Party D indicated it would discuss internally to assess interest.

On October 5, 2023, the Company entered into a confidentiality agreement with Party C. The confidentiality agreement contained customary “standstill” provisions restricting Party C from making proposals with respect to an acquisition of the Company without the Company’s prior consent, including a customary “don’t ask/don’t waive” provision. This confidentiality agreement did not restrict Party C from making confidential acquisition proposals to the Board or from confidentially requesting waivers or amendments from the Board. The standstill provisions that restricted Party C from proposing a business combination or similar transaction terminated upon the Company’s execution of a definitive agreement with a third party to acquire more than 50% of the Company’s outstanding voting securities or a majority of the consolidated assets of the Company and its subsidiaries.

On October 6, 2023, the Transaction Committee met, together with members of Company management and representatives of Sidley Austin and J.P. Morgan. At this meeting, representatives of J.P. Morgan provided an update on the outreach process and discussions with potential counterparties, and the Transaction Committee discussed the update on some of the public stockholder activism from an investor in the Company.

Also on October 6, 2023, the Company entered into a confidentiality agreement with each of Party A, Party D and Party F. Each of these confidentiality agreements contained standstill provisions that were consistent with those agreed to by Party C.

Management Presentations

On October 10, 2023, management presentation materials were provided to each of Party D and Party F in advance of video teleconference management presentations to be held with each of Party D and Party F.

On October 12, 2023, members of the Company’s senior management team and representatives from J.P. Morgan participated in a video teleconference management presentation with Party A, and management presentation materials were provided to Party C in advance of a video teleconference management presentation to be held with Party C.

On October 13, 2023, the Company entered into a confidentiality agreement with Party B, which contained standstill provisions consistent with those agreed to by Party A, Party C, Party D and Party F.

On October 16, 2023 and October 17, 2023, members of the Company’s senior management team and representatives from J.P. Morgan participated in video teleconference management presentations with Party F and Party C, respectively.

On October 19, 2023, members of the Company’s senior management team and representatives from J.P. Morgan participated in a video teleconference management presentation with Party B. In addition, Party C submitted certain follow up diligence questions to the Company following its management presentation.

Also on October 19, 2023, Party A informed representatives of J.P. Morgan that it would not be proceeding with a Potential Transaction.

On October 20, 2023, the Transaction Committee met, together with members of Company management and representatives of Sidley Austin and J.P. Morgan. At this meeting, representatives of J.P. Morgan provided an update on the outreach process and discussions with potential counterparties.

On October 24, 2023, Party F informed J.P. Morgan that it might be interested in acquiring the Company’s logistics business. However, Party F explained that any such transaction would be conditioned on the Company’s e-commerce business entering into a multi-year logistics agreement with Party F. If the Company sold the e-commerce business to a third party, the multi-year logistics agreement would remain in place for the benefit of Party F. No purchase price for the logistics business was ever proposed by Party F.

Also on October 24, 2023, the Company entered into a confidentiality agreement with Party E, which contained standstill provisions consistent with those agreed to by Party A, Party B, Party C, Party D and Party F.

Also on October 24, 2023, Qoo10 and the Company entered into a bilateral confidentiality agreement. The bilateral confidentiality agreement contained standstill provisions consistent with those contained in the unilateral confidentiality agreements executed by Party A, Party B, Party C, Party D, Party E and Party F.

On October 25, 2023, the Company responded to the preliminary diligence questions previously received from Party C. Also on October 25, 2023, representatives of J.P. Morgan and senior management of the Company received a video-teleconference management presentation from senior management of Qoo10 and Jefferies.

On October 26, 2023, representatives of J.P. Morgan followed up with Party D regarding its interest in proceeding with a Potential Transaction or if it would like to receive a management presentation. Party D responded that it would not be available for discussions or a presentation until after it completed its earnings calls to be held in November 2023.

On October 27, 2023, the Transaction Committee met, together with members of Company management and representatives of Sidley Austin and J.P. Morgan. At this meeting, representatives of J.P. Morgan provided an update on the outreach process. Members of Company management and representatives of J.P. Morgan discussed the key takeaways from the management presentation given by Qoo10 to the Company on October 25, 2023. After discussion, it was the consensus of the Transaction Committee that it was interested in pursuing a sale of the entire Company, not a sale of only the logistics business. In this regard, the Transaction Committee noted that finding an additional buyer and requiring that party to enter into a multi-year logistics contract with Party F would introduce significant execution risk into the strategic review process. The Transaction Committee also discussed a Potential Transaction with Qoo10, indicating that the Transaction Committee would prefer not to proceed with a stock-for-stock transaction because of the extended timeline and the execution risk and complexity of a reverse merger transaction.

On October 30, 2023, members of the Company’s senior management team and representatives from J.P. Morgan participated in a video teleconference management presentation with Party E.

On October 31, 2023, each of Party B, Party C and Party E was provided access to the Board-approved financial projections prepared by Company management. On the same day, each of those potential counterparties was also granted access to the VDR.

On November 1, 2023, representatives from J.P. Morgan connected with representatives of Jefferies to discuss certain reverse diligence matters, including Qoo10’s ability to finance a transaction involving the payment of all or a portion of the consideration in cash. On November 2, 2023, Jefferies responded to the diligence questions from the Company on behalf of Qoo10.

Public Announcement of the Strategic Review Process

Also on November 2, 2023, at a regularly scheduled meeting of the Board with all directors present, together with Company management and representatives of Sidley Austin and J.P. Morgan, representatives of J.P. Morgan updated the full Board on the status of the process. At that meeting, the Board discussed that the Company was aware of the expressed public investor sentiment that the Board should either (i) cease Company operations and return cash to stockholders or (ii) conduct a process to sell the Company. The Board also discussed the fact that, of the 38 potential counterparties that J.P. Morgan had contacted, only seven parties (including Qoo10) had signed confidentiality agreements and only four parties (including Qoo10) expressed interest in receiving VDR access to engage in due diligence. In addition, the Board noted that, with the exception of Qoo10, none of the remaining parties in the strategic review process had expressed strong interest or dedicated resources to the process. As a result, the Board determined that the Company should publicly announce that the Board was exploring a strategic review process for the Company as part of the Company’s third quarter earnings release, which was scheduled to be publicly released on November 7, 2023 and then filed with the SEC shortly thereafter. The Board also discussed the Qoo10 Reverse Merger Proposal, and directed J.P. Morgan to inform Qoo10 that it would prefer not to proceed with a stock-for-stock transaction because of the extended timeline and the execution risk and complexity of a reverse merger transaction.

On November 3, 2023, representatives of J.P. Morgan reconnected with management of Party F. During that conversation, Party F reconfirmed it was not interested in pursuing an acquisition of the entire Company.

Also on November 3, 2023, based on instruction from the Transaction Committee, representatives of J.P. Morgan informed representatives of Jefferies that, given the complexity, timeline and execution risks of Qoo10’s proposed reverse stock transaction, the Company would be interested in only a cash acquisition if Qoo10 was the counterparty. Representatives of J.P. Morgan also noted that the Company would be willing to provide additional diligence to Qoo10 to explore a cash transaction.

On November 5, 2023, the Company provided Qoo10 access to the Board-approved financial projections prepared by Company management. On the same day, Qoo10 was also granted access to the VDR.

The closing price of the Company’s common stock on November 7, 2023, was $4.22 per share.

After the close of stock trading on November 7, 2023, the Company publicly announced, as part of its third quarter earnings announcement, that the Board was exploring strategic alternatives for the Company. The closing price of the Company’s common stock on November 8, 2023, was $5.28 per share.

Also on November 7, 2023, representatives of J.P. Morgan followed up with senior management of Party E to confirm if Party E would like any additional information or more meetings with the Company to proceed with a Potential Transaction. Party E indicated that it was still reviewing the provided documentation and that it would come back to J.P. Morgan the following week.

Following the Company’s November 7th public announcement, the Company received two additional inbound inquiries. After discussing the inquiries with J.P. Morgan, the Transaction Committee determined that one of those potential counterparties was not credible. The other potential counterparty declined to sign a confidentiality agreement and therefore did not move forward in the strategic review process.

On November 10, 2023, Party C formally notified J.P. Morgan that it would not proceed with a Potential Transaction and that it was not interested in acquiring the entire Company. Party C informed J.P. Morgan that the only transaction that Party C would be willing to consider, if any, would be a partnership agreement involving only the Company’s logistics business.

Also on November 10, 2023, the Transaction Committee met, together with members of Company management and representatives of Sidley Austin and J.P. Morgan. Representatives of J.P. Morgan updated the Transaction Committee on the status of the strategic review process. At this meeting, the Transaction Committee discussed with J.P. Morgan the feasibility of a sale of the logistics business and what value could be extracted from such a sale. However, the Transaction Committee and management noted that carving out the logistics business would be very difficult to complete.

On November 14, 2023, members of Company management and representatives from J.P. Morgan participated in video conference discussion on financial diligence matters with Party B.

Also on November 14, 2023, still not having heard from Party E, representatives of J.P. Morgan followed up with senior management of Party E to confirm whether Party E would like any additional information or more meetings. Party E again indicated that it was still reviewing the provided documentation and that it would revert in a few days.

On November 20, 2023, members of Company management and representatives from J.P. Morgan participated in video conference discussion regarding Qoo10’s follow-up diligence requests about financial matters, technology, marketing and the Company’s logistics business.

Also on November 20, 2023, Party B formally notified J.P. Morgan that it would not proceed with a Potential Transaction.

On November 29, 2023, in light of the ongoing strategic review process, the Board appointed Rishi Bajaj to the Board as an independent director, effective immediately. Shortly thereafter, on December 4, 2023, Mr. Bajaj was appointed by the Board to the Transaction Committee. Mr. Bajaj was appointed to the Transaction Committee given his structured finance and restructuring experience to assist with the process of exploring strategic alternatives. Given that — with the exception of the Qoo10 Reverse Merger Proposal — the Company had not received a single indication of interest from any potential counterparty, the scope of the Transaction Committee’s review now also included restructuring or wind-down alternatives for the Company.

Consideration of Alternative Transactions Not Involving a Third Party

On November 30, 2023, not having heard from Party D after its third quarter earnings release as Party D had previously indicated, representatives of J.P. Morgan followed up with senior management of Party D to confirm whether Party D would be interested in proceeding with a Potential Transaction. Party D indicated it was focused on its earnings and holiday season and Party D never reached out to J.P. Morgan again, nor did it ever schedule time to receive a management presentation from the Company.

Also on November 30, 2023, representatives of Jefferies called representatives of J.P. Morgan noting that Qoo10 expected to submit a revised proposal the following week.

On December 1, 2023, representatives of J.P. Morgan followed up again with senior management of Party E to gauge Party E’s interest in a Potential Transaction.

On December 4, 2023, Party E formally notified J.P. Morgan that it would not be interested in proceeding with a Potential Transaction.

Beginning on December 5, 2023, at the direction of the Transaction Committee, the Company began to work with the consulting firm, FTI Consulting, Inc. (“FTI”), to help the Company analyze potential restructuring opportunities, including a potential distribution of the remaining cash of the Company to the Company’s stockholders, assessing additional cost-cutting measures for the Company and evaluating options for creating value from the Company’s NOLs. The Company’s engagement of FTI was part of a broader initiative to consider alternative strategic scenarios not involving a third party, particularly in light of the challenges facing the Company’s operations. Those challenges include (i) the competitive environment in the e-commerce space, (ii) the Company’s overall strategic position, (iii) the Company’s continued financial losses, including a significant decline in the Company’s revenue and monthly active users and (iv) the significant drop in the value of the Company’s common stock. FTI performed its work while finalizing its engagement letter, which was signed on December 18, 2023.

On December 6, 2023, Qoo10 submitted its second proposal, with an all cash offer to acquire 100% of the Company’s common stock through a cash tender offer for a purchase price of $6.00 per share, noting that a transaction would not be contingent on financing (the “Qoo10 Equity Purchase Proposal”).

On December 8, 2023, the Transaction Committee met, together with members of Company management and representatives of Sidley Austin, J.P. Morgan and FTI. It was the first meeting of the Transaction Committee held since Mr. Bajaj was appointed to the committee, and Mr. Bajaj participated in the meeting. Representatives of J.P. Morgan updated the Transaction Committee on the status of the strategic review process. J.P. Morgan also presented an overview of the Qoo10 Equity Purchase Proposal to the Transaction Committee. The Transaction Committee instructed J.P. Morgan to notify Qoo10 that this price would not be sufficient for a transaction with the Company and that Qoo10 would need to improve its offer. During the meeting, representatives of FTI described for the Transaction Committee the work it was performing regarding possible restructuring opportunities for the Company. They explained that they were analyzing the feasibility of (i) distributing the remaining cash of the Company to the Company’s stockholders, (ii) implementing additional cost-cutting measures and (iii) evaluating ways to create value from the Company’s NOLs.

On December 11, 2023, at the direction of the Transaction Committee, representatives of J.P. Morgan spoke with representatives of Jefferies. J.P. Morgan noted that the Qoo10 Equity Purchase Proposal was inadequate and did not reflect the value of the operating business, cash or NOLs of the Company but that the Board would be open to reviewing an improved proposal from Qoo10.

On December 15, 2023, the Transaction Committee met with members of Company management and representatives of Sidley Austin and FTI. At this meeting, representatives from FTI provided a further update on FTI’s analysis for possible changes in the business of the Company and wind-down options for the Company, with the goal to be able to distribute value to the stockholders.

On December 18, 2023, at the direction of the Transaction Committee, an engagement letter with FTI was entered into in connection with its work related to the strategic review process.

On December 19, 2023, representatives from Jefferies and J.P. Morgan spoke. During the conversation, Jefferies informed J.P. Morgan that Qoo10 remained interested in a cash transaction with the Company and that Qoo10 needed additional time and diligence to improve its offer.

On December 20, 2023, Mr. Ku sent a letter to the Board and the Company affirming interest in a Potential Transaction, and noting that Qoo10 would consider increasing its cash offer price per share, to the extent a higher price could be substantiated through additional diligence.

On December 21, 2023, the Transaction Committee met, together with members of Company management and representatives of Sidley Austin and FTI. Members of Company management updated the Transaction Committee that Qoo10 had indicated in its December 20th letter that it would consider increasing its cash offer price per share, but only if it could substantiate the price increase through additional diligence and receiving access to additional information. The Transaction Committee instructed Company management to provide additional information to Qoo10 to see if Qoo10 would provide a more favorable proposal. At that meeting, FTI also provided an update on the progress it had made in its analysis of possible initiatives to provide value to stockholders, including winding down the Company, scaling down operations to reduce costs and evaluating the size of the Company’s retained NOLs.

Also on December 21, 2023, at the direction of the Company, J.P. Morgan informed Jefferies that the Company would be willing to furnish additional diligence information. Jefferies responded that Qoo10 would follow-up with its due diligence request list over the holidays.

On January 3, 2024, Qoo10 submitted additional diligence questions to the Company that the Company responded to on January 8, 2024.

On January 7, 2024, the Transaction Committee instructed J.P. Morgan to request that Qoo10 submit an updated proposal (i) with a purchase price greater than $6.00 per share, and (ii) structured as an asset sale in order to preserve the value of the Company’s NOLs for the benefit of the stockholders.

Later that evening on January 7, 2024, representatives of J.P. Morgan connected with representatives of Jefferies to communicate the Transaction Committee’s request.

On January 10, 2024, the Transaction Committee met, together with members of Company management and representatives of Sidley Austin and FTI. Representatives of FTI provided a further update on its analysis of the Company and possible paths forward. FTI noted it had explored paring down the Company’s operations to the minimal viable operations identified by management to continue the e-commerce platform and extract any remaining financial value from profitable elements of the business. The FTI representatives noted that, based on FTI’s analysis, the idea of paring down the Company’s operations was not a viable path forward. FTI’s analysis was that a breakeven point would be unachievable with either approach because revenue could barely cover fixed costs even with a dramatic cut to the advertising spend, or with an immediate reduction in force in March 2024 with a full shutdown in December 2024. Further analysis by FTI indicated that there was insufficient profitability in any aspect of the Company’s business to create increased stockholder value. Based on this information, the Transaction Committee determined that paring down the Company’s operations to the minimal viable operations identified by management to continue the e-commerce platform and extract any remaining financial value from profitable elements of the business was not a viable path forward for increasing stockholder value, and that focusing on operating only profitable components of the Company’s business also was not a viable path for increasing stockholder value. Representatives from FTI next discussed possible wind-down scenarios for the Company, noting that the Company had significant ongoing liabilities to vendors and customers. Therefore, the analysis of the amount of any possible future cash distribution to stockholders if the Company were to pursue a wind-down would depend on the outcome of negotiations with vendors, managing abandoned merchants, and indeterminate amounts for disputes with vendors, merchants, customers and employees.

The Transaction Committee requested that FTI continue to explore possibilities for a future cash distributions to stockholders should Qoo10 not provide an updated proposal to the Company or not provide an updated proposal that would be more valuable to the Company than a distribution of the Company’s remaining cash to its stockholders. At this meeting, representatives of FTI also provided an update on the amount and restrictions for use of the Company’s federal NOLs. Also at that meeting, the Transaction Committee continued to discuss an asset sale structure that would preserve the value of the NOLs for the benefit of the stockholders.

On January 12, 2024, the Transaction Committee met, together with members of Company management and representatives of Sidley Austin and FTI. FTI provided further updates on its ongoing analysis of the Company’s possible paths forward, including utilizing its NOLs either with or without a transaction with Qoo10 and winding down and distributing remaining cash to stockholders. At this meeting, representatives of FTI and Sidley Austin explained the change in control limitations related to NOLs and that, to ensure no change in control occurs thereby resulting in the loss of the NOLs, companies often enter into tax benefit preservation plans. Representatives of FTI also addressed the dissolution pathways and modeled scenarios analyzed by the FTI team, including (1) an “immediate wind-down scenario” that assumed all liabilities of the Company would be paid from the Company’s cash at face value and (2) a “negotiated wind-down scenario,” in which the Company would negotiate with third parties in an attempt to reduce the face value of its contractual liabilities.

Based on FTI’s analysis, representatives of FTI reported that the immediate wind-down scenario could represent approximately $0.60 - $2.44 per share distribution price to stockholders and a negotiated wind-down scenario could represent approximately $2.37 - $4.34 per share distribution price to stockholders if the Company proceeded expeditiously to a cash distribution to stockholders. However, the representatives from FTI pointed out that, under a negotiated wind-down scenario, the actual cash available for distribution would be difficult to estimate because it would depend upon the outcome of negotiations with third parties and would depend on what discount the Company could negotiate to pay off liabilities at less than 100%. Further, in both scenarios, there may be further decreases in cash available for distribution to stockholders in the event that escrow and escheatment liabilities were identified, many of which could not be quantified by the Company or by FTI as of the date of the presentation. Members of Company management concurred that there would be no scenario in which the Company could wind down with cash available for distribution to stockholders of $6 or more per share. The Transaction Committee discussed areas for possible cost savings and maximizing the price per share in the event of a dissolution of the Company and distribution to stockholders, and Ms. Liu reported that the Company had already begun scaling back advertising and marketing spend.

Qoo10 Proposal for an Asset Sale

Later that evening, on January 12, 2024, the Company received an updated nonbinding indication of interest from Qoo10 (the “Qoo10 Asset Proposal”). Under the Qoo10 Asset Proposal, Qoo10 proposed that it would acquire the assets and liabilities of the Company, excluding only the NOLs, and to increase the offer to an all-cash implicit offer price of $6.50 for each of the Company’s fully-diluted shares of common stock, including unvested restricted stock units (for a deal value of approximately $173 million). In the Qoo10 Asset Proposal, Qoo10 also noted it had received committed financing and that there would be no financing contingency in the proposed transaction. Qoo10 indicated that it would target signing in two to three weeks and that it would require exclusivity to proceed with a transaction and a form of exclusivity agreement was provided with the Qoo10 Asset Proposal.

The next morning, on January 13, 2024, the Transaction Committee met, together with members of Company management and representatives of Sidley Austin and J.P. Morgan. Representatives of J.P. Morgan discussed the updated offer from Qoo10. Representatives from J.P. Morgan reminded the Transaction Committee that the previous offer from Qoo10 had proposed a tender offer with a price per share of $6.00 per share, and based on instruction from the Transaction Committee, Qoo10 had increased its offer and was willing to do an asset purchase agreement styled as an equity transaction so that the Company could preserve the value of its NOLs, which would otherwise be extinguished in a merger transaction. The Transaction Committee discussed the Qoo10 Asset Proposal and agreed that it would be presented to the full Board for discussion. The Transaction Committee also discussed that, in light of the extensive outreach process conducted by the Company together with J.P. Morgan and the public announcement on November 7, 2023 that the Company was exploring strategic alternatives, the Transaction Committee would be willing to enter into a brief exclusivity period, subject to Board approval.

Later that day on January 13, 2024, representatives of J.P. Morgan communicated to Jefferies that the full Board was scheduled to meet on January 18, 2024, at which time the Board would consider whether to proceed to enter into exclusivity and would discuss the proposed transaction. During that meeting between financial advisors, Jefferies informed J.P. Morgan that Qoo10 would be willing to proceed with a sale of substantially all of the Company’s assets, other than the NOLs (an “asset sale”) with an implied price of $6.50 per share, but remained open to acquiring the Company equity by tender offer at the same price per share (an “equity sale”).

On January 15, 2024, the Transaction Committee met, together with members of Company management and representatives of Sidley Austin and J.P. Morgan. The Transaction Committee instructed representatives of Sidley Austin to negotiate the exclusivity agreement so that a negotiated form would be available to be entered into if approved by the Board at the next special meeting of the Board that was scheduled to be held on January 18, 2024. The Transaction Committee instructed that the exclusivity agreement should provide for only a two-week period of exclusivity with a one-week automatic extension under certain conditions. Representatives of J.P. Morgan also informed the Transaction Committee that Qoo10 had indicated it would be open to an equity sale at the updated $6.50 per share price or an asset sale, given that Qoo10 would not have the ability to utilize the NOLs even if it acquired all of the equity of the Company or acquired the Company by merger. Also at this meeting, representatives of Sidley Austin reminded the Transaction Committee that the full Board would need to determine what it believes the future of the Company should be based on the best interests of the stockholders and maximizing value for the stockholders, whether that be (1) continuing the Company’s operations as they were currently conducted, (2) winding down and distributing remaining cash to stockholders, (3) pursuing an equity sale with Qoo10, which would result in the loss of the NOLs but would generate an immediate payment of cash to stockholders, (4) pursuing an asset purchase transaction with Qoo10 that would preserve the value of the NOLs and pivoting to another line of business to attempt to monetize the value of the NOLs or (5) some other approach as determined by the Board.

Following the Transaction Committee meeting, on January 15, 2024, Sidley Austin provided a revised draft of the exclusivity agreement to Shearman and Shearman provided a comprehensive set of legal due diligence requests. From January 15, 2024 through signing on February 10, 2024, the exchange of due diligence questions and information continued.

Later that evening on January 15, 2024, Shearman provided a further revised draft of the exclusivity agreement. This was the final version of the exclusivity agreement that was entered into following approval of the Company’s entry into exclusivity by the Board.

On January 17, 2024, Mr. Yan, Ms. Liu, Joanna Forster, the Company’s General Counsel and Chief Compliance Officer, and other members of Company management, together with representatives of J.P. Morgan met virtually with Mark Lee, Chief Financial Officer of Qoo10, and other members of Qoo10 management, together with representatives of Jefferies to discuss the Company’s organizational chart from the perspective of potential integration and transferring Company employees to Qoo10 upon closing of the proposed transaction. From January 17, 2024 through signing on February 10, 2024, the parties continued to meet to discuss employee integration matters.

On January 18, 2024, the Board met at a special meeting, with all members of the Board present, together with Company management and representatives of FTI, Sidley Austin, J.P. Morgan and Collected Strategies, the Company’s communications and investor relations firm. At this meeting, the representatives of Sidley Austin reviewed with the members of the Board their fiduciary duties under Delaware law. Next, representatives of J.P. Morgan (without FTI present) provided an update on the discussions with Qoo10 and a summary of the strategic review process, reminding the Board that in addition to publicly announcing the Board was reviewing strategic alternatives for the Company on November 7, 2023, J.P. Morgan had reached out to 38 parties, of which only Qoo10 remained an active participant interested in a potential transaction with the Company. Representatives from J.P. Morgan and Sidley Austin also discussed Qoo10’s requirement to have exclusivity with the Company to proceed with a transaction with the Company. Representatives from Sidley Austin noted that an exclusivity agreement had been negotiated based on instruction from the Transaction Committee providing for exclusivity through February 8, 2024 with an automatic extension of one week under certain circumstances. At this meeting, the Board approved the entry by the Company into an exclusivity agreement with Qoo10 in the negotiated form.

Also at this January 18th meeting (with representatives of Sidley Austin, J.P. Morgan and FTI present), the Board analyzed the potential paths forward for the Company. Ms. Liu presented to the Board an update on the financial modeling of the five possible paths forward the Board was considering: (1) pursuing an equity sale with Qoo10 at a price of $6.50 per share, which would result in the loss of the Company’s approximately $2.7 billion of U.S. federal NOL carryforwards as of December 31, 2023, but would result in proceeds to the stockholders directly; (2) pursuing an asset sale with Qoo10 at an implied price of $6.50 per share or an approximately $173 million purchase price, which would result in preserving the Company’s NOLs but would not result in direct proceeds to the stockholders and would require the Company to successfully develop ways to create value from the NOLs to drive future return for stockholders; (3) forgoing a transaction with Qoo10 and winding down the Company with any remaining capital to be distributed to stockholders, which, based on the analysis of Company management and FTI, would be between approximately $2.00 to $4.00 of cash per share available to be distributed to stockholders; (4) not pursuing a transaction with Qoo10 and satisfying the Company’s liabilities, while pursuing possible monetization of the Company’s NOLs, which based on the approximately $2.00 to $4.00 per share of cash available following satisfaction of the Company’s liabilities, would be estimated to be less valuable to the Company and its stockholders than a transaction with Qoo10; and (5) not pursuing a transaction with Qoo10 but continuing as is or paring down the Company’s operations to minimal viable operations to continue the e-commerce platform and/or operating only profitable components of the Company’s business to extract any remaining financial benefit for the stockholders, but FTI’s analysis had determined neither option was a viable path forward for increasing stockholder value. Additionally, Ms. Liu noted that the Company’s EBITDA results for the fourth quarter were higher than the Company’s Board-approved financial projections because of the Company’s reduction in force and reductions in expenditures, including in advertising spending. However, Ms. Liu explained that all other current performance metrics of the Company were materially behind approved financial projections. She also noted that the Company had experienced a high level of employee attrition at the Company and that a significant number of key employees who would have been needed to lead the Company through a content-led strategy had departed from the Company. Ms. Liu next noted that, among other market conditions, the significant reductions in advertising spending were resulting in material reductions in gross merchandise volume. Ms. Liu reported that the Company is therefore no longer able to pivot to a content-led strategy, which strategy was the basis of the financial projections previously approved by the Board on September 26, 2023.

Next, at this January 18th meeting, representatives of FTI provided a summary of the FTI analysis, including related to the status of the Company’s NOLs and FTI’s analysis regarding possible cash available for stockholders in an immediate wind down and a negotiated wind down. Representatives of FTI also provided a summary of the Company’s approximately $2.7 billion of U.S. federal NOL carryforwards as of December 31, 2023, reminding the Board that any change of control in the Company would result in the loss of the NOLs. Representatives of FTI next presented FTI’s conclusions that an asset sale to Qoo10, together with monetizing the Company’s NOLs, would be the highest potential value option for the Company and the Company’s stockholders. One of the methods of monetizing the NOLs would be for the Company to acquire a business that generated U.S. taxable income. FTI presented the Board with illustrative values per share for the NOLs based on projected U.S. income amounts (that is, the taxable income generated by an acquired business) ranging from $50 million to $122 million beginning in 2025, at tax discounts ranging from 8% to 18% per annum, resulting in a range of tax-effected values of the NOLs from $2.87 per share to $13.48 per share. FTI noted that its analysis did not assume a terminal value for the tax benefit and that its analysis captured 18 years of income, at a 3% annual growth rate, with an assumed NOL utilization rate at the U.S. federal and state tax level of 25%. FTI also noted that, if the Company were able to utilize all current NOLs, the total undiscounted, tax-effected value would be $23.84 per share. The per share amounts presented by FTI are the values before taking into account any other assets or liabilities of the Company at the time that the NOL value was achieved.

After FTI’s presentation, representatives of Collected Strategies joined the meeting and provided an overview of the communications benefits and challenges applicable to a sale of substantially all assets of the Company or wind-down of the Company’s existing business that does not result in the immediate return of cash to stockholders. Representatives from Collected Strategies also noted the considerations for obtaining stockholder approval generally when a company’s investor base includes a significant percentage of retail stockholders, as is the case for the Company. In executive session, the Board discussed all scenarios noting that it would need another meeting and additional information before it would make a determination as to next steps for the Company regarding an asset sale or equity sale to Qoo10 but the Board determined that it believed that based on Qoo10’s interest, proposed timeline and the financial analysis done by external advisors and management, pursuing a transaction with Qoo10 (instead of winding down the Company or attempting to monetize the NOLs alone without Qoo10 or another alternative) would be in the best interests of the stockholders.

Following the meeting, the Company entered into an exclusivity agreement with Qoo10 providing for exclusivity from January 18, 2024 through February 8, 2024, with a one-week auto-extension to February 15, 2024 under certain circumstances. During the exclusivity period, the Company did not receive any other indications of interest from any other party.

On January 23, 2024, the Board held a special meeting, with all members of the Board present, together with representatives of Sidley Austin, representatives of proxy solicitor MacKenzie Partners and representatives from another highly regarded proxy solicitor. At this meeting, the Board discussed the possible transaction structures with Qoo10, with the expertise of two highly experienced proxy solicitors to determine, given the Company’s significant retail stockholder base, whether an asset sale would pose higher execution risk than an equity sale. After the discussion, five directors initially expressed a preference for an asset sale to Qoo10 and two directors initially expressed a preference for an equity sale to Qoo10. The Board directed Sidley Austin to begin drafting a definitive agreement providing for an asset sale to Qoo10.

After the January 23rd Board meeting, certain members of the Board continued to discuss the question of whether a transaction with Qoo10 should be structured as an equity sale or asset sale, particularly since the vote at the January 23rd meeting had not been unanimous. As a result, Mr. Syed called a special meeting to discuss the issue further.

On January 26, 2024, the Board held a special meeting, with all members of the Board present, together with representatives of Sidley Austin and a representative of proxy solicitor MacKenzie Partners. At the January 26th special meeting, the Board compared several key attributes of an asset sale and an equity sale by tender offer, including: (i) the relative execution risk, (ii) the likelihood of obtaining stockholder approval or a minimum tender offer condition (as applicable), (iii) the fixed nature of the cash consideration to be paid to the stockholders in an equity sale and the potential upside from the Company’s NOLs in an asset sale, (iv) the likelihood of monetizing the Company’s NOLs, and (v) the differences in risk allocation of the Company’s historical liabilities.

The representative from MacKenzie explained to the Board that, based on his professional experience and judgment, the two structures were equally difficult and would both require significant engagement with the Company’s stockholders to obtain the required vote or tender offer participation. The MacKenzie representative also noted that if investors reacted positively to an asset sale and the market value of the Company’s common stock increased after announcement, the Company’s retail stockholders would likely sell their shares. If that were to occur, that would increase the chances for obtaining stockholder approval.

The Board determined that it would meet again and would request additional information from its advisors regarding the execution risks of an asset sale and equity sale to Qoo10 in light of the Company’s significant retail stockholder base. However, it was agreed that, in the interest of proceeding with a transaction as quickly as possible with Qoo10, Sidley Austin should continue drafting a definitive agreement providing for an asset sale to Qoo10.

After discussion in executive session, it was generally the view among the directors that the execution risks were similar in either an equity sale or an asset sale, but the asset sale provided a chance to create significant value for the stockholders through the monetization of the NOLs. At the conclusion of the meeting, the Board was still not unanimous in supporting a transaction structured as an asset sale, but agreed that the information had increased the Board’s confidence in an asset sale.

Consistent with the Board’s direction at the Board meetings held on January 23rd and January 26th, Sidley Austin continued to prepare a draft Asset Purchase Agreement for the next several days. Drafts of the agreement were shared with Company management. During this period, Company management worked with Sidley Austin to prepare related documents, including the disclosure schedules called for by the Asset Purchase Agreement.

On January 29, 2024, Mr. Lee met in San Francisco with Mr. Yan, Ms. Liu, Ms. Forster and Matthew Worby, the Company’s Chief Human Resources Officer, to discuss the Company’s organization, including the Company’s human resources and legal departments.

Negotiation of the Asset Purchase Agreement

On the morning of February 2, 2024, at the direction of the Transaction Committee, representatives of Sidley Austin delivered a draft Asset Purchase Agreement to representatives of Shearman, Qoo10’s counsel.

Also on February 2, 2024, the Transaction Committee met, together with members of Company management and representatives of J.P. Morgan and Sidley Austin. Sidley Austin reported that the initial draft of the Asset Purchase Agreement had been sent to Shearman. The Transaction Committee discussed the calculation of the $173 million purchase price. Sidley Austin explained that that figure was based on $6.50 per share, multiplied by the Company’s fully diluted share count as of the end of the 2023 third quarter. The fully diluted share count as of that date consisted of approximately 24 million outstanding shares of common stock and approximately 2.6 million shares underlying unvested restricted stock units (“RSUs”). Sidley Austin also explained that, under the draft Asset Purchase Agreement that had been sent to Shearman earlier that morning, the total cash purchase price would be fixed at the signing of the Asset Purchase Agreement, and would not fluctuate as a result of changes in total number of fully diluted shares between signing and closing. The Transaction Committee also discussed that, with respect to any Company employees who were transferred to the Buyer, any unvested RSUs held by those employees would be forfeited and that the draft Asset Purchase Agreement required the Buyer to issue replacement awards. The Transaction Committee also discussed whether all unvested RSUs should be vested at the closing of the Asset Sale, and deferred a decision until its next meeting.

On February 3, 2024, representatives of Sidley Austin and representatives of Shearman participated in a call to discuss Shearman’s initial high-level reaction to the draft Asset Purchase Agreement. Shearman indicated that it was scheduled to speak with Qoo10 the next day and expected to be able to send a revised draft of the Asset Purchase Agreement within a reasonable period of time after discussing the draft with Qoo10. Shearman then raised the following specific issues:

•        Qoo10’s position was that all officers, directors and institutional investors affiliated with directors must execute an acceptable Voting and Support Agreement at the same time that the Asset Purchase Agreement is signed;

•        because the draft Asset Purchase Agreement requires the Buyer to provide long-term incentive awards to replace unvested RSUs that were forfeited by transferring Company employees, Qoo10 believed the Cash Consideration should be reduced by $6.50 for each such replacement award it was required to issue; and

•        to eliminate the need for the Buyer to obtain third party financing — and therefore permit a faster and more certain closing — the Buyer proposed that (i) the Company would retain (i.e., not sell to the Buyer) certain cash, cash equivalents and marketable securities in an existing wealth management account owned by the Company, and (ii) the Cash Consideration would be reduced dollar-for-dollar by the value of that retained wealth management account at closing.

During the discussion, Shearman also requested a very accelerated timeline for the Company to obtain stockholder approval, because of Qoo10’s concern about the Company’s negative cash flow. The representatives from Sidley Austin responded that the timeline was already very tight and that it would be difficult to accelerate the Special Meeting in any material way. Shearman indicated that it would discuss the issue with Qoo10 to see if there was an alternative approach to address the Company’s negative cash flow.

Early in the afternoon on February 4, 2024, Sidley Austin delivered to Shearman a draft Voting and Support Agreement. After another round of exchanged drafts between Sidley Austin and Shearman, the Voting and Support Agreement was in an agreed form that could be shared with the Supporting Stockholders.

On the evening of February 4, 2024, representatives of Sidley Austin and Shearman participated in a call to discuss additional issues that had come up during Shearman’s call earlier that afternoon with Qoo10. The discussion primarily focused on Qoo10’s previously-stated concern regarding the Company’s negative cash flow and the impact on the Company’s business if the stockholder approval was not obtained quickly. Shearman indicated that Qoo10 had considered a minimum cash closing condition, but was instead proposing a purchase price adjustment tied to the

Company’s then-projected cash balance at March 31, 2024 ($320 million). Qoo10’s hope was that a purchase price adjustment would be viewed more favorably than a closing condition, because the purchase price adjustment would provide more certainty that the transaction would close.

Specifically, Shearman proposed to Sidley Austin a purchase price adjustment that would depend upon two factors: (i) the value of the consolidated cash, cash equivalents and marketable securities of the Company at the Asset Sale closing, including cash in the Company’s wealth management account to be retained by the Company and (ii) whether the Asset Sale closing occurs on, before or after April 30, 2024. If the Asset Sale closes on or before April 30, 2024 and the value of the cash, cash equivalents and marketable securities of the Company is greater than $320 million, then the Cash Consideration would increase by 100% of the excess. If the closing occurs on or before April 30, 2024 and there is a deficit instead, then the Cash Consideration would decrease by 50% of the deficit. As proposed by Shearman, if the closing occurs after April 30, 2024, then the Cash Consideration would increase by only 50% of the amount of excess cash, but would decrease by 100% of a deficit.

Shearman also proposed that if (i) the Asset Purchase Agreement is terminated by either party because the Company’s stockholders did not approve the Asset Sale, and (ii) the Company liquidated or wound down within 12 months after such termination, then the Company would pay the Buyer the same termination fee that would be payable if the Company had entered into a definitive agreement for a superior proposal with a third party.

Later that night on February 4, 2024, representatives of Shearman delivered a revised draft Asset Purchase Agreement to representatives of Sidley Austin. In addition to the issues previewed by Shearman to Sidley Austin earlier that day, Shearman’s revised draft Asset Purchase Agreement:

•        reclassified several of the Company’s liabilities and obligations as “Excluded Liabilities” that would not be assumed by the Buyer as part of the Asset Sale, including (i) litigation relating to the Company’s December 2020 initial public offering, (ii) litigation relating to the Asset Purchase Agreement and the Asset Sale, (iii) the Company’s transaction expenses (including the fees and expenses of financial advisors and legal counsel) relating to the Asset Purchase Agreement and the Asset Sale and (iv) change in control agreements for employees who declined an offer of employment from the Buyer; and

•        proposed a termination fee of $7 million (approximately 4% of $173 million) in the event of a termination relating to a change in recommendation by the Board or the acceptance by the Company of a superior proposal.

On February 5, 2024, Mr. Ku and Mr. Lee from Qoo10 met in San Francisco with several of the Company’s department heads to better understand the organization of each department.

On the evening of February 5, 2024, representatives of Qoo10, Company management, Sidley Austin and Shearman met virtually to discuss the Company’s change in control arrangements and other benefit plans, including whether those items should be treated as liabilities assumed by the Buyer at the closing.

On February 6, 2024, the Transaction Committee met, together with members of Company management and representatives of J.P. Morgan and Sidley Austin. At the meeting, representatives from Sidley Austin presented a list of key issues raised by Shearman’s February 4th draft of the Asset Purchase Agreement. The Transaction Committee asked questions and gave Sidley Austin and Company management direction as to how to respond on these key issues:

•        the following liabilities should be assumed by Buyer as part of the Asset Sale (i) litigation relating to the Company’s December 2020 initial public offering, (ii) litigation relating to the Asset Purchase Agreement and the Asset Sale, (iii) the Company’s transaction expenses (including the fees and expenses of financial advisors and legal counsel) relating to the Asset Purchase Agreement and the Asset Sale and (iv) change in control agreements for employees who declined an offer of employment from the Buyer;

•        the termination fee should be $5.2 million (approximately 3% of $173 million) instead of Qoo10’s $7 million proposal (approximately 4% of $173 million) in the event of a termination relating to a change in recommendation by the Board or the acceptance by the Company of a superior proposal;

•        the Company will accelerate the vesting of any unvested RSUs remaining outstanding at the closing of the Asset Sale and therefore will remove the requirement that the Buyer offer replacement awards to any Company employee who transfers to the Buyer;

•        the Company is willing to accept Qoo10’s proposed purchase price adjustment, provided that the closing date at which the sharing of the cash deficit shifts from 50% to 100% (and vice versa for excess closing cash) is June 1, 2024 instead of May 1, 2024; and

•        a wind-down of the Company’s operations following a failure to obtain stockholder approval for the Asset Sale should not result in the payment of the Company’s proposed $5.2 million termination fee.

After the Asset Purchase Agreement discussion, a Sidley Austin representative then provided the Transaction Committee with an overview of the key terms and approach taken in the Tax Benefits Preservation Plan to be adopted by the Board for purposes of avoiding any “ownership change” within the meaning of Internal Revenue Code Section 382. The Sidley Austin representative explained that the intent of the plan was to preserve the Company’s ability to utilize fully its NOLs and other tax attributes generated by the Company.

On the evening of February 6, 2024, representatives of Sidley Austin delivered a revised draft of the Asset Purchase Agreement to representatives of Shearman. The revised draft reflected the instructions provided by the Transaction Committee earlier that day.

Also on February 6, 2024, counsel for General Atlantic delivered comments on the proposed form of Voting and Support Agreement to representatives of Sidley Austin. Sidley Austin shared these comments with Shearman, and the form of Voting and Support Agreement was finalized that evening.

Late in the morning of February 7, 2024, representatives of Shearman reached out to representatives of Sidley Austin to discuss Sidley Austin’s February 6th draft of the Asset Purchase Agreement. Shearman indicated that Qoo10 was generally willing to agree to the substantive changes on material provisions contained in that draft (including the assumption of litigation relating to the Asset Purchase Agreement and the Asset Sale, the $5.2 million termination fee and the deletion of the concept of treating a wind-down of the Company as a competing proposal for which a termination fee would be paid), except as described below:

•        the Buyer was not willing to assume any litigation relating to the Company’s December 2020 initial public offering, including the existing class action lawsuit and a stockholder derivative action;

•        the Buyer was willing to assume the change in control agreements for all employees except for those of two employees (including the Company’s General Counsel and Chief Compliance Officer) who are expected to provide services to the Company after closing; and

•        if the Asset Sale is consummated, the Buyer was willing to pay up to $6 million of certain third party advisory expenses of the Company that remain unpaid as of the closing and that were incurred by the Company in connection with the negotiation, preparation and performance of Asset Sale, and any other such expenses would be retained liabilities of the Company.

•        Shearman noted, however, that if there is a closing cash surplus at Closing under the purchase price adjustment provisions, the purchase price increase will be reduced by 50% of the amount of those transaction expenses actually paid by the Buyer, but not below zero.

Also on February 7, 2024, shortly after Shearman delivered Qoo10’s updated proposal to Sidley Austin, the Transaction Committee met, together with members of Company management and representatives of J.P. Morgan and Sidley Austin. The representatives from Sidley Austin updated the Transaction Committee on the recent proposal made by Shearman on Qoo10’s behalf. After discussion, the Transaction Committee directed Sidley Austin to finalize the Asset Purchase Agreement in a manner consistent with Qoo10’s latest proposal.

After the end of the February 7th Transaction Committee meeting, representatives from Sidley Austin called representatives from Shearman to inform them that its latest proposal would form the basis for Sidley Austin’s next draft of the Asset Purchase Agreement.

Early on the morning of February 8, 2024, representatives of Shearman delivered a revised draft of the Asset Purchase Agreement to representatives of Sidley Austin. The revised draft was consistent with the February 7th discussion between Sidley Austin and Shearman.

Approval and Execution of the Asset Purchase Agreement and Asset Sale

On February 8, 2024, the full Board met, together with members of Company management and representatives of Sidley Austin, J.P. Morgan and FTI. A representative from Sidley Austin reviewed with the Board the director’s duties under the Delaware General Corporation Law in connection with the proposed Asset Sale. As part of that discussion, the Sidley Austin representative acknowledged the active engagement of the Board and the Transaction Committee in the process.

The Sidley Austin representative then presented a detailed summary of the Asset Purchase Agreement, referring the Board to the draft agreement and detailed summaries and illustrations that had been provided to them prior to the meeting.

The meeting participants then received an overview of the Voting and Support Agreement from the Sidley Austin representative, a draft of which had been provided to the directors and senior executive officers in advance of the meeting, as well as to the three institutional investors expected to execute Voting and Support Agreements. He noted that the parties executing the Voting and Support Agreements collectively represented approximately 6.8% of the voting power of the Company. The Sidley Austin representative also gave the meeting participants an overview of the operation of the proposed Tax Benefits Preservation Plan relating to the Company’s NOLs, including the fiduciary duties of the Board under the Delaware General Corporation Law in connection with its consideration and potential adoption of such a plan.

A representative of FTI then gave a presentation to the Board regarding the amount and Section 382 status of the Company’s NOLs, including the estimated values per share of the federal and state NOLs that FTI had presented at the January 18th Board meeting. As described above, those estimated values depended on certain scenarios and expiration dates, based on the analysis that had been conducted by FTI. The estimated values for the NOLs and underlying assumptions were the same as those presented to the Board on January 18th. The FTI representative then provided an overview of the relevant sections of the U.S. Internal Revenue Code that could limit or affect the ability to use the NOLs, including an analysis conducted by FTI as to the implications of ownership changes in the Company and the current capacity for such ownership changes without impacting the NOLs. FTI reported to the Board that FTI’s analysis confirmed that no disqualifying ownership changes had occurred under Section 382 that would prevent the Company from being able to utilize its NOLs.

Late in the evening of February 8, 2024, representatives of Sidley Austin delivered a revised draft of the Asset Purchase Agreement to representatives of Shearman.

Early in the afternoon of February 9, 2024, representatives of Shearman delivered a revised draft of the Asset Purchase Agreement to representatives of Sidley Austin. After additional exchanges of drafts between Sidley Austin and Shearman throughout the day, both firms agreed that the Asset Purchase Agreement was substantially in final form.

On the morning of February 10, 2024, the full Board met, together with members of Company management and representatives of Sidley Austin, J.P. Morgan and FTI. A Sidley Austin representative described the recent changes that had been made to the Asset Purchase Agreement and the Voting and Support Agreements and confirmed that those documents were in final form.

A representative from J.P. Morgan then summarized for the Board the outreach conducted by J.P. Morgan as part of the Company’s process and review of strategic alternatives, noting that following the Company’s receipt of the Qoo10 Reverse Merger Proposal in June 2023, the Company commenced a process to review strategic alternatives. As part of the process, J.P. Morgan approached 38 potential counterparties and the Company also publicly announced that the Board was reviewing strategic alternatives for the Company on November 7, 2023. The J.P. Morgan representative reminded the Board that the only indication of interest submitted to the Company throughout the outreach process was the proposal from Qoo10. J.P. Morgan then explained that management did not have financial projections for the post-closing Company as the Board had not yet determined how the Post-Closing Cash will be used and what assets the Company may acquire to potentially allow the Company to derive a benefit from the NOLs and certain other tax attributes. Because management financial projections for the post-closing Company were not available for J.P. Morgan to rely upon, J.P. Morgan was not in a position to provide an opinion as to the fairness of the Asset Sale to the Company’s stockholders from a financial point of view.

In light of the importance of the Company’s NOLs to the business plan of the post-closing Company, a representative of FTI then presented FTI’s report to the Board regarding the amount and Section 382 status of the Company’s NOLs, including the value per share of the NOLs depending on certain scenarios and expiration dates, based on the analysis that had been conducted by FTI. Those estimated values and underlying assumptions were the same as those presented to the Board on January 18th and February 8th.

Following the presentations by J.P. Morgan and FTI, a representative from Sidley Austin then described the proposed resolutions of the Board that had been previously distributed to the directors. The directors confirmed that they had had the opportunity to review the proposed resolutions of the Board, the finalized Asset Purchase Agreement and the summaries of the Asset Purchase Agreement. After discussion, and upon motion duly made and seconded, the Board unanimously (i) approved the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, and the consummation by the Company of the transactions contemplated by the Asset Purchase Agreement, including the Asset Sale, on the terms and subject to the conditions set forth in the Asset Purchase Agreement, (ii) determined that the terms and the conditions set forth in the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, were fair to, and in the best interests of, the Company and its stockholders, (iii) determined that the execution, delivery and performance of the Asset Purchase Agreement, in substantially the form presented to the Board, and subject to the affirmative vote of holders of a majority of the outstanding shares of Company common stock in favor of the adoption of the Asset Purchase Agreement, the consummation by the Company of the transactions contemplated thereby, including the Asset Sale were authorized and approved and (iv) recommended that the stockholders of the Company vote for the approval of the Asset Purchase Agreement. The Board also unanimously adopted the Tax Benefits Preservation Plan.

On the evening of Saturday, February 10, 2024, the Company, the Buyer and Qoo10 executed the Asset Purchase Agreement. At the same time, the Buyer entered into the Voting and Support Agreements with each of the Supporting Stockholders.

On Monday, February 12, 2024, the transaction was announced by way of a press release issued by the Company before NASDAQ opened for trading.

Reasons for the Asset Sale and Recommendation of our Board

In the course of the Board making the determinations above in the section titled “The Special Meeting — Recommendation of our Board” beginning on page 26 of this proxy statement, the Board (i) consulted with Company management and the Company’s legal counsel, financial advisors and financial consultants, (ii) took into account the recommendation of the Transaction Committee, and (iii) considered a number of factors, including, but not limited to, the risks described in the section titled “Risk Factors” beginning on page 22 of this proxy statement, as well as the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•        the consideration from the Buyer to the Company upon consummation of the Asset Sale:

•        the Post-Closing Cash to be received or retained by the Company upon the closing of the Asset Sale;

•        the broad assumption of the Company’s liabilities by the Buyer, including liabilities with respect to pre-closing periods, subject only to limited, well-defined exceptions; and

•        the Buyer will pay up to $6 million of certain third party advisory expenses of the Company that remain unpaid as of the closing and that were incurred by the Company in connection with the negotiation, preparation and performance of the Asset Sale;

•        the Company’s ability under the Asset Purchase Agreement to retain its $2.7 billion of NOLs (as of year-end 2023), most of which do not have expiration dates:

•        If, instead of acquiring assets in the Asset Sale, Qoo10 had acquired the Company’s common stock through a merger or tender offer structure, the resulting change of control would have resulted in the loss of the NOLs; and

•        If the NOLs had been lost, they would not have been able be utilized by anyone, including the Company’s stockholders, the Company or the Buyer;

•        the agreed upon purchase price of $173 million (which is subject to adjustment as described under “Asset Purchase Agreement — Consideration” beginning on page 63), implying a value of $6.50 per share of our common stock and representing:

•        a premium of 44% to our common stock closing price on February 9, 2024, the last trading day prior to the announcement of the Asset Sale; and

•        a premium of 54% to our common stock closing price on November 7, 2023, the day of trading prior to the Company’s public announcement later that day that the Board had initiated a process to explore a range of strategic alternatives;

•        the Asset Sale is the result of an active, lengthy and thorough evaluation of strategic alternatives over the course of approximately four months, during which we contacted 38 potential counterparties to assess potential interest;

•        on November 7, 2023, we publicly announced that our Board was exploring strategic alternatives for the Company and that the Company had engaged J.P. Morgan to serve as its financial advisor for that purpose, which gave any interested potential counterparty that had not otherwise been contacted in connection with the Company’s third-party solicitation process an opportunity to inquire about the process;

•        the fact that after publicly announcing that our Board was exploring strategic alternatives, the Company received only two additional inbound inquiries:

•        after discussing the inquiries with J.P. Morgan, the Transaction Committee determined that one of those potential counterparties was not credible; and

•        the other potential counterparty declined to sign a confidentiality agreement and therefore did not move forward in the strategic review process;

•        the fact that the Buyer was the only counterparty that provided an indication of interest to acquire the Company during the entire strategic review process and there is no other strategic alternative with a third party available to us at this time;

•        the fact that the Buyer initially offered an all (or substantially all) stock merger, whereby the Company and Qoo10 would have formed a new U.S. publicly-traded company, with the Company’s stockholders owning only approximately 23% of the new U.S. public company, and the Company negotiated a change in the offered consideration to an all-cash transaction and negotiated an increase to the purchase price, implying a value of $6.50 per share of our common stock;

•        the challenges facing the Company’s operations:

•        the competitive environment in the e-commerce space;

•        the Company’s overall strategic position;

•        the Company’s continued financial losses, including a significant decline in the Company’s revenue and monthly active users; and

•        the significant drop in the value of the Company’s common stock;

•        the Board’s belief that the Asset Sale was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders, including:

•        continuing to operate the Company’s e-commerce business with a skeleton operating team and/or operating only certain more profitable components of the Company’s business to extract any remaining financial benefit, which Company management and the Company’s financial consultants advised was not viable given the Company’s high level of fixed cost;

•        liquidating and winding down our operations and making a cash distribution to the Company’s stockholders of any remaining cash:

•        this alternative was estimated by the Company’s financial consultants and Company management to provide less value on a price per share basis than the Post-Closing Cash; and

•        the amount of post-liquidation cash distributions is difficult to estimate and would depend on the outcome of negotiations with vendors and managing abandoned merchants, and indeterminate amounts for disputes with vendors, merchants, customers and employees;

•        the terms of the Asset Purchase Agreement, including the following:

•        the Company and its legal counsel and financial advisors, acting at the direction of the Board and the Transaction Committee, negotiated the terms and conditions of the Asset Purchase Agreement (primarily focused on provisions to increase certainty of closing and maximize the Cash Consideration and reduce liabilities retained by the Company) on an arm’s-length basis with the Buyer and its legal counsel;

•        the Board considered that the provisions of the Asset Purchase Agreement, including the respective representations, warranties and covenants and termination rights of the parties and termination fees payable by the Company, are reasonable and customary;

•        the belief of the Board that the terms of the Asset Purchase Agreement include the most favorable terms reasonably attainable from the Buyer;

•        the belief of the Board that, based on consultation with the Company’s outside legal counsel, the conditions to the consummation of the Asset Sale as set forth in the Asset Purchase Agreement are reasonable and customary;

•        the fact that the Asset Purchase Agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with the Company and, under certain circumstances more fully described in the section titled “Asset Purchase Agreement — Covenants — Competing Proposals” beginning on page 66;

•        the Company may furnish non-public information to and discuss the competing transaction with a third party;

•        the Board may withdraw or modify its recommendations to the Company stockholders regarding the Asset Sale in response to an unsolicited proposal for a competing transaction;

•        the Board may terminate the Asset Purchase Agreement if it determines that the competing proposal is a superior proposal and that it would be inconsistent with the Board’s fiduciary duties not to terminate the Asset Purchase Agreement in order to accept the superior proposal; and

•        the termination fee of $5.2 million is consistent with fees in comparable transactions and reasonable in amount in light of the circumstances in which the termination fee could become payable to the Buyer;

•        the anticipated time to close the Asset Sale;

•        the fact that the Buyer’s obligation to consummate the Asset Sale is not conditioned on the Buyer obtaining third party financing and the availability of the remedy of specific performance to the Company under the Asset Purchase Agreement under certain circumstances to cause the Buyer to fund the purchase price;

•        the Asset Sale will be subject to the approval of the holders of a majority of our outstanding shares of common stock;

•        the Supporting Stockholders, who beneficially owned approximately 6.8% of the voting power of our outstanding common stock as of the record date, have executed Voting Agreements, pursuant to which they have agreed, among other things, to vote all of the shares of common stock beneficially owned by them in favor of the Asset Sale Proposal;

•        the fact that the Board formed the Transaction Committee for the purpose of assisting the Board in connection with the Company’s strategic review process, as a result of which the process was directed by the Board, either directly or acting through the Transaction Committee;

•        the fact that our stockholders will continue to own stock in the Company after closing and potentially benefit from future earnings if the Company is able to utilize the Company’s NOLs and certain other tax attributes;

•        the fact that the Transaction Committee had met to discuss and evaluate the Company’s exploration of potential strategic alternatives over 20 times from July 27, 2023 (the date the Transaction Committee was established) until February 10, 2024 (the date the Asset Purchase Agreement was executed) and, during that period, conducted those discussions and evaluations in consultation with Company management and the Company’s legal counsel, financial advisors and financial consultants;

•        the fact that the Board had met to discuss and evaluate the Company’s exploration of potential strategic alternatives nine times from July 27, 2023 (the date the Transaction Committee was established) until February 10, 2024 (the date the Asset Purchase Agreement was executed) and, during that period, conducted those discussions and evaluations in consultation with Company management and the Company’s legal counsel, financial advisors and financial consultants;

•        the Board’s belief, based on, among other things, its familiarity with the Company’s business, the result of the negotiations between the parties and the responses of other potential counterparties contacted in connection with the Company’s third-party solicitation process, that other potentially interested parties, if any, would not likely be prepared to earnestly pursue a transaction with the Company for a price in excess of the Cash Consideration;

•        the conclusion reached by the Board, after discussions with Company management and the Company’s financial advisors and negotiations with the Buyer, that the Cash Consideration was likely the highest price per share that the Buyer was willing to pay and that the combination of public disclosure of the Cash Consideration and the ability to respond to unsolicited proposals for competing transactions (as further described in the section titled “Asset Purchase Agreement — Covenants — Competing Proposals” beginning on page 66) would likely result in a sale of the Company at the highest price that was reasonably attainable; and

•        the Board’s belief that the Asset Sale would likely be consummated in accordance with the Asset Purchase Agreement.

The Board also considered and balanced the factors described above against certain negative factors and potential risks associated with the Asset Sale, including the following factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•        as described in the section titled “Asset Purchase Agreement — Consideration” beginning on page 63, the Cash Consideration (and, as a result, the Post-Closing Cash) is subject to a downward adjustment if the Company’s cash at closing is less than $320 million (a downward adjustment equal to 50% of any shortfall if the closing occurs prior to June 1, 2024; 100% if the closing occurs on or after that date):

•        because the Company has reduced advertisement spending levels during the last several months to conserve cash, and because of the level of the Company’s fixed costs, the Company is expected to continue to experience negative cash flow prior to the closing; and

•        if there are delays in holding the Special Meeting or obtaining stockholder approval, the amount of Post-Closing Cash could be materially lower, particularly if the closing does not occur prior to June 1, 2024;

•        the fact that the Buyer has not agreed to assume all of the Company’s liabilities, which liabilities include certain third party claims related to the Company’s initial public offering, including an existing class action lawsuit and a stockholder derivative action (as described in the section titled “Asset Purchase Agreement — Assumption and Transfer of Liabilities — Excluded Liabilities” beginning on page 62);

•        the incurrence of significant costs and expenses in connection with attempting to complete the Asset Sale, including legal, accounting and other costs;

•        the assets being sold to the Buyer include substantially all of our non-cash assets and following the consummation of the Asset Sale, our material non-cash assets are expected to consist only of our NOLs and certain other tax attributes;

•        the terms of the Asset Purchase Agreement that place restrictions on our ability to consider an alternative strategic transaction and to terminate the Asset Purchase Agreement and accept a superior proposal;

•        one or more third parties could assert claims against us, either before or after the closing of the Asset Sale, and seek damages or other remedies, and we might be required to spend substantial time and resources defending any such claims, subject to description of the Assumed Liabilities in the section titled “Asset Purchase Agreement — Assumption and Transfer of Liabilities — Assumed Liabilities” beginning on page 62;

•        the fact that the Asset Sale is subject to certain closing conditions, some of which are outside of our control;

•        the fact that the Company has a dispersed stockholder base that includes a significant portion of retail stockholders, which increases the difficulty of obtaining the required approval of the holders of a majority of the outstanding shares of the Company’s common stock;

•        the fact that the Board will evaluate alternatives for the use of the Post-Closing Cash but has not determined how the Post-Closing Cash will be utilized and while those alternatives are currently expected to include using the Post-Closing Cash to fund, at least in part, the acquisition of assets that will potentially allow the Company to utilize the NOLs and certain other tax attributes, there can be no guarantee that suitable assets will be available for us to purchase or that any assets acquired will generate the revenues anticipated or any revenue at all;

•        although most of the NOLS do not expire, the fact that if we are not able to acquire suitable assets to generate revenues, the value of our remaining tax attributes will be limited and may be worthless;

•        that fact that, because the Board has not determined how the Post-Closing Cash will be used and what assets the Company may acquire to potentially allow the Company to utilize the NOLs and certain other tax attributes, if any:

•        management financial projections for the Company following the closing of the Asset Sale could not be prepared; and

•        because management financial projections were not available to the Company’s financial advisor, the Company’s financial advisor was not able to provide an opinion as to the fairness of the Asset Sale to the Company from a financial point of view;

•        the fact that the announcement and pendency of the Asset Sale, or the failure to complete the Asset Sale, may result in significant costs to us and cause substantial harm to our relationships with our employees, agents, customers and other business partners;

•        the fact the Company does not intend to liquidate following the closing of the Asset Sale and the Cash Consideration is not currently contemplated to be distributed to the Company’s stockholders;

•        the fact that the Asset Sale would preclude the Company’s stockholders from having the opportunity to participate in the future performance of the e-commerce business and related operations to be sold to the Buyer in the Asset Sale;

•        the right afforded to the Buyer under the Asset Purchase Agreement to seek to match competing proposals that the Board determines in good faith are superior proposals;

•        the requirement that we pay the Buyer a termination fee of $5.2 million if the Asset Purchase Agreement is terminated under certain circumstances, including in connection with the Company’s entry into an alternative transaction determined to be a superior proposal;

•        the risk of disruption to our business as a result of the public announcement of the Asset Sale;

•        the fact that, given the Asset Sale structure, the Company’s stockholders lack the right to demand appraisal of their shares and receive payment of the “fair value” of such shares pursuant to Section 262 of the DGCL if they comply in all respects with Section 262 of the DGCL; and

•        the other factors described in “Risk Factors” in this proxy statement beginning on page 22.

During its consideration of the transaction with the Buyer, the Board was also aware of and considered that the Company’s directors and executive officers may have interests in the Asset Sale that differ from, or are in addition to, their interests as stockholders of the Company generally, as described in the section titled “— Interests of our Directors and Executive Officers in the Asset Sale” beginning on page 55.

After taking into account all of the factors set forth above, as well as others, the Board determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Asset Sale. The Board reached the decision to unanimously approve the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement and to recommend that the Company’s stockholders vote to approve the same, in light of the factors described above and other factors the Board determined were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the Board may have given different weights to different factors. The Board conducted an overall review of the factors described above, including discussions with Company management and the Company’s legal counsel, financial advisors and financial consultants, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25.

Use of Proceeds and Future Operations

The Company, and not its stockholders, will receive the proceeds from the Asset Sale. If the Asset Sale closes, the Company will exit the operation of its e-commerce business and other historical operations. However, the Company does not intend to liquidate following the closing of the Asset Sale. The Board of Directors will evaluate alternatives for the use of the Post-Closing Cash. Those alternatives are currently expected to include using the Post-Closing Cash to fund, at least in part, the acquisition of assets that will potentially allow the Company to utilize the NOLs and certain other tax attributes, which will be retained by the Company as discussed elsewhere in this proxy statement.

The Company’s post-closing Board of Directors will conduct an extensive review of available opportunities for the Company’s NOLs and certain other tax attributes. The alternatives under evaluation by the Board of Directors for the use of the proceeds from the Asset Sale include funding, at least in part, the acquisition of assets that will potentially allow us to utilize our NOLs and certain other tax attributes. However, there can be no guarantee that suitable assets will be available for us to purchase or that any assets acquired will generate the revenues anticipated or any revenue at all. The Board of Directors will conduct a careful process, and there is no set timeframe for completing the exploration of alternatives. If we are not able to acquire suitable assets, the value of our remaining tax attributes will be limited and may be worthless. The expectation is that, after that review has run its course, the Board of Directors will authorize the Company to distribute its cash to stockholders if the Board of Directors eventually determines that it will be unable to utilize the NOLs and certain other tax attributes.

Interests of our Directors and Executive Officers in the Asset Sale

In considering the recommendation of our Board to vote “FOR” the Asset Sale Proposal, you should be aware that, aside from their interests as Wish stockholders, our directors and executive officers have interests in the Asset Sale that are different from, or in addition to, the interests of our stockholders generally.

These interests include potential payments to, and the vesting of restricted stock units and options held by, our executive officers pursuant to the terms of agreements we have previously entered into with those officers. In addition, the expiration date of the options held by our Company’s CEO was extended to two years after his termination of employment with the Company and our Board intends to take action to vest all outstanding restricted stock units and options, including those held by our directors and executive officers, contingent on the closing of the Asset Sale. Additional information concerning these potential payments and the vesting of restricted stock units and options is provided under “— Golden Parachute Compensation” below. For more information on the severance and change in control agreements that we have entered into with our executive officers, see “— The Severance and Change in Control Agreements” below.

Additionally, each of the Company’s directors and certain of our executive officers have entered into Voting Agreements (i) in favor of the Asset Sale Proposal, (ii) in favor of the Advisory Compensation Proposal, (iii) in favor of the Adjournment Proposal and (iv) against any Competing Proposals. For more information, see “— Voting Agreements” below.

The Severance and Change in Control Agreements

We entered into severance and change in control agreements with each of our executive officers in connection with his or her commencement of employment, or in the case of Jun (Joe) Yan, in connection with his transition to the Chief Executive Officer role in 2023.

The severance and change in control agreements provide for certain compensation and benefits in the event of an involuntary termination of employment, including an involuntary termination of employment in connection with a change in control of the Company, in exchange for a general release of claims in favor of the Company. We believe that these agreements are essential in helping our executive officers maintain continued focus on their assigned duties to maximize stockholder value in anticipation of the Asset Sale. The terms and conditions of these agreements were approved by our Board after an analysis of competitive market data in consultation with Compensia, a national compensation consulting firm retained by us to provide executive compensation advisory services.

Under the severance and change in control agreements, each of our executive officers is eligible to receive a lump sum cash payment equal to 12 months (for all executive officers other than Mr. Yan) or 24 months (for Mr. Yan) of his or her base salary, an additional lump sum cash payment equal to 12 months (for all executive officers other than Mr. Yan) or 24 months (for Mr. Yan) of his or her benefit premiums and full acceleration of his or her time-based equity awards if the executive officer’s employment is terminated by the Company without cause or the executive officer resigns for good reason within three months prior to or 12 months after a change in control of the Company, such as the Asset Sale.

For purposes of the severance and change in control agreements, the terms “cause” and “good reason” have the following meanings:

•        “Cause” means an executive officer’s willful and intentional unauthorized use or disclosure of our confidential information or trade secrets that causes material harm to us, material breach of any agreement with us, material failure to comply with our written policies or rules, conviction of a felony, gross negligence or willful misconduct, continuing failure to perform assigned duties (other than as a result of a disability) or failure to cooperate in good faith with a governmental or internal investigation; and

•        “Good Reason” means a material diminution in the nature or scope of the executive officer’s responsibilities, authority, powers, functions or duties (other than a change in title), a material reduction in the executive officer’s base salary, or a requirement that the executive officer relocate more than 50 miles.

If the total payments to an executive officer in connection with a change in control exceed the threshold at which such payments would become subject to the excise tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the payments under the severance and change in control agreements will be reduced until the total payments are below such threshold, unless the total payments without such reduction and after payment the applicable excise tax would exceed such reduced amount. We do not provide tax reimbursement (or “gross up”) payments to our executive officers relating to a change in control of the Company in the event that the transaction involves a “parachute payment” as defined in section 280G of the Code and triggers an excise tax under section 4999 of the Code.

The estimated payments that would be provided to each of Mr. Yan, Ying (Vivian) Liu and Mauricio Monico (collectively, our “named executive officers” for 2023) upon a termination of employment that occurs within three months prior to or 12 months after a change in control of the Company such as the Asset Sale are quantified in the following table, assuming termination of employment takes place on April 16, 2024, and without regard to any potential reduction to avoid excise taxes under section 4999 of the Code as described above.

The severance and change in control agreements also provide that a buyer of all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under the agreements. As part of the Asset Sale, the Buyer will assume these agreements and make these payments.

Compensation Arrangements with the Buyer or Qoo10

As of the date of this proxy statement, there are no new employment, equity or other arrangements or understandings between any executive officer or non-employee director of the Company, on the one hand, and the Buyer or Qoo10, on the other hand. The Asset Sale is not conditioned upon any executive officer or non-employee director of the Company entering into any such arrangement or understanding. Prior to the closing date, the Buyer or Qoo10 may, in its discretion, initiate discussions or negotiations about such arrangements and understandings with certain of the Company’s executive officers and may enter into definitive agreements with certain of the Company’s executive officers regarding continued service, in each case, taking effect at or after the closing date of the Asset Sale. The Company’s understanding is that Qoo10 has informed Vivian Liu, the Company’s Chief Operating Officer and Chief Financial Officer, that it is Qoo10’s intention that Ms. Liu serve as the most senior officer of the Wish e-commerce operations after closing. The Company also understands that Ms. Liu has received a proposal from Qoo10 for post-closing compensation, but that Ms. Liu has not yet accepted the proposal. Otherwise, no discussions or negotiations have occurred prior to the date of this proxy statement in which Qoo10 has proposed a continuing post-closing role in senior management for any of the Company’s executive officers. With respect to the Company’s non-employee directors, no such discussions or negotiations are expected to occur, and no such arrangements or understandings are expected to be implemented.

Benefits Arrangements with Buyer or Qoo10

As further described in the section titled “Asset Purchase Agreement — Covenants — Employees and Employee Benefits,” with respect to the Company’s U.S. employees, the Buyer is required to offer employment effective upon the closing of the Asset Sale to substantially all of our employees, including employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence. Notwithstanding this obligation, nothing precludes the Buyer from terminating any such employees for any reason.

The Buyer is further required to assume and honor all of our employee benefit plans (other than those that are excluded assets) in accordance with their terms as in effect immediately prior to the closing of the Asset Sale.

The Buyer further agrees not to engage in any mass layoffs or plant closings for 90 days following the closing and to use its reasonable best efforts to obtain any permit, pass, visa or other approval that may be required by a transferred employee.

Because our non-U.S. employees are employed by one of our non-U.S. subsidiaries to be transferred to the Buyer in the Asset Sale, those employees will be transferred to the Buyer automatically.

Golden Parachute Compensation

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that is based on or that otherwise relates to the Asset Sale to which our named executive officers are entitled under existing agreements.

The table below assumes that:

•        the Asset Sale is consummated on April 16, 2024; and

•        the employment of each of our named executive officers is involuntarily terminated immediately following the consummation of the Asset Sale.

GOLDEN PARACHUTE COMPENSATION(1)

Name	Cash Severance ($)(2)	Option Awards (Unvested and Accelerated) ($)		Restricted Stock Units (Unvested and Accelerated) ($)(3)	Health and Other Insurance Benefits ($)(4)	Total ($)
Jun (Joe) Yan	1,100,000	—	(5)	555,588	19,020	1,674,608
Vivian Liu	600,000	—		1,013,911	17,118	1,631,029
Mauricio Monico	500,000	—		724,750	28,170	1,252,920

____________

(1)      There are no Pension/Non-Qualified Defined Contribution, Perquisites/Benefits, Tax Reimbursements or other payments to the named executive officers that need to be disclosed pursuant to Item 402(t) of Regulation S-K.

(2)      Pursuant to the severance and change in control agreements, these amounts represent the “double trigger” lump sum cash payments equal to 12 months (for all named executive officers other than Mr. Yan) or 24 months (for Mr. Yan) of the named executive officer’s base salary.

(3)      Pursuant to the severance and change in control agreements, these amounts represent the “double trigger” automatic vesting of 83,334, 152,079 and 108,707 unvested restricted stock units held by Mr. Yan, Ms. Liu and Mr. Monico, respectively, as of April 16, 2024, based on the average closing market price of our common stock over the five business days following February 12, 2024, the date of first public announcement of the Asset Sale, which average closing market price was $6.67.

(4)      Pursuant to the severance and change in control agreements, these amounts represent the “double trigger” lump sum cash payments equal to 12 months (for all named executive officers other than Mr. Yan) or 24 months (for Mr. Yan) of benefit premiums.

(5)      Mr. Yan is eligible to receive accelerated vesting of 149,724 option shares; however, the per share exercise price of Mr. Yan’s option exceeded the average closing market price of our common stock over the five business days following February 12, 2024, which was $6.67 per share. Therefore, no value is attributable to the accelerated options. On February 22, 2024, the expiration date of Mr. Yan’s option was extended such that the option will expire two years after Mr. Yan’s termination of employment with the Company.

No Appraisal or Dissenters’ Rights

No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the Asset Sale.

Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of the anticipated material U.S. federal income tax consequences of the Asset Sale. The following discussion is based upon the Code, its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. No rulings have been requested or received from the Internal Revenue Service as to the tax consequences of the Asset Sale and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of the Asset Sale discussed below or, if it does challenge the tax treatment, that it will not be successful.

The Asset Sale will be treated for U.S. federal income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset, including equity interests in our subsidiaries that are transferred to the Buyer pursuant to the Asset Sale, will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The amount realized by us on the Asset Sale will include the amount of cash received, the fair market value of any other property received, and total liabilities (as determined for U.S. federal income tax purposes) assumed or taken by the Buyer. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code. Our basis in our assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold.

Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. With certain exceptions, losses can generally be netted against gains.

To the extent the Asset Sale results in us recognizing a net gain for U.S. federal income tax purposes, it is anticipated that our available NOLs will offset all or a substantial part of such gain. If, however, we were to undergo one or more “ownership changes” within the meaning of Section 382 of the Code, or if one has already occurred, our NOLs existing as of the date of each ownership change may be unavailable, in whole or in part, to offset gains, if any, from the Asset Sale. Under Section 382 of the Code, an ownership change is generally any change in ownership of more than 50% of a company’s stock within a rolling three year period. The applicable rules generally operate by focusing on changes in ownership among stockholders (or groups of stockholders) considered by the rules as owning, directly or indirectly, 5% or more of the stock of a company and any change in ownership arising from new issuances of stock by the company. While we believe that our NOLs are currently not subject to limitation under these rules and we have adopted a tax benefits preservation plan (the “Tax Benefits Preservation Plan”) designed to preserve and protect our NOLs, there is no guarantee that we have not undergone an ownership change in the past or that the Tax Benefits Preservation Plan will prevent us from experiencing an ownership change in the future and, therefore, having a limitation on our ability to use our NOLs. In addition, the Company intends to submit the Tax Benefits Preservation Plan to a vote of its stockholders at its 2024 Annual Meeting of Stockholders and no assurances can be provided that the plan will be approved.

If we are unable to offset fully for U.S. federal income tax purposes gains, if any, realized in respect of the Asset Sale with our NOLs, we may incur U.S. federal income tax liability that could reduce the assets available for future asset acquisitions by us or for distribution to our stockholders.

Anticipated Accounting Treatment

Under generally accepted accounting principles, upon completion of the Asset Sale, we will remove the net assets sold and liabilities assumed from our consolidated balance sheet and we anticipate recording a cash receipt and loss from the Asset Sale.

Effects on our Company if the Asset Sale is Completed and the Nature of our Business following the Asset Sale

Upon the closing of the Asset Sale, we will have the NOLs and the Post-Closing Cash, and our shares of common stock will still be publicly traded. However, until we deploy the Post-Closing Cash and/or otherwise monetize our NOLs, we will have no material sources of revenue. Nevertheless, we do not intend to liquidate following the closing of the Asset Sale. Instead, our Board of Directors will evaluate alternatives for the use of the Post-Closing Cash. Those alternatives are currently expected to include using the Post-Closing Cash to fund, at least in part, the acquisition of assets that will potentially allow us to utilize our NOLs and certain other tax attributes, which will be retained by us.

The Company’s post-closing Board of Directors will conduct an extensive review of available opportunities for the Company’s NOLs and certain other tax attributes. The alternatives under evaluation by the Board of Directors for the use of the proceeds from the Asset Sale include funding, at least in part, the acquisition of assets that will potentially allow us to utilize our NOLs and certain other tax attributes. However, there can be no guarantee that suitable assets will be available for us to purchase or that any assets acquired will generate the revenues anticipated or any revenue at all. The Board of Directors will conduct a careful process, and there is no set timeframe for completing the exploration of alternatives. If we are not able to acquire suitable assets, the value of our remaining tax attributes will be limited and may be worthless. The expectation is that, after that review has run its course, the Board of Directors will authorize the Company to distribute its cash to stockholders if the Board of Directors eventually determines that it will be unable to utilize the NOLs and certain other tax attributes.

The Asset Sale will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the Asset Sale will continue to hold the same number of shares immediately following the closing of the Asset Sale.

SEC Reporting

Our SEC reporting obligations as a public company will not be affected as a result of completing the Asset Sale.

Regulatory Approvals

No federal or state regulatory requirements must be complied with or approval must be obtained in connection with the Asset Sale.

ASSET PURCHASE AGREEMENT

The following discussion sets forth the principal terms of the Asset Purchase Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Asset Purchase Agreement and not by this discussion, which is a summary in nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the proposals being brought before the Special Meeting.

Purchase and Sale of Assets

General

We have entered into the Asset Purchase Agreement with Qoo10 Delaware and the Parent that provides, among other things, that we will sell substantially all of our assets to the Buyer, other than (A) our NOLs and certain other tax attributes, (B) our marketable securities held in a specified wealth management account and (C) our cash and cash equivalents held in that wealth management account, and the Buyer will acquire those assets and assume substantially all of our liabilities as specified in the Asset Purchase Agreement. The parties’ respective obligations to consummate the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of the conditions set forth therein, including the approval of the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the Special Meeting.

The assets held by ContextLogic Inc., our publicly-traded parent company, include stock and other ownership interests in the subsidiaries owned directly by our parent, each of which subsidiaries owned by the parent directly at closing will be transferred (the “transferred subsidiaries”) to the Buyer at closing as part of the Asset Sale.

As of the date of this proxy statement, in addition to its ownership in the transferred subsidiaries, ContextLogic Inc. also owns operating assets directly, including permits, contractual rights and intellectual property rights, as well as equipment and other tangible assets.

As permitted by the Asset Purchase Agreement, the Company, Qoo10 Delaware and the Parent have agreed that, prior to closing, ContextLogic Inc. will transfer all of its assets (other than “excluded assets,” as described in “— Excluded Assets” below) and all of its liabilities (other than “excluded liabilities,” as described in “— Excluded Liabilities” below) to a newly formed Delaware subsidiary. However, with the exception of one subsidiary (CL FinServ Holdings LLC), none of the other transferred subsidiaries will be contributed to the new Delaware subsidiary. At closing, ContextLogic Inc. will transfer to the Buyer all of its ownership interest in all of the transferred subsidiaries, including the newly formed Delaware subsidiary.

In addition, ContextLogic Inc. serves as employer of record to our employees based in the U.S. In connection with ContextLogic Inc.’s contemplated transfer of assets and liabilities to the new transferred subsidiary, prior to the closing, ContextLogic Inc. will transfer its eligible U.S. employees to the new Delaware subsidiary shortly before closing. The employment relationship with those U.S. employees would then be transferred when the ownership of the new Delaware subsidiary is transferred to the Buyer at closing.

Purchased Assets

Upon the terms and subject to the conditions of the Asset Purchase Agreement, we have agreed to sell to the Buyer the following assets, which are referred to in this discussion as the “purchased assets”:

•        all equity interests of each of the subsidiaries owned, directly or indirectly, by the Company, including all entity books and records of such subsidiaries;

•        all cash and cash equivalents of the Company and their subsidiaries, except as set forth in “— Excluded Assets” below;

•        the Company’s interests in its real property leases;

•        all fixed assets and tangible personal property owned by or otherwise in the control of the Company;

•        all of the Company’s intellectual property, except as set forth in “— Excluded Assets” below;

•        all of the Company’s contracts and its rights thereunder, except certain employment-related agreements;

•        all of the Company’s accounts, billed and unbilled receivables and other amounts due to the Company from third party payors;

•        all of the Company’s claims, deposits, prepaid expenses, advance payments, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment, except as set forth in “— Excluded Assets” below;

•        all of the Company’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any purchased assets;

•        all of the Company’s franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from a governmental entity, to the extent transferable;

•        all of the Company’s books, records, supplier lists, customer lists, customer files and records, business forms, creative materials, advertising and promotional materials and other printed or written materials associated with the Company’s business;

•        all of the Company’s goodwill associated with the business and the purchased assets; and

•        the benefit plans and all of the Company’s rights in and with respect to the assets associated with such benefit plans, except to the extent that such benefit plans constitute an “excluded asset” as set forth below.

Notwithstanding the above, any assets that are by their terms non-assignable without the consent of a third party are not transferred to the Buyer under the terms of the Asset Purchase Agreement. Instead, we and the Buyer are each required to use reasonable best efforts to obtain any such consent. However, we are not required to pay any fee or other consideration to any third party to obtain any such consent.

Excluded Assets

Under the terms of the Asset Purchase Agreement, the following assets (referred to in this discussion as the “excluded assets”) will not be transferred to the Buyer and will remain our assets following the closing of the Asset Sale:

•        the corporate seals, organizational documents, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of the Company;

•        all of the cash, cash equivalents or marketable securities of the Company held in the cash and money market accounts in a single account of the Company;

•        all insurance policies of the Company and all rights to applicable claims and proceeds under insurance policies of the Company or any replacement or renewal policies therefor;

•        certain employment-related contracts;

•        certain benefit plans, including the Company’s 2010 Stock Plan, 2020 Equity Incentive Plan, 2022 New Employee Equity Incentive Plan and 2020 Employee Stock Purchase Plan;

•        certain trademarks and domain names containing the name “ContextLogic”;

•        all tax attributes, including all NOLs, tax refunds, credits, and prepayments of the Company (other than (i) certain tax refunds (or credits in lieu of refunds) described in the Asset Purchase Agreement and (ii) the Buyer’s portion of certain tax refunds);

•        all rights to any action, suit or claim of any nature available to or being pursued by the Company, whether arising by way of counterclaim or otherwise, to the extent in respect of any other excluded asset or excluded liability;

•        all guarantees, warranties, indemnities and similar rights in favor of the Company in respect of any other excluded asset or excluded liability;

•        all rights of the Company under the Asset Purchase Agreement and related documents;

•        all records, correspondence and other materials prepared by or on behalf of the Company in connection with the sale of the purchased assets to the Buyer; and

•        certain computers at the Company’s San Francisco office.

Assumption and Transfer of Liabilities

Assumed Liabilities

Upon the terms and subject to the conditions of the Asset Purchase Agreement, the Buyer will assume substantially all of our liabilities and obligations other than the excluded liabilities, as discussed below, including all of the following liabilities and obligations:

•        all liabilities in respect of any purchased asset;

•        the employment or termination of employment or services of the Company’s employees, including any liabilities under the Worker Adjustment and Retraining Notification, 29 U.S.C. 2101, but excluding liabilities arising from severance payments to, or unpaid wages owed to, any employees who decline the Buyer’s offer of employment or service;

•        cash severance amounts owed to certain of the Company’s employees;

•        the non-continuation of the service of any of the Company’s employee resulting from any failure by the Buyer to offer employment;

•        any liabilities in respect of (i) taxes of, or imposed on, the Company for any taxable period (or portion thereof) ending on or prior to the closing with respect to the Company’s business, any of the Company’s subsidiaries or any purchased asset (other than certain excluded Company taxes) and (ii) the portion of any taxes that are the responsibility of the Buyer;

•        all third party claims, including any third party claims relating to the negotiation, execution, delivery or performance of the Asset Purchase Agreement or any related document or the consummation of the Asset Sale or any related document, but excluding any third party claims set forth in “— Excluded Liabilities” below; and

•        up to $6 million of certain third party advisory expenses of the Company that remain unpaid as of the closing and that were incurred by the Company in connection with the negotiation, preparation and performance of the Asset Sale.

Excluded Liabilities

Under the terms of the Asset Purchase Agreement, the following liabilities and obligations will remain our liabilities and obligations (referred to in this discussion as the “excluded liabilities”) and will not be assumed by the Buyer following the closing of the Asset Sale:

•        any liabilities in respect of any excluded asset;

•        liabilities arising out of or related to the employment or termination of service of any employee of the Company who is not transferring to the Buyer or arising from severance payments to, or unpaid wages owed to, any employee who declines the Buyer’s offer of employment or service;

•        any liabilities in respect of (i) the portion of any transfer taxes that are the responsibility of the Company, (ii) the portion of any property taxes that are the responsibility of the Company, (iii) the portion of certain capital gains taxes which may arise in connection with the Asset Sale, (iv) certain taxes of, or imposed on, the Company for any taxable period with respect to any income or gain recognized from the transfer of purchased assets and (v) any other taxes of, or imposed on, the Company that are not an assumed liability;

•        certain third party claims related to the Company’s initial public offering, including an existing class action lawsuit and a stockholder derivative action; and

•        any costs or expenses incurred by the Company in connection with the negotiation, preparation and performance of the Asset Purchase Agreement, the related documents and the Asset Sale other than those set forth in “— Assumed Liabilities” above.

We anticipate that our expenses relating to the Asset Sale following the closing of the Asset Sale will be approximately $3 million, which includes financial advisory fees and legal fees and other fees and expenses.

Consideration

As consideration for the Asset Sale, the Buyer will:

•        assume substantially all of our liabilities as specified in the Asset Purchase Agreement; and

•        pay us a purchase price equal to the Cash Consideration, equal to $173 million in cash, less the amount of certain excluded cash, cash equivalents and marketable securities that will be retained by us following the closing of the Asset Sale. The Cash Consideration is subject to certain adjustments, depending on whether (i) the Company’s closing cash is greater than or less than a cash threshold of $320 million and (ii) whether the Closing Date is on or before May 31, 2024.

If, as anticipated, the Closing Date occurs on or before May 31, 2024, then:

•        If the Company’s closing cash is greater than the $320 million cash threshold, the Cash Consideration will be adjusted upward by a cash adjustment equal to 100% of such surplus (subject to a downward adjustment of up to $3 million if the Buyer pays certain transaction expenses incurred by the Company, as described below); and

•        If the Company’s closing cash is less than the $320 million cash threshold, then the Cash Consideration will be adjusted downward by a cash adjustment equal to 50% of the amount of such deficit.

The Company estimates that, if the Asset Sale closes on or about April 16, 2024, the Company will have Post-Closing Cash of approximately $150 million to $157 million. In this proxy statement, the term “Post-Closing Cash” refers to (i) the Cash Consideration plus (ii) the cash, cash equivalents and marketable securities that will be retained by the Company (and withheld from the Asset Sale) minus (iii) the transaction expenses payable by the Company at closing.

Given the Company’s current negative cash flow, the amount of Post-Closing Cash would be adversely affected by any delays in closing the Asset Sale. In addition, under the Asset Purchase Agreement, if the Closing Date occurs on or after June 1, 2024, then:

•        If the Company’s closing cash is greater than the $320 million cash threshold, the Cash Consideration will be adjusted upward by a cash adjustment equal to 50% of such surplus (subject to a downward adjustment of up to $3 million if the Buyer pays certain transaction expenses incurred by the Company, as described below); and

•        If the Company’s closing cash is less than the $320 million cash threshold, then the Cash Consideration will be adjusted downward by a cash adjustment equal to 100% of the amount of such deficit.

The Buyer will, if the closing occurs, pay up to up to $6 million of certain third party advisory expenses of the Company that remain unpaid as of the closing and that were incurred by the Company in connection with the negotiation, preparation and performance of the Asset Sale. If, during either of these two time periods described above, the Cash Consideration is to be adjusted upward, then the amount of the upward adjustment will be reduced on a dollar-for-dollar basis by up to 50% of the amount of those transaction expenses paid for by the Buyer. However, in no event will the cash adjustment be reduced to less than zero.

Guaranty

The Parent, as primary obligor and not as surety, has agreed to absolutely, unconditionally and irrevocably guarantee the full and prompt payment and performance of all obligations of the Buyer under the Asset Purchase Agreement and all related documents (including payment of the Cash Consideration, all assumed Company transaction expenses in accordance with the Asset Purchase Agreement and certain agreed upon indemnification obligations as set forth in the Asset Purchase Agreement).

Representations and Warranties

The Asset Purchase Agreement contains representations and warranties that we, on the one hand, and the Buyer, on the other hand, have made to one another as of specific dates relating to our respective businesses, financial condition and structure, as well as other matters pertinent to the Asset Sale. The assertions embodied in these representations and warranties were made solely for purposes of the Asset Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Asset Purchase Agreement. Accordingly, our stockholders should not rely on the representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Asset Purchase Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Asset Purchase Agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality different from those generally applicable to stockholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be reflected in our public disclosures. This description of the representations and warranties is included solely to provide stockholders with information regarding the terms of the Asset Purchase Agreement. The representations and warranties in the Asset Purchase Agreement and their description in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings that we publicly file with the SEC.

Wish Representations and Warranties

Our representations and warranties relate to, among other things:

•        our corporate organization and qualification, as well as the organization and qualification of our subsidiaries;

•        our corporate authority to enter into the Asset Purchase Agreement and other agreements related to the Asset Sale and the validity and enforceability of such agreements and the approval of the Board of Directors for the Company to enter into the Asset Purchase Agreement;

•        the absence of conflicts with our organizational documents, applicable law or certain contracts and permits, or the occurrence of defaults under or the creation of liens with respect to certain contracts or permits, as a result of the execution, delivery and performance by us of the Asset Purchase Agreement and other agreements relating to the Asset Sale;

•        the absence of a requirement to obtain consents or approvals with respect to our execution, delivery and performance under the Asset Purchase Agreement, except as agreed to and acknowledged by the parties;

•        the completeness of our filings with the SEC and the preparation of our financial statements in accordance with U.S. generally accepted accounting principles;

•        the absence of undisclosed liabilities and indebtedness of the Company;

•        our material contracts;

•        the sufficiency of the purchased assets to conduct the business of the Company following the closing of the Asset Sale in substantially the same manner as it was conducted by us prior to closing;

•        the real property leased by us;

•        our title to the purchased assets;

•        the absence of litigation that would materially impact our business or the purchased assets or inhibit or materially delay our ability to consummate the Asset Sale;

•        certain labor matters relating to us;

•        our employee benefit plans;

•        our intellectual property;

•        out data protection and privacy programs and procedures;

•        certain tax matters, including our tax filings and compliance with laws relating to the payment and withholding of taxes, as well as the absence of any outstanding tax audits or certain agreements and arrangements that the Buyer would inherit following consummation of the Asset Sale;

•        certain environmental matters;

•        the validity and enforceability of our insurance policies;

•        brokers, finders or investment bankers entitled to any fees in connection with the Asset Sale;

•        our ten largest customers;

•        our ten largest suppliers;

•        the compliance of our business with applicable laws;

•        transactions with affiliates or related persons;

•        compliance with various anti-bribery laws and international trade and economic sanctions;

•        the absence of certain developments with respect to us since September 30, 2023;

•        confirmation that our business does not fall within the scope of the Defense Production Act of 1950;

•        our solvency following the closing; and

•        the truthfulness of information supplied by us or on our behalf for inclusion in this proxy statement.

Buyer Representations and Warranties

The Buyer’s representations and warranties relate to, among other things:

•        its organization and qualification;

•        its authority to enter into the Asset Purchase Agreement and other agreements related to the Asset Sale and the validity and enforceability of such agreements;

•        the absence of conflicts with the Buyer’s organizational documents and applicable law as a result of the Buyer’s execution, delivery and performance under the Asset Purchase Agreement;

•        the absence of litigation that would reasonably be expected to materially and adversely affect the legality, validity or enforceability of the Asset Purchase Agreement and the other agreements related to the Asset Sale or would prevent or materially delay the consummation of the Asset Sale;

•        brokers, finders or investment bankers entitled to any fees in connection with the Asset Sale;

•        the availability of funds that enable the Buyer to consummate the Asset Sale and pay the Cash Consideration at the closing;

•        the solvency of the Buyer, and the Company’s subsidiaries that are sold to the Buyer, immediately following the closing; and

•        the truthfulness of the information supplied by the Buyer or on its behalf for inclusion in this proxy statement.

Covenants

Conduct of Business Pending Closing

Until closing, we are required to, unless otherwise consented to by the Buyer:

•        conduct our business in the usual, regular and ordinary course in substantially the same manner as previously conducted; and

•        use our reasonable best efforts to preserve intact our business organization and operations and the purchased assets.

In addition, we may not, without the consent of the Buyer, sell, lease transfer or otherwise dispose of any purchased asset other than in the ordinary course of business or engage in certain other specified actions, including, among other things, engaging in acquisitions, materially amending or entering into any material contracts, incurring additional indebtedness outside the ordinary course of business, making capital expenditures and investments in excess of a specified amount, making a material change in accounting principles, making certain changes in employee compensation, benefits or bonuses, settling claims with respect to assumed liabilities in excess of a specified amount, entering into new lines of business and granting any stock options, restricted stock units or other long-term incentive awards.

Stockholders Meeting

We are required to establish a record date for, duly give notice of, convene and hold a meeting of our stockholders to obtain stockholder approval of the Asset Sale Proposal, to be held as promptly as reasonably practicable following the clearance of this proxy statement by the SEC. Unless there has been a change in recommendation (as defined below) by our Board, we must use reasonable best efforts to solicit proxies from our stockholders in favor of the Asset Sale Proposal.

Competing Proposals

We have agreed that we will not, and will cause our subsidiaries and will use our reasonable best efforts to cause our and their respective representatives not to, directly or indirectly:

•        initiate, solicit, propose or knowingly encourage or knowingly facilitate the submission of any inquiry or the making of any proposal or offer that constitutes, or would be reasonably likely to lead to or result in, a competing proposal (as defined below);

•        engage in, continue or participate in any discussions relating to or any inquiry, proposal or offer that would reasonably be expected to lead to or result in a competing proposal;

•        furnish any non-public information regarding the Company or its subsidiaries, or access to the properties, assets or employees of the Company or its subsidiaries, to any person in connection with or in response to any competing proposal or any inquiry, proposal or offer that would be reasonably likely to lead to or result in a competing proposal;

•        approve, adopt or enter into any letter of intent or agreement in principle relating to a competing proposal;

•        take any action to make the provisions of any takeover law or similar provision in the Company’s organizational documents inapplicable to any transactions contemplated by a competing proposal;

•        submit any competing proposal to a vote or consent of the stockholders of the Company; or

•        resolve, propose or agree to do any of the above.

However, notwithstanding the restrictions described above, we or any of our representatives may, (i) in response to an unsolicited inquiry or proposal that did not result from a breach of the non-solicitation restrictions described above, request information reasonably necessary to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes, or is reasonably likely to lead to or result in, a superior proposal (as defined below) and (ii) in response to an inquiry or proposal from a third party, inform a third party or its representatives of the restrictions imposed by the non-solicitation restrictions described above.

Furthermore, under the Asset Purchase Agreement, the Board may not:

•        withhold, withdraw, qualify, amend or modify, or publicly propose or announce any intention to withhold, withdraw, qualify, amend or modify, in a manner adverse to the Buyer, the Board recommendation to approve the Asset Sale in this proxy statement;

•        fail to include the board recommendation to approve the Asset Purchase Agreement in this proxy statement (including when filed with the SEC or disseminated to the Company’s stockholders);

•        adopt, approve, endorse or recommend, or publicly propose or announce any intention to adopt, approve, endorse or recommend, any competing proposal;

•        publicly declare advisable or publicly propose to enter into, or authorize, cause or permit the Company or its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (an “alternative acquisition agreement”);

•        in the case of a competing proposal that is structured as a tender offer or exchange offer, fail to recommend, in a solicitation/recommendation statement, against acceptance of such tender offer within a specified period of time; or

•        if, after the date of the Asset Purchase Agreement, a competing proposal has been publicly announced or publicly disclosed, fail to publicly reaffirm the Board’s recommendation to approve the Asset Sale prior to (i) five business days after the Buyer requests the reaffirmation in writing or (ii) three business days prior the date of the Special Meeting, whichever is earlier (together with any of the other foregoing actions, a “change in recommendation”).

Notwithstanding the restrictions described above, the Board may, after consultation with our outside legal counsel, make such disclosures as the Board determines in good faith, that the failure to do so would be inconsistent with the fiduciary duties of the Board under applicable law. However, any disclosure that relates to a competing proposal will be deemed to be a change in recommendation unless the Board reaffirms the Board’s recommendation to approve the Asset Sale in such disclosure.

Notwithstanding the foregoing, any time prior to, but not after, our receipt of the Company stockholder approval following the execution of the Asset Purchase Agreement we and our representatives may solicit, propose, encourage, or facilitate any inquiry or the making of any proposal or offer with respect to such competing proposal or any modification thereto with any person if we receive a bona fide written competing proposal from such person that was not solicited in breach of the foregoing non-solicitation provisions.

A “Competing Proposal” or a “competing proposal” is defined as any bona fide written offer or proposal for, or any bona fide written indication of interest in, any direct or indirect, in a single transaction or series of related transactions:

•        acquisition of any business or assets of the Company or our subsidiaries representing 20% or more of the net revenues, net income or assets of the Company and our subsidiaries taken as a whole;

•        sale of equity representing 20% or more of any class of equity securities of the Company or any of our subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and our subsidiaries taken as a whole;

•        tender offer or exchange offer that would result in the beneficial ownership of 20% or more of any class of equity securities of the Company or any of our subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and our subsidiaries taken as a whole; or

•        merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of our subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of the Company and our subsidiaries taken as a whole.

A “superior proposal” is defined as a competing proposal (with all references to 20% included in the definition of competing proposal increased to 50%) that is not solicited after the date of the Asset Purchase Agreement in violation of the terms thereof and is made after the date of the Asset Purchase Agreement by any person (other than the Buyer) that in the good faith determination of the Board — after consultation with its financial advisors and outside legal counsel and after taking in to account relevant aspects of the proposal (including estimated timing and legal, financial, regulatory, stockholder approval requirements, any third-party consents, financing and other aspects) — would, if consummated, result in a transaction more favorable to the Company stockholders than the Asset Sale, is reasonably likely to be consummated on the terms proposed and for which, if applicable, financing is fully committed or reasonably determined to be available by the Board.

Change in Recommendation

At any time prior to, but not after, the receipt of the Company stockholder approval, the Board may effect a change in recommendation or may terminate the Asset Purchase Agreement if we receive a bona fide written competing proposal from a third party that was not solicited in breach of the Asset Purchase Agreement’s non-solicitation proposals, and:

•        the Board determines in good faith (i) after consultation with its financial advisors and outside legal counsel, that such competing proposal is a superior proposal and (ii) after consultation with the Company’s outside legal counsel, that failure to effect a change in recommendation in response to such superior proposal would be inconsistent with the fiduciary duties owed by the Board to the stockholders of the Company under applicable law;

•        the Company provides the Buyer written notice of such proposed action and the basis thereof at least four business days in advance;

•        after giving such notice and prior to effecting such change in recommendation or termination, the Company negotiates in good faith with the Buyer (to the extent the Buyer wishes to negotiate) to make such adjustments or revisions to the terms of the Asset Purchase Agreement as would obviate the need for the Board to effect a change in recommendation or terminate the Asset Purchase Agreement; and

•        at the end of the four business day period, prior to taking action to effect a change in recommendation or terminate the Asset Purchase Agreement, the Board takes into account any adjustments or revisions to the terms of the Asset Purchase Agreement proposed by the Buyer in writing and determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that the competing proposal remains a superior proposal and, after consultation with outside legal counsel, that the failure to effect a change in recommendation in response to such superior proposal would be inconsistent with the fiduciary duties owed by the Board to the stockholders of the Company under applicable law.

Additionally, at any time prior to, but not after, the receipt of the Company stockholder approval, the Board may effect a change in recommendation or terminate the Asset Purchase Agreement in response to an intervening event (as defined below) that occurs or arises after the date of the Asset Purchase Agreement and that did not arise from or in connection with a breach of the Asset Purchase Agreement, and:

•        the Board determines in good faith (i) after consultation with the Company’s financial advisors and outside legal counsel that an intervening event has occurred and (ii) after consultation with the Company’s outside legal counsel, that failure to effect a change in recommendation in response to such intervening event would be inconsistent with the fiduciary duties owed by the Board to the stockholders of the Company under applicable law;

•        the Company provides the Buyer with written notice of such proposed action and the basis thereof at least four business days in advance, which notice shall set forth in writing that the Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the intervening event and the reasons for making the change in recommendation;

•        after giving such notice and prior to effecting such change in recommendation, the Company negotiates in good faith with the Buyer (to the extent the Buyer wishes to negotiate) to make such adjustments or revisions to the terms of the Asset Purchase Agreement as would obviate the need for the Board to effect a change in recommendation; and

•        at the end of the four business day period, prior to taking action to effect a change in recommendation, the Board takes into account any adjustments or revisions to the terms of the Asset Purchase Agreement, proposed by the Buyer in writing, and determines in good faith after consultation with the Company’s outside legal counsel, that the failure to effect a change in recommendation in response to such intervening event would be inconsistent with the fiduciary duties owed by the Board to the stockholders of the Company under applicable law.

An “intervening event” is defined as a material development, event, occurrence or change in circumstance that occurs or arises after the date of the Asset Purchase Agreement that was not known to or reasonably foreseeable by the Board or our senior executives as of the date of the Asset Purchase Agreement, which becomes known to the Board prior to obtaining the Company stockholder approval. However, intervening event does not include (a) the mere fact, in and of itself, that the Company or any of our subsidiaries meets or exceeds any projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics, (b) changes in the price or trading volume of the Company common stock, (c) the receipt and existence of a competing proposal, (d) change in the trading price or trading volume of the Company common stock, in and of itself, or (e) any change, in and of itself, in our level of cash and cash equivalents or reduction in the rate of decrease of such amounts, in and of itself.

Access to Information and Cooperation in Litigation

We are required to use our reasonable best efforts to afford to the Buyer and its representatives reasonable access during normal business hours to our officers, employees, agents, properties, offices and other facilities and our books and records. The Buyer will contact and communicate with our employees, customers, providers and vendors only in conformity with such reasonable and customary procedures and conditions as shall be reasonably agreed to by us and the Buyer. Any information provided to the Buyer is to be kept confidential in accordance with our prior confidentiality agreement with the Buyer. The Buyer and we are further required to maintain certain records for a period of six years and to provide the other party with access to such records in certain circumstances. The Buyer has also agreed to allow us to consult with our former employees in connection with matters associated with our continuing business, including with respect to SEC reporting, tax, employment and litigation matters. The parties agree to cooperate for a period of four years with respect to any legal claim related to pre-closing matters.

Employees and Employee Benefits

With respect to the Company’s U.S. employees, the Buyer is required to offer employment effective upon the closing of the Asset Sale to substantially all of our employees, including employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence. Notwithstanding this obligation, nothing precludes the Buyer from terminating any such employees for any reason.

The Buyer is further required to assume and honor all of our employee benefit plans (other than those that are excluded assets) in accordance with their terms as in effect immediately prior to the closing of the Asset Sale.

The Buyer further agrees not to engage in any mass layoffs or plant closings for 90 days following the closing and to use its reasonable best efforts to obtain any permit, pass, visa or other approval that may be required by a transferred employee.

Because our non-U.S. employees are employed by one of our non-U.S. subsidiaries to be transferred to the Buyer in the Asset Sale, those employees will be transferred to the Buyer automatically.

Name Change

We have agreed to, within 30 days after the closing of the Asset Sale, amend our ticker symbol to remove any reference to “WISH” and all derivations thereof. The Buyer will, within six months after the closing of the Asset Sale, amend the name of each acquired subsidiary to remove any reference to “ContextLogic” and all derivations thereof.

Transitional License

We have agreed to grant the Buyer a six month license to use the “ContextLogic” trademark following closing.

Consents and Approvals and Further Assurances

We, the Parent and the Buyer have agreed to cooperate with each other and to each use reasonable best efforts to promptly prepare and file all necessary documentation, effect all applications, notices, petitions, and filings and obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the Asset Sale and for the Buyer to operate our business in accordance with past practice in all material respects immediately following the closing.

The Asset Purchase Agreement also requires that we and the Buyer use reasonable best efforts to effect the transactions contemplated by the Asset Purchase Agreement in accordance with the terms set forth in the Asset Purchase Agreement, including by executing and delivering such other instruments and performing such other acts as may be necessary or desirable to effect the consummation of the transactions contemplated by the Asset Purchase Agreement.

Financing the Asset Sale

The Buyer is financing the Cash Consideration payable at closing with cash and available resources on hand.

Expected Timing of the Asset Sale

We expect to complete the Asset Sale in the second quarter of 2024, promptly following the Special Meeting, if the Asset Sale Proposal is approved by our stockholders and the various other conditions to closing are satisfied or waived. However, there can be no assurance that the Asset Sale will be completed as currently anticipated. Certain factors, including factors outside of our control and the control of the Buyer, could result in the Asset Sale being delayed or not occurring at all.

Closing Conditions

Conditions to Each Party’s Obligation

The obligation of each party to consummate the Asset Sale is subject to the satisfaction or waiver of the following conditions at closing:

•        no governmental order or law restraining or otherwise prohibiting the consummation of the Asset Sale; and

•        the Company’s stockholders having approved the Asset Sale Proposal.

Conditions to the Obligation of the Buyer

The obligation of the Buyer to consummate the Asset Sale is subject to the satisfaction or waiver of the following conditions at closing:

•        each of our “fundamental representations” being true and correct in all material respects as of the date of the Asset Purchase Agreement and as of closing as though made at closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date);

•        each of our other representations and warranties being true and correct as of closing as though made at closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and except where any failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on us (without giving effect to any “materiality” or “material adverse effect” qualifications contained in such representations and warranties);

•        us having performed or complied with, in all material respects, all agreements or covenants required to be performed by it under the Asset Purchase Agreement and the other related documents to which we are a party;

•        us having delivered duly executed copies of various certificates, agreements and other documents relating to the Asset Sale; and

•        there having been no Material Adverse Effect to the business to have occurred since execution of the Asset Purchase Agreement.

Conditions to the Obligation of Wish

Our obligation to consummate the Asset Sale is subject to the satisfaction or waiver of the following conditions at closing:

•        the representations and warranties of the Buyer that are qualified as to materiality being true and correct in all respects and the representations and warranties of the Buyer not so qualified being true and correct in all material respects, in each case, as of the date of the Asset Purchase Agreement and as of the closing as though made at closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, on and as of such earlier date);

•        the Buyer having performed or complied with, in all material respects, all agreements or covenants required to be performed by it under the Asset Purchase Agreement and the other related documents to which the Buyer is a party; and

•        the Buyer having delivered to us duly executed copies of various certificates, agreements and other documents relating to the Asset Sale.

Termination of the Asset Purchase Agreement

The Asset Purchase Agreement may be terminated prior to the effective time by the mutual written consent of us and the Buyer.

The Asset Purchase Agreement may be terminated by either us or the Buyer if:

•        the Company stockholder approval has not been obtained by reason of the failure to obtain the required vote at a duly held Company stockholder meeting or any adjournment or postponement thereof;

•        the closing of the Asset Sale has not yet occurred by June 30, 2024 (as defined above, the “outside date”) and the party seeking to terminate the Asset Purchase Agreement has not breached any representation or warranty or failed to fulfill any covenant or agreement under the Asset Purchase Agreement that has been the principal cause of, or resulted in, the failure of the closing of the Asset Sale to occur on or before the outside date; or

•        a law is adopted by any governmental entity with jurisdiction over any party that permanently makes the consummation of the Asset Sale illegal or otherwise permanently prohibits the Asset Sale, or if any final and non-appealable judgment, injunction, decree or order issued by any governmental entity having jurisdiction of any party permanently enjoins or prohibits the Buyer, the Parent or the Company from consummating the Asset Sale, but only if the party seeking to terminate the Asset Purchase Agreement on this basis has not breached any representation and warranty or failed to fulfill any covenant under the Asset Purchase Agreement, where such breach was the principal cause of, or resulted in, such legal restraint.

The Asset Purchase Agreement may be terminated by the Buyer if:

•        prior to receipt of Company stockholder approval, there has been a change in recommendation, regardless of whether permitted by the Asset Purchase Agreement; or

•        the Company has breached any of its representations, warranties, covenants or other agreements contained in the Asset Purchase Agreement, which would result in a failure to satisfy certain conditions to the consummation of the Asset Sale that are dependent on the Company’s compliance with certain terms of the Asset Purchase Agreement, and such breach is incapable of being cured prior to the outside date, or if capable of being cured prior to the outside date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the Company of such breach and (ii) three business days prior to the outside date (a “Company terminable breach”), but only if the Buyer is not then in Buyer terminable breach (as defined below) of any of its representations, warranties, covenants or agreements contained in the Asset Purchase Agreement.

The Asset Purchase Agreement may be terminated by us in the following circumstances:

•        if the Buyer has breached any of its representations, warranties, covenants or other agreements contained in the Asset Purchase Agreement, which would result in a failure to satisfy certain conditions to the consummation of the Asset Sale that are dependent on the Buyer’s compliance with certain terms of the Asset Purchase Agreement, and such breach is incapable of being cured prior to the outside date, or if capable of being cured prior to the outside date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the Company of such breach and (ii) three business days prior to the outside date (a “Buyer terminable breach”), but only if the Company is not then in Company terminable breach of any of its respective representations, warranties, covenants or agreements contained in the Asset Purchase Agreement; or

•        prior to the receipt of Company stockholder approval, in order to enter into a definitive written agreement providing for a superior proposal if such proposal was received after the date of the Asset Purchase Agreement, such proposal did not result from a breach of the non-solicit, the Company complies in all material respects with the non-solicit provisions, concurrently with, and as a condition to, any such termination the Company pays or causes to be paid to the Buyer or its designee the Buyer termination fee described below and the Board (or any committee thereof) authorized the entry into, and the Company concurrently enters into a definitive written agreement providing for a superior proposal.

Further related information is found in the section titled “Asset Purchase Agreement — Competing Proposals” beginning on page 66.

Termination Fees and Expenses

Generally, all fees and expenses incurred in connection with the Asset Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring those expenses, regardless of whether the Asset Sale is completed. However, if the Asset Sale is consummated, the Buyer will pay up to $6 million of certain third party advisory expenses of the Company that remain unpaid as of the closing and that were incurred by the Company in connection with the negotiation, preparation and performance of the Asset Sale.

We are required to pay the Buyer the termination fee of $5.2 million if:

•        (i) the Buyer terminates the Asset Purchase Agreement due to the occurrence of a Company terminable breach or (ii) the Company terminates the Asset Purchase Agreement for failure to close prior to the outside date when the Buyer could have terminated the Asset Purchase Agreement due to the occurrence of a Company terminable breach and, in both cases, (x) a competing proposal was announced after the date of the Asset Purchase Agreement but prior to the termination that was not withdrawn (with such withdrawal having been publicly disclosed if such competing proposal itself was publicly disclosed) and (y) within 12 months after the termination, the Company enters into a definitive agreement with respect to, or otherwise consummates, the competing proposal (or does not oppose it, in the case of a tender or exchange offer);

•        the Company or the Buyer terminates the Asset Purchase Agreement because of the Company’s failure to obtain the required vote at a duly held meeting of its stockholders and (i) a competing proposal was announced after the date of the Asset Purchase Agreement but prior to the termination that was not withdrawn (with such withdrawal having been publicly disclosed if such competing proposal itself was publicly disclosed) and (ii) within 12 months after the termination, the Company enters into a definitive agreement with respect to, or otherwise consummates, the competing proposal (or does not oppose it, in the case of a tender or exchange offer);

•        the Buyer terminates the Asset Purchase Agreement because prior to receipt of Company stockholder approval there has been a change in the Board’s recommendation, regardless of whether permitted by the Asset Purchase Agreement; or

•        we terminate the Asset Purchase Agreement prior to the receipt of Company stockholder approval in order to enter into a definitive written agreement providing for a superior proposal received after the signing of the Asset Purchase Agreement that did not result from a breach of the non-solicitation covenant binding on us and we complied in all material respects with the non-solicitation covenant’s requirements binding on us.

Further related information is found in the sections titled “Asset Purchase Agreement — Competing Proposals” beginning on page 66.

Indemnification

We and the Buyer are required to indemnify one another, and one another’s affiliates, officers, directors, agents, representatives, successors and assigns, for certain losses attributable to a breach of certain covenants of such party required to be complied with after the Closing. None of the representations and warranties or covenants required to be complied with prior to the Closing survive the Closing.

We and the Buyer are also required to indemnify one another, and one another’s affiliates, officers, directors, agents, representatives, successor and assigns, for certain losses attributable to an excluded liability or assumed liability, respectively.

OTHER AGREEMENTS AND INSTRUMENTS

Transfer Documents

At closing, in order to effectuate the transfer of the purchased assets and the assumption of the assumed liabilities, we and the Buyer will, as discussed in the Asset Purchase Agreement, enter into and deliver to one another certain bills of sale, assignment and assumption agreements and an intellectual property assignment agreement. These documents do not include any substantive terms with respect to the Asset Sale that differ from those provided for in the Asset Purchase Agreement.

Voting and Support Agreements

On February 10, 2024, contemporaneously with the execution the Asset Purchase Agreement, the Buyer entered into separate Voting Agreements with each Supporting Stockholder, consisting of funds managed by GGV Capital, General Atlantic and Altai Capital, each of the Company’s directors and the Company’s CEO, COO/CFO and General Counsel. Collectively, the Supporting Stockholders beneficially owned approximately 6.8% of the voting power of our outstanding common stock as of the record date. Each Supporting Stockholder entered into the Voting Agreement solely in his, her or its capacity as a stockholder of the Company, and the Voting Agreements do not restrict the actions of any director or officer of the Company in his or her capacity as a director or officer of the Company.

Each Supporting Stockholder’s Voting Agreement generally requires that such Supporting Stockholder vote or cause to be voted all shares of common stock owned by such Supporting Stockholder (i) in favor of the Asset Sale Proposal, (ii) in favor of the Advisory Compensation Proposal, (iii) in favor of the Adjournment Proposal and (iv) against any Competing Proposals. Subject to certain exceptions, the Voting Agreements also contain prohibitions applicable to the Supporting Stockholders that are consistent with the non-solicitation provisions of the Asset Purchase Agreement.

In addition, until the termination of each Supporting Stockholder’s Voting Agreement, that Voting Agreement restricts that Supporting Stockholder from selling shares of common stock and other equity securities of the Company owned by that Supporting Stockholder.

Generally, each Voting Agreement will terminate upon the earlier to occur of (i) the consummation of the Asset Sale and (ii) the termination of the Asset Purchase Agreement pursuant to and in compliance with its terms.

Tax Benefits Preservation Plan

On February 10, 2024, the Board of Directors adopted the Tax Benefits Preservation Plan and declared a dividend of one Right for each outstanding share of common stock to stockholders of record at the close of business on February 22, 2024. Each Right entitles its holder, subject to the terms of the Tax Benefits Preservation Plan, to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.0001 per share, of the Company at an exercise price of $20.00 per Right, subject to adjustment.

The Board of Directors adopted the Tax Benefits Preservation Plan in order to protect against a possible limitation on the Company’s ability to use its NOLs and certain other tax attributes to reduce potential future U.S. federal income tax obligations. If the Company experiences an “ownership change,” as defined in Section 382 of the Code, its ability to fully utilize the NOLs and certain other tax attributes will be substantially limited and the timing of the usage of the NOLs and other tax attributes could be substantially delayed, which could significantly impair the value of those assets. Generally, an “ownership change” occurs if the percentage of the Company’s stock owned by one or more of its “5-percent shareholders” (as such term is defined in Section 382 of the Code) increases by more than 50 percentage points over the lowest percentage of stock owned by such stockholder or stockholders at any time over a three-year period. The Tax Benefits Preservation Plan is intended to prevent such an “ownership change” by deterring any person or group, together with its affiliates and associates, from acquiring beneficial ownership of 4.9% or more of the Company’s securities.

Impairment of the NOLs and other tax attributes by an “ownership change” would diminish the Company’s ability to generate value from the proceeds of the Asset Sale. Following the consummation of the Asset Sale, the Company’s assets are expected to consist almost entirely of the Post-Closing Cash and the NOLs and certain other tax attributes of the Company. The Company intends to use the Post-Closing Cash to fund, at least in part, the acquisition of assets that will potentially allow the Company to utilize the NOLs and certain other tax attributes. If these NOLs and tax attributes are impaired, these potential benefits from the Asset Sale would be reduced. Accordingly, the Board of Directors believes that the Tax Benefits Preservation Plan is essential for maximizing the benefits of the Asset Sale and is thus in the best interests of stockholders.

Under the Tax Benefits Preservation Plan, the Rights generally become exercisable only if a person or group (an “acquiring person”) acquires beneficial ownership of 4.9% or more of the outstanding shares of common stock in a transaction not approved by the Board of Directors. In that situation, each holder of a Right (other than the acquiring person, whose Rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of common stock at a 50% discount. The Board of Directors, at its option, may exchange each Right (other than Rights owned by the acquiring person that have become void) in whole or in part, at an exchange ratio of one share of common stock per outstanding Right, subject to adjustment. Except as provided in the Tax Benefits Preservation Plan, the Board of Directors is entitled to redeem the Rights at $0.001 per Right. If a person or group beneficially owns 4.9% or more of the outstanding shares of common stock prior to the announcement of the Tax Benefits Preservation Plan, then that person’s or group’s existing ownership percentage will be grandfathered. However, grandfathered stockholders will generally not be permitted to acquire any additional shares. The Rights will expire at the close of business on February 10, 2027, or earlier as provided in the Tax Benefits Preservation Plan, unless the Tax Benefits Preservation Plan is extended or terminated by the Board in accordance with the terms of that plan.

The Company intends to submit the Tax Benefits Preservation Plan to a vote of its stockholders at its 2024 Annual Meeting of Stockholders. The Board of Directors intends to seek stockholders’ views on the Tax Benefits Preservation Plan as part of the Company’s commitment to good corporate governance and to ensure that stockholders have an opportunity to voice their feedback on whether the Board of Directors should retain the Tax Benefits Preservation Plan. More information on this proposal will be set forth in the Company’s definitive proxy statement for the 2024 Annual Meeting of Stockholders.

The foregoing description of the Tax Benefits Preservation Plan does not purport to be complete and is qualified in its entirety by reference to the Tax Benefits Preservation Plan, which was attached as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on February 12, 2024.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that has, will or may be paid or become payable to our named executive officers in connection with the Asset Sale, the value of which is set forth in the table entitled “Proposal 1: Asset Sale Proposal — Interests of our Directors and Executive Officers in the Asset Sale — Golden Parachute Compensation” on page 56.

As required by Section 14A of the Exchange Act, we are asking our stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that has, will or may be paid or become payable to the Company’s named executive officers in connection with the Asset Sale, as disclosed under “Proposal 1: Asset Sale Proposal — Interests of our Directors and Executive Officers in the Asset Sale — Golden Parachute Compensation,” including the table, associated footnotes and narrative discussion, is hereby APPROVED.”

Stockholders should note that this proposal is advisory in nature and will not be binding on us or our Board. Further, because we are contractually obligated to make the potential payments detailed in the sections described above, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this proposal.

The approval of the Advisory Compensation Proposal requires the affirmative vote of at least a majority of the voting power of the shares of common stock entitled to vote on such matter that are present in person or represented by proxy at the Special Meeting and are voted for or against the matter.

Failure to attend the Special Meeting in person or by proxy and abstentions will have no effect on the outcome of the vote on this proposal.

Our Board recommends that stockholders vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL

If approved, this proposal would permit us to adjourn or postpone the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of (i) if a quorum is not present at the Special Meeting, a majority of the voting power of the shares of common stock entitled to vote who are present in person or represented by proxy at the Special Meeting or (ii) if a quorum is present at the Special Meeting, a majority of the voting power of the shares of common stock entitled to vote on such matter that are present in person or represented by proxy at the Special Meeting and are voted for or against the matter. Failure to attend the Special Meeting in person or by proxy will have no effect on the outcome of the vote on this proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal if a quorum is not present at the Special Meeting. If a quorum is present at the Special Meeting, abstentions will have no effect on the outcome of this proposal.

Our Board recommends that stockholders vote “FOR” this proposal.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 15, 2024 for:

•        each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•        each of our directors;

•        each of our named executive officers; and

•        all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, based on information from Company records and filings with the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us and filings with the SEC, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they each beneficially own, subject to applicable community property laws.

We have based our calculation of the percentage of beneficial ownership on 24,229,959 shares of our common stock outstanding as of February 15, 2024. In cases of holders who are not directors, director nominees and named executive officers, Schedules 13G or 13D filed with the SEC (and, consequently, ownership reflected here) often reflect holdings as of a date prior to February 15, 2024.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is One Sansome Street, 33rd Floor, San Francisco, California 94104.

Name of Beneficial Owner	Shares Beneficially Owned	Ownership %
> 5% Stockholders:
BlackRock, Inc.(1)	1,608,355	6.6%
Directors and Named Executive Officers:
Jun (Joe) Yan(2)	310,700	1.3%
Vivian Liu(3)	69,202	*
Rishi Bajaj(4)	—	—
Julie Bradley(5)	20,347	*
Lawrence Kutscher(6)	14,979	*
Mauricio Monico(7)	55,035	*
Tanzeen Syed	33,532	*
Stephanie Tilenius(8)	19,649	*
Hans Tung	30,416	*
All executive officers and directors as a group (10 persons)(9)	598,400	2.5%

____________

*        Less than one percent.

(1)      The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)      Consists of 214,655 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of February 15, 2024. Mr. Yan also holds 149,724 options and 83,334 restricted stock units which are subject to vesting conditions not expected to occur within 60 days of February 15, 2024.

(3)      Ms. Liu also holds 152,079 restricted stock units which are subject to vesting conditions not expected to occur within 60 days of February 15, 2024.

(4)      Mr. Bajaj also holds 20,000 restricted stock units which are subject to vesting conditions not expected to occur within 60 days of February 15, 2024.

(5)      Ms. Bradley also holds 925 restricted stock units which are subject to vesting conditions not expected to occur within 60 days of February 15, 2024.

(6)      Mr. Kutscher also holds 5,820 restricted stock units which are subject to vesting conditions not expected to occur within 60 days of February 15, 2024.

(7)      Mr. Monico also holds 108,707 restricted stock units which are subject to vesting conditions not expected to occur within 60 days of February 15, 2024.

(8)      Ms. Tilenius also holds 925 restricted stock units which are subject to vesting conditions not expected to occur within 60 days of February 15, 2024.

(9)      Consists of (i) 295,852 shares of common stock beneficially owned by our directors and executive officers, (ii) 214,655 shares of common stock issuable to our directors and executive officers upon exercise of outstanding stock options exercisable within 60 days of February 15, 2024, and (iii) 87,893 shares of common stock issuable to our directors and executive officers upon vesting and settlement of restricted stock units issuable within 60 days of February 15, 2024. The directors and officers also hold 149,724 options and 456,840 restricted stock units which are subject to vesting conditions not expected to occur within 60 days of February 15, 2024.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Any stockholder that desired to present a proposal to our stockholders at our 2024 Annual Meeting of Stockholders and who desired that such proposal be included in our proxy materials relating to that meeting was required to transmit such proposal to our Secretary so that it was received at our principal executive offices on or before November 10, 2023. All such proposals should have been in compliance with applicable SEC regulations.

Any stockholder desiring to submit a proposal to be presented at the 2024 Annual Meeting of Stockholders, but which will not be included in the Company’s proxy materials, including to nominate a director, was required to submit a Solicitation Notice, as defined in our bylaws, to the Secretary of the Company at ContextLogic Inc., One Sansome Street, 33rd Floor, San Francisco, California 94104, Attention: General Counsel and Secretary, no earlier than December 12, 2023, and no later than January 11, 2024. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition to satisfying the foregoing advance notice requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intended to solicit proxies in support of director nominees other than the Company’s nominees must have provided notice that sets forth the information required by Rule 14a-19.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless our stockholders have notified us of their desire to receive multiple copies of this proxy statement.

Accordingly, unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more of our stockholders reside. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our proxy materials, please contact us using the instructions set forth below and we will deliver such materials promptly upon such written or oral request. Similarly, if you share an address with another Wish stockholder and together both of you would like to receive only a single set of our proxy materials, please contact us using the instructions set forth below.

If you are a stockholder of record, you may contact us by writing to Wish at ContextLogic Inc., One Sansome Street, 33rd Floor, San Francisco, California 94104, Attention: Investor Relations or by contacting our investor relations department at ir@wish.com. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to https://ir.wish.com/.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents (other than the information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless the Form 8-K expressly provides to the contrary) set forth below that we have previously filed with the SEC:

•        our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 5, 2024; and

•        our Current Reports on Form 8-K, filed with the SEC on February 5, 2024, February 12, 2024 and February 12, 2024 (two filings on February 12, 2024 and other than the portions of such documents not deemed to be filed).

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this proxy statement and the date of the Special Meeting or the termination of the Asset Purchase Agreement, whichever is earlier. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

Notwithstanding the foregoing, we will not incorporate by reference in this proxy statement any documents or portions thereof that are not deemed “filed” with the SEC, including information furnished under Item 2.02 or Item 7.01 or otherwise of any Current Report on Form 8-K, including related exhibits, after the date of this proxy statement unless, and except to the extent, specified in such Current Report.

Any person, including any beneficial owner of shares of our common stock, to whom this proxy statement is delivered, may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to our address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

ContextLogic Inc.
Attention: Investor Relations
One Sansome Street, 33rd Floor
San Francisco, California 94104
(415) 432-7323

If you have any questions concerning the Asset Purchase Agreement, the Asset Sale, the Special Meeting or this proxy statement, or would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

Annex A

Execution Version

ASSET PURCHASE AGREEMENT

by and between

QOO10 INC.,
as Buyer,

CONTEXTLOGIC INC.,
as Seller

and

QOO10 PTE. LTD.,
solely for purposes of Section 6.5, Section 6.7, Section 11.2, Section 11.5, Section 11.6, Section 11.7 and Section 11.12

Dated as of February 10, 2024

Annex A-i

Annex A-ii

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Bills of Sale and Assignment
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of IP Assignment Agreement

Annex A-iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of February 10, 2024 by and between ContextLogic Inc., a Delaware corporation (the “Seller”), Qoo10 Inc., a Delaware corporation (the “Buyer”), and, solely for purposes of Section 6.5, Section 6.7, Section 11.2, Section 11.5, Section 11.6, Section 11.7 and Section 11.12, Qoo10 Pte. Ltd., a Singapore private limited company and parent of the Buyer (the “Parent”).

WHEREAS, the Seller and its Subsidiaries are engaged in the business of operating an online platform for international e-commerce that connects consumers to merchants for purposes of buying and selling consumer goods as well as a logistics services network (such business as conducted by the Seller and its Subsidiaries immediately prior to the Closing, the “Business”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to sell and transfer to the Buyer, and the Buyer desires to acquire from the Seller, the Purchased Assets (as defined below);

WHEREAS, in connection with the acquisition of the Purchased Assets by the Buyer, and upon the terms and subject to the conditions set forth herein, the Buyer desires to assume from the Seller all responsibilities, duties, liabilities and obligations of the Seller constituting Assumed Liabilities (as defined below) hereunder;

WHEREAS, as of the date hereof, the Seller Board has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Seller and its stockholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, (c) directed that this Agreement and the Transactions be submitted to a vote at a meeting of the holders of issued and outstanding shares of Seller Common Stock for approval and (d) resolved to recommend that the Seller’s stockholders approve this Agreement and the Transactions;

WHEREAS, as of the date hereof, the board of directors of the Parent and the board of directors of the Buyer have each unanimously approved the execution, delivery and performance of this Agreement and the Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer and the Parent’s willingness to enter into this Agreement and to consummate the Transactions, the stockholders of the Seller set forth in Schedule A of the Disclosure Schedule (the “Supporting Stockholders”), each in its capacity as a stockholder of the Seller, are executing and delivering Voting and Support Agreements in favor of the Buyer (each, a “Support Agreement”), pursuant to which among other things, each Supporting Stockholder has agreed, on the terms and subject to the conditions set forth in the applicable Support Agreement, to vote all of such Supporting Stockholder’s Seller Common Stock in favor of the approval of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties (as defined below) hereto hereby agree as follows:

Article I

Definitions

Section 1.1 Definitions. As used in this Agreement, the capitalized terms have the respective meanings ascribed to such terms in Exhibit A or as otherwise defined elsewhere in this Agreement.

Article II

Purchase and Sale of Purchased Assets

Section 2.1 Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, upon the Closing, the Buyer hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell, convey, transfer, assign and deliver to the Buyer, free and clear of all Liens (other than the Permitted Liens), all

Annex A-1

of the Seller’s right, title and interest in, to and under all of the assets of the Seller other than the Excluded Assets (the “Purchased Assets”), wherever located, whether real, personal or mixed, tangible or intangible, as the same shall exist as of the Closing, including, without duplication, the following assets and properties:

(a) all equity interests of each of the Subsidiaries owned, directly or indirectly, by the Seller set forth in Section 2.1(a) of the Disclosure Schedule (the “Transferred Subsidiaries”), including all entity books and records of the Transferred Subsidiaries;

(b) all cash and Cash Equivalents of the Seller and the Transferred Subsidiaries, except the Excluded Cash;

(c) the Seller’s interests in the real property leases listed on Section 2.1(c) of the Disclosure Schedule (the “Leased Real Property”) together with all buildings, structures, installations, fixtures, trade fixtures, building equipment and other improvements owned by the Seller located on or attached to the Leased Real Property;

(d) all fixed assets and tangible personal property owned by or otherwise in the control of the Seller, including (i) all furniture, fixtures, machinery, equipment, supplies, computer hardware and Software, and (ii) all other fixed assets and tangible personal property used in or related to the Business (collectively, the “Tangible Personal Property”);

(e) all Transferred Intellectual Property and goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against past, present and future infringements thereof, and rights to protection of past, present and future interests therein under the laws of all jurisdictions, including the Registered Intellectual Property listed in Section 4.13(a) of the Disclosure Schedule identified as owned by the Seller;

(f) all of the Seller’s Contracts and its rights thereunder, except the Contracts set forth in Section 2.2(d) of the Disclosure Schedule;

(g) all of the Seller’s accounts, billed and unbilled receivables and other amounts due to the Seller from third-party payors;

(h) all of the Seller’s claims, deposits, prepaid expenses, advance payments, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment, except to the extent in respect of any Excluded Asset;

(i) all of the Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j) all of the Seller’s franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from a Governmental Entity, including those listed in Section 4.21(b) of the Disclosure Schedule, to the extent transferable;

(k) all of the Seller’s books, records, supplier lists, customer lists, customer files and records, business forms, creative materials, advertising and promotional materials and other printed or written materials associated with the Business (subject, in the case of personnel records, to any required consent by Employees, it being understood that the Seller and the Buyer shall cooperate in good faith and use their respective reasonable best efforts to obtain such consent on or prior to the Closing Date);

(l) all of the Seller’s goodwill associated with the Business and the Purchased Assets; and

(m) the Benefit Plans and all of the Seller’s rights in and with respect to the assets associated with the Benefit Plans, except to the extent that such Benefit Plans are Excluded Assets.

Section 2.2 Excluded Assets. Each of the Parties expressly understands and agrees that, notwithstanding anything to the contrary contained herein, the following assets and properties of the Seller and the Transferred Subsidiaries prior to the Closing (the “Excluded Assets”) shall be excluded from the Purchased Assets and shall remain assets and properties of the Seller, as applicable, following the Closing:

(a) the corporate seals, Organizational Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller;

Annex A-2

(b) all of the cash or Cash Equivalents of the Seller held in the cash and money market accounts in the name of the Seller set forth in Section 2.2(b) of the Disclosure Schedule (the “Excluded Cash” and any such accounts the “Excluded Cash Accounts”);

(c) all insurance policies of the Seller and all rights to applicable claims and proceeds under insurance policies of the Seller or any replacement or renewal policies therefor; provided, however, that nothing in this Section 2.2(c) is intended to diminish or nullify the rights granted to the Buyer in Section 6.14(b);

(d) the Contracts listed in Section 2.2(d) of the Disclosure Schedule;

(e) the Benefit Plans listed in Section 2.2(e) of the Disclosure Schedule (the “Excluded Benefit Plans”);

(f) the Marks listed in Section 2.2(f) of the Disclosure Schedule (the “Excluded Marks”);

(g) all Tax attributes, including all net operating loss carryforwards, Tax refunds, credits, and prepayments of the Seller (other than (i) Tax refunds (or credits in lieu of refunds) described in Section 7.7 and (ii) the Buyer’s portion of Tax refunds described Section 7.6(b) of the Disclosure Schedule);

(h) all rights to any action, suit or claim of any nature available to or being pursued by the Seller, whether arising by way of counterclaim or otherwise, to the extent in respect of any other Excluded Asset or Excluded Liability;

(i) all guarantees, warranties, indemnities and similar rights in favor of the Seller in respect of any other Excluded Asset or Excluded Liability;

(j) all rights of the Seller under the Transaction Documents;

(k) all records, correspondence and other materials prepared by or on behalf of the Seller in connection with the sale of the Purchased Assets to the Buyer; and

(l) assets set forth in Section 2.2(l) of the Disclosure Schedule.

Section 2.3 Transfer and Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, concurrently with the purchase of the Purchased Assets at the Closing, the Seller shall convey, assign and transfer to the Buyer, and the Buyer shall assume and agree to pay, perform and discharge when due, all Liabilities of the Seller other than the Excluded Liabilities expressly set forth in Section 2.4 below (the “Assumed Liabilities”), including, for the avoidance of doubt, all Liabilities that may arise in connection with any of the following matters:

(a) all Liabilities in respect of any Purchased Asset;

(b) the employment or termination of employment or services of the Employees (including the No-Offer Employees), whether arising before, on or after the Closing Date, including any Liabilities under the WARN Act as set forth in Section 6.8(h), but excluding Liabilities arising from severance payments to, or unpaid wages owed to, any Declining Employee;

(c) without limiting the generality of Section 2.3(b), those certain severance obligations set forth in Section 2.3(c) of the Disclosure Schedule, whether arising before, on or after the Closing Date;

(d) the non-continuation of the service of any Employee (including the No-Offer Employees) resulting from any failure by the Buyer to offer employment pursuant to Section 6.8(a);

(e) any Liabilities in respect of (i) Taxes of, or imposed on, the Seller for any taxable period (or portion thereof) ending on or prior to the Closing Date (determined, in the case of the pre-Closing portion of the taxable period in which the Closing occurs, on a closing of the books basis) with respect to the Business, any Transferred Subsidiary or any Purchased Asset (other than any Seller Taxes) and (ii) the portion of any Schedule 7.6(b) Taxes that are the responsibility of the Buyer pursuant to Section 7.6(b) hereof and Section 7.6(b) of the Disclosure Schedule;

Annex A-3

(f) all Third Party Claims, including any Third Party Claims relating to the negotiation, execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of any transaction contemplated by this Agreement or any other Transaction Document, but excluding any Excluded Third Party Claims (the “Assumed Third Party Claims”); and

(g) up to $6,000,000 in incurred and unpaid costs or expenses of the Seller as of the Closing in connection with the negotiation, preparation and performance of this Agreement, the other Transaction Documents and the Transactions, payable to the third-party advisors listed in Section 2.3(g) of the Disclosure Schedule (the “Assumed Seller Transaction Expenses”).

Section 2.4 Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, at and following the Closing, the Seller shall retain and remain responsible for, and the Buyer shall not assume, the following Liabilities (the “Excluded Liabilities”), whether presently in existence or arising hereafter:

(a) any Liabilities in respect of any Excluded Asset;

(b) Liabilities arising out of or related to the employment or termination of service of any employee of the Seller set forth in Section 2.4(b) of the Disclosure Schedule (collectively, the “Excluded Employees”) or arising from severance payments to, or unpaid wages owed to, any Declining Employee;

(c) any Liabilities in respect of (i) the portion of any Transfer Taxes that are the responsibility of the Seller pursuant to Section 7.5, (ii) the portion of any Property Taxes that are the responsibility of the Seller pursuant to Section 7.6, (iii) the portion of any Schedule 7.6(b) Taxes that are the responsibility of the Seller pursuant to Section 7.6(b) hereof and Section 7.6(b) of the Disclosure Schedule, (iv) except as specifically provided otherwise in Section 7.6 or Section 7.6(b) of the Disclosure Schedule, any Taxes of, or imposed on, the Seller for any taxable period with respect to any income or gain recognized from the transfer of Purchased Assets under this Agreement and (v) any other Taxes of, or imposed on, the Seller not described in Section 2.3(e) (the Taxes described in this Section 2.4(c), “Seller Taxes”);

(d) all Third Party Claims set forth in Section 2.4(d) of the Disclosure Schedule (the “Excluded Third Party Claims”); and

(e) any costs or expenses incurred by the Seller in connection with the negotiation, preparation and performance of this Agreement, the other Transaction Documents and the Transactions other than the Assumed Seller Transaction Expenses.

Section 2.5 Purchase Price.

(a) In consideration for the sale and transfer of the Purchased Assets, and on the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall (a) pay to the Seller cash in an amount equal to $173,000,000 less (i) the amount of the Excluded Cash set forth in the Excluded Cash Statement (as finally determined as of three Business Days prior to the Closing in accordance with Section 2.5(b)), plus (ii) the Cash Adjustment if the Closing Cash exceeds the Cash Threshold and minus (iii) the Cash Adjustment if the Closing Cash is less than the Cash Threshold (the “Purchase Price”) and (b) assume the Assumed Liabilities. The Purchase Price shall be allocated as provided for in Section 2.6.

(b) No later than three Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a written statement of (i) the value of the Excluded Cash as of such date (the “Excluded Cash Statement”) and (ii) the Cash Adjustment (the “Cash Adjustment Statement” and together with the Excluded Cash Statement, the “Closing Statements”), in each case together with account statements and any other reasonable supporting documentation used by the Seller to prepare the same. From the date of delivery of the Closing Statements until the Closing, the Seller shall make its applicable Representatives available to discuss the Closing Statements with the Buyer and shall adjust the Closing Statements, if necessary, in response to reasonable input from Representatives of the Buyer. The Seller shall ensure that no withdrawal from any Excluded Cash Account occurs from the date of delivery of the Excluded Cash Statement until the Closing.

(c) If the consolidated cash and Cash Equivalents of the Seller and its Subsidiaries (including Excluded Cash) as of immediately prior to the Closing (such consolidated amount, the “Closing Cash”) (i) is equal to or greater than $320,000,000 (the “Cash Threshold”) and (A) the Closing Date is on or before May 31, 2024, the

Annex A-4

Purchase Price shall be adjusted by an amount in cash (such amount the “Cash Adjustment”) equal to the full amount of such surplus and (B) the Closing Date is on or after June 1, 2024, the Cash Adjustment shall equal 50% of the amount of such surplus (provided, however, that the Cash Adjustment as calculated pursuant to this clause (i) shall be reduced on a dollar-for-dollar basis by up to 50% of the Assumed Seller Transaction Expenses, but in no event shall the Cash Adjustment be reduced to less than zero); and (ii) is less than the Cash Threshold and (A) the Closing Date is on or before May 31, 2024, the Cash Adjustment shall equal 50% of the amount of such deficit and (B) the Closing Date is on or after June 1, 2024, the Cash Adjustment shall equal the full amount of such deficit. For purposes of calculating the Cash Adjustment, the Seller shall use the exchange rate set forth in Section 2.5(c) of the Disclosure Schedule.

Section 2.6 Purchase Price Allocation.

(a) Prior to the Closing, the Parties shall agree on an allocation of the Purchase Price (including any potential adjustments to be made thereto, any Liabilities to be assumed and any other amounts treated as consideration for the Purchased Assets (including, for the avoidance of doubt, the Transferred Subsidiaries)) as between (i) the equity interests in each of the Transferred Subsidiaries on the one hand, and (ii) all other Purchased Assets on the other hand (excluding assets held, directly or indirectly, by the Transferred Subsidiaries), (the aggregate amount allocable to all other Purchased Assets, the “Non-Transferred Subsidiary Amount,” and the allocation described in this Section 2.6(a), the “Initial Purchase Price Allocation”). The Seller shall prepare, and provide to the Buyer, a draft Initial Purchase Price Allocation at least 30 days prior to Closing. The Buyer shall provide any comments to the draft Initial Purchase Price Allocation to the Seller in writing within ten days after receipt thereof. If the Buyer does not provide any comments within the requisite time period, the draft Initial Purchase Price Allocation shall be treated as final. If the Buyer timely delivers such written comments, the Buyer and the Seller shall endeavor in good faith to resolve such dispute within 15 days after the Buyer’s delivery of such written comments, after which the Accounting Expert shall resolve any such objections. The fees and expenses of the Accounting Expert shall be borne 50% by each of the Buyer and the Seller.

(b) Within 120 days of the Closing, the Parties shall agree on (i) an allocation of the Non-Transferred Subsidiary Amount among the Purchased Assets that are not equity interests in the Transferred Subsidiaries or assets held, directly or indirectly, by the Transferred Subsidiaries and (ii) an allocation of the portion of the Initial Purchase Price Allocation allocated to the equity interests in the Section 338(h)(10) Subsidiaries among the assets of such entities, which, in each case, shall be prepared in a manner consistent with Sections 338 and 1060 (as applicable) of the Code and the Treasury Regulations promulgated thereunder (such allocation, the “Subsequent Purchase Price Allocation”). The Seller shall prepare, and provide to the Buyer, a draft Subsequent Purchase Price Allocation within 90 days after Closing. The Buyer shall provide any comments to the draft Subsequent Purchase Price Allocation to the Seller in writing within 30 days upon receipt thereof. If the Buyer does not provide any comments within the requisite time period, the draft Subsequent Purchase Price Allocation shall be treated as final. If the Buyer timely delivers such written comments, the Buyer and the Seller shall endeavor in good faith to resolve such dispute within 30 days after the Buyer’s delivery of such written comments, after which the Accounting Expert shall resolve any such objections. The fees and expenses of the Accounting Expert shall be borne 50% by each of the Buyer and the Seller.

(c) The Parties agree to use the Initial Purchase Price Allocation and the Subsequent Purchase Price Allocation (as finally determined pursuant to this Section 2.6) for all Tax purposes. The Parties shall timely file, or cause to be timely filed, all Tax Returns, including Internal Revenue Service (“IRS”) Forms 8594 and 8883 (or any comparable form under state, local or foreign Tax Law) and any required attachments thereto, in accordance with the Initial Purchase Price Allocation and the Subsequent Purchase Price Allocation. Neither the Buyer nor the Seller nor their respective Affiliates shall take any position in any Tax Return, audit, or otherwise, that is inconsistent with the Initial Purchase Price Allocation or the Subsequent Purchase Price Allocation, nor shall the Buyer or the Seller or their respective Affiliates in any way represent that the Initial Purchase Price Allocation or the Subsequent Purchase Price Allocation is not correct, unless otherwise required by applicable Law. Nothing in this Section 2.6 shall prevent any Party or any of their respective Affiliates from negotiating, compromising or settling any Tax audit, assessment, claim or other Action brought by a Governmental Entity with respect to the Initial Purchase Price Allocation or the Subsequent Purchase Price Allocation.

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(d) Notwithstanding anything to the contrary in this Section 2.6, all allocations of the Purchase Price (including any potential adjustments to be made thereto, any Liabilities to be assumed and any other amounts treated as consideration for the Purchased Assets and Transferred Subsidiaries) and other determinations that are relevant for purposes of any Schedule 7.6(b) Taxes shall be governed exclusively by Section 7.6(b) hereof and Section 7.6(b) of the Disclosure Schedule.

Section 2.7 Consents from Third Parties.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset (including any Permit) or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of the Seller or, upon transfer, the Buyer or any Transferred Subsidiary under such asset. If any transfer or assignment by the Seller to, or any assumption by the Buyer of, any interest in or liability, obligation or commitment under any asset requires the consent of a Third Party, then such assignment or assumption shall be made subject to such consent being obtained and for 12 months after the Closing, the Seller shall use its reasonable best efforts to obtain such consent. From the date of this Agreement and until the earlier to occur of the Closing and the termination of this Agreement in accordance with Section 9.1, the Parties shall use their reasonable best efforts to obtain all permits, consents, approvals and authorizations of all Third Parties that are necessary or advisable to consummate the Transactions (e.g., with respect to the Leased Real Property, Intellectual Property and other ordinary course Contracts), subject to Section 6.5; provided, however, that none of the Seller, the Buyer or the Parent shall be obligated to pay any consent fees, compensation payments or other consideration to any Third Party from whom a permit, consent, approval of authorization is requested.

(b) If any such permit, consent, approval or authorization is not obtained prior to the Closing, then, if reasonably requested by the Buyer, the Seller shall, at the sole cost of the Buyer, cooperate in any lawful and reasonable arrangement reasonably proposed by the Buyer under which the Buyer shall obtain the economic claims, rights and benefits under the asset, Permit (including any foreign Permit), claim or right with respect to which the Third Party consent has not been obtained prior to Closing in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to the Buyer of any and all rights of the Seller against the other party to such Third Party agreement arising out of a breach or cancellation thereof by the other party, and (ii) the enforcement by the Seller of such rights, with the Buyer being responsible for the performance and discharge of the Seller’s obligations, in each case, to the extent permitted by applicable Law and the underlying Contract(s). Notwithstanding anything to the contrary in this Agreement, from and after the Closing, any and all costs and other expenses incurred by either Party due to the Buyer’s use of, or the Buyer’s reliance on, any of the Seller’s Permits shall be borne exclusively by the Buyer, and the Buyer shall indemnify the Seller for such costs and expenses, as well as any and all Losses of the Seller Indemnified Parties relating to the Buyer’s use of, or reliance on, the Seller’s Permits.

Section 2.8 Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyer and its Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of U.S. federal, state, local or foreign Tax Law; provided, however, that if the Buyer (or any such Affiliate or agent) determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, except with respect to payments that are treated as compensation for services under applicable Law or, to the extent the Seller fails (or, if applicable, fails to cause CL International Holdings LLC and SV Blue LLC) to provide the documentation set forth in Section 3.2(c)(v), the Buyer shall (a) use reasonable best efforts to provide written notice to the Seller no less than five days prior to the date on which such deduction or withholding is to be made with a written explanation substantiating the requirement to deduct or withhold and (b) use reasonable best efforts to cooperate with the Seller to mitigate any such requirement to the maximum extent permitted by Law; provided further that the foregoing provision shall not apply with respect to any Schedule 7.6(b) Taxes, which shall be governed exclusively by Section 7.6(b) hereof and Section 7.6(b) of the Disclosure Schedule. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Article III

The Closing

Section 3.1 The Closing. On the terms and subject to the conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place at the offices of Sidley Austin LLP, 555 California St., San Francisco, CA 94104, at 10:00 a.m., Pacific time, on the date that is the second Business Day following the satisfaction (or, to the extent permitted by Law, the waiver) of the conditions set forth in Article VIII (other than conditions that, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction (or, to the extent permitted by Law, the waiver) of such conditions) or at such other time, date or place as the Seller and the Buyer may mutually agree upon in writing; provided, however, that any Party may participate remotely in the Closing by electronic delivery of documents and/or funds that satisfy the requirements of this Agreement. The date on which the closing occurs is referred to in this Agreement as the “Closing Date.”

Section 3.2 Closing Transactions; Deliverables. Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:

(a) the Buyer shall pay to the Seller an amount equal to the Purchase Price in immediately available funds by wire transfer in accordance with written instructions provided by the Seller not less than two Business Days prior to the Closing Date;

(b) the Seller shall deliver evidence reasonably acceptable to the Buyer of (i) the Seller’s termination of the revolving commitments under the Credit Agreement and (ii) release of all Liens (other than Permitted Liens) on the Purchased Assets or any assets or properties of any Transferred Subsidiary, including Liens under the Credit Agreement;

(c) the Seller shall deliver to the Buyer the following documents and other items duly executed by the Seller:

(i)          one or more deeds, bills of sale, endorsements, assignments and other instruments of conveyance and assignment (without covenant or warranty except as provided hereunder), substantially in the form attached hereto as Exhibit B, to vest in the Buyer all right, title and interest in, to and under the Purchased Assets (the “Bills of Sale and Assignment”);

(ii)         one or more assignment and assumption agreements, substantially in the form attached hereto as Exhibit C, pursuant to which the Buyer shall assume and agree to pay, perform and discharge when due the Assumed Liabilities (the “Assignment and Assumption Agreements”);

(iii)        a certificate of an authorized officer of the Seller in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied;

(iv)        a certificate executed by the Secretary of the Seller certifying that attached thereto is a true and correct copy of the resolutions of the Seller Board or unanimous written consent of the Seller Board authorizing the execution and delivery of the Transaction Documents to which the Seller is a party and the performance by the Seller of the Transactions;

(v)         a duly executed and completed IRS Form W-9 from the Seller (and, in the event the Alternative Structure Election is made pursuant to Section 7.1, from CL International Holdings LLC and SV Blue LLC);

(vi)        an Intellectual Property assignment agreement, substantially in the form attached hereto as Exhibit D (the “IP Assignment Agreement”); and

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(vii)       all other consents, filings, certificates, documents, instruments and other items required to be delivered by the Seller pursuant to this Agreement, and all such other documents, certificates and instruments as the Buyer shall reasonably request to give effect to the Transactions or to vest in the Buyer good, valid, insurable and marketable title in and to the Purchased Assets free and clear of all Liens, except Permitted Liens;

(d) the Seller shall use its reasonable best efforts to deliver to the Buyer duly executed resignation letters of any directors or officers of any Transferred Subsidiary, which resignations shall be in a form reasonably acceptable to the Buyer;

(e) the Buyer shall deliver to the Seller the following duly executed documents and other items:

(i)          the Bills of Sale and Assignment;

(ii)         the Assignment and Assumption Agreements;

(iii)        the IP Assignment Agreement;

(iv)        such other instruments of assumption providing for the assumption of the Assumed Liabilities as may be necessary, in form and substance reasonably satisfactory to the Seller;

(v)         a certificate of an authorized officer of the Buyer in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied;

(vi)        a certificate executed by the Secretary of the Buyer certifying that attached thereto is a true and correct copy of the resolutions of the board of directors or other similar governing body and the shareholders of the Buyer or unanimous written consent of the board of directors or other similar governing body and the shareholders of the Buyer authorizing the execution and delivery of the Transaction Documents to which the Buyer is a party and the performance by the Buyer of the Transactions;

(vii)       a certificate executed by an authorized officer of the Parent certifying that attached thereto is a true and correct copy of the resolutions of the board of directors or other similar governing body or unanimous written consent of the board of directors or other similar governing body of the Parent authorizing the execution and delivery of the Transaction Documents to which the Parent is a party and the performance by the Parent of the Transactions; and

(viii)      all other consents, filings, certificates, documents, instruments and other items required to be delivered by the Buyer pursuant to this Agreement, and all such other documents, certificates and instruments as the Seller shall reasonably request to give effect to the Transactions.

Article IV

Representations and Warranties of the Seller

Except as set forth in (a) the Seller SEC Documents filed or furnished by the Seller with the SEC and publicly available on or after January 1, 2022 and at least one Business Day prior to the date of this Agreement (other than disclosures solely contained in the “Risk Factors” section of any Seller SEC Document and any disclosure of risks included only in any “forward-looking statements” disclaimer contained in any Seller SEC Document that are both non-specific and cautionary in nature (it being understood that specific historical factual information contained within such headings, disclosures or statements shall not be excluded) or (b) the disclosure

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schedule delivered by the Seller to the Buyer simultaneously with the execution of this Agreement (the “Disclosure Schedule”)), the Seller represents and warrants to the Buyer and the Parent as follows. Each numbered Section in the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Article IV and any other Section of this Agreement to which the application of such disclosure is reasonably apparent on the face of such disclosure.

Section 4.1 Organization and Qualification; Seller Capitalization; Subsidiaries.

(a) Each of the Seller and each of the Transferred Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized. Each of the Seller and each Transferred Subsidiary has requisite corporate or other legal entity, as applicable, power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each of the Seller and each Transferred Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Seller has delivered or caused to be delivered to the Buyer accurate and complete copies of the currently effective certificate of incorporation of the Seller (the “Seller Charter”) and bylaws of the Seller (the “Seller Bylaws”), and the Organizational Documents of each Transferred Subsidiary. The Seller is not in material violation of the Seller Charter or the Seller Bylaws, and the Transferred Subsidiaries are not in material violation of their respective Organizational Documents.

(c) The authorized capital stock of the Seller consists of (i) 3,000,000,000 shares of Seller Common Stock, and (ii) 100,000,000 shares of Seller Preferred Stock. As of 5:00 p.m., Pacific Time, on February 9, 2024 (such time and date, the “Capitalization Date”), (A) 24,229,959 shares of Seller Common Stock were issued and outstanding; (B) no shares of Seller Preferred Stock were issued and outstanding; and (C) no shares of Seller Common Stock were held by the Seller as treasury shares. From the Capitalization Date to the date hereof, the Seller has not issued or granted any equity securities other than pursuant to the exercise or settlement of Seller Equity Awards granted prior to the date hereof.

(d) As of the Capitalization Date, there were outstanding the following (collectively, the “Seller Equity Awards”): (i) Seller Options to acquire 366,929 shares of Seller Common Stock having a weighted average exercise price of $18.00 per share, and (ii) Seller RSUs in respect of 2,147,726 shares of Seller Common Stock. In addition, as of the Capitalization Date, approximately 42,933 shares of Seller Common Stock are subject to outstanding purchase rights under the Seller ESPP (based on the closing price per share of Seller Common Stock of $4.38 on February 7, 2024 and assuming employee contributions continue until the purchase date at the levels in place as of the Capitalization Date).

(e) Section 4.1(e) of the Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of the Transferred Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Transferred Subsidiary, (ii) the number and class of shares (or equity interests) of each Transferred Subsidiary duly issued and outstanding and (iii) the names of all stockholders or other equity owners of each Transferred Subsidiary. Except for the Transferred Subsidiaries, the Seller does not own, directly or indirectly, any Subsidiaries or any equity interest in any other Person, and the Seller and the Transferred Subsidiaries are the only entities that participate in the conduct of the Business or that own any of the Purchased Assets. The outstanding shares of capital stock or equity interests of each Transferred Subsidiary are validly issued, fully paid and non-assessable (or comply with such similar concepts applicable to Transferred Subsidiaries that are organized outside of the United States) and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by the Seller or any Transferred Subsidiary are owned by them, and will be transferred to the Buyer at the Closing, free and clear of any and all Liens (other than Permitted Liens).

(f) With respect to each Transferred Subsidiary, there are (i) no other shares of capital stock, or other securities issued and outstanding or reserved for issuance, (ii) no rights to receive shares on a deferred basis or otherwise, (iii) no stock appreciation rights or other similar rights, (iv) no securities convertible into or exchangeable or exercisable for shares of capital stock, ownership interests, voting securities or other securities, (v) no agreements or other rights to acquire or subscribe from any such Transferred Subsidiary, and no obligation of any such Transferred Subsidiary to issue capital stock, voting securities or other ownership interests in or any

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securities convertible into or exchangeable for capital stock or other securities of any Transferred Subsidiary, and (vi) no restrictions relating to the rights of the Seller to vote or to dispose of (or cause to be voted or disposed of) any shares of the capital stock (or other securities) of any of the Transferred Subsidiaries. No bonds, debentures, notes or other indebtedness of any Transferred Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders may vote, are issued or outstanding. There are no rights or obligations, contingent or otherwise (including rights of first refusal of any Transferred Subsidiary), of any Transferred Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of any Transferred Subsidiary or to provide funds to or make any investment (in the form of loan, capital contribution or otherwise) in any Person. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which any Transferred Subsidiary is a party, or by which it or they are bound. There are no registration rights or other similar agreements, arrangements or understandings to which any Transferred Subsidiary is a party, or by which any such Transferred Subsidiary is bound, obligating any such Transferred Subsidiary with respect to its securities.

Section 4.2 Corporate Authority; Board Recommendation.

(a) The Seller has the requisite corporate power and authority to execute, deliver and enter into this Agreement and the other Transaction Documents to which the Seller is a party and to consummate the Transactions. The execution and delivery by the Seller of this Agreement and any other Transaction Document to which the Seller is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Seller, except for the affirmative vote (in person or by proxy) of this Agreement, the sale of the Purchased Assets pursuant hereto and the other Transactions by a majority of the outstanding shares of Seller Common Stock entitled to vote thereon (the “Seller Stockholder Approval”). As of the date of this Agreement, the Seller Board, by resolutions duly adopted by unanimous vote of the directors present at a meeting duly called and held at which a quorum of directors of the Seller was present, has (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Seller and its stockholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, (c) directed that this Agreement and the Transactions be submitted to a vote at a meeting of the holders of issued and outstanding shares of Seller Common Stock for adoption and (d) resolved to recommend that the Seller’s stockholders approve this Agreement and the Transactions (clause (a) through clause (d), collectively, the “Board Recommendation”). As of the date of this Agreement, the Board Recommendation has not been rescinded, withdrawn, amended or modified.

(b) The Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Buyer and the Parent, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity. When each other Transaction Document to which the Seller is or will be a party has been duly executed and delivered by the Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute the Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity.

Section 4.3 No Conflict; Filings and Consents.

(a) The execution and delivery of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller does not, and the performance of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller and the consummation of the Transactions will not, (i) conflict with or violate (whether after the giving of notice, lapse of time or both) any provision of the Seller Charter or Seller Bylaws, (ii) conflict with or violate (whether after the giving of notice, lapse of time or both) any Law applicable to the Seller or by which any Purchased Asset is bound or affected, or (iii) except as set forth in Section 4.3(a) of the Disclosure Schedule, violate, conflict with or result in a default (whether after the giving of notice, lapse of time, or both) under, or give rise to a right of termination, amendment, acceleration or cancellation of any obligation of, or loss of a material benefit under, any Material Contract or Permit related to the Business or result in the creation of any Lien upon any of the Purchased Assets or the assets and properties of the Transferred

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Subsidiaries under the terms of any Material Contract or Permit related to the Business to which the Seller or any Transferred Subsidiary is a party or by which the Seller, any Transferred Subsidiary or any Purchased Asset or any assets or properties of any Transferred Subsidiary is bound or subject, except, in the case of Section 4.3(a)(ii) and Section 4.3(a)(iii), for any such conflicts, violations or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement (and the other Transaction Documents to which the Seller is party) by the Seller do not, and the performance of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller and the consummation of the Transactions will not, require any consent, approval, authorization or permit of or filing with or notification to, any Governmental Entity, except for filings with the SEC of (i) the preliminary and definitive Proxy Statement relating to the Seller Stockholders Meeting for the Seller Stockholder Approval and (ii) such reports under the Exchange Act as may be required to be filed by the Seller in connection with this Agreement, the sale of the Purchased Assets and the other Transactions.

Section 4.4 SEC Filings; Financial Statements.

(a) Since January 1, 2021, the Seller has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed or otherwise furnished by the Seller with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Seller SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing (or in the case of Seller SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates) and prior to the date hereof, as of the date of the most recent such supplement, modification or amendment, the Seller SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes-Oxley Act, each as in effect on the date each such document was filed with or furnished to the SEC. None of the Subsidiaries of the Seller is, or has at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) The Seller Financial Statements (i) complied as of their respective dates of filing in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (as in effect in the United States on the date of such Seller Financial Statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in common stock equity of the Seller and its consolidated Subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring yearend adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act).

(c) The Seller maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed in accordance with general or specific the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Seller’s properties or assets.

(d) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Seller are reasonably designed to provide reasonable assurance that all material information (both financial and non-financial) required to be disclosed by the Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods

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specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Seller, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Seller to make the certifications required under the Exchange Act with respect to such reports.

Section 4.5 No Undisclosed Liabilities; Indebtedness.

(a) Neither the Seller nor any Transferred Subsidiary has any Liabilities of any type required to be recorded or reflected on a balance sheet, including the footnotes thereto, prepared in accordance with GAAP, consistently applied, except (i) those that are adequately reflected or reserved against in the most recent balance sheet in the Seller Financial Statements as of the date of such balance sheet, (ii) those that are specifically disclosed in the Disclosure Schedule, (iii) those that have been incurred in the ordinary course of the Business since the date of the most recent balance sheet in the Seller Financial Statements and (iv) those arising out of this Agreement or the Transactions. As of the date hereof, there are no (A) unconsolidated Subsidiaries of the Seller, or (B) off-balance sheet arrangements to which the Seller or any of the Transferred Subsidiaries is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Seller SEC Documents or any obligations of the Seller or any of the Transferred Subsidiaries to enter into any such arrangements.

(b) Section 4.5(b) of the Disclosure Schedule contains a list of all Indebtedness of the Seller or the Transferred Subsidiaries as of the date of this Agreement, other than Indebtedness reflected in the Seller Financial Statements or otherwise included in the Seller SEC Documents

Section 4.6 Material Contracts.

(a) Section 4.6(a) of the Disclosure Schedule lists each of the following Contracts (excluding any purchase or sale order, statement of work or non-disclosure or confidentiality agreement entered into in the ordinary course of the Business) to which the Seller or a Transferred Subsidiary is a party as of the date hereof, except for Contracts that are Excluded Assets or Benefit Plans (the “Material Contracts”):

(i)          any Contract that involves, as parties thereto, the Seller or any Transferred Subsidiary, on the one hand, and any of the directors, officers or other Affiliates of the Seller or any Transferred Subsidiary (excluding any Transferred Subsidiary) or any Person that owns or controls more than ten percent (10%) of any class of capital stock or other equity interest of the Seller and each such Person’s respective directors, officers or other Affiliates, on the other hand;

(ii)         any Contract that is in respect of the indemnification of a director or executive officer of the Seller;

(iii)        any Contract that establishes or relates to a joint venture, partnership or similar arrangement involving the Seller or any Transferred Subsidiary;

(iv)        any Contract that relates to Owned Intellectual Property or Seller Licensed Intellectual Property material to the Business as currently conducted, but excluding (A) Seller Licensed Intellectual Property relating to “shrink wrap,” “click wrap,” “click-through,” or similar generally commercially available end-user licenses to Software; (B) any nonexclusive license to Owned Intellectual Property granted in the ordinary course of the Business; and (C) any non-disclosure agreements or employee agreements of the Seller or any Transferred Subsidiary;

(v)         any Contract that involves a sharing of profits, losses, costs or liabilities in an amount or of a value in excess of $500,000 with any Person (other than any (A) Transferred Subsidiary or (B) merchant that uses the Seller’s online platform);

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(vi)        any Contract that relates to the lease of (A) each Leased Real Property or (B) personal property that requires the payment by the Seller or any Transferred Subsidiary of more than $250,000 per year;

(vii)       any Contract that grants to any Person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets or properties of the Seller or any Transferred Subsidiary that have a value in excess of $500,000;

(viii)      any Contract relating to Indebtedness or under which it a Lien has been imposed or granted on any of the Purchased Assets or any assets or properties of any Transferred Subsidiary;

(ix)        any guarantee of any obligation of another Person (other than any Transferred Subsidiary) in an amount or of a value in excess of $500,000;

(x)         any Contract that is material to the Business and (A) contains any express restrictions, prohibiting the Seller or any Transferred Subsidiaries, or, after the Closing, the Buyer or any of their respective Affiliates, from competing or engaging in any material respect in any line of business or geographic area or (B) containing a “most-favored nation” or exclusivity provision;

(xi)        any Contract (A) relating to the disposition or acquisition of assets by the Seller or its Subsidiaries with a value or purchase price greater than $500,000 after the date hereof other than in the ordinary course of the Business or (B) pursuant to which the Seller or any Transferred Subsidiary will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Seller;

(xii)       any Contract pursuant to which the Seller or any Transferred Subsidiary has, directly or indirectly, made any material loan, capital contribution to or other investment, in each case in an amount in excess of $100,000, in, any Person (other than the Seller or any Transferred Subsidiary and other than (x) extensions of credit or advancement of funds in the ordinary course of the Business consistent with past practice and (y) investments in marketable securities in the ordinary course of the Business);

(xiii)      any collective bargaining agreement or other Contract with any labor union;

(xiv)      any Contract providing for the settlement or other resolution of any Action that has any continuing payment obligation in excess of $150,000 and pursuant to which the Seller or any Transferred Subsidiary has any material outstanding obligation;

(xv)       any Contract with a Top Customer or a Top Supplier; and

(xvi)      any other Contract, the failure to fulfill that would be reasonably likely to have a Material Adverse Effect.

(b) The Seller has delivered or made available to the Buyer copies of each Material Contract (except for any purchase orders), each of which are correct and complete in all material respects.

(c) Each Material Contract is a valid and binding obligation of the Seller or the applicable Transferred Subsidiary party thereto and, (i) to the Knowledge of the Seller, each Material Contract is a valid and binding obligation of the other party or parties thereto enforceable against such party or parties in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), and is in full force and effect; (ii) the Seller or the applicable

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Transferred Subsidiary party thereto is not in material breach or default under any Material Contract; (iii) none of the Material Contracts has been validly canceled by the other party thereto; (iv) to the Knowledge of the Seller, no other party is in material breach of, violation of, or default under any Material Contract; and (v) the Seller has not received any written claim of breach or default, or to the Knowledge of the Seller, oral claim of breach or default, under any such Material Contract.

Section 4.7 Sufficiency of Assets. Except with respect to the Excluded Assets or as a result of any action or omission by the Seller or any Transferred Subsidiary with the prior written consent, or at the request, of the Buyer or as required or contemplated by the terms of this Agreement or any other Transaction Document, the Purchased Assets and the assets and properties of all Transferred Subsidiaries collectively are sufficient for the conduct of the Business after the Closing in substantially the same manner as presently conducted by the Seller. All items of Tangible Personal Property required or necessary for the operation of the Business in the manner as presently conducted by the Seller are in good operating condition, normal wear and tear excepted. All of the Purchased Assets and assets and properties of all Transferred Subsidiaries are owned, leased, held, possessed or controlled by the Seller or a Transferred Subsidiary in connection with the conduct of the Business.

Section 4.8 Real Property.

(a) The Seller does not own any real property.

(b) Section 4.8(b) of the Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list of all of the real property leased, subleased or licensed to the Seller or any Transferred Subsidiary (including the Leased Real Property), including (i) the address for any such leased real property and (ii) the title and date of and the parties to each Contract evidencing the applicable lease or sublease of each such leased real property, and any and all amendments, modifications, and side letters relating thereto, if any (each a “Lease”). The Seller has provided the Buyer with correct and complete copies of each Lease.

(c) Except as set forth in Section 4.8(b) of the Disclosure Schedule, as of the date of this Agreement, (i) the Seller or a Transferred Subsidiary, as applicable, has valid leasehold interests in the Leased Real Property, in each case, free and clear of all Liens (other than Permitted Liens), (ii) each Lease is in full force and effect, (iii) all rent and other material sums and charges payable thereunder are current and (iv) neither the Seller nor the Transferred Subsidiary party to such Lease has received written notice that it is currently in default in any material respect with respect thereto. Neither the Seller nor any Transferred Subsidiary is in material breach or default under or has received any written notice of default by any landlord of a Lease that remains outstanding, and, to the Knowledge of the Seller, no such landlord is in default under its Lease beyond any applicable notice, grace or cure period thereunder.

(d) Except as set forth in Section 4.8(d) of the Disclosure Schedule, there is no Person other than the Seller or a Transferred Subsidiary in possession of any portion of the Leased Real Property, and no Contract grants any Person (other than the Seller or any Transferred Subsidiary) the right of use or occupancy of any portion of the Leased Real Property.

(e) The Seller’s and the Transferred Subsidiary’s, as applicable, use of the Leased Real Property complies in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property. All material Permits (including certificates of use and occupancy) required in connection with the use, occupation and operation of the Leased Real Property, in each case to the extent required to be obtained by the Seller or a Transferred Subsidiary, as applicable, under each applicable Lease, have been obtained and are in effect.

(f) There are no pending or, to the Knowledge of the Seller, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory legal proceedings relating to any portion of the Leased Real Property that are reasonably expected to materially and adversely affect the current use, occupancy or value thereof. To the Knowledge of the Seller, no fact or condition exists that could result in the termination or material reduction of the current access from the Leased Real Property to existing roads or to water, sewer or other utility services presently serving the Leased Real Property to the extent such services are material to the use of the Leased Real Property.

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Section 4.9 Title to Purchased Assets. The Seller or a Transferred Subsidiary has good and valid title to, or a valid and enforceable license or leasehold interest in, or other legal rights to possess or use all of the Purchased Assets and assets and properties of the Transferred Subsidiaries, free and clear of all Liens (other than Permitted Liens). At the Closing, the Buyer will acquire from the Seller and good and valid title to, or a valid and enforceable license or leasehold interest in, or other legal rights to possess or use, all of the Purchased Assets and the assets and properties of the Transferred Subsidiaries, free and clear of all Liens (other than Permitted Liens).

Section 4.10 Litigation. Except as disclosed in Section 4.10 of the Disclosure Schedule, there is no Action pending (except for any Action against the Seller or any Transferred Subsidiary that has been filed but not yet served and for which the Seller has not received any written, or to the Knowledge of the Seller, oral notice) or, to the Knowledge of the Seller, threatened against the Seller or any Transferred Subsidiary, nor are there any Orders binding upon the Seller or any Transferred Subsidiary, enjoining it in respect of, or that would prohibit, materially restrict, or materially affect the Business or any of the Purchased Assets or any assets or properties of any Transferred Subsidiary that are material to the Business. To the Knowledge of the Seller, there is no Action pending against any executive officer or director of the Seller or any Transferred Subsidiary in his or her capacity as such that would reasonably be expected to prohibit, materially restrict, or materially affect the Business or any of the Purchased Assets or any assets or properties of any Transferred Subsidiary that is material to the Business. The Seller is not subject to any continuing Order settlement agreement or similar agreement with, or, to the Knowledge of the Seller, continuing investigation by, any Governmental Entity, or any Order, in each case that would reasonably be expected to prevent or materially delay consummation of the Transactions.

Section 4.11 Labor Matters.

(a) Except as described in Section 4.11(a) of the Disclosure Schedule, there are no material Actions pending or, to the Knowledge of the Seller, threatened between the Seller or any Transferred Subsidiary, on one hand, and any present or former Employee or other service provider.

(b) Neither the Seller nor any Transferred Subsidiary is a party to or bound by any collective bargaining agreements or other Contract or understanding with a labor union or labor organization. To the Knowledge of the Seller, there is no labor union organizing or election activity pending or threatened with respect to the Employees. Neither the Seller nor any Transferred Subsidiary has suffered or sustained any labor strike, slowdown or work stoppage and, to the Knowledge of the Seller, no labor strike, slowdown or work stoppage is threatened by the Employees.

(c) Each of the Seller and the Transferred Subsidiaries is in material compliance with all applicable Laws related to the employment of the Employees and any other service providers, including provisions related to payment of wages (including the Fair Labor Standards Act), hours of work, leaves of absence, equal opportunity, discrimination, harassment, worker classification, immigration, occupational health and safety and workers’ compensation.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Disclosure Schedule lists all material Benefit Plans. “Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other compensation or benefit plan, program, policy, arrangement or agreement, including any pension, retirement, profit-sharing, bonus, incentive, equity or equity-based compensation, deferred compensation, stock purchase, severance (excluding payment in lieu of notice), retention, change in control, vacation, fringe benefit, sick leave, paid time off, health, medical, disability, life insurance, tuition reimbursement, flexible spending account or similar plan, program, policy, arrangement or agreement, in each case sponsored or maintained by the Seller or any Transferred Subsidiary, in which present or former employees of the Seller or any Transferred Subsidiary participate or with respect to which the Seller or any Transferred Subsidiary is obligated to contribute; provided, however, that the term “Benefit Plan” shall exclude any statutory benefits that are required to be maintained under applicable Law or that are sponsored in whole or part by any Governmental Entity. Neither the Seller nor any Transferred Subsidiary has any commitment (i) to create, incur liability with respect to or cause to exist any other compensation, benefit, fringe benefit or other plan, program, arrangement or agreement or to enter into any contract or agreement to provide compensation or benefits to any individual, in each case other than as required by the terms of the Benefit Plans as in effect as of the date hereof or as required by applicable Law or any Governmental Entity or (ii) to modify, change or terminate any Benefit Plan, other than a modification, change or termination required by applicable Law.

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With respect to each material Benefit Plan, the Seller has delivered or made available to the Buyer true, accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto (or with respect to any unwritten Benefit Plan, a written summary thereof), (ii) if applicable, copies of any trust agreements, custodial agreements or insurance policies, (iii) copies of any summary plan descriptions, (iv) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter or opinion letter from the IRS and (v) in the case of any plan for which Forms 5500 are required to be filed, a copy of the most recently filed Form 5500, with schedules attached.

(b) Except as set forth in Section 4.12(b) of the Disclosure Schedule, to the Knowledge of the Seller, (i) all Benefit Plans are in compliance in all material respects with ERISA, the Code and other applicable Laws and have been administered in all material respects in accordance with their terms and with ERISA, the Code and such other applicable Laws, (ii) each Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with all applicable requirements of Section 409A of the Code, (iii) neither the Seller nor any Transferred Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any person for any tax incurred by such person, including under Section 409A or 4999 of the Code and (iv) Each Benefit Plan that is required to be registered under the Laws of a jurisdiction outside the United States (“Non-U.S. Benefit Plan”) has been registered and maintained in good standing with the appropriate regulatory authorities, in the case of clauses (i) through (iv), except as would not be expected to result in material Liability to the Buyer.

(c) All required contributions to, and premium payments on account of, each Benefit Plan have been made (or reserves therefor have been provided on the books of the Seller or the applicable Transferred Subsidiary). Except as would not be expected to result in material Liability to the Buyer, all Non-U.S. Benefit Plans that are intended to be funded and/or book reserved are funded and/or book-reserved, as appropriate, to the extent required under the terms of such Non-U.S. Benefit Plan or applicable Law based upon the applicable actuarial assumptions.

(d) Except as would not be expected to result in material Liability to the Buyer, there is no pending or, to the Knowledge of the Seller, threatened Action relating to a Benefit Plan (including material administrative investigations, audits, proceedings by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or the IRS).

(e) Neither the Seller nor any of its ERISA Affiliates sponsors, maintains, contributes to or has any obligation to contribute to (or has any liability in respect of) any multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or any plan that is subject to Title IV of ERISA.

(f) None of the Benefit Plans provides for welfare benefits (including medical and life insurance benefits) to any current or former employee, officer or director of the Seller or any Transferred Subsidiary after such Person terminates employment or service with the Seller or the applicable Transferred Subsidiary, other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Title I of ERISA, except as provided in Section 4.12(f) of the Disclosure Schedule.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Disclosure Schedule contains an accurate and complete list of all registered Marks, Patents, Copyrights and Internet Domain Names, including any pending applications to register any of the foregoing, owned by the Seller or any Transferred Subsidiary (excluding the Excluded Marks) (the “Registered Intellectual Property”). Except as set forth in Section 4.13(a) of the Disclosure Schedule, all items of Registered Intellectual Property are subsisting and, to the Knowledge of the Seller, are valid and enforceable. Except as set forth in Section 4.13(a) of the Disclosure Schedule, all registrations, maintenance and renewal fees (i) due within 30 days following the date of this Agreement in connection with Registered Intellectual Property have been made and (ii) due within 30 days following the Closing Date will have been made by the Closing Date, and all necessary documents, assignments, recordations and certifications in connection with the Registered Intellectual Property have been filed with the relevant Governmental Entity in the United States and foreign jurisdiction, as the case may be, for the purpose of maintaining such registrations.

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(b) The Seller or a Transferred Subsidiary, as applicable, owns exclusively each item of Owned Intellectual Property free and clear of any Liens (other than Permitted Liens). Except as set forth in Section 4.13(b) of the Disclosure Schedule, and except with respect to infringement, misappropriation or violation of any Third Party Intellectual Property, which is addressed exclusively in Section 4.13(d), all Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted is (i) exclusively owned or validly licensed by the Seller or a Transferred Subsidiary, as applicable, and (ii) included in the Owned Intellectual Property, or validly licensed to a Transferred Subsidiary or to the Seller pursuant to a Contract included in the Purchased Assets.

(c) Except as set forth in Section 4.13(c) of the Disclosure Schedule, to the Knowledge of the Seller, no Third Party has within the past three years infringed, misappropriated or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Owned Intellectual Property.

(d) No Transferred Subsidiary, or the conduct of the Business by the Seller or any Transferred Subsidiary, as applicable, is infringing, misappropriating, or otherwise violating any Third Party’s Intellectual Property, or has infringed, misappropriated or otherwise violated any Third Party’s Intellectual Property within the past three years. Neither the Seller nor any Transferred Subsidiary is a party to any Action (other than any Action against the Seller or any Transferred Subsidiary that has been filed but not yet served and for which neither the Seller nor any Transferred Subsidiary has received any written, or to the Knowledge of the Seller, oral notice) that includes a claim that any Transferred Subsidiary, or the conduct of the Business by the Seller or any Transferred Subsidiary, has infringed, misappropriated or violated any Third Party Intellectual Property, and except as set forth in Section 4.13(d) of the Disclosure Schedule, neither the Seller nor any Transferred Subsidiary has within the past three years received written, or to the Knowledge of the Seller, oral, notice of any pending or threatened Action of the foregoing and, to the Knowledge of the Seller, there is no valid basis for such an Action. Neither the Seller nor any Transferred Subsidiary has received any written, or to the Knowledge of the Seller, oral notice challenging the Seller’s or any Transferred Subsidiary’s ownership of any Owned Intellectual Property or the validity or enforceability of any Owned Intellectual Property.

(e) Except as set forth in Section 4.13(e) of the Disclosure Schedule, all Owned Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted was: (i) developed by the Seller’s or a Transferred Subsidiary’s employees working within the scope of their employment at the time of such development or (ii) developed by agents, consultants, contractors or other Persons of the Seller or a Transferred Subsidiary who have executed appropriate written instruments of assignment in favor of the Seller or a Transferred Subsidiary as assignee that have conveyed to the Seller or a Transferred Subsidiary ownership of all of such Person’s rights in any and all Intellectual Property created by such Person in connection with such work.

(f) Each of the Seller and the Transferred Subsidiaries has taken reasonable steps to preserve and protect the confidentiality of, and prevent the unauthorized disclosure or use of, the Trade Secrets included in the Owned Intellectual Property. To the Knowledge of the Seller, no such Trade Secrets have been disclosed to any Person in a manner that has resulted or is likely to result in the loss of such Trade Secrets.

(g) Except as set forth in Section 4.13(g) of the Disclosure Schedule, the consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the right to own, use, or hold for use any of the Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted as the same is owned, used, or held for use in conduct of the Business as currently conducted.

(h) Except as would not be material to the Business, no proprietary Software included in the Purchased Assets uses or incorporates, or is derived from, any open source software in a manner that requires: (i) the disclosure, delivery, licensing, or distribution of any source code proprietary Software included in the Purchased Assets; or (ii) otherwise imposes an obligation on the Seller or any Transferred Subsidiary to distribute any Software included in the Purchased Assets on a royalty-free basis. No source code to or constituting any proprietary Software included in the Purchased Assets has been placed in escrow (and neither the Seller nor any Transferred Subsidiary is otherwise required to, do the foregoing pursuant to a Contract).

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(i) To the Knowledge of the Seller and except as would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect (i) the Seller and each Transferred Subsidiary uses all Generative AI Tools in compliance with all applicable license terms; and (ii) neither the Seller nor any Transferred Subsidiary has used Generative AI Tools to develop any Owned Intellectual Property.

(j) (i) The computer, information technology and data processing systems, facilities and services that are owned or controlled by the Seller and the Transferred Subsidiaries (collectively, the “Systems”), are reasonably sufficient for the conduct of the Business as currently conducted; (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business as currently conducted; (iii) to the Knowledge of the Seller, the Systems do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, devices or elements that: (A) enable or assist any Person to access without authorization such Systems; or (B) otherwise materially adversely affect the functionality of such Systems; and (iv) there has been no material failure, malfunction, breakdown or other adverse event affecting any System, and within the past three years where such effects on the Systems have not been materially cured, there has been no actual or alleged unauthorized access, use, intrusion, or breach of security affecting any System, or any other loss, unauthorized access, use, disclosure, or theft of any sensitive or confidential information (including Personal Information) in the possession or control of the Seller or any Transferred Subsidiary.

Section 4.14 Data Protection and Privacy.

(a) (i) Each of the Seller and the Transferred Subsidiaries has in place all required written and published policies and procedures concerning the collection, use, disclosure, disposal, privacy and processing of Personal Information (the “Privacy Policies”); (ii) each of the Seller and the Transferred Subsidiaries complies and has, during the last three years, complied in all material respects with applicable Laws in the United States, European Union, and United Kingdom relating to the collection, use, disclosure, disposal, privacy and processing of Personal Information and all Privacy Policies (collectively, the “Privacy Requirements”), (iii) to the Knowledge of the Seller, neither the Seller nor any Transferred Subsidiary has suffered a data breach of its customers’ Personal Information that would require notification to any Person under applicable Privacy Requirements and (iv) except as set forth in Section 4.14(a)(iv) of the Disclosure Schedule, neither the Seller nor any Transferred Subsidiary is subject to any Action or regulatory enforcement actions from any Person alleging noncompliance with any applicable Privacy Requirements, and no such Action or regulatory enforcement action is threatened against the Seller or any Transferred Subsidiary. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement will violate in any material respects any applicable Privacy Requirements.

(b) The Seller and the Transferred Subsidiaries maintain a commercially reasonable information security program that includes safeguards designed to protect the security, confidentiality, and integrity of the Systems (including Personal Information in the Seller’s or any Transferred Subsidiary’s possession and control). The Systems operate and perform in a manner sufficient to conduct the Business as currently conducted and as currently contemplated to be conducted. The Seller and each Transferred Subsidiary maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities, and acts in compliance with all of the Seller’s and the Transferred Subsidiaries’ policies related to the foregoing.

Section 4.15 Taxes.

(a) All Income Tax and other material Tax Returns that are required to be filed by or with respect to each Transferred Subsidiary, the Business and the Purchased Assets have been timely filed (taking into account any extensions of time in which to file) and such Tax Returns are true, correct and complete in all material respects. All Income Taxes and all other material Taxes (whether or not shown to be due on such Tax Returns) that are due and payable by or with respect to each Transferred Subsidiary, the Business and the Purchased Assets have been timely paid other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the books and records of the Seller or applicable Transferred Subsidiary. Other than Permitted Liens, there are no Liens with respect to Taxes upon any of the Purchased Assets or any assets of a Transferred Subsidiary.

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(b) The Seller, with respect to the Business and the Purchased Assets, and each Transferred Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has withheld and paid over to the appropriate Governmental Entities all material amounts required to be so withheld and paid over under all applicable Laws.

(c) There are no outstanding federal, state, local or foreign audits, examinations or other administrative proceedings that have been commenced or are pending or, to the Knowledge of the Seller, threatened, with regard to any Tax Returns or Taxes of or with respect to each Transferred Subsidiary, the Business or the Purchased Assets.

(d) Nether the Seller, in respect of Taxes of or with respect to the Business or the Purchased Assets, nor any Transferred Subsidiary has (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case where such waiver or extension agreement remains in effect, (ii) made or entered into any material consent or agreement as to Taxes that will remain in effect following the Closing Date or (iii) received or applied for a ruling relating to Taxes that will remain in effect following the Closing Date.

(e) Nether the Seller, in respect of Taxes of or with respect to the Business or the Purchased Assets, nor any Transferred Subsidiary is a party to any Tax sharing, Tax allocation or Tax indemnity Contract or similar agreement (other than an agreement entered into in the ordinary course of business the principal subject matter of which is not Taxes) with any Person, and, after the Closing Date, no such agreement or similar arrangement entered into prior to the Closing Date will be binding nor will there be any unsatisfied liability thereunder for any amounts due in respect of periods prior to the Closing Date.

(f) All Transferred Subsidiaries are in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices and methodology.

(g) Section 2.1(a) of the Disclosure Schedule sets forth the U.S. federal income tax classification of each of the Transferred Subsidiaries as of the date hereof, and indicates all entities for which an election has been made under Treasury Regulations Section 301.7701-3 and the effective date of such election.

(h) The elections that were previously filed to classify each of CL International Holdings LLC and SV Blue LLC as corporations for U.S. federal income tax purposes constituted initial entity classification elections that were, in each case, effective on the date of formation of the entity for which such election was filed.

(i) No Transferred Subsidiary (i) has been a member of an affiliated group of corporations that filed Tax Returns on a combined, consolidated or unitary basis (other than a group of which the Seller or another Transferred Subsidiary is or was a member) or (ii) has any liability for Taxes of any Person (other than the members of a combined, consolidated or unitary group of which the Seller or another Transferred Subsidiary is or was a member) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor.

Section 4.16 Environmental Matters.

(a) Except as described in Section 4.16(a) of the Disclosure Schedule, each of the Seller and the Transferred Subsidiaries is, and has been in the previous three years, in compliance with all applicable Environmental Laws in all material respects.

(b) Except as set forth in Section 4.16(b) of the Disclosure Schedule, (i) during the last three years, neither the Seller nor any Transferred Subsidiary has received any written, or to the Knowledge of the Seller, oral, notice from any Governmental Entity or other Person asserting that any condition exists at any Leased Real Property that constitutes or has resulted in a violation of any Environmental Law or that any claim is being asserted against the Seller or any Transferred Subsidiary by reason of any such violation; (ii) there are no material Environmental Claims pending, or, to the Knowledge of the Seller, threatened, against the Seller or any Transferred Subsidiary; (iii) to the Knowledge of the Seller, no Hazardous Substances generated, stored, used, owned or controlled by the Seller, any Transferred Subsidiary or their agents or Representatives (or to the Knowledge of the Seller, by any previous owner or operator of any Leased Real Property) have been Released into the environment at any Leased Real Property in excess of a reportable quantity under Environmental Law that has not been remediated to the extent

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required by Environmental Law or Governmental Entity; (iv) no Lien has been recorded under any Environmental Law against the Seller’s or any Transferred Subsidiary’s, as applicable, interest in any Leased Real Property; and (v) to the Knowledge of the Seller, none of the Leased Real Property is listed or is proposed for listing on any national or state list of sites promulgated under any Environmental Law and requiring removal, remedial response or corrective action pursuant to any Environmental Law by the Seller, any Transferred Subsidiary or Governmental Entity.

(c) The Seller has delivered or made available to the Buyer all material environmental assessments, reports, data, results of investigations and audits created in the past three years that are in the Seller’s or any Transferred Subsidiary’s possession regarding the compliance (or noncompliance) by the Seller or any Transferred Subsidiary with any Environmental Laws. The Parties acknowledge that this Section 4.16 and Section 4.21(b) are the sole and exclusive representations and warranties of the Seller relating to Hazardous Substances and Environmental Laws.

Section 4.17 Insurance. The Seller has provided to the Buyer copies of all material insurance policies and bonds held by or for the benefit of the Seller, the Transferred Subsidiaries and the Business (the “Insurance Policies”). Except as would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, all such Insurance Policies (a) are valid and enforceable and in full force and effect (except as the enforceability of any such Insurance Policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles), (b) all premiums owing in respect thereof have been timely paid, and (c) the Seller and the Transferred Subsidiaries have not received any written notice of material premium increase, material change or cancellation of any of its Insurance Policies as to which the Seller and the Transferred Subsidiaries have not obtained replacement insurance of similar scope and amount. As of the date of this Agreement, there is no material claim by the Seller or any Transferred Subsidiary pending under any of the Insurance Policies and no such pending claim has been questioned or disputed by the underwriters of such Insurance Policies.

Section 4.18 Brokers. Except as set forth in Section 4.18 of the Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fees, commissions, finders’ fees, financial advisor fees or other similar commission or fee in connection with the Transactions by reason of any action taken or arrangement made by or on behalf of the Seller, any Transferred Subsidiary or any of its Representatives. The Seller has furnished to the Buyer accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable in connection with the Transactions.

Section 4.19 Customers. Section 4.19 of the Disclosure Schedule sets forth a true, complete and correct list of the ten largest customers of the Seller and the Transferred Subsidiaries, on a consolidated basis, by dollar volume of sales for the calendar year ending December 31, 2023 (collectively, the “Top Customers”). As of the date of this Agreement, none of the Seller or any of the Transferred Subsidiaries has any outstanding material disputes with a Top Customer, and the Seller and the Transferred Subsidiaries have not received written notice of the intention of a Top Customer to seek to materially reduce the scale, or to materially alter the terms or conditions, of the business conducted with the Seller and the Transferred Subsidiaries.

Section 4.20 Suppliers. Section 4.20 of the Disclosure Schedule sets forth a true, complete and correct list of the ten largest suppliers of the Seller and the Transferred Subsidiaries, on a consolidated basis, by dollar volume of purchases for the calendar year ending December 31, 2023 (collectively, the “Top Suppliers”). As of the date of this Agreement, none of the Seller or any of the Transferred Subsidiaries has any outstanding material disputes with a Top Supplier, and the Seller and the Transferred Subsidiaries have not received written notice of the intention of a Top Supplier to seek to materially reduce the scale, or to materially alter the terms or conditions, of the business conducted with the Seller and the Transferred Subsidiaries.

Section 4.21 Compliance with Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Business is currently conducted, and during the past three years has been conducted, in compliance with all applicable Laws applicable to the Seller’s or any Transferred Subsidiary’s conduct of the Business.

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(b) Section 4.21(b) of the Disclosure Schedule lists all permits, concessions, grants, franchises, licenses, certifications and other authorizations and approvals of Governmental Entities that are material to and necessary for the conduct of the Business (collectively, “Permits”). Each Permit is in full force and effect and the Seller or Transferred Subsidiary, as applicable, is in compliance with each Permit, except in each of the foregoing cases, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no proceedings pending or, to the Knowledge of the Seller, threatened that would result in the revocation, cancellation, suspension or modification of any Permit.

(c) The Seller and the Transferred Subsidiaries have conducted any export transactions in compliance in all material respects with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the export control laws and regulations of any other applicable jurisdiction (collectively, “Export Control Laws”).

Section 4.22 Transactions with Affiliates or Related Persons. Section 4.22 of the Disclosure Schedule sets forth a complete and accurate list of all existing Contracts or other business relationships between the Seller or any Transferred Subsidiary, on one hand, and any Affiliate, director or officer of the Seller or any Transferred Subsidiary or any Person that owns or controls more than five percent of any class of capital stock or other equity interest of the Seller, or, to the Knowledge of the Seller, any such Person’s spouse, parents, children or siblings, whether related by blood, marriage or adoption, or any entity in which any such individual or entity owns any beneficial interest, on the other hand, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.23 Certain Business Practices.

(a) Neither the Seller or any Transferred Subsidiary nor any of their respective directors or officers or, to the Knowledge of the Seller, any of their respective employees acting at the direction of the Seller of any Transferred Subsidiaries have in the past three years engaged, directly or indirectly, in any activity in violation of (a) the FCPA, or (b) any local anti-corruption and anti-bribery Laws, in each case, in jurisdictions in which the Seller or a Transferred Subsidiary is operating (collectively, “Anti-Bribery Laws”). The Seller has not received any written or, to the Knowledge of the Seller, oral notice that alleges that the Seller, any Transferred Subsidiary or any of its or their directors, officers, agents, representatives, distributors, advisers, contractors, consultants or employees, acting at the direction of the Seller or any Transferred Subsidiary, is in violation of, or has any liability under, the Anti-Bribery Laws. To the Knowledge of the Seller, neither the Seller nor any Transferred Subsidiary has been or currently is under any administrative, civil or criminal investigation or indictment or is party to any proceeding involving alleged false statements, false claims or other improprieties relating to the Seller’s non-compliance with the Anti-Bribery Laws.

(b) During the past three years the Seller and the Transferred Subsidiaries have complied with applicable laws and regulations pertaining to trade and economic sanctions administered by the United States, European Union, or United Kingdom (collectively, “Sanctions”).

(c) None of the Seller, the Transferred Subsidiaries, or their respective directors, officers, employees, or, to the Knowledge of the Seller, the Seller’s or the Transferred Subsidiaries’ agents is: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (which as of the date of this Agreement consist of Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine (“Restricted Countries”)); (ii) 50% or more owned or controlled by the government of a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (collectively, “Designated Parties”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable Sanctions (collectively, “Sanctioned Parties”).

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(d) During the past three years, none of the Seller, the Transferred Subsidiaries, or any of their respective officers, directors, or employees: (i) has been the subject or target of any government investigation, prosecution, other enforcement action, or government inquiry related to Sanctions violations; or (ii) submitted a voluntary self-disclosure to any U.S. or other relevant government agency regarding actual or potential Sanctions violations.

(e) The Seller maintains policies and procedures reasonably designed to promote compliance with applicable Sanctions.

Section 4.24 Absence of Certain Developments. Since September 30, 2023 to the date hereof, (a) the Seller has conducted the Business in the ordinary course of business consistent with past practice in all material respects, and except as set forth in Section 4.24 of the Disclosure Schedule or as otherwise disclosed in the Seller SEC Documents, has not taken any actions, which if taken after the date hereof and prior to the earlier of the Closing Date or the termination of this Agreement pursuant to the terms hereof would constitute a breach of subparagraph (iii), (iv) (to the extent having a value of $500,000 or more), (vii) (other than any modifications or amendments in the ordinary course), (x), (xi), (xii) or (xiii) of Section 6.1(b) and (b) no event has occurred that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 4.25 TID U.S. Business. In the course of operating the Business, neither the Seller nor any of its Subsidiaries engages in (a) the design, fabrication, development, testing, production or manufacture of “critical technologies” within the meaning of the DPA; (b) the ownership, operation, maintenance, supply, manufacturing or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA, and has no demonstrated business objective to do so in the future. Therefore, the Business is not a “TID U.S. business” as defined in 31 C.F.R. § 800.248.

Section 4.26 Continued Solvency. The Seller is (a) able to pay its debts as they become due and (b) solvent and will be solvent immediately following the Closing. The Seller is not engaged in business or a transaction, and has no legally binding obligation to engage in business or a transaction, for which its remaining assets (including the Excluding Assets) and capital are or will be insufficient to pay its debts as they become due following the Closing. The Seller has not entered into this Agreement or any other Transaction Document for the purpose of hindering, delaying or defrauding its creditors.

Section 4.27 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Seller or its Subsidiaries or any of their respective Affiliates expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first published, sent or given to the holders of shares of Seller Common Stock or at the time of the Seller Stockholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, misleading.

Section 4.28 No Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS Article IV AND THE CERTIFICATE DELIVERED BY THE SELLER PURSUANT TO Section 3.2(c)(iii) ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE SELLER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS Article IV OR THE CERTIFICATE DELIVERED BY THE SELLER PURSUANT TO Section 3.2(c)(iii), WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OF THE FOREGOING, INCLUDING ANY WARRANTY REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE SELLER OR ITS AFFILIATES, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO THE BUSINESS, THE PURCHASED ASSETS, THE TRANSFERRED SUBSIDIARIES, THE ASSETS OF THE TRANSFERRED SUBSIDIARIES OR THE ASSUMED LIABILITIES.

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Article V

Representations and Warranties of the Buyer

The Buyer represents and warrants to the Seller as of the date hereof (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows.

Section 5.1 Organization and Qualification. Each of the Buyer and the Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. Each of the Buyer and the Parent has requisite corporate or other legal entity, as applicable, power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each of the Buyer and the Parent is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer or the Parent or its ability to perform any of its obligations under this Agreement.

Section 5.2 Authority. Each of the Buyer and the Parent has the requisite corporate or other legal entity power and authority to execute, deliver and enter into this Agreement and the other Transaction Documents to which either the Buyer or the Parent is a party and to consummate the Transactions. The execution and delivery by each of the Buyer and the Parent of this Agreement and the other Transaction Documents to which either the Buyer or the Parent is a party, as applicable, the consummation by the Buyer of the Transactions and the performance by the Buyer and the Parent of their respective its obligations hereunder and thereunder have been duly authorized by all necessary corporate or other legal entity action on the part of the Buyer and the Parent, as applicable, and no other corporate or other legal entity action is, or proceeding on the part of the Buyer or the Parent, as applicable, is, necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party or the Transactions. No vote or consent of the holders of shares of capital stock or other equity interests of the Buyer is necessary to approve this Agreement or any other Transaction Document to which either the Buyer or the Parent is a party, as applicable, or the Transactions. Each of the Buyer and the Parent has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Seller, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of the Buyer and the Parent in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity. When each other Transaction Document to which the Buyer is or will be a party has been duly executed and delivered by the Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by principles of equity.

Section 5.3 No Conflict; Required Filings and Consents.

(a) Neither the execution or delivery of this Agreement (or any other Transaction Documents to which the Buyer or the Parent is a party) does, and the performance of this Agreement (and the other Transaction Documents to which the Buyer or the Parent is a party) by the Buyer or the Parent will, (i) conflict with or violate the Organizational Documents of the Buyer or the Parent, (ii) conflict with or violate (whether after giving notice, lapse of time or both) any Law applicable to the Buyer or the Parent, or (iii) violate, conflict with or result in a default (whether after the giving of notice, lapse of time, or both) under, or give rise to a right of termination, amendment, acceleration or cancellation of any obligation of, or loss of a material benefit under, any Contract to which the Buyer is a party or subject or by which the Buyer or the Parent is bound, except, in the case of the foregoing clauses (ii) and (iii), for any such conflicts, violations or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer or the Parent or its ability to perform any of its obligations under this Agreement.

(b) Neither the execution or delivery of this Agreement (or any other Transaction Documents to which the Buyer or the Parent is a party) does, and the performance of this Agreement (and the other Transaction Documents to which the Buyer or the Parent is a party) by the Buyer or the Parent will, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any Person under any Contract to which the Buyer is a party or subject or by which the Buyer is bound.

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Section 5.4 Litigation. There is no Action pending (except for any Action against the Buyer that has been filed but not yet served and for which the Buyer has not received any written, or to the knowledge of the Buyer or the Parent, oral notice) or, to the knowledge of the Buyer or the Parent, threatened against the Parent, the Buyer, any Subsidiary of the Parent or the Buyer, or any property or asset of the Parent, the Buyer or any Subsidiary of the Parent or the Buyer, before any Governmental Entity that would reasonably be expected to adversely affect the legality, validity or enforceability of this Agreement, any Transaction Document or the consummation of the Transactions. Neither the Parent or the Buyer nor any Subsidiary of the Parent or the Buyer nor any property or asset of the Parent or the Buyer or any Subsidiary of the Parent or the Buyer is subject to any continuing Order, settlement agreement or similar written agreement with, or, to the knowledge of the Buyer, continuing investigation by, any Governmental Entity, or any Order that would prevent or materially delay consummation of the Transactions.

Section 5.5 Brokers. Other than Jefferies Group LLC, no broker, finder, investment banker or other Person is entitled to any brokerage fees, commissions, finders’ fees, financial advisor fees or other similar commission or fee in connection with the Transactions by reason of any action taken or arrangement made by or on behalf of the Buyer or the Parent.

Section 5.6 Funds. The Buyer will have at the Closing readily available funds sufficient to enable the Buyer to consummate the Transactions, including payment of the Purchase Price and the payment of expenses payable by the Buyer relating to the Transactions. The Buyer has not incurred any liabilities or obligations, and is not contemplating or aware of any liabilities or obligations, in either case, that would impair its ability to use such cash and available resources as contemplated in the immediately preceding sentence and pay in cash at the Closing including payment of the Purchase Price and the payment of expenses payable by the Buyer relating to the Transactions.

Section 5.7 Solvency. Assuming that (a) the conditions to the obligation of the Buyer to consummate the Transactions have been satisfied or waived, (b) any estimates, projections or forecasts prepared by the Seller, any Transferred Subsidiary or any Representative thereof that have been provided to the Buyer or their Representatives have been prepared in good faith based upon reasonable assumptions as of the date of preparation thereof, (c) the Seller Financial Statements present fairly in all material respects that consolidated financial condition of the Seller and its consolidated Subsidiaries at the end of the periods covered thereby and the consolidated results of operations of the Seller and its consolidated Subsidiaries for the periods covered there, and (d) the representations and warranties of the Seller set forth in Article IV are accurate, then and immediately following the Closing and after giving effect to all of the Transactions, any alternative financing incurred in accordance with this Agreement and the payment of the Purchase Price and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions pursuant to Section 9.3(a) and any other repayment or refinancing of debt contemplated in this Agreement, the Buyer and the Transferred Subsidiaries, taken as a whole, will be solvent. The Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors.

Section 5.8 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Buyer or any of its Affiliates expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented or at the time the Proxy Statement is first published, sent or given to the holders of shares of Seller Common Stock, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.9 Acknowledgement of No Other Representations or Warranties. THE BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article IV AND THE CERTIFICATE DELIVERED BY THE SELLER PURSUANT TO Section 3.2(c)(iii), NONE OF THE SELLER, ANY TRANSFERRED SUBSIDIARY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS, THE TRANSFERRED SUBSIDIARIES, THE ASSETS OF THE TRANSFERRED SUBSIDIARIES, THE ASSUMED LIABILITIES OR THE TRANSACTIONS, AND THE BUYER IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN Article IV OR THE CERTIFICATE DELIVERED BY THE SELLER PURSUANT TO Section 3.2(c)(iii). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article IV AND THE CERTIFICATE DELIVERED BY THE SELLER PURSUANT TO Section 3.2(c)(iii), THE BUYER

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ACKNOWLEDGES AND AGREES THAT NEITHER THE SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (a) THE FINANCIAL PROJECTIONS, FORECASTS, COST ESTIMATES AND OTHER PREDICTIONS RELATING TO BUSINESS, THE PURCHASED ASSETS, THE TRANSFERRED SUBSIDIARIES, THE ASSETS OF THE TRANSFERRED SUBSIDIARIES OR THE ASSUMED LIABILITIES MADE AVAILABLE TO THE PARENT OR (b) ANY ORAL OR, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN Article IV AND THE CERTIFICATE DELIVERED BY THE SELLER PURSUANT TO Section 3.2(c)(iii), WRITTEN INFORMATION MADE AVAILABLE TO THE BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR EVALUATION OF THE BUSINESS, THE PURCHASED ASSETS, THE TRANSFERRED SUBSIDIARIES, THE ASSETS AND PROPERTIES OF THE TRANSFERRED SUBSIDIARIES AND THE ASSUMED LIABILITIES, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Article VI

Covenants and Additional Agreements

Section 6.1 Conduct of Business Pending the Closing.

(a) From the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with Section 9.1, except as expressly permitted, contemplated or required by this Agreement, any other Transaction Document or Section 6.1(a) of the Disclosure Schedule, or as required by applicable Law or Order, or with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller shall, and shall cause each Transferred Subsidiary to (i) conduct activities with respect to the Business in the usual, regular and ordinary course of business in substantially the same manner as previously conducted and (ii) use its reasonable best efforts to maintain and preserve intact its business organization and operations and the Purchased Assets.

(b) Except as otherwise expressly permitted, contemplated or required by this Agreement, any other Transaction Document or Section 6.1(b) of the Disclosure Schedule, or as required by applicable Law or Order, or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Closing or the earlier termination of this Agreement, the Seller shall not, and shall cause the Transferred Subsidiaries not to:

(i)          adopt any change or amendment to the Organizational Documents of any Transferred Subsidiaries (whether by merger, consolidation or otherwise);

(ii)         adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, winding down, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to any Transferred Subsidiary;

(iii)        establish a record date for, declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Seller or any Transferred Subsidiary, whether payable in cash, stock, property or a combination thereof;

(iv)        (A) sell, lease, transfer or otherwise dispose of, or incur, create, assume or permit the incurrence, creation or assumption of any Lien (other than Permitted Liens) on any Purchased Assets or any assets of any Transferred Subsidiary, other than in the ordinary course of business or (B) waive, release, assign, impair, fail to maintain, allow to lapse, abandon, license or transfer any right, title or interest in or to any Purchased Asset or any asset of any Transferred Subsidiary other than in the ordinary course of business;

(v)         acquire any business or capital stock of any Person or division thereof, whether in whole or in part (whether by merger, consolidation or acquisition of stock or assets);

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(vi)        issue, sell or grant any shares of capital stock or equity interests in any Transferred Subsidiary;

(vii)       (A) (x) modify or amend in any material respect, or (y) waive, release or assign any material rights or claims with respect to, any Material Contract or Permit or (B) enter into any Contract that, if entered into prior to the date hereof, would qualify as a Material Contract;

(viii)      make any material change to (A) the accounting methods, principles or practices of the Seller or any Transferred Subsidiary, other than any change required by applicable Law or change in GAAP or (B) any of the cash management practices of the Seller, the Transferred Subsidiaries or the Business, including procedures with respect to the recognition, incurrence and payment of accounts payable and other current liabilities and the collection of accounts receivable;

(ix)        (A) create, incur, assume, guarantee or otherwise become liable or responsible for any Indebtedness, except current liabilities for trade or business obligations incurred in the ordinary course of the Business or (B) make any capital investment in, any loan to, any Person, in each case in an amount in excess of $100,000 individually or $500,000 in the aggregate;

(x)         make any capital expenditures or incur any obligations or liabilities thereof, except (A) not to exceed $100,000 individually or $500,000 in the aggregate or (B) in accordance with the current capital expenditure plan and/or budget of the Business;

(xi)        settle or knowingly waive or compromise any Action that is an Assumed Liability involving payments by the Seller or any Transferred Subsidiary in excess of $150,000 individually or $1,200,000 in the aggregate;

(xii)       with respect to any Transferred Subsidiary, enter into any material new line of business other than any line of business that is reasonably ancillary to any existing line of business as of the date hereof;

(xiii)      with respect to the Seller or any Purchased Asset (including, for the avoidance of doubt, any Transferred Subsidiary), make or change any Tax election (other than as requested by the Buyer pursuant to Section 7.1(b)), change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment, extend the statute of limitations period for the assessment or collection of any Tax, enter into a voluntary disclosure or similar agreement or otherwise voluntarily disclose information to a Governmental Entity with respect to Taxes, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, in each case, except in the ordinary course of business in situations where such action (A) will have no material effect on the Tax liability of the Seller or a Transferred Subsidiary and (B) will not result in the Buyer becoming liable for any Taxes (including any Taxes described in Section 2.3(e);

(xiv)      except (w) as required by the terms of any Benefit Plan as in effect on the date of this Agreement, (x) to the extent necessary to comply with, or satisfy an exemption from, Section 409A of the Code or other applicable Law, (y) to accelerate vesting of, or otherwise amend, any award that is outstanding as of the date of this Agreement under a Seller Equity Plan, or (z) to provide severance payments to No-Offer Employees and any agreements related thereto, (A) increase the compensation or benefits payable or to become payable to any Employee (including increases of compensation to any Employee who holds a title with the Seller of Vice President or more senior (a “Senior Leader”) but

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excluding increases in compensation in the ordinary course of business with any Employee who is not a Senior Leader, (B) grant or promise to grant any Senior Leader any award or benefit or any increase in severance or termination pay, (C) enter into any written employment, consulting, retention, change in control, severance or termination agreement with any Employee, other than in the ordinary course of business to Employees other than Senior Leaders or (D) establish, amend, adopt or enter into any collective bargaining agreement or Benefit Plan;

(xv)       grant any stock options, restricted stock units, restricted stock or other long-term incentive awards; or

(xvi)      enter into any legally binding agreement, or commitment (whether written or oral) with respect to any of the foregoing.

(c) Prior to the Closing Date, the Seller shall affirmatively take the actions set forth in Section 6.1(c) of the Disclosure Schedule.

Section 6.2 Proxy Statement; Seller Stockholder Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, the Seller will prepare and file or cause to be filed with the SEC in preliminary form the Proxy Statement. The Seller will use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of the Nasdaq. The Seller shall promptly notify the Buyer and the Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide the Buyer and the Parent with copies of all correspondence between the Seller and its Representatives, on the one hand, and the SEC, on the other hand, in each case to the extent permitted by applicable Laws. The Buyer shall, as promptly as reasonably practicable, provide the Seller with such information with respect to the Buyer or the Parent or any Affiliate thereof as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. The Seller shall use its reasonable best efforts to (i) respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and the Buyer and the Parent will cooperate in connection therewith, (ii) ensure that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy the rules of the Nasdaq and (iii) cause the definitive Proxy Statement to be mailed to the Seller’s stockholders as of the record date established for the Seller Stockholder Meeting as promptly as reasonably practicable after the date of this Agreement, and in no event more than two Business Day after the earlier of (x) the date on which the SEC confirms that it has no further comments on the Proxy Statement and (y) the date that is ten days after the date the Proxy Statement is filed with the SEC if the SEC has not provided any comments with respect to such Proxy Statement. Notwithstanding the foregoing, to the extent permitted by applicable Laws, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Seller (i) shall provide the Buyer, the Parent and their counsel an opportunity to review and comment on the Proxy Statement or response to any comments of the SEC with respect thereto (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments reasonably proposed by the Buyer, the Parent and their counsel in respect of the foregoing.

(b) The Seller shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Seller to conduct a “broker search” in accordance with Rule 14a-13 under the Exchange Act and set a record date for (in consultation with the Buyer and taking into consideration its views), duly give notice of, convene and hold a meeting of its stockholders (the “Seller Stockholder Meeting”) for the purpose of obtaining the Seller Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC. The Seller shall, subject to Section 6.2(c) and in consultation with the Buyer and taking into account its views, convene the Seller Stockholder Meeting no later than the 30th day following the commencement of the mailing of the Proxy Statement to its stockholders. The Seller Board shall include the Board Recommendation in the Proxy Statement; provided, however, that the Seller Board may fail to make such Board Recommendation or make a Change in Recommendation if permitted by, and in accordance with, Section 6.10. Without limiting the generality of the foregoing, but subject to Section 6.10 and the Seller’s rights to terminate this

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Agreement under the circumstances set forth in Section 9.1, the Seller agrees that neither its obligations pursuant to the first two sentences of this Section 6.2(b) nor its other obligations under this Section 6.2 shall be affected by the commencement, public proposal, public disclosure or communication to the Seller or its stockholders or representatives of any Competing Proposal or by any Change in Recommendation.

(c) The Seller shall not, without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Seller Stockholder Meeting; provided, however, that the Seller may, notwithstanding the foregoing, without the prior written consent of the Buyer, and shall at the request of the Buyer, adjourn or postpone the Seller Stockholder Meeting (i) if, after consultation with the Buyer, the Seller believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain the Seller Stockholder Approval, or (B) distribute any supplement or amendment to the Proxy Statement, the distribution of which the Seller Board has determined in good faith to be necessary under applicable Law after consultation with, and taking into account the advice of, outside legal counsel, (ii) for an absence of a quorum, or (iii) such adjournment, recess, reconvening or postponement is required by Law or a court or other Governmental Entity of competent jurisdiction in connection with any actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff. Notwithstanding the foregoing, the Seller may not, without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), postpone or adjourn the Seller Stockholder Meeting more than two times pursuant to clause (i)(A) or clause (ii) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clause (i)(A) or clause (ii) of the immediately preceding sentence shall be, without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten Business Days. Without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), the matters contemplated by the Seller Stockholder Approval shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Seller’s stockholders in connection therewith) that the Seller shall propose to be voted on by the stockholders of the Seller at the Seller Stockholder Meeting. The Seller shall (x) use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Transactions, (y) provide updates to the Buyer with respect to the proxy solicitation for the Seller Stockholder Meeting (including interim results) as reasonably requested by the Buyer and (z) except as expressly permitted by Section 6.10, solicit and use reasonable best efforts to obtain the Seller Stockholder Approval at the Seller Stockholder Meeting. In no event will the record date of the Seller Stockholder Meeting be changed without the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

Section 6.3 Access to Information; Customer Contacts; Confidentiality; Cooperation in Litigation.

(a) From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with Section 9.1, except as prohibited by applicable Law, the Seller shall use its reasonable best efforts to (i) cause the officers, directors, employees, auditors and agents of the Seller to afford the Representatives of the Buyer reasonable access during normal business hours on reasonable prior advance notice to the officers, employees, agents, properties, offices and other facilities and books and records of the Seller, (ii) afford the Buyer the opportunity to conduct a non-invasive environmental assessment of the Leased Real Property at the Buyer’s sole cost and expense, and (iii) furnish the Buyer with (A) weekly cash reports, which shall include, at a minimum, a cash balance statement and a statement of cash expenditure on a weekly, monthly and quarterly basis, (B) weekly, monthly and quarterly statements of current assets and liabilities, including details on aged accounts receivable and accounts payable, (C) weekly statements in respect of the Excluded Cash Accounts and (D) such financial, operating, Tax and other data and information as the Buyer, through its officers, employees or agents, may reasonably request; provided, however, that the Seller may withhold (A) such portions of documents or information relating to pricing or other matters that are sensitive if the exchange of such documents (or portions thereof) or information would be reasonably likely to result in a violation of antitrust Law, or (B) any documents (or portions thereof) or information that might reasonably result in the Seller’s loss of its right to assert all privileges, including the attorney-client privilege in respect of such documents or information. If any material is withheld by the Seller pursuant to this Section 6.3(a), to the extent possible, the Seller shall inform the Buyer as to the general nature of what is being withheld and shall use reasonable best efforts to supply the requested information in such a way as not to violate any Law or privilege. In connection with the access contemplated by this Section 6.3(a), the Buyer shall, and shall cause its Representatives to, act in a manner as not to unreasonably interfere with the operations of the Seller or any Transferred Subsidiary.

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(b) The Buyer agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to) contact and communicate with the employees, customers, providers, service providers and vendors of the Seller or any Transferred Subsidiary other than (i) in conformity with such reasonable and customary procedures and conditions as shall be reasonably agreed by the Seller and the Buyer, including procedures and conditions in respect of compliance with antitrust Laws, or (ii) otherwise with the prior consultation with and written approval of the Seller; provided, however, that this Section 6.3(b) shall not prohibit any contacts by the Buyer or its Representatives with the customers, providers, service providers and vendors of the Buyer in the ordinary course of business unrelated to the Transactions.

(c) All information obtained by the Buyer pursuant to this Section 6.3 shall constitute Proprietary Information (as defined in the Confidentiality Agreement) of the Seller and be kept confidential by the Buyer in accordance with the Confidentiality Agreement. If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. No investigation pursuant to this Section 6.3 or information provided or received by any Party pursuant to this Agreement will enlarge any of the representations or warranties of the Parties contained in this Agreement.

(d) Until the sixth anniversary of the Closing Date, the Buyer shall (i) maintain and take reasonable precautions to safeguard all of the Seller’s electronic books, records, ledgers, files, documents and correspondence that constitute a portion of the Purchased Assets or the assets of the Transferred Subsidiaries or that relate to Excluded Assets that, as of the Closing Date, are located on or accessible through computers or information technology systems that constitute a portion of the Purchased Assets or the assets of the Transferred Subsidiaries; (ii) permit the Seller and its Representatives to access and make copies of such electronic books, records, ledgers, files, documents and correspondence from time to time, upon reasonable notice and during normal business hours, provided that such access or making copies does not materially interfere with the Buyer’s operations and provided that such access or making copies is for the sole purpose of allowing the Seller and its Representatives, and subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement) (A) to prepare Tax Returns or filings with the SEC or any other Governmental Entity, (B) to defend any Third Party Claim (as defined herein) in respect of which an Indemnification Claim has been served on the Seller, or (C) to access or make copies of information with respect to periods or occurrences prior to the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement or the Transactions; (iii) make its information technology personnel available, upon reasonable notice and during normal business hours and provided that such access or making copies does not materially interfere with the Buyer’s operations, to assist the Seller in accessing or producing reports or compilations from such electronic books, records, ledgers, files, documents and correspondence; and (iv) make available, upon reasonable notice and during normal business hours and provided that such access does not materially interfere with the Buyer’s operations, employees of the Buyer or any Affiliate thereof who are former employees of the Seller for consultation with the Seller in connection with matters associated with the continuing business of the Seller, including, with regard to SEC reporting, tax, employment and litigation matters. The Seller shall reimburse the Buyer for any reasonable out-of-pocket costs associated with the foregoing (e.g., photocopying), the time of the employees of the Buyer or any Affiliate thereof and any internal overhead associated therewith.

(e) Until the sixth anniversary of the Closing Date, the Seller shall (i) maintain and take reasonable precautions to safeguard all of the Seller’s electronic books, records, ledgers, files, documents and correspondence that constitute a portion of the Excluded Assets or that relate to the Purchased Assets that, as of the Closing Date, are located on or accessible through computers or information technology systems that constitute a portion of the Excluded Assets; (ii) permit the Buyer and its Representatives to access and make copies of such electronic books, records, ledgers, files, documents and correspondence from time to time, upon reasonable notice and during normal business hours, provided that such access or making copies does not materially interfere with the Seller’s operations and provided that such access or making copies is for the sole purpose of allowing the Buyer and its Representatives, and subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement) (A) to prepare Tax Returns or filings with any Governmental Entity, (B) to defend any Third Party Claim (as defined herein) in respect of which an Indemnification Claim has been served on the Buyer, or (C) to access or make copies of information with respect to periods or occurrences prior to the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement or the Transactions; (iii) make its information technology personnel available, upon reasonable notice and during normal business hours and provided that such access or making copies does not materially interfere with the Seller’s operations, to

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assist the Buyer in accessing or producing reports or compilations from such electronic books, records, ledgers, files, documents and correspondence; and (iv) make available, upon reasonable notice and during normal business hours and provided that such access or making copies does not materially interfere with the Seller’s operations, any employees of the Seller or any Affiliate thereof who are Excluded Employees for consultation with the Buyer in connection with matters associated with the Business, including, with regard to tax, employment and litigation matters. The Buyer shall reimburse the Seller for any reasonable out-of-pocket costs associated with the foregoing (e.g., photocopying), the time of the employees of the Seller or any Affiliate thereof and any internal overhead associated therewith.

(f) For a period of at least four years after the Closing, the Buyer and the Seller will reasonably cooperate with one another in the defense or prosecution of any Action that has been or may be instituted hereafter against or by such Person relating to or arising out of the conduct of the Business prior to the Closing (other than Actions arising out of the consummation of the Transactions or other Actions among such Persons or their successors in interest), and the Person requesting such cooperation shall pay the reasonable out-of-pocket expenses (including reasonable legal fees and disbursements) of the Person providing such cooperation and of its Representatives reasonably incurred in connection with providing such cooperation. Such cooperation shall not be unreasonably distracting to the operation of the Seller or the Buyer, as applicable, or their respective Representatives who are involved in such cooperation.

Section 6.4 Notification of Certain Matters; Transaction Litigation. The Seller shall give prompt written notice to the Buyer, and the Buyer shall give prompt written notice to the Seller, of (a) upon becoming aware of the occurrence or failure to occur of any event that would reasonably be expected to cause any representation or warranty made by the Seller or the Buyer, as the case may be, to become untrue or incorrect and (b) any breach by the Seller or the Buyer, as the case may be, of any covenant or agreement to be complied with or satisfied by it under this Agreement, in each case to the extent that any such occurrence, failure to occur or breach has resulted in or would reasonably be expected to result in any of the conditions set forth in Article VIII to fail to be satisfied at Closing. Any notice provided, or disclosure made, by either the Seller or the Buyer pursuant to this Section 6.4 shall not be taken into account for purposes of determining whether the conditions set forth in Section 8.2(a) or Section 8.3(a), as the case may be, have been satisfied or affect a Party’s rights to indemnification under Article X. Furthermore, the Seller shall give prompt notice to the Buyer of (a) any written notice or other written communication received by the Seller or any Transferred Subsidiary from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of the Seller or such Transferred Subsidiary to obtain such consent would be material to the Business, taken as a whole, and (b) any Actions commenced or, to the Knowledge of the Seller, threatened against the Seller, the Transferred Subsidiaries and/or any of their respective directors or officers or other Representatives that relate to this Agreement, the other Transaction Documents or the Transactions and of any material developments with respect thereto. The Seller shall keep the Buyer informed on a reasonably current basis with respect to the status of any such Action. Without limiting the preceding sentence, the Seller shall give reasonable and good faith consideration to the Buyer’s advice with respect to such Action. The Seller shall not settle any such Action without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed).

Section 6.5 Consents and Approvals.

(a) From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with Section 9.1, the Parties shall cooperate with each other and use their reasonable best efforts to promptly (i) submit any information or documents requested by any Governmental Entity in connection with this Agreement or the Transactions and (ii) obtain all permits, consents, approvals and authorizations of all Third Parties and Governmental Entities that are necessary or advisable to consummate the Transactions and are necessary for the Buyer to operate the Business in accordance with past practice in all material respects immediately following the Closing. The Parties shall consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations, and each Party will keep the other Parties apprised of the status of matters relating to completion of the Transactions. Each Party shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement and the other Transaction Documents or the Transactions.

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(b) The Parties shall promptly advise each other upon receiving, and shall provide a copy of (or, if such communication was oral, a detailed summary of the content of), any communication from any Governmental Entity whose consent or approval is required for consummation of any of the Transactions or the other Transaction Documents that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

Section 6.6 Further Assurances. Subject to the terms and conditions of this Agreement, from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with Section 9.1, each of the Parties shall use its reasonable best efforts to effect the Transactions in accordance with the terms set forth in this Agreement. Following the Closing, each of the Parties, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary for effecting the consummation of the Transactions.

Section 6.7 Public Announcements. The Parties agree that no press release or public announcement, statement or disclosure concerning the Transactions shall be issued by any of the Parties without the prior written consent of the Seller or the Buyer, as applicable, except as such release or announcement may be required by applicable Law or applicable stock exchange regulation (including the Seller making a public announcement through the filing of a Current Report on Form 8-K upon execution of this Agreement or otherwise), in which case, the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.8 Employees and Employee Benefits.

(a) From and after the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with Section 9.1, the Buyer and the Seller shall cooperate in good faith regarding any written communications to be distributed to any Employees relating to the Transactions or post-Closing terms of employment and the Buyer shall consult with the Seller and obtain the Seller’s written consent before distributing any communications to any Employees or any works council, union or other labor representative. In addition, the Buyer will reasonably cooperate and provide such information as the Seller may reasonably request from time to time in connection with any information and consultations processes relating to the Transactions with any Employees or any works council, union or other labor representative.

(b) The Buyer shall offer employment effective on the Closing to all U.S. Employees (which, for the avoidance of doubt, will not include any Excluded Employees), including U.S. Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence, other than those U.S. Employees identified by the Buyer in writing to the Seller, no later than 20 Business Days prior to the Closing Date, to whom the Buyer shall not offer employment pursuant to this Section 6.8(b) and whose employment with the Seller shall terminate on a date determined by the Seller after reasonable consultation with the Buyer but in any event before the Closing (the “No-Offer Employees”). Each such offer of employment (i) shall be on terms and conditions consistent with applicable Law and this Section 6.8, for a position having a title and duties that are comparable to those of the applicable U.S. Employee as of immediately prior to such U.S. Employee’s termination of employment with the Seller, (ii) shall be at such U.S. Employee’s current geographic work location (including any remote work location), and (iii) shall be made not later than ten Business Days prior to the Closing Date (or with respect to any individual who first becomes an U.S. Employee of the Seller ten or fewer Business Days prior to the Closing Date, not later than the Business Day immediately following such Employee’s hire date). No later than 15 Business Days prior to making such offers, the Buyer shall make the form of such offer available for the Seller’s review and comment and shall consider such comments in good faith.

(c) For a period of at least 12 months following the Closing Date, the Buyer shall, or shall cause an Affiliate of the Buyer to, provide each Transferred Employee with (i) base salary or wage rate that is not less than that most recently provided to such Transferred Employee by the Seller or the applicable Transferred Subsidiary, (ii) short-term compensation opportunities that are no less favorable and long-term incentive compensation opportunities that are reasonably comparable on an economic basis with target opportunities that are no less favorable, in the aggregate, to those most recently granted to such Transferred Employee by the Seller or the applicable Transferred Subsidiary prior to the Closing Date, (iii) employee benefits that are no less favorable, in the aggregate, than the employee benefits most recently provided to such Transferred Employee (including with respect to employee costs), (iv) severance benefits that are no less favorable than (A) for U.S. Employees, the severance benefits provided under the Wish Separation Pay Guidelines — United States, as in effect as of July 1, 2018 and

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(B) for all other Employees, the severance benefits in effect in the applicable jurisdiction and (v) the same geographic work location (including any remote work location) as most recently provided by the Seller or the applicable Transferred Subsidiary prior to the Closing Date. Notwithstanding the foregoing, payment of those certain severance obligations set forth in Section 2.3(c) of the Disclosure Schedule shall be deemed to satisfy any obligation of the Buyer to provide the individuals identified on Section 2.3(c) of the Disclosure Schedule with any other severance benefits contemplated in this Agreement, and the Buyer shall have no obligation to provide such individuals with any severance benefits that are duplicative of the severance benefits contemplated by those certain agreements set forth in Section 2.3(c) of the Disclosure Schedule. For the avoidance of doubt, a long-term incentive compensation award shall not be deemed to be not reasonably comparable on an economic basis solely because such award is issuable (x) in cash instead of equity or (y) in equity in a non-U.S. non-publicly traded company instead of a U.S. publicly traded company.

(d) The Buyer shall assume and honor all Benefit Plans currently maintained or sponsored by the Seller (including the change in control agreements, but excluding the Excluded Benefit Plans) in accordance with their respective terms as in effect immediately prior to the Closing, subject to any amendment or termination thereof that may be permitted by such Benefit Plans or as may be permitted under applicable Law. The Seller shall cooperate with, and use reasonable best efforts to assist, the Buyer with respect to the Buyer’s assumption of Benefit Plans pursuant to this Section 6.8(d).

(e) For all purposes under the employee benefit plans of the Buyer and its Affiliates providing benefits to any Transferred Employees after the Closing (the “New Benefit Plans”), each Transferred Employee will be credited with his or her years of service with the Seller or the applicable Transferred Subsidiary prior to the Closing (including predecessor or acquired entities or any other entities for which the Seller or the applicable Transferred Subsidiary has given credit for prior service), to the same extent as such Transferred Employee was entitled, prior to the Closing, to credit for such service under the corresponding Benefit Plan in which such Transferred Employee participated immediately prior to the Closing, such Benefit Plans, collectively, the “Legacy Benefit Plans”), except (i) for purposes of benefit accrual under any New Benefit Plan that is a defined benefit plan, (ii) for any purpose where service credit for the applicable period is not provided to participants generally, or (iii) to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing (A) each Transferred Employee will be immediately eligible to participate, without any waiting time, in any and all New Benefit Plans to the extent coverage under such New Benefit Plan replaces coverage under a similar or comparable Legacy Benefit Plan and (B) the Buyer will cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Legacy Benefit Plan ending on the date such Transferred Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan. The Buyer shall waive or cause to be waived any actively-at-work requirements and any limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of Transferred Employees and their eligible dependents under the New Benefit Plans.

(f) For a period of at least 12 months following the Closing Date, the Buyer shall, or shall cause an Affiliate of the Buyer to, make those Transferred Employees identified by the Seller in writing from time to time to the Buyer available to the Seller, at the Seller’s reasonable request, for up to three hours of consultation per week on such topics as may be reasonably requested by the Seller. For the first 30 days following the Closing Date, such consultation services shall be provided to the Seller free of charge. Thereafter, the Buyer shall have the right to invoice the Seller monthly for the cost of such consultation services actually provided by the Buyer’s employees to the Seller, on a prorated hourly basis based on their current salary.

(g) From and after the Closing Date, the Buyer shall be solely responsible for providing continuation coverage (and giving any required notices related thereto) under Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of ERISA to those individuals working or residing in the United States who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the Transactions.

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(h) The Buyer agrees not to engage in any “mass layoff” or “plant closing” (as defined in the WARN Act) for 90 days after the Closing Date. Without limiting the generality of Section 2.3(b) or (d), the Buyer shall be responsible for, and shall defend, hold harmless and indemnify the Seller for, all Liabilities under the WARN Act arising out of or resulting from any “plant closing,” “mass layoff” or other employment losses resulting from, related to, or caused by the Transactions (including the Buyer’s failure to offer U.S. Employees employment, the Buyer’s failure to comply with its obligations under this Section 6.8, the termination of employment of the No-Offer Employees, or by reason of any events occurring on or after the Closing Date in relation to any Transferred Employee).

(i) As of the Closing Date, the Buyer shall assume or cause its Affiliate to assume, or reimburse the Seller for, all Liabilities relating to compensation and benefits under any state workers’ compensation or similar Law in connection with claims of Transferred Employees.

(j) If any Transferred Employee requires a work permit, employment pass, visa or other legal or regulatory approval for his, her or their employment with the Buyer or its Affiliates, the Buyer shall, and shall cause its Affiliates to, use its reasonable best efforts to cause any such permit, pass, visa or other approval to be obtained and in effect prior to the Closing Date or on a time frame in accordance with any applicable Laws. The Buyer agrees to serve as a successor-in-interest with respect to the Seller’s U.S. immigration-related filings submitted on behalf of applicable Transferred Employees, with no material changes in the positions, geographic work locations, and base salaries reflected in the immigrant petitions, nonimmigrant filings, and labor certification applications.

(k) The provisions of this Section 6.8 are for the sole benefit of the parties to this Agreement, and nothing in this Section 6.8, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Employee, Transferred Employee, Excluded Employee or other current or former employee or independent contractor of the Seller or any of its Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including any third-party beneficiary rights). Nothing contained this Section 6.8 shall (i) constitute or be deemed to constitute the establishment, adoption, amendment, modification or termination of any Benefit Plan or any other benefit or compensation plan, program, policy, agreement or other arrangement or (ii) obligate the Seller, the Buyer or any of their respective Affiliates to (A) maintain any particular Benefit Plan or any other benefit or compensation plan, program, policy, agreement or other arrangement, except as required by the terms of such plan or applicable Law or (B) retain the employment of any employee or the services of any independent contractor.

Section 6.9 Bulk Transfer Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer.

Section 6.10 Non-Solicitation.

(a) From and after the date of this Agreement, the Seller will, and will cause the Seller’s Subsidiaries and its and their respective officers to, and will use its reasonable best efforts to cause its and their respective directors and other Representatives to, immediately cease, and cause to be terminated, any solicitations, encouragement, discussions or negotiations with any Person conducted heretofore by the Seller or any of its Subsidiaries or any of its or their respective Representatives with respect to any inquiry, proposal or offer that constitutes, or would be reasonably likely to lead to or result in, a Competing Proposal. The Seller shall promptly (and in any event within two Business Days after the date of this Agreement) deliver a written notice to each Person that has received non-public information regarding the Seller within the 24 months prior to the date of this Agreement pursuant to a confidentiality agreement with the Seller for purposes of evaluating any transaction that could be a Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction (as provided in the terms of the applicable confidentiality agreement) of all confidential information concerning the Seller and any of its Subsidiaries heretofore furnished to such Person. The Seller will immediately terminate any physical and electronic data access previously granted to any such Person to diligence or other information regarding the Seller or any of its Subsidiaries for purposes of evaluating any transaction that could be a Competing Proposal.

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(b) From and after the date of this Agreement, the Seller will not, and will cause the Seller’s Subsidiaries not to, and will use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly:

(i)          initiate, solicit, propose or knowingly encourage or knowingly facilitate the submission of any inquiry or the making of any proposal or offer that constitutes, or would be reasonably likely to lead to or result in, a Competing Proposal;

(ii)         engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to, relating to, or in furtherance of a Competing Proposal or any inquiry, proposal or offer that would be reasonably likely to lead to or result in a Competing Proposal;

(iii)        furnish any non-public information regarding the Seller or its Subsidiaries, or access to the properties, assets or employees of the Seller or its Subsidiaries, to any Person in connection with or in response to any Competing Proposal or any inquiry, proposal or offer that would be reasonably likely to lead to or result in a Competing Proposal;

(iv)        approve, adopt or enter into any letter of intent or agreement in principle or other agreement providing for or relating to a Competing Proposal (other than a confidentiality agreement entered into in compliance with Section 6.10(e)(ii));

(v)         take any action to make the provisions of any Takeover Law or any similar provision in the Seller Organizational Documents inapplicable to any transactions contemplated by a Competing Proposal (and, to the extent permitted thereunder, the Seller shall promptly take all steps necessary to terminate any revocable or terminable waiver that may have been heretofore granted to any Person other than the Buyer under any such provisions);

(vi)        submit any Competing Proposal to a vote or consent of the stockholders of the Seller; or

(vii)       propose or recommend publicly or agree or otherwise resolve to do any of the foregoing;

provided, however, that notwithstanding anything to the contrary in this Agreement, the Seller or any of its Representatives may, (x) in response to an unsolicited inquiry or proposal that did not result from a breach of this Section 6.10, request information reasonably necessary to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes, or is reasonably likely to lead to or result in, a Superior Proposal and (y) in response to an inquiry or proposal from a third party, inform a third party or its Representatives of the restrictions imposed by the provisions of this Section 6.10 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c) In the event that on or after the date of this Agreement, the Seller receives a Competing Proposal or any request for information relating to the Seller or any Subsidiary of the Seller or for access to the properties, books or records of the Seller in connection with or response to a Competing Proposal or any request for discussions or negotiations with the Seller or a Representative of the Seller relating to a Competing Proposal, the Seller will (i) promptly (and in no event later than 24 hours after receipt thereof) notify (which notice shall be provided orally and in writing and shall identify the Person making such Competing Proposal or request and set forth the material terms thereof) the Buyer thereof, (ii) keep the Buyer reasonably and promptly (and in no event later than 24 hours) informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Competing Proposal or request and (iii) as promptly as practicable (but in no event later than 24 hours after receipt) provide to the Buyer unredacted copies of all material correspondence and written materials (regardless of whether electronic) sent or provided to the Seller or any of its Subsidiaries that describes any terms or conditions thereof, including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto), as well as written summaries of any material oral communications relating to the terms and conditions thereof.

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(d) Except as permitted by Section 6.10(e), the Seller Board, including any committee thereof, agrees it shall not:

(i)          withhold, withdraw, qualify, amend or modify, or publicly propose or announce any intention to withhold, withdraw, qualify, amend or modify, in a manner adverse to the Buyer, the Board Recommendation;

(ii)         fail to include the Board Recommendation in the Proxy Statement (including when filed with the SEC or disseminated to the Seller’s stockholders);

(iii)        adopt, approve, endorse or recommend, or publicly propose or announce any intention to adopt, approve, endorse or recommend, any Competing Proposal;

(iv)        publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement entered into in compliance with Section 6.10(e)(ii)) relating to a Competing Proposal (an “Alternative Acquisition Agreement”);

(v)         in the case of a Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for shares of Seller Common Stock (other than by the Buyer or an Affiliate of the Buyer), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) ten business days (as such term is used in Rule 14d-9 under the Exchange Act) after commencement of such tender offer or exchange offer and (B) three Business Days prior the date of the Seller Stockholder Meeting (or promptly after the commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the Seller Stockholder Meeting);

(vi)        if a Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing subparagraph (v)) and has not been withdrawn, fail to publicly reaffirm the Board Recommendation on or prior to the earlier of (A) five Business Days after the Buyer so requests in writing and (B) three Business Days prior the date of the Seller Stockholder Meeting (or promptly after the announcement or disclosure of such Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Seller Stockholder Meeting) (it being understood that the Seller will not be obligated to affirm the Board Recommendation on more than two occasions with respect to any Competing Proposal); or

(vii)       authorize, cause or permit the Seller or any of its Subsidiaries to enter into an Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing subparagraphs (i) through (vi), a “Change in Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary:

(i)          the Seller Board may, after consultation with the Seller’s outside legal counsel, make such disclosures as the Seller Board thereof determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act and such other public disclosures as the Seller Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Seller Board under applicable Law; provided, however, that (x) any such disclosure that relates to a Competing Proposal shall be deemed to be a Change in Recommendation unless the Seller Board reaffirms the Board

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Recommendation in such disclosure and (y) this Section 6.10(e)(i) shall not be deemed to permit the Seller Board to make a Change in Recommendation other than in accordance with Section 6.10(e)(iii) or Section 6.10(e)(iv).

(ii)         at any time prior to, but not after, the receipt of the Seller Stockholder Approval, the Seller and its Representatives may engage in the activities prohibited by Section 6.10(b)(ii) or Section 6.10(b)(iii) (and may solicit, propose, encourage, or facilitate any inquiry or the making of any proposal or offer with respect to such Competing Proposal or any modification thereto) with any Person if the Seller receives a bona fide written Competing Proposal from such Person that was not solicited in breach of the obligations set forth in this Section 6.10; provided, however, that (w) no information that is prohibited from being furnished pursuant to Section 6.10(b) may be furnished until the Seller receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Seller that are no less favorable to the Seller than the terms of the Confidentiality Agreement and that does not prohibit compliance by the Seller with its obligations under this Agreement, in each case as determined in good faith by the Seller Board, (x) any such non-public information has previously been made available to, or is made available to, the Buyer prior to or concurrently with (or in the case of oral non-public information only, promptly after (and in any event within 24 hours after)) the time such information is made available to such Person, (y) prior to taking any such actions, the Seller Board determines in good faith, after consultation with the Seller’s financial advisors and outside legal counsel, that such Competing Proposal is, or is reasonably likely to lead to or result in, a Superior Proposal, and (z) prior to taking any such actions, the Seller Board determines in good faith after consultation with the Seller’s outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Seller Board to the stockholders of the Seller under applicable Law.

(iii)        at any time prior to, but not after, the receipt of the Seller Stockholder Approval, in response to a bona fide written Competing Proposal from a third party that was not solicited in breach of the obligations set forth in this Section 6.10, the Seller Board may effect a Change in Recommendation or may terminate this Agreement pursuant to Section 9.1(d)(i); provided, however, that such Change in Recommendation or termination may not be made unless and until:

(A)        the Seller Board determines in good faith after consultation with the Seller’s financial advisors and outside legal counsel that such Competing Proposal is a Superior Proposal;

(B)         the Seller Board determines in good faith, after consultation with the Seller’s outside legal counsel, that failure to effect a Change in Recommendation in response to such Superior Proposal would be inconsistent with the fiduciary duties owed by the Seller Board to the stockholders of the Seller under applicable Law;

(C)         the Seller provides the Buyer written notice of such proposed action and the basis thereof at least four Business Days in advance, which notice shall set forth in writing that the Seller Board intends to consider whether to take such action and include the identity of the offeror(s) and an unredacted copy of the relevant documents relating to the Competing Proposal;

(D)        after giving such notice and prior to effecting such Change in Recommendation or termination, the Seller negotiates (and directs its officers, employees, financial advisor, outside legal counsel and other

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Representatives to negotiate) in good faith with the Buyer (to the extent the Buyer wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would obviate the need for the Seller Board to effect a Change in Recommendation or terminate this Agreement pursuant to Section 9.1(d)(i) in response thereto; and

(E)         at the end of the four Business Day period, prior to taking action to effect a Change in Recommendation or terminate this Agreement pursuant to Section 9.1(d)(i), the Seller Board takes into account any adjustments or revisions to the terms of this Agreement proposed by the Buyer in writing and determines in good faith after consultation with the Seller’s financial advisors and outside legal counsel that the Competing Proposal remains a Superior Proposal and, after consultation with outside legal counsel, that the failure to effect a Change in Recommendation in response to such Superior Proposal would be inconsistent with the fiduciary duties owed by the Seller Board to the stockholders of the Seller under applicable Law; provided, however, that in the event of any material amendment or material modification to any Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Superior Proposal, such as terms with respect to price or financing, shall be deemed material), the Seller shall be required to deliver a new written notice to the Buyer and to comply with the requirements of this Section 6.10(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.10(e)(iii) shall be reduced to two Business Days; provided further that any such new written notice shall in no event shorten the original four Business Day notice period.

(iv)        at any time prior to, but not after, the receipt of the Seller Stockholder Approval, in response to an Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by the Seller, the Seller Board may effect a Change in Recommendation; provided, however, that such a Change in Recommendation may not be made unless and until:

(A)        the Seller Board determines in good faith after consultation with the Seller’s financial advisors and outside legal counsel that an Intervening Event has occurred;

(B)         the Seller Board determines in good faith, after consultation with the Seller’s outside legal counsel, that failure to effect a Change in Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties owed by the Seller Board to the stockholders of the Seller under applicable Law;

(C)         the Seller provides the Buyer written notice of such proposed action and the basis thereof at least four Business Days in advance, which notice shall set forth in writing that the Seller Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Intervening Event and the reasons for making the Change in Recommendation;

(D)         after giving such notice and prior to effecting such Change in Recommendation, the Seller negotiates (and causes its officers, employees, financial advisor, outside legal counsel and other Representatives to

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negotiate) in good faith with the Buyer (to the extent the Buyer wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would obviate the need for the Seller Board to effect a Change in Recommendation in response thereto; and

(E)         at the end of the four Business Day period, prior to taking action to effect a Change in Recommendation, the Seller Board takes into account any adjustments or revisions to the terms of this Agreement proposed by the Buyer in writing, and determines in good faith after consultation with the Seller’s outside legal counsel, that the failure to effect a Change in Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties owed by the Seller Board to the stockholders of the Seller under applicable Law; provided, however, that in the event of any material changes regarding any Intervening Event, the Seller shall be required to deliver a new written notice to the Buyer and to comply with the requirements of this Section 6.10(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.10(e)(iv) shall be reduced to two Business Days; provided further that any such new written notice shall in no event shorten the original four Business Day notice period.

(f) The Seller shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Seller or any of its Subsidiaries is a party and shall enforce the provisions of any such agreement; provided, however, that, notwithstanding any other provision in this Section 6.10, at any time prior to, but not after, the receipt of the Seller Stockholder Approval, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Seller Board determines in good faith, after consultation with the Seller’s outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties owed by the Seller Board to the stockholders of the Seller under applicable Law, the Seller may waive any such “standstill” or similar provision to the extent necessary to permit a third party to make a Competing Proposal, on a confidential basis, solely to the Seller Board and communicate such waiver to the applicable third party; provided further that (x) the Seller must promptly provide the Buyer with written notice at least two Business Days prior to taking such action and (y) concurrently with and automatically upon taking such action, the Buyer and its Affiliates shall be released from any standstill provisions applicable to the Buyer and its Affiliates (including under Section 7 of the Confidentiality Agreement), all of which standstill provisions shall terminate and be of no further force and effect as of such time.

(g) Notwithstanding anything to the contrary in this Section 6.10, any action, or failure to take action, that is taken by a director, officer or other Representative of the Seller or any of its Subsidiaries in violation of this Section 6.10 shall be deemed to be a breach of this Section 6.10 by the Seller.

Section 6.11 Name Changes. Within 30 days after the Closing Date, the Seller shall take any and all actions or cause to be taken such actions to amend its ticker symbol to remove any reference to “Wish” and any and all derivations thereof, including making any and all required filings with Governmental Entities. Within six months after the Closing Date, the Buyer shall take any and all actions or cause to be taken such actions to amend the name of each Transferred Subsidiary to remove any reference to “ContextLogic” and any and all derivations thereof, including making any and all required filings with Governmental Entities.

Section 6.12 Transitional License. Effective upon the Closing, the Seller shall, and shall cause its Subsidiaries (for the avoidance of doubt, other than the Transferred Subsidiaries) to, grant, and hereby grants, to the Buyer and the Transferred Subsidiaries (collectively, the “Buyer Licensees”) a non-exclusive, fully paid-up, royalty-free right and license to use, for the six months immediately following the Closing, the Excluded Marks (other than any Internet domain names set forth in Section 2.2(f) of the Disclosure Schedule) as part of the corporate names of the Transferred Subsidiaries, as applicable, in the same manner as such corporate name of such Transferred Subsidiary used such Excluded Mark(s) prior to the Closing Date, but for no other purpose. The Buyer Licensees hereby acknowledge that any and all goodwill associated with or resulting from the Buyer Licensees’ use of the Excluded Marks shall inure exclusively to the benefit of the Seller or its Subsidiaries, as applicable. After such six-month period, the Buyer shall, and shall cause the Transferred Subsidiaries to, cease use of the Excluded Marks.

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Section 6.13 Further Agreements.

(a) The Seller authorizes and empowers the Buyer from and after the Closing Date to receive and to open all mail or other communications addressed to the Seller and received by the Buyer, in order to determine whether or not such mail relates to the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities. The Buyer shall deal with the contents of all such communications in accordance with the provisions of this Section 6.13. The Buyer shall promptly deliver to the Seller any mail or other communication received by it after the Closing Date that relates solely to Excluded Assets or Excluded Liabilities and/or that does not relate to the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities (or copies thereof, to the extent it relates to the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities, but also relates to Excluded Assets or Excluded Liabilities). The Seller agrees that the Buyer has the right and authority to endorse, without recourse, any check or other evidence of Indebtedness received by the Buyer in respect of any note or account receivable transferred to the Buyer pursuant to this Agreement and the Seller shall furnish such evidence of this authority as the Buyer may reasonably request; provided, however, that the foregoing authority is without prejudice to any rights the Seller may have with respect to any check or other evidence of Indebtedness, to the extent it does not relate to the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities. Cash payments addressed to the Seller, or checks payable to the Seller, in each case, that do not constitute or do not relate to a Purchased Asset, any Transferred Subsidiaries, any asset of any Transferred Subsidiary or an Assumed Liability, shall promptly be forwarded to the Seller by the Buyer.

(b) To the extent that the Seller receives any cash, check, electronic credit or deposit that constitutes a Purchased Asset or any asset of any Transferred Subsidiary, the Seller shall promptly, and in any event within ten Business Days, wire transfer the appropriate amount in immediately available funds to the Buyer.

(c) The Buyer shall promptly deliver to the Seller any mail or other communication addressed to the Buyer and received by it after the Closing Date that relates to the Excluded Assets or the Excluded Liabilities. In addition, to the extent that the Buyer receives any cash, check, electronic credit or deposit that constitutes an Excluded Asset, the Buyer shall promptly, and in any event within ten Business Days, wire transfer the appropriate amount in immediately available funds to the Seller.

(d) From and after the Closing Date, the Seller shall refer all inquiries with respect to the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries and the Assumed Liabilities to the Buyer, and the Buyer shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to the Seller.

Section 6.14 Insurance.

(a) The Seller and the Buyer agree that, except as otherwise provided in Section 6.14(b), the coverage under all insurance policies arranged or maintained by the Seller or any Affiliate of the Seller, including all policies related to the Business, is for the benefit of only the Seller and its Affiliates, and not for the benefit of the Buyer, or the Business, the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities. The Buyer agrees to arrange for its own insurance policies with respect to the Business, the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries and the Assumed Liabilities as of and after the Closing. Without prejudice to any right of indemnification pursuant to this Agreement, other than as set forth in Section 6.14(b), the Buyer agrees not to seek, through any means, to benefit from any of the Seller’s or the Seller’s Affiliates’ insurance policies that provide or may provide coverage for claims relating in any way to the Business, the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Liabilities.

(b) From and after the Closing, with respect the policies listed in Section 6.14 of the Disclosure Schedule (such policies, the “Available Insurance Policies”), to the extent a claim or occurrence relating to the Business, the Purchased Assets, the Transferred Subsidiaries, the assets of the Transferred Subsidiaries or the Assumed Labilities arising prior to the Closing is covered by the Available Insurance Policies, and not by the Buyer’s insurance policies, the Buyer may access, submit claims, retain claims made prior to the Closing and seek coverage for such claims under the Available Insurance Policies (the “Available Claims”), subject to the terms and conditions of such Available Insurance Policies; provided, however, that the Seller is not representing that the Available Insurance Policies will cover any particular Available Claim. With respect to any Available Claim,

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the Seller shall pay over to the Buyer any related proceeds of any insurance recovery for such Available Claim actually received by the Seller and any Affiliates of the Seller following the Closing. If the terms of the Available Insurance Policies do not allow the Buyer to directly access, submit claims, retain claims, and seek coverage for such Available Claims, the Seller shall act on behalf of the Buyer in engaging in the foregoing and, in connection therewith, shall use its reasonable best efforts to follow any reasonable direction of the Buyer with respect to such Available Insurance Policy; provided, however, that (i) the Seller shall not be obligated to violate any Law or term of any Available Insurance Policy or initiate any dispute proceeding with the insurers of any Available Insurance Policy; (ii) the Buyer shall exclusively bear the amount of any “deductibles” and “retentions” to the extent applied to such claims under such Available Insurance Policies and shall otherwise be liable for all uninsured or uncovered amounts of such claims, except to the extent that any Available Claim constitutes an Excluded Liability; (iii) the Buyer shall be solely responsible at its expense for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims, and reimburse the Seller for any expenses the Seller or the Seller’s Affiliates incur in connection with Available Claims; and (iv) the Buyer shall not, without the written consent of the Seller, amend, modify or waive any rights of the Seller or other insureds under any such insurance policies and programs in any manner that would be adverse to the Seller or an Affiliate of the Seller. Notwithstanding anything to the contrary contained herein, (A) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of the Seller or any Affiliate of the Seller to insurance coverage for any matter and (B) subject to the Buyer’s rights above with respect to the Available Insurance Policies, the Seller shall retain the exclusive right to control all of its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and, except as otherwise expressly set forth herein, to amend, modify, terminate, or waive any such insurance policies and programs or any rights thereunder; provided, however, that the Seller shall not have the right to amend, modify, terminate or waive any Available Insurance Policies in a manner that negatively effects the Buyer’s rights to recover under the Available Insurance Policies as provided in this paragraph. The Buyer shall use its reasonable best efforts to cooperate with the Seller with respect to any Available Claim and requests for benefits and sharing such information as is reasonably necessary in order to permit the Seller to manage and conduct its insurance matters as the Seller reasonably deems appropriate.

(c) The Seller shall use its reasonable best efforts to maintain in full force and effect all material insurance coverage covering the Business (or comparable replacement coverage) until the Closing.

Section 6.15 Credit Support Cooperation. From the date of this Agreement until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with Section 9.1, the Seller will, and will cause its Affiliates and its and their respective Representatives to, provide to the Buyer such cooperation as is reasonably requested by the Buyer in connection with seeking replacement guarantees, letters of credit, surety bonds or other assurances of payment with respect to the letters of credit, guarantees, surety agreements, bonds and other credit support instruments issued by or on behalf of the Seller or any Transferred Subsidiary to any third party or Governmental Entity, and which are set forth in Section 6.15 of the Disclosure Schedule (the “Credit Support Obligations”). All costs and expenses incurred in connection with providing replacement credit support or the release or substitution of the Credit Support Obligations shall be borne by the Buyer.

Section 6.16 IT Support. Promptly following the date of this Agreement, the Seller and the Buyer shall negotiate in good faith to identify in writing the information technology or infrastructure applications constituting Purchased Assets that the Seller requires access to following the Closing for purposes of supporting functions of the Seller that are necessary for the Seller to remain listed as a publicly traded company (collectively, the “Specified IT Applications”). The Buyer and the Seller shall then negotiate in good faith to allow the Seller to access and use the Specified IT Applications for a period of 12 months following the Closing upon mutually agreed terms that conform to what are reasonable and market standard for an arrangement of similar nature to support functions of the Seller that are necessary for the Seller to remain listed as a publicly traded company, which functions shall not exceed the functions that are currently supported by these Specified IT Applications in the conduct of the Business.

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Article VII

Tax Matters

Section 7.1 Pre-Closing Structuring. At the request of the Buyer (in its sole discretion) provided to the Seller no later than 15 days prior to the Closing Date, the Seller agrees that either: (a) at the Closing, in lieu of the Buyer immediately acquiring all of the equity interests in each of CL International Holdings LLC and SV Blue LLC, (i) the Seller shall, first, cause CL International Holdings LLC and SV Blue LLC to transfer and sell all of the equity interests that such entities hold, directly or indirectly, in Transferred Subsidiaries to the Buyer and (ii) immediately thereafter, the Seller shall transfer and sell to the Buyer all of the equity interests in CL International Holdings LLC and SV Blue LLC (the “Alternative Structure Election”); or (b) at least one day prior to the Closing Date, the Seller shall cause each of CL International Holdings LLC and SV Blue LLC to timely file on an IRS Form 8832 (or successor form) an election pursuant to Treasury Regulations Section 301.7701-3(c) to be classified as an entity disregarded as separate from the Seller for U.S. federal income tax purposes, in each case, with an effective date that is no later than one day prior to the Closing Date (the “Check-the-Box Election”). In the event the Buyer notifies the Seller of its request for the Check-the-Box Election, the Seller shall (i) provide to the Buyer drafts of all IRS Forms 8832 (or successor forms) and any other required forms, schedules or statements thereto prepared by the Seller (collectively, the “Check-the-Box Forms”) no later than five days prior to the Closing Date to provide the Buyer a reasonable opportunity to review and comment on such draft Check-the-Box Forms, (ii) execute and timely file with the IRS (via certified mail) all Check-the-Box Forms, as soon as reasonably practicable following receipt of comments from the Buyer but in any event no later than one day prior to the Closing Date, and (iii) provide the Buyer with final copies of all Check-the-Box Forms and other documentation confirming their filing not later than one day prior to the Closing Date.

Section 7.2 Section 338(h)(10) Election. The Seller and the Buyer shall, and shall cause their respective Affiliates to, join in making a timely election under Section 338(h)(10) of the Code and the Treasury Regulations thereunder (and any comparable election under state or local Law) with respect to each of CL FinServ Holdings LLC, CL Lending Inc. and CL GC Inc. (the “Section 338(h)(10) Subsidiaries” and such elections, the “Section 338(h)(10) Elections”). The Buyer shall prepare and deliver to the Seller an IRS Form 8023 (or any successor form) and any similar forms required in connection with the Section 338(h)(10) Elections for each Section 338(h)(10) Subsidiary (the “Section 338(h)(10) Forms”) in accordance with the Subsequent Purchase Price Allocation. The Seller shall cooperate with the Buyer in the preparation and execution of the Section 338(h)(10) Forms. The Seller shall execute (or cause to be executed) and deliver to the Buyer such additional or substitute documents or forms as are reasonably requested by the Buyer to complete the Section 338(h)(10) Elections at least five days prior to the date such documents or forms are required to be filed. The Seller and the Buyer shall cooperate with each other to take or cause to be taken all commercially reasonable actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to timely effect the Section 338(h)(10) Elections.

Section 7.3 Transfer Taxes. The Seller shall pay any stamp, documentary, registration, sales, use, transfer, value added or other non-Income Tax imposed under applicable Law in connection with the Transactions or the other Transaction Documents (a “Transfer Tax”); provided, however, that the term “Transfer Tax” shall exclude any Schedule 7.6(b) Taxes, which shall be governed exclusively by Section 7.6(b) hereof and Section 7.6(b) of the Disclosure Schedule. The Party that is required by Law to pay any Transfer Taxes or file any Tax Returns relating to Transfer Taxes shall timely pay such Transfer Taxes or file such Tax Returns. If the Buyer (or any of its Affiliates (including, after the Closing, the Transferred Subsidiaries)) is required by applicable Law to pay any Transfer Taxes, then the Seller shall promptly reimburse the Buyer (or such Affiliate of the Buyer) for such Transfer Taxes no fewer than two Business Days prior to the date that such Transfer Taxes are due to the applicable Governmental Entity.

Section 7.4 Tax Adjustments. All real property Taxes, personal property Taxes and similar ad valorem Taxes imposed upon or assessed directly against the Purchased Assets (“Property Taxes”) for the taxable period in which the Closing occurs (the “Proration Period”) will be apportioned and prorated between the Seller, on the one hand, and the Buyer, on the other hand, as of the Closing Date with the Buyer bearing the expense of the Buyer’s proportionate share of such Property Taxes, which shall be equal to the product obtained by multiplying (a) a fraction, the numerator being the number of days in the Proration Period following the Closing Date and the denominator being the total number of days in the Proration Period, by (b) the amount of such Property Taxes, and the Seller shall bear the remaining portion of such Property Taxes. In the event that either the Seller or the Buyer

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shall, after the Closing Date, provide the other Party with evidence of having made a payment for which it is entitled to reimbursement under this Section 7.4, the other Party shall make such reimbursement promptly, but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Each Party shall timely and duly cause to be filed all Tax Returns and other documentation with respect to all Property Taxes subject to this Section 7.4 that are required by applicable Law to be filed by such Party, and shall pay to the relevant Governmental Entity all such Property Taxes required to be paid by such Party (subject to any reimbursement provided for herein). Within ten days after receipt of a refund of any Property Taxes that were subject to proration under this Section 7.4, the Party that receives any such refund shall remit to the other Party its share, if any, of such refund, with each Party’s share to be calculated on the same basis as provided above.

Section 7.5 Cooperation. After the Closing, each of the Seller and the Buyer shall (and shall cause their respective Affiliates to):

(a) assist the other Party in preparing any Tax Returns that relate to the Transferred Subsidiaries, the Purchased Assets or the Business that such other Party is responsible for preparing and filing;

(b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns that relate to the Transferred Subsidiaries, the Purchased Assets or the Business;

(c) maintain and preserve until the expiration of the applicable statutes of limitations, and make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes imposed with respect to the Transferred Subsidiaries, the Purchased Assets or the Business and make employees available to the other Party as reasonably requested during business hours to supplement or explain such information, records and documents;

(d) furnish the other Party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request that relate to the Transferred Subsidiaries, the Purchased Assets or the Business with respect to any Tax for which such other Party may be liable; and

(e) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes.

Except as provided in Section 7.6, in no event shall the Seller or the Buyer (or any of their respective Affiliates) be required to provide to the other Party any Tax Return for a consolidated, combined, unitary or other similar Tax group of which the Seller or the Buyer, respectively, is a member.

Section 7.6 Tax Returns; Tax Contests and Tax Covenants.

(a) The Seller shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns for a combined, consolidated, unitary or other similar Tax group of which the Seller or any of its Affiliates (other than the Transferred Subsidiaries) is the common parent (including any such Tax Returns that are due after the Closing Date) (a “Seller Combined Tax Return”), and shall pay all Taxes shown as due and owing on such Seller Combined Tax Returns. All such Seller Combined Tax Returns shall be prepared in accordance with applicable Law. The Seller shall (i) submit to the Buyer any Seller Combined Tax Return (together with schedules, statements and, to the extent reasonably requested by the Buyer, supporting documentation) with respect to any taxable period ending prior to, or including, the Closing Date (a “Pre-Closing Seller Combined Tax Return”) that is filed after the Closing Date at least 30 days prior to the due date (including any applicable extension) of such Pre-Closing Seller Combined Tax Return and (ii) incorporate all reasonable comments on such Pre-Closing Seller Combined Tax Return provided by the Buyer to the extent allowed under applicable Law (at a “more likely than not” or higher standard). After the Closing, each of the Transferred Subsidiaries shall, and the Buyer shall cause the Transferred Subsidiaries to, furnish Tax information as reasonably requested by the Seller for inclusion in the Seller Combined Tax Return for any taxable period that includes the Closing Date in accordance with the Transferred Subsidiaries’ past custom and practice. The Parties agree that, to the extent applicable, all items accruing on the Closing Date shall be allocated to the taxable period of the Transferred Subsidiaries ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulation Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)).

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(b) Notwithstanding anything to the contrary contained in this Article VII, the provisions of Section 7.6(b) of the Disclosure Schedule shall govern with respect to any Schedule 7.6(b) Taxes.

(c) The Buyer shall prepare or cause to be prepared all Tax Returns not described in Section 7.6(a) or not required to be prepared, or caused to be prepared, by the Seller under Section 7.6(b) hereof and Section 7.6(b) of the Disclosure Schedule with respect to the Purchased Assets (including all Tax Returns of the Transferred Subsidiaries) that are due after the Closing Date. After the Closing, the Seller shall, and shall cause its Affiliates to, furnish Tax information as reasonably requested by the Buyer for any taxable period (or portion thereof) ending on or before the Closing Date in accordance with Section 7.5.

(d) After the Closing, the Seller shall give prompt written notice to the Buyer upon receipt of any notice of the commencement of any examination, audit, demand, claim, notice of commencement of a claim, proposed adjustment, assessment or other Action that would reasonably be expected to give rise to a Liability described in Section 2.3(e) (a “Tax Contest” and, such notice, the “Tax Contest Notice”).

(i)     The Buyer may elect to assume and control the defense of any Tax Contest by providing written notice to the Seller within 15 days after delivery by the Seller to the Buyer of the Tax Contest Notice. The Seller agrees to cooperate with the Buyer in pursuing any Tax Contest that the Buyer elects to assume and control (including taking any necessary actions to permit the Buyer to control any such Tax Contest). If the Buyer elects to assume and control the defense of a Tax Contest, the Buyer shall (A) bear its own costs and expenses in connection with such Tax Contest, (B) be entitled to engage its own counsel, (C) keep the Seller reasonably informed of all material developments and events relating to such Tax Contest and (D) if such Tax Contest is reasonably expected to give rise to a Liability described in Section 2.4(c), (1) consult with the Seller in connection with the defense or prosecution of any such Tax Contest, (2) provide such cooperation and information as the Seller shall reasonably request, (3) promptly forward copies to the Seller of any related correspondence (and shall provide the Seller with an opportunity to review and comment on any material correspondence related to the Tax Contest before the Buyer sends such correspondence to any Governmental Entity), (4) permit the Seller to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Governmental Entities regarding such Tax Contest) at the Seller’s sole expense and (5) not settle or compromise any such Tax Contest without first obtaining the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, unless and until the Buyer timely notifies the Seller in writing that the Buyer has decided to exercise control of a Tax Contest, such Tax Contest shall be controlled pursuant to Section 7.6(d)(ii).

(ii)    Notwithstanding anything to the contrary set forth in this Agreement, in connection with any Tax Contest that the Buyer does not elect to assume and control pursuant to Section 7.6(d)(i), the Seller shall (A) keep the Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Buyer of any related correspondence, and shall provide the Buyer with an opportunity to review and comment on any material correspondence related to the Tax Contest before the Seller sends such correspondence to any Governmental Entity), (B) consult with the Buyer in connection with the defense or prosecution of any such Tax Contest, (C) provide such cooperation and information as the Buyer reasonably requests, (D) permit the Buyer to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Governmental Entities regarding such Tax Contest) at the Buyer’s sole expense and (E) not settle or compromise any Tax Contest without first obtaining the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed).

(iii)   Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 7.6(d).

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(e) Except as provided in Section 7.2, the Buyer shall not make nor cause or permit to be made any election under Section 338 of the Code or under any applicable similar provision of state, local or foreign Law with respect to the acquisition of any of the Transferred Subsidiaries pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, except for the elections made pursuant to Section 7.2 or as provided under Section 7.6(c), the Buyer shall not, and shall not cause or permit any of its Affiliates, including any Transferred Subsidiary, to (i) amend, re-file or otherwise modify any Tax Return of any of the Transferred Subsidiaries for any taxable period ending on or before the Closing Date, (ii) make, change or revoke a Tax election relating in whole or in part to any of the Transferred Subsidiaries for any taxable period (or portion thereof) ending on or before the Closing Date, (iii) agree to the waiver or any extension of the statute of limitations with respect to a Tax Return of a Transferred Subsidiary for any taxable period (or portion thereof) ending on or before the Closing Date (other than an extension arising as a result of a Transferred Subsidiary obtaining an automatic extension of time to file a Tax Return), or (iv) initiate any Action or voluntary disclosure agreement or similar program for Taxes with any Governmental Entity with respect to a Tax Return of a Transferred Subsidiary for any taxable period (or portion thereof) ending on or before the Closing Date , in each case, that would reasonably be expected to result in an increase in the Liability of the Seller, or any combined, consolidated, unitary or other similar group of which the Seller is a member, for any Taxes (other than a Liability for Taxes described in Section 2.3(e)), without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, nothing in this Agreement shall limit the ability of the Buyer or its Affiliates to make an entity classification election under Treasury Regulations Section 301.7701-3 with respect to any Transferred Subsidiary effective any time on or after the day following the Closing Date.

(f) Notwithstanding anything to the contrary in this Agreement, except for the elections made pursuant to Section 7.1, the Seller shall not, and shall not cause or permit any of its Affiliates to, (i) amend, re-file or otherwise modify any Tax Return for any taxable period (or portion thereof) ending on or before the Closing Date, (ii) make, change or revoke a Tax election for any taxable period (or portion thereof) ending on or before the Closing Date, (iii) agree to the waiver or any extension of the statute of limitations with respect to a Tax Return for any taxable period (or portion thereof) ending on or before the Closing Date (other than an extension arising as a result of obtaining an automatic extension of time to file a Tax Return), (iv) initiate any Action or voluntary disclosure agreement or similar program for Taxes with any Governmental Entity with respect to a Tax Return for any taxable period (or portion thereof) ending on or before the Closing Date or (v) take or permit to be taken any action or transaction outside of the ordinary course of business on the Closing Date, but after the Closing, in each case, that would reasonably be expected to (A) give rise to a Liability described in Section 2.3(e) or (B) result in the reduction or disallowance of any Tax refund that the Buyer is entitled to receive pursuant to Section 7.7, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.7 Tax Refunds. Any Tax refund (including any credit received in lieu of a refund for pre-Closing Tax payments or prepayments or any interest paid or credited with respect thereto) in respect of Taxes described in Section 2.3(e) shall be the property of the Buyer, and if utilized or received by the Seller or any of its Affiliates, the amount of such credit received in lieu of a refund or such refund (less any reasonable, out-of-pocket costs or expenses incurred by the Seller or any of its Affiliates in connection with the pursuit or receipt of any such refund) shall be paid over promptly by the Seller to the Buyer.

Section 7.8 Tax Sharing Agreements. All Tax sharing or allocation agreements or arrangements between any Transferred Subsidiary, on the one hand, and any other Person (other than other Transferred Subsidiaries), on the other hand, shall be terminated as of the Closing Date such that, from and after the Closing Date, none of the Transferred Subsidiaries shall be obligated to make any payment pursuant to any such agreement for any past or future period.

Article VIII

Conditions to Closing

Section 8.1 Conditions to Each Party’s Obligation. The respective obligation of each Party to consummate the Transactions shall be subject to the satisfaction or waiver (by the Party entitled to the benefits of such conditions and to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a) No Order issued by any Governmental Entity of competent jurisdiction or other Law enjoining, restraining or otherwise prohibiting or making illegal the consummation of the Transactions shall be in effect; and

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(b) The Seller shall have obtained the Seller Stockholder Approval.

Section 8.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the Transactions are further subject to the satisfaction or waiver (by the Buyer) at or prior to the Closing of the following conditions:

(a) (i) Each of the Seller Fundamental Representations shall be true and correct in all material respects as the date hereof and as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) the other representations and warranties of the Seller in this Agreement shall be true and correct as of Closing as though made at the Closing, except (x) to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct as of such earlier date) and (y) where any such failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained in such representations and warranties);

(b) The Seller shall have performed or complied with, in all material respects, all agreements or covenants required to be performed by it under this Agreement and the other Transaction Documents to which the Seller is a party at or prior to the Closing;

(c) The deliveries required under Section 3.2(b) and Section 3.2(c) shall have been made; and

(d) Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

Section 8.3 Conditions to Obligations of the Seller. The obligations of the Seller to effect the Transactions are further subject to the satisfaction or waiver (by the Seller) at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Buyer in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, on and as of such earlier date);

(b) The Buyer shall have performed or complied with, in all material respects, all agreements or covenants required to be performed by it under this Agreement and the other Transaction Documents to which the Buyer is a party at or prior to the Closing; and

(c) The deliveries required under Section 3.2(e) shall have been made.

Article IX

Termination

Section 9.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of the Seller and the Buyer; or

(b) by either the Seller or the Buyer:

(i)     if the Seller Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon final vote taken at a duly held Seller Stockholder Meeting or any adjournment or postponement thereof;

(ii)    if the Closing has not yet occurred by June 30, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

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(iii)   if there shall be adopted any Law enacted by any Governmental Entity having jurisdiction over any Party or the Parent that permanently makes the consummation of the Transactions illegal or otherwise permanently prohibited, or if any judgment, injunction, order or decree issued by any Governmental Entity having jurisdiction over any Party or the Parent permanently enjoining or prohibiting the Buyer, the Seller or the Parent from consummating the Transactions is entered, and such judgment, injunction, order or decree shall become final and non-appealable (any such Law, judgment, injunction, order or decree, a “Legal Restraint”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party whose breach of any representation and warranty or whose failure to fulfill any covenant or agreement under this Agreement has been the principal cause of, or resulted in, the imposition of such Legal Restraint or the failure of such Legal Restraint to be resisted, resolved or lifted; or

(c) by the Buyer:

(i)     prior to receipt of Seller Stockholder Approval, if there shall have been a Change in Recommendation, regardless of whether permitted by this Agreement; or

(ii)    if there shall have been a breach by the Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would, individually or in the aggregate, result in a failure to satisfy a condition set forth in Section 8.2, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (A) 30 days after the giving of written notice to the Seller of such breach and (B) three Business Days prior to the Outside Date (a “Seller Terminable Breach”), but only if the Buyer is not then in Buyer Terminable Breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(d) by the Seller:

(i)     at any time prior to receipt of the Seller Stockholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal, but only if:

(A)    the Seller has received a Superior Proposal after the date of this Agreement that did not result from a breach of Section 6.10;

(B)    the Seller has complied in all material respects with Section 6.10 with respect to such Superior Proposal;

(C)    concurrently with, and as a condition to, any such termination, the Seller pays or causes to be paid to the Buyer (or its designee) the Termination Fee pursuant to Section 9.3(d); and

(D)    the Seller Board (or any committee thereof) has authorized the Seller to enter into, and the Seller concurrently enters into, a definitive written agreement providing for such Superior Proposal (it being agreed that the Seller may enter into such definitive written agreement concurrently with any such termination); or

(ii)    if there shall have been a breach by the Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would, individually or in the aggregate, result in a failure to satisfy a condition set forth in Section 8.3, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (A) 30 days after the giving of written notice to the Buyer of such breach and (B) three Business Days prior to the Outside Date (a “Buyer Terminable Breach”), but only if the Seller is not then in Seller Terminable Breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement.

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The Party desiring to terminate this Agreement pursuant to subparagraph (b), (c) or (d) of this Section 9.1 shall give written notice of such termination to the other Party in accordance with Section 11.2, specifying in reasonable detail the provision hereof pursuant to which such termination is effected and the terminating Party’s understanding of the facts and circumstances forming the basis for such termination.

Section 9.2 Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, this Agreement shall become void and of no effect with no Liability on the part of any Party hereto, except that (a) this Section 9.2 and Section 9.3, Article I and Article XI of this Agreement, and the Confidentiality Agreement, shall survive the termination of this Agreement and (b) no such termination shall relieve any Party of any Liability or damages (including the benefit of the bargain lost by the non-breaching Party) resulting from any Willful and Material Breach by that Party of this Agreement, in each case, prior to such termination.

Section 9.3 Expenses and Other Payments.

(a) Except as otherwise provided in this Agreement or as otherwise agreed to in writing by the Parties, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, regardless of whether the Transactions shall be consummated; provided, however, that notwithstanding the foregoing, if the Closing occurs, the Buyer shall pay, and be solely responsible for, all Assumed Seller Transaction Expenses in accordance with this Agreement.

(b) If this Agreement is terminated under circumstances that satisfy subparagraphs (i), (ii) and (iii) below, then the Seller shall pay the Buyer (or its designee) the Termination Fee within two Business Days of any event specified in subparagraph (iii) below taking place, in cash by wire transfer of immediately available funds to an account designated by the Buyer:

(i)     either (A) the Seller or the Buyer terminates this Agreement pursuant to Section 9.1(b)(i), (B) the Buyer terminates this Agreement pursuant to Section 9.1(c)(ii) or (C) the Seller terminates this Agreement pursuant to Section 9.1(b)(ii) at a time when the Buyer could have terminated this Agreement pursuant to Section 9.1(c)(ii);

(ii)    after the date of this Agreement but on or before the date of any such termination, a Competing Proposal shall have been announced or disclosed (publicly or to the Seller or the Seller Board or a committee thereof) that was not withdrawn (with such withdrawal having been publicly disclosed if such Competing Proposal itself was publicly disclosed); and

(iii)   within 12 months after the date of such termination, the Seller enters into a definitive agreement with respect to such Competing Proposal (or publicly approves or recommends to the stockholders of the Seller or otherwise does not oppose, in the case of a tender or exchange offer, such Competing Proposal) or the Seller consummates such Competing Proposal.

For purposes of this Section 9.3(b), (A) except with respect to the immediately succeeding clause (B), any reference in the definition of Competing Proposal to “20% or more” shall be deemed to be a reference to “more than 50%,” and (B) in the event that the Seller or one or more of its Subsidiaries enters into a definitive agreement with respect to multiple Competing Proposals (or publicly approves or recommends to the stockholders of the Seller or otherwise does not oppose, in the case of a tender or exchange offer, multiple Competing Proposals) or the Seller consummates multiple Competing Proposals, for purposes of subparagraph (iii) above, such Competing Proposals shall, without duplication, be aggregated and deemed one Competing Proposal.

(c) If the Buyer terminates this Agreement pursuant to Section 9.1(c)(i), then the Seller shall pay the Buyer (or its designee) the Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by the Buyer no later than two Business Days after notice of termination of this Agreement.

(d) If the Seller terminates this Agreement pursuant to Section 9.1(d)(i), then the Seller shall pay the Buyer (or its designee) the Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Buyer contemporaneously with such termination of this Agreement.

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(e) The Parties acknowledge (i) that the agreements contained in this Section 9.3 are an integral part of the Transactions, (ii) that the Termination Fee is not a penalty, but a reasonable amount that will compensate the Buyer in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (iii) that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Seller fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, the Buyer commences a Proceeding that results in a judgment against the Seller, the Seller shall pay the Buyer its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(f) Subject in all cases to Section 9.2 and payment by the Seller of any costs, expenses and interest pursuant to Section 9.3(e), in circumstances where the Termination Fee is paid in accordance with this Section 9.3, the Buyer’s receipt of the Termination Fee from or on behalf of the Seller shall be the Buyer’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise) against the Seller and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for all losses and damages suffered as a result of the failure of the Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further Liability relating to or arising out of this Agreement or the Transactions.

Article X

Indemnification

Section 10.1 Survival. None of the representations and warranties contained in this Agreement or in any other Transaction Document shall survive the Closing. Except for any covenant or agreement of any Party contained in this Agreement that by its terms contemplates performance after the Closing, which shall survive until such covenant or agreement is performed in accordance with its terms, none of the covenants or agreements of any Party contained in this Agreement shall survive the Closing.

Section 10.2 Indemnification.

(a) Following the Closing, the Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns (the “Seller Indemnified Parties”) for any and all Losses to the extent attributable to (i) any breach in any material respect by the Buyer of any post-Closing covenant or agreement of the Buyer in this Agreement, or any (iii) Assumed Liability (collectively, the claims made under this section, “Seller Indemnification Claims”).

(b) Following the Closing, the Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns (the “Buyer Indemnified Parties” and together with the Seller Indemnified Parties, the “Indemnified Parties”) for any and all Losses to the extent attributable to (i) any breach in any material respect by the Seller of any post-Closing covenant or agreement of the Seller in this Agreement, or any (ii) Excluded Liability (collectively, the claims made under this section, “Buyer Indemnification Claims” and, together with the Seller Indemnification Claims, the “Indemnification Claims”).

Section 10.3 Claims Procedures. Except with respect to Third Party Claims covered by Section 10.4, if an Indemnified Party wishes to make an Indemnification Claim for Losses pursuant to this Article X, such Indemnified Party shall give written notice to the Buyer or the Seller, as applicable (the “Indemnitor”), promptly, and in any event no later than 30 days after it acquires Knowledge of the fact, event or circumstances giving rise to the claim for the Losses, but the failure of any Indemnified Party to give notice as provided in this Section 10.3 shall not relieve the Indemnitor of its obligations under this Article X, except to the extent that the Indemnitor is materially prejudiced by such failure to give notice. Such written notice shall specify in reasonable detail the factual basis of such claim,

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state the amount of Losses (or if not known, a good faith estimate of the amount of Losses) and the method of computation thereof and contain a reference to the provision of this Agreement in respect of which such claim arises. Promptly after written notice of a claim has been provided as set forth above (and in no event later than 30 days after the Indemnified Party acquires knowledge of the fact, event or circumstances giving rise to a claim for Losses), the Indemnified Party shall supply the Buyer with such information and documents as it has in its possession regarding such claim, together with all pertinent information in its possession regarding the amount of the Losses that it asserts it has sustained or incurred, and will permit the Indemnitor to inspect such other records and books in the possession of the Indemnified Party, and will allow reasonable access, to relevant personnel, auditors and other Representatives (subject to customary exceptions for legal privilege), in each case relating to the claim and asserted Losses as the Indemnitor shall reasonably request. The Indemnitor shall have a period of 30 days after receipt by the Indemnitor of such notice and such evidence to either (i) agree to the payment of the Losses to the Indemnified Party or (ii) contest the payment of the Losses. If the Indemnitor does not agree to or contests the payment of the Losses within such 30-day period, then the Indemnitor shall be deemed not to have accepted the Losses and the Parties shall negotiate in good faith to seek a resolution of such dispute. If the Indemnitor agrees to the payment of the Losses within such 30-day period in accordance with the second preceding sentence, then it shall, within ten Business Days after such agreement, pay to the Indemnified Party the amount of the Losses that is payable pursuant to, and subject to the limitations set forth in, this Article X.

Section 10.4 Third Party Claims.

(a) If any claim or action at law or suit in equity is instituted by a third party against an Indemnified Party (each, a “Third Party Claim”) with respect to which an Indemnified Party intends to claim indemnification for any Losses under Section 10.2, then such Indemnified Party shall give written notice to the Indemnitor, promptly, and in any event no later than 30 days after it has knowledge of a written assertion of liability from the Third Party, and shall not make any admissions or acceptances, but the failure of any Indemnified Party to give notice as provided in this Section 10.4 shall not relieve the Indemnitor of its obligations under Section 10.2, except to the extent that the Indemnitor is materially prejudiced by such failure to give notice; provided, however, that, for the avoidance of doubt, a written notice of all Assumed Third Party Claims shall be deemed to have been given pursuant to this Section 10.4(a) on the Closing Date. Such written notice shall specify in reasonable detail the factual basis of such claim, state the amount of Losses (or if not known, a good faith estimate of the amount of Losses) and the method of computation thereof, and contain a reference to the provision of this Agreement in respect of which such claim arises. The Indemnified Party shall supply the Indemnitor and at the Indemnitor’s election, its Representatives, agents or assigns, with such information and documents as it has in its possession regarding such claim, and will allow reasonable access to relevant personnel, auditors and other Representatives of the Indemnified Party (subject to customary exceptions for legal privilege) together with all pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred, and will permit the Indemnitor (as well as the Indemnitor’s Representatives, agents, or assigns) to inspect such other records and books in the possession of the Indemnified Party and relating to the Third Party Claim and asserted Loss as the Indemnitor shall reasonably request, and the Indemnified Party shall cooperate with the Indemnitor with respect to matters relating to any Third Party Claims.

(b) The Indemnitor shall have the right to conduct and control, at its own expense, through counsel of its choosing, the defense of a Third Party Claim so long as the Indemnitor notifies the Indemnified Party that it has agreed to indemnify the Indemnified Party (subject to the limitations on indemnification set forth herein) for any and all Losses arising out of or resulting from the Third Party Claim of which it is assuming the right to conduct and control the defense within 15 Business Days of its receipt of the initial notice of the Third Party Claim, and shall do so in good faith; provided, however, that the Indemnified Party may participate at its own expense, with counsel of its choosing, in the defense of such third-party action or suit although such action or suit shall be controlled by the Indemnitor; and provided further if the Indemnified Party requests, and the Indemnitor fails to provide to the Indemnified Party, evidence reasonably acceptable to the Indemnified Party that the Indemnitor has sufficient resources to defend such third-party action or suit and fulfill its indemnity obligations hereunder, the Indemnitor shall no longer be entitled to conduct and control the defense of said third-party action or suit. The party defending such action or suit shall in any event defend any such matters vigorously and in good faith.

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(c) The Indemnified Party and the Indemnitor shall in each case cooperate with each other to the fullest extent possible in regard to all matters relating to the Third Party Claim, including corrective actions required by applicable Law, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, access to the books and records of the Indemnified Party and its Subsidiaries and, if necessary, providing the party controlling the defense of the Third Party Claim and its counsel with any powers of attorney or other documents required to permit the party controlling the defense of the Third Party Claim and its counsel to act on behalf of the other party.

(d) Neither the Indemnified Party nor the Indemnitor shall settle any Third Party Claim without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that if such settlement involves only the payment of money and the release of the Third Party Claim and the Indemnified Party is completely indemnified therefor and nonetheless refuses to consent to such settlement, then the Indemnitor shall cease to be obligated for such Third Party Claim. Any compromise or settlement of the Third Party Claim under this Section 10.4 shall include as an unconditional and irrevocable term thereof the giving by the claimant in question to the Indemnitor and the Indemnified Party a full and final release of all liabilities in respect of such claims.

Section 10.5 Tax Treatment of Indemnity Payment. For all Tax purposes, the Buyer and the Seller agree to treat any indemnity payment made by an Indemnitor pursuant to this Article X as an adjustment to the Purchase Price, unless otherwise required by Law.

Section 10.6 Determination of Losses.

(a) In calculating the amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (i) payments already recovered by the Indemnified Party under any insurance policy, with respect to such Losses or pursuant to any contribution rights; and (ii) any prior recovery by the Indemnified Party from any Person with respect to such Losses (including pursuant to any indemnification agreement or arrangement with any Third Party).

(b) In respect of any Loss for which indemnification may be sought pursuant to this Article X, the Indemnified Party shall (i) take reasonable steps to mitigate any Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto to the extent that such Losses can be mitigated; and (ii) use reasonable efforts to pursue all legal rights and remedies available (including insurance recoveries and third-party indemnification) in order to minimize the Losses to which it may be entitled to indemnification under this Agreement. Notwithstanding anything to the contrary contained herein, the Indemnitor shall not be required to make any payment to an Indemnified Party in respect of such Loss to the extent the Indemnified Party has failed to comply with its obligations under this Section 10.6(b).

Section 10.7 Payments. Once a Loss is agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Article X, the Indemnitor shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The Indemnitor agrees that should the Indemnitor not make full payment of any such obligations within such 15 Business Day period, the amount payable shall accrue interest from and including the date of agreement of the Indemnitor or a final, non-appealable adjudication to but not including the date such payment has been made at a monthly compounded rate equal to the prime rate published by The Wall Street Journal on such date of agreement or final, non-appealable adjudication plus 2% per annum.

Article XI

General Provisions

Section 11.1 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by the Seller and the Buyer (provided, however, that, after receipt of the Seller Stockholder Approval, no amendment may be made that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Seller’s stockholders without obtaining such further approval) and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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Section 11.2 Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received, provided that each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier providing proof of delivery, in each case as addressed as follows:

if to the Buyer or the Parent:

Qoo10 Pte. Ltd.

150 Beach Road

Gateway West, #18-01

Singapore 189720

Attention:     Mark Lee

E-mail:         marklee@qoo10.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

2601 Olive St., 17th Floor

Dallas, TX 75201

Attention:     Alain A. Dermarkar

Robert J. Cardone

E-mail:         alain.dermarkar@shearman.com

robert.cardone@shearman.com

if to the Seller, to:

ContextLogic Inc.

One Sansome Street 33rd Floor

San Francisco, CA 94104

Attention:     Joanna Rosen Forster

E-mail:         jforster@contextlogic.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP

555 California St.

San Francisco, CA 94104

Attention:    Sharon R. Flanagan

Sally Wagner Partin

E-mail:         sflanagan@sidley.com

swagnerpartin@sidley.com

Section 11.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions and the other Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a materially acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.4 Entire Agreement; Third-Party Beneficiaries. This Agreement (including all Schedules and Exhibits attached hereto) together with the Confidentiality Agreement and the other Transaction Documents (including the Disclosure Schedules) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions. Except as otherwise set forth in Article X and Section 11.8, this Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies.

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Section 11.5 Assignment. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that the Buyer may transfer or assign its rights, but not its obligations, under this Agreement, in whole or in part, (a) to any Affiliate of the Buyer and (b) to any lender to the Buyer or its Affiliates as security for obligations to such lender in respect of the financing arrangements entered into in connection with the Transactions.

Section 11.6 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, could occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties may be entitled to an injunction or injunctions, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 11.7, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance is an integral part of the Transactions and without that right, neither the Seller nor the Buyer would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of any injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.6 shall not be required to provide any bond or other security in connection with any such order or injunction. Without limiting the generality of the foregoing, the Seller shall be entitled to seek specific performance to cause the Buyer to consummate the Transactions and the Closing and to make the payments contemplated by this Agreement.

Section 11.7 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE IN CONNECTION WITH ANY DISPUTE THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT OR THE TRANSACTIONS, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS THAT IT IS NOT SUBJECT PERSONALLY TO JURISDICTION IN THE ABOVE NAMED COURTS OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THE ACTION, SUIT OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH PARTY IRREVOCABLY AGREES THAT SUCH PARTY WILL NOT BRING ANY SUCH ACTION IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IF THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE AND APPELLATE COURTS HAVING JURISDICTION OVER THE FOREGOING AND ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS

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OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN Section 11.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 11.7(c).

Section 11.8 Affiliate Liability. No past, present or future director, officer, employee, stockholder, Affiliate or other Representative of the Seller shall have any personal liability or personal obligation to the Buyer of any nature whatsoever in connection with or under this Agreement, and the Buyer hereby waives and releases all claims of any such liability and obligation.

Section 11.9 General Interpretation.

(a) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships, and vice versa.

(c) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated.

(d) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) All references to “$” or dollar amounts will be to the lawful currency of the United States.

(f) The words “the date hereof,” “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement.

(g) Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(h) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(i) References to “days” shall mean “calendar days” unless expressly stated otherwise.

(j) References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

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(k) Any reference in this Agreement to a date or time shall be deemed to be such date or time in San Francisco, California, unless otherwise specified.

(l) Except with respect to any disclosure in the Disclosure Schedules, any Contract referred to herein means such Contract as from time to time amended, modified or supplemented, including by waiver or consent.

(m) All references to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(n) Except as otherwise specifically provided in this Agreement, any statute, rule or regulation defined or referred to herein means such statute as from time to time amended, supplemented or modified, including by succession of comparable successor statutes, rules or regulations, as applicable.

(o) Each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP.

(p) References to a Person are also to its permitted successors and assigns.

(q) The words “provided to,” “delivered” or “made available” and words of similar import refer to documents that were delivered in person or electronically or posted to the data site maintained by the disclosing Party or its Representatives in connection with the Transactions to the other Party or its Representatives prior to the execution hereof (but only if, in the case of delivery via such data site, the other Party had access to such documents in such data site and such documents were not removed from such data site prior to the execution hereof) and, for the avoidance of doubt, includes any documents filed or furnished by the disclosing Party or its Subsidiaries with the SEC and publicly available on EDGAR as an exhibit after January 1, 2022 and prior to the execution of this Agreement.

Section 11.10 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 11.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Electronic signatures (including those received as a .pdf attachment to electronic mail) shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when each Party hereto shall have received counterparts hereof signed by all of the other Parties hereto.

Section 11.12 Buyer Guaranty. The Parent hereby agrees that it, as primary obligor and not as surety, absolutely, unconditionally and irrevocably guarantees the full and prompt payment and performance of all obligations of the Buyer under this Agreement and all other Transaction Documents (including payment of the Purchase Price pursuant to Section 3.2(a), all Assumed Seller Transaction Expenses in accordance with this Agreement and the indemnification obligations of the Buyer pursuant to Article X). The Parent hereby agrees that its obligations under this Section 11.12 are unconditional, irrespective of the validity or enforceability of this Agreement or any Transaction Document, the absence of any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of any obligor thereunder. The Parent hereby waives diligence, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Buyer, any right to require a proceeding first against (or any exhaustion of properties of) the Buyer, protest, notice and all demands whatsoever and agrees that it shall not be discharged from its obligations under this Section 11.12 except by complete payment and performance of the Buyer’s obligations contained in this Agreement and the other Transaction Documents or payment of the indemnification obligations of the Buyer set forth in Article X. For the avoidance of doubt, the Parent’s liability under this Section 11.12 shall be limited to the same extent that the Buyer’s liability or indemnification obligations set forth in Article X are limited by the express terms of this Agreement.

[Signature Pages Follow; Remainder of Page Intentionally Left Blank]
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

QOO10 INC.
By:	/s/ Mark Lee
Mark Lee
President and Treasurer

Signature Page to Asset Purchase Agreement

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QOO10 PTE. LTD.
By:	/s/ Mark Lee
Mark Lee
President and Treasurer

Signature Page to Asset Purchase Agreement

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CONTEXTLOGIC INC.
By:	/s/ Jun Yan
Jun (Joe) Yan
Chief Executive Officer

Signature Page to Asset Purchase Agreement

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Exhibit A

Certain Definitions

“Accounting Expert” means a nationally recognized top-ten independent public accounting firm that has not previously been engaged by either of the Parties in the 24 months preceding the Closing Date and that is agreed upon by the Buyer and the Seller in writing.

“Action” means any litigation, action, suit, demand, claim, proceeding, arbitration, investigation of a Governmental Entity, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.10(d)(iv).

“Alternative Structure Election” has the meaning set forth in Section 7.1.

“Anti-Bribery Laws” has the meaning set forth in Section 4.23(a).

“Assignment and Assumption Agreements” has the meaning set forth in Section 3.2(c)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Seller Transaction Expenses” has the meaning set forth in Section 2.3(g).

“Assumed Third Party Claims” has the meaning set forth in Section 2.3(f).

“Available Insurance Policies” has the meaning set forth in Section 6.14(b).

“Available Claims” has the meaning set forth in Section 6.14(b).

“Benefit Plan” has the meaning set forth in Section 4.12(a).

“Bills of Sale and Assignment” has the meaning set forth in Section 3.2(c)(i).

“Board Recommendation” has the meaning set forth in Section 4.2.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the State of California or Singapore are authorized or obligated by Law or Order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnification Claims” has the meaning set forth in Section 10.2(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Buyer Licensees” has the meaning set forth in Section 6.12.

“Buyer Terminable Breach” has the meaning set forth in Section 9.1(d)(ii).

“Cash Equivalents” means cash including checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, security deposits or cash held in escrow, and any evidence of Indebtedness issued or guaranteed by any Governmental Entity.

“Cash Adjustment” has the meaning set forth in Section 2.5(c).

“Cash Adjustment Statement” has the meaning set forth in Section 2.5(b).

“Cash Threshold” has the meaning set forth in Section 2.5(c).

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“Change in Recommendation” has the meaning set forth in Section 6.10(d)(vii).

“Check-the-Box Election” has the meaning set forth in Section 7.1.

“Check-the-Box Forms” has the meaning set forth in Section 7.1.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” has the meaning set forth in Section 2.5(c).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Statements” has the meaning set forth in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986.

“Competing Proposal” means any bona fide written offer or proposal for, or any bona fide written indication of interest in, any direct or indirect, in a single transaction or series of related transactions, (a) acquisition or purchase of any business or assets of the Seller or any of its Subsidiaries (including any reinsurance or retrocession transaction, or transaction that has similar risk transfer effects, and any asset management transaction), that, individually or in the aggregate, constitutes 20% or more of the net revenues, reserves, net income or assets of the Seller and its Subsidiaries, taken as a whole, (b) acquisition or purchase of 20% or more of any class of equity securities of the Seller or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Seller and its Subsidiaries, taken as a whole, (c) tender offer or exchange offer by any Person that, if consummated, would result in such Person beneficially owning 20% or more of any class of equity securities of the Seller or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Seller and its Subsidiaries, taken as a whole, or (d) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, rehabilitation, dissolution or similar transaction involving the Seller or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of the Seller and its Subsidiaries, taken as a whole, in each case, other than the Transactions.

“Confidentiality Agreement” means that certain confidentiality agreement between the Parent and the Seller dated as of October 24, 2023.

“Contract” means any written or oral contract, lease, license, legally binding commitment, indenture, note, bond, sales or purchase order or other agreement, instrument, obligation or understanding of any kind.

“control” (including the terms “controlled by” and “under common control with” and other correlative terms thereof) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Agreement” means that certain Revolving Credit Agreement dated as of November 20, 2020 by and among the Seller, as the borrower, the lenders and issuer banks party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Credit Support Obligations” has the meaning set forth in Section 6.15.

“Declining Employee” means any U.S. Employee who receives, and declines, an offer of employment from the Buyer that satisfies the requirements of Section 6.8; provided, however, that none of the individuals identified on Section 2.3(c) of the Disclosure Schedule shall be a Declining Employee.

“Designated Parties” has the meaning set forth in Section 4.23(c).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedule” has the meaning set forth in Article IV.

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“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, including the regulations promulgated thereunder, codified at 31 C.F.R. Part 800 et seq.

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“e-mail” has the meaning set forth in Section 11.2.

“Employees” means all employees of the Seller and the Transferred Subsidiaries, and any employees hired by the Seller or any Transferred Subsidiary after the date of, and pursuant to the terms of, this Agreement; provided, however, that “Employees” shall not include the Excluded Employees.

“Environmental Claim” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, or other legal proceeding, letter, or other written communication from any Governmental Entity or Third Party alleging violations of Environmental Laws or Releases of Hazardous Substances in violation of Environmental Laws from or onto any facilities that received Hazardous Substances generated by the Seller or any of its Subsidiaries.

“Environmental Laws” means all applicable Laws relating to the protection of the environment or natural resources, including such Laws relating to the use, handling, treatment, storage, disposal, transport or Release of any Hazardous Substance.

“ERISA” means Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (regardless of whether incorporated) that would be treated together with the Seller or any of its Subsidiaries as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Benefit Plans” has the meaning set forth in Section 2.2(e).

“Excluded Marks” has the meaning set forth in Section 2.2(f).

“Excluded Cash” has the meaning set forth in Section 2.2(b).

“Excluded Cash Accounts” has the meaning set forth in Section 2.2(b).

“Excluded Cash Statement” has the meaning set forth in Section 2.5(b).

“Excluded Employees” has the meaning set forth in Section 2.4(b).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Third Party Claims” has the meaning set forth in Section 2.4(d).

“Export Control Laws” has the meaning set forth in Section 4.21(c).

“FCPA” means the Foreign Corrupt Practices Act of 1977 or any other similar Law that makes unlawful payments to Governmental Entities or international non-governmental agencies and their employees in exchange for favorable treatment or benefits not otherwise available but for such payments.

“Fraud” means actual and intentional fraud involving a knowing and intentional misrepresentation or omission of a material fact with respect to the applicable representations and warranties set forth in this Agreement or in any ancillary agreement or any certificate required to be delivered pursuant to this Agreement, made with the specific intent to deceive and mislead (as opposed to any fraud claim based on equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud, any torts (including a claim for fraud) based on negligence (including gross negligence) or recklessness, grossly negligent or negligent misrepresentation, or omission or knowledge of the fact that the Person making such representation or warranty does not have sufficient information to make the statement contained in the representation and warranty set forth herein but which statement is nevertheless made as a matter of contractual risk allocation between the Parties).

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“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Generative AI Tools” means generative artificial intelligence technology capable of automatically producing various type of content (such as source code, text, images, audio and synthetic data) based on user-supplied prompts.

“Governmental Entity” means any United States or non-United States court, tribunal, judicial or arbitral body, legislative, tax, governmental, regulatory, self-regulatory or administrative agency, commission, or other instrumentality, whether federal, national, provincial, state, local, foreign or multinational.

“Hazardous Substance” means any substance, material or waste that is defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “pollutant” or “contaminant” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, asbestos or polychlorinated biphenyls.

“Income Tax” means U.S. federal, state, local or foreign Taxes based upon or measured by net income or capital gain (but not any gross income Taxes and not any withholding Taxes or payroll, employment or employee Taxes).

“Indebtedness” means any of the following Liabilities: (a) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest payable in connection therewith); (b) Liabilities evidenced by bonds, debentures, notes or other similar debt instruments or debt securities (but excluding performance bonds, surety bonds and similar instruments); (c) Liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case only to the extent drawn); (d) Liabilities pursuant to capitalized leases, in each case, having obligations outstanding in excess of $150,000; (e) Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (f) deferred purchase price Liabilities related to past acquisitions of businesses; and (g) any indebtedness described in the foregoing clauses of others (other than any Transferred Subsidiary) guaranteed by the Seller or any of its Subsidiaries or secured by any Lien or security interest on the assets of the Seller or any of its Subsidiaries.

“Indemnification Claims” has the meaning set forth in Section 10.2(b).

“Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Indemnitor” has the meaning set forth in Section 10.3.

“Individual Independent Contractor” means an individual natural Person, other than a Producer, providing services to the Seller or any Subsidiary thereof as an independent contractor.

“Initial Purchase Price Allocation” has the meaning set forth in Section 2.6(a).

“Insurance Policies” has the meaning set forth in Section 4.17.

“Intellectual Property” means all intellectual property rights, including rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) trademarks, service marks, trade dress, domain names and trade names (each of the foregoing, whether registered or unregistered), including all goodwill associated therewith, and all applications to register the foregoing (collectively, “Marks”); (b) patents and patent applications, including any divisionals, provisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions and renewals thereof (“Patents”); (c) works of authorship (including Software), moral rights, design rights and copyrights (whether registered or unregistered), including all applications for registration (“Copyrights”); and (d) information, trade secrets, ideas, inventions (whether or not patentable), research and development, know-how, business and marketing plans and proposals, formulae, compositions, assembly processes and techniques, manufacturing processes and techniques, production processes and techniques, technical data, designs, drawings, specifications, customer and supplier information, in each case, to the extent any of the foregoing constitutes a trade secret under applicable Law (“Trade Secrets”).

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“Intervening Event” means a material Effect that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Seller Board or the Seller’s senior executives as of the date of this Agreement (or, if known or reasonably foreseeable, only the portion of such Effect of which the magnitude or material consequences were not known or reasonably foreseeable by the Seller Board or the Seller’s senior executives as of the date of this Agreement), which becomes known to the Seller Board prior to obtaining the Seller Stockholder Approval. Notwithstanding the foregoing, in no event shall any of the following constitute an Intervening Event: (a) the mere fact, in and of itself, that the Seller or any of its Subsidiaries meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement or any change in the price or trading volume of the Seller Common Stock or any other securities of the Seller or any of its Subsidiaries (provided, however, that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event), (b) any Effect that results from the announcement, pendency and consummation of this Agreement or the Transactions or any actions required to be taken or to be refrained from being taken pursuant to this Agreement, (c) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or of consequence thereof, (d) change in the trading price or trading volume of the Seller Common Stock, in and of itself, and (e) any change, in and of itself, in the Seller’s level of cash and Cash Equivalents or reduction in the rate of decrease of such amounts, in and of itself.

“IP Assignment Agreement” has the meaning set forth in Section 3.2(c)(vi).

“IRS” has the meaning set forth in Section 2.6.

“Knowledge of the Seller” means the actual knowledge of those persons listed in Schedule B.

“Law” means any international, multinational, national, federal, state, country, municipal, provincial, foreign or local law, rule, regulation, ordinance, code, judgment, injunction, order, treaty, convention, governmental directive or other legally enforceable requirement of any Governmental Entity, including common law.

“Lease” has the meaning set forth in Section 4.8(b).

“Legacy Benefit Plans” has the meaning set forth in Section 6.8(e).

“Legal Restraint” has the meaning set forth in Section 9.1(b)(iii).

“Leased Real Property” has the meaning set forth in Section 2.1(c).

“Liabilities” means any and all debts, liabilities and obligations of any nature whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means any liens, mortgages, encumbrances, pledges, security interests, licenses or other charges of any kind on or with respect to any property (real or personal) or property interest.

“Loss” or “Losses” means any and all losses, damages, liabilities, obligations, reasonable costs and expenses (including reasonable attorney’s fees), interest, awards, judgments, fees and penalties or other damages actually sustained, suffered or incurred by the Party seeking indemnification pursuant to this Agreement; provided, however, that Losses shall not include punitive or special damages (unless any such punitive or special damages are actually awarded or paid to a third party) or any unforeseeable incidental, indirect, or consequential damages of any kind or nature, regardless of the form of action through which damages are sought.

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (each, an “Effect”) that, individually or in the aggregate with all other Effects, (a) would or would reasonably be expected to prevent, materially impair or materially delay the Seller’s ability to consummate the Transactions on or before the Outside Date or the performance by the Seller of any of its material obligations under this Agreement or (b) has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, operations, assets (including the Purchased Assets) and liabilities (including the Assumed Liabilities) (considered together) or results of operations of the Business, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect for purposes of clause (b) above: (i) any changes in general U.S. or global economic conditions or securities, credit, financial or other capital markets conditions; (ii) any changes, events or conditions generally affecting the industries in which the

Annex A-62

Seller and its Subsidiaries operate (including changes to interest rates, general market prices and regulatory changes affecting such industries); (iii) pandemics (including COVID-19 and any variants/mutations thereof), epidemics, acts of war (regardless of whether declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism, widespread cyber-attack or man-made disaster, or any natural disaster or other act of nature and any escalation or general worsening of any of the foregoing; (iv) any changes arising out of or attributable to the negotiation, execution or announcement of this Agreement or the pendency or consummation of the Transactions (including the effect thereof on the relationships (contractual or otherwise) of the Seller and its Subsidiaries and their respective Affiliates with policyholders, clients, customers, employees, suppliers, vendors, service providers or Governmental Entities), except that this clause (iv) shall not apply with respect to representations and warranties (in whole or in relevant part) made by the Seller in this Agreement, the purpose of which is to address the consequences resulting from, relating to or arising out of the negotiation, execution, announcement, pendency or consummation of this Agreement or the or the Transactions), (v) changes in applicable Law or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, (vi) any change in the market price, or change in trading volume, of the Seller Common Stock, (vii) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, premiums written, cash flow, cash position or other financial performance or results (it being understood that the exceptions in clauses (vi) and (vii) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is or may be taken into account in determining the existence of, a Material Adverse Effect), (viii) the entering into and performance of this Agreement and the Transactions, including compliance with the covenants set forth herein (but in the event of a failure by the Seller or its Subsidiaries to take any action, only if the Buyer has refused to provide a waiver to the applicable prohibition in this Agreement within five Business Days after the request therefor), the identity of or facts related to the Buyer or its Affiliates or any action taken or omitted to be taken by the Seller at the prior written request of the Buyer or (ix) the Effects of any breach of this Agreement by the Buyer; provided, however, that, in the case of clauses (i), (ii), (iii) and (v), solely to the extent the impact on the Business, taken as a whole, is disproportionately adverse compared to the impact on other companies operating in the industries in which the Business operates in the countries and regions in the world impacted by the Effect in question, the incrementally disproportionate impact or impacts may be taken into account in determining whether there has been, or would be reasonably be expected to be, a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 4.6(a).

“New Benefit Plans” has the meaning set forth in Section 6.8(e).

“No-Offer Employees” has the meaning set forth in Section 6.8(b).

“Non-Transferred Subsidiary Amount” has the meaning set forth in Section 2.6(a).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 4.12(b).

“Order” means any order, writ, judgment, injunction, decree, determination, ruling, license, award or other requirement of any Governmental Entity.

“Organizational Documents” means (a) with respect to a corporation, the charter, memorandum of association, or articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Outside Date” has the meaning set forth in Section 9.1(b)(ii).

“Owned Intellectual Property” means the Transferred Intellectual Property and any Intellectual Property owned or purported to be owned by any Transferred Subsidiary (excluding the Excluded Marks), in each case, including the Registered Intellectual Property.

“Parent” has the meaning set forth in the Preamble.

Annex A-63

“Parties” means each of the parties to this Agreement and “Party” means either of the parties to this Agreement; provided, however, that the Parent shall be deemed a “Party” solely for purposes of Section 6.5, Section 6.7, Section 11.2, Section 11.5, Section 11.6, Section 11.7 and Section 11.12.

“Permits” has the meaning set forth in Section 4.21(b).

“Permitted Liens” means:

(a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, and similar Liens granted or that arise in the ordinary course of business with respect to liabilities that are not yet due or delinquent and, if required under GAAP, for which appropriate reserves have been created, or the amount or validity of which is being contested in good faith;

(c) Liens securing payment, or any obligation, of the Seller or any Subsidiary thereof with respect to outstanding Indebtedness so long as there is no default under such Indebtedness and provided that such Liens are released at the Closing in accordance with the terms of this Agreement;

(f) pledges or deposits by the Seller or any Subsidiary thereof under workmen’s compensation Laws, unemployment insurance Laws, or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the repayment of borrowed money), or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business;

(g) zoning, building codes, entitlement, and other land use and environmental regulations by any Governmental Entity that do not materially interfere with the Business as currently conducted;

(h) nonexclusive licenses or sublicences of Intellectual Property granted to third parties in the ordinary course of business by the Seller or any Subsidiary thereof;

(j) easements, rights of way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and that, individually or in the aggregate, have not materially impaired, and would not be reasonably likely to materially impair, the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location;

(k) transfer restrictions imposed by Laws;

(l) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property or asset affected by such Lien or imperfection; and

(m) any other Liens set forth in Schedule 1.1-1.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” means all data and information concerning an identifiable or reasonably identifiable natural person or household, personally identifiable information, personal information or similar defined term under applicable Laws and any information that is governed, regulated or protected by one or more Laws concerning information relation to an identified or identifiable individual natural person or household.

Annex A-64

“Pre-Closing Seller Combined Tax Return” has the meaning set forth in Section 7.6(a).

“Privacy Policies” has the meaning set forth in Section 4.14(a).

“Privacy Requirements” has the meaning set forth in Section 4.14(a).

“Property Taxes” has the meaning set forth in Section 7.4.

“Proration Period” has the meaning set forth in Section 7.4.

“Proxy Statement” means the proxy statement filed by the Seller with the SEC to be sent to the Seller’s stockholders in connection with the Seller Stockholder Meeting, including any amendments and supplements thereto.

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchase Price Allocation” has the meaning set forth in Section 2.6.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Registered Intellectual Property” has the meaning set forth in Section 4.13(a).

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers, or other closed receptacles containing Hazardous Substances) into the environment.

“Representatives” means, with respect to any Person, the officers, directors, Affiliates, employees, accountants, consultants, agents, legal counsel, financial advisors, equityholders (financing sources), investment bankers, actual or prospective retrocessionaires and hedge counterparties and other representatives of such Person.

“Restricted Countries” has the meaning set forth in Section 4.23(c).

“Sanctioned Parties” has the meaning set forth in Section 4.23(c).

“Sanctions” has the meaning set forth in Section 4.23(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 7.6(b) Taxes” has the meaning set forth in Section 7.6(b) of the Disclosure Schedule.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 338(h)(10) Elections” has the meaning set forth in Section 7.2.

“Section 338(h)(10) Forms” has the meaning set forth in Section 7.2.

“Section 338(h)(10) Subsidiaries” has the meaning set forth in Section 7.2.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“Seller Board” means the board of directors of the Seller.

“Seller Bylaws” has the meaning set forth in Section 4.1(b).

“Seller Charter” has the meaning set forth in Section 4.1(b).

“Seller Combined Tax Return” has the meaning set forth in Section 7.6(a).

“Seller Common Stock” means the Seller’s shares of Class A Common Stock, par value $0.0001 per share.

Annex A-65

“Seller Equity Awards” has the meaning set forth in Section 4.1(d).

“Seller Equity Plans” means, collectively, the ContextLogic In. 2010 Stock Plan, the ContextLogic Inc. 2020 Equity Incentive Plan and the ContextLogic Inc. 2022 New Employee Equity Incentive Plan.

“Seller ESPP” means the ContextLogic Inc. 2020 Employee Stock Purchase Plan.

“Seller Financial Statements” means the audited consolidated financial statements and unaudited consolidated interim financial statements of the Seller and the consolidated Subsidiaries of the Seller included in the Seller SEC Documents.

“Seller Fundamental Representations” means Section 4.1 (Organization and Qualification; Seller Capitalization; Subsidiaries), Section 4.2 (Corporate Authority; Board Recommendation), Section 4.7 (Sufficiency of Assets) and Section 4.18 (Brokers).

“Seller Indemnification Claims” has the meaning set forth in Section 10.2(a).

“Seller Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Seller Licensed Intellectual Property” means exclusive or non-exclusive rights or interests in Intellectual Property owned by a Third Party and licensed or otherwise granted to the Seller or any Transferred Subsidiary.

“Seller Option” means each option to purchase shares of Seller Common Stock granted under any Seller Equity Plan.

“Seller Preferred Stock” means the Seller’s shares of Preferred Stock, par value $0.0001 per share.

“Seller RSU” means each restricted stock unit award granted under any Seller Equity Plan.

“Seller SEC Documents” has the meaning set forth in Section 4.4.

“Seller Stockholder Approval” has the meaning set forth in Section 4.2(a).

“Seller Stockholder Meeting” has the meaning set forth in Section 6.2(b).

“Seller Taxes” has the meaning set forth in Section 2.4(c).

“Seller Terminable Breach” has the meaning set forth in Section 9.1(c)(ii).

“Senior Leaders” has the meaning set forth in Section 6.1(b)(xiv).

“Software” means (a) all software and other computer programs, systems, applications (including user interfaces), tools and firmware, (b) all source code, executable code, data, databases, and (c) all documentation related to any of the foregoing, including user manuals, technical manuals, diagrams, flow charts and other work product.

“Specified IT Applications” has the meaning set forth in Section 6.16.

“Subsequent Purchase Price Allocation” has the meaning set forth in Section 2.6(b).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which at least one of the following is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries: (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest.

“Superior Proposal” means a bona fide written Competing Proposal (with all references to 20% included in the definition of Competing Proposal increased to 50%) that is not the result of a breach of Section 6.10 and is made after the date of this Agreement by any Person or group (other than the Buyer or any of its Affiliates), that, in the good faith determination of the Seller Board, after consultation with its financial advisors and outside legal counsel, (a) if consummated, would result in a transaction more favorable to the Seller’s stockholders from a financial point of view than the Transactions (after taking into account the time likely to be required to consummate

Annex A-66

such proposal and any adjustments or revisions to the terms of this Agreement offered by the Buyer in response to such proposal or otherwise), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, any required third-party consents, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects and risks considered relevant by the Seller Board and (c) for which, if applicable, financing is fully committed or reasonably determined to be available by the Seller Board.

“Support Agreement” has the meaning set forth in the Recitals.

“Supporting Stockholders” has the meaning set forth in the Recitals.

“Systems” has the meaning set forth in Section 4.13(j).

“Tangible Personal Property” has the meaning set forth in Section 2.1(d).

“Takeover Law” means any applicable “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or any other antitakeover statute or similar statute enacted under applicable Law.

“Tax” or “Taxes” means all U.S. federal, state, local, foreign, and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, capital stock, social security (or similar), unemployment, disability, withholding, payroll, employment, excise, severance, stamp, occupation, registration, premium, real property, personal property, alternative or add-on minimum, estimated, windfall profits, customs duties, or other taxes imposed by any Governmental Entity, together with any interest, and any penalties or additions to tax with respect thereto, whether disputed or not.

“Tax Contest” has the meaning set forth in Section 7.6(d).

“Tax Contest Notice” has the meaning set forth in Section 7.6(d).

“Tax Returns” means any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including information returns, claims for refunds of Taxes and any amendments, supplements or attachments to any of the foregoing.

“Termination Fee” means $5,200,000.

“Third Party” means any Person other than the Parent and its Subsidiaries and the respective Representatives of the Parent and its Subsidiaries.

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Top Customers” has the meaning set forth in Section 4.19.

“Top Suppliers” has the meaning set forth in Section 4.20.

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Bills of Sale and Assignment, the Assignment and Assumption Agreements, the IP Assignment Agreement, the Support Agreements and the other agreements, instruments and documents required to be delivered at the Closing.

“Transactions” means (a) the execution and delivery of this Agreement and the other Transaction Documents, (b) the sale of the Purchased Assets to the Buyer and (c) the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Tax” has the meaning set forth in Section 7.3.

“Transferred Employee” means (a) each U.S. Employee who accepts an offer of employment pursuant to Section 6.8(b) and commences employment with the Buyer or an Affiliate of the Buyer and (b) each Employee of the Transferred Subsidiaries.

Annex A-67

“Transferred Intellectual Property” means Intellectual Property owned or purported to be owned by the Seller (excluding the Excluded Marks).

“Transferred Subsidiaries” has the meaning set forth in Section 2.1(a).

“U.S. Employees” means all Employees employed by the Seller in the United States.

“WARN Act” means the Worker Adjustment and Retraining Notification, 29 U.S.C. 2101 and any similar state, local or foreign Laws, and the regulations implemented thereto.

“Willful and Material Breach” means, with respect to any Party, a material breach by such Party of any covenant, agreement or obligation hereunder that is a consequence of an act deliberately undertaken by such Party (or the deliberate failure by such Party to take an act it is required to take hereunder) with actual knowledge that the taking of (or failure to take) such act would, or would be reasonably likely to, cause a material breach of this Agreement.

Annex A-68

Annex B

UNAUDITED COMBINED FINANCIAL STATEMENTS OF
E-COMMERCE BUSINESS
(CARVE-OUT FROM CONTEXTLOGIC INC.)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023, AND DECEMBER 31, 2022

Annex B-1

E-COMMERCE BUSINESS
(CARVE-OUT FROM CONTEXTLOGIC INC.)
UNAUDITED COMBINED BALANCE SHEETS

($ in millions)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$238	$506
Funds receivable	7	14
Prepaid expenses and other current assets	21	44
Total current assets	266	564
Property and equipment, net	4	9
Right-of-use assets	5	9
Other assets	4	4
Total assets	$279	$586
Liabilities and Divisional Equity
Current liabilities:
Accounts payable	$30	$52
Merchants payable	74	120
Refunds liability	2	6
Accrued liabilities	90	130
Total current liabilities	196	308
Lease liabilities, non-current	6	13
Other liabilities, non-current	4	0
Total liabilities	206	321
Commitments and contingencies (Note 7)
Divisional equity:
Net parent investment	80	269
Accumulated other comprehensive loss	(7)	(4)
Total divisional equity	73	265
Total liabilities and divisional equity	$279	$586

The accompanying notes are an integral part of these unaudited combined financial statements.

Annex B-2

E-COMMERCE BUSINESS
(CARVE-OUT FROM CONTEXTLOGIC INC.)
UNAUDITED COMBINED STATEMENTS OF OPERATIONS

($ in millions)

	Year Ended December 31,
	2023	2022
Revenue	$287	$571
Cost of revenue	228	405
Gross profit	59	166
Operating expenses:
Sales and marketing	143	254
Product development	152	194
General and administrative	92	116
Total operating expenses	387	564
Loss from operations	(328)	(398)
Other income, net:
Interest and other income, net	7	7
Loss before provision for income taxes	(321)	(391)
Provision for income taxes	5	1
Net loss	$(326)	$(392)

The accompanying notes are an integral part of these unaudited combined financial statements.

Annex B-3

E-COMMERCE BUSINESS
(CARVE-OUT FROM CONTEXTLOGIC INC.)
UNAUDITED COMBINED STATEMENTS OF COMPREHENSIVE LOSS

($ in millions)

	Year Ended December 31,
	2023	2022
Net loss	$(326)	$(392)
Other comprehensive loss:
Unrealized holding losses on derivatives, net of tax	(1)	—
Foreign currency translation adjustment	(2)	(7)
Other comprehensive loss	(3)	(7)
Comprehensive loss	$(329)	$(399)

The accompanying notes are an integral part of these unaudited combined financial statements.

Annex B-4

E-COMMERCE BUSINESS
(CARVE-OUT FROM CONTEXTLOGIC INC.)
UNAUDITED COMBINED STATEMENTS OF CHANGES IN DIVISIONAL EQUITY

($ in millions)

	Net Parent Investment	Accumulated Other Comprehensive Income (loss)	Total Divisional Equity
Balance as of December 31, 2021	$815	$3	$818
Net loss	(392)	—	(392)
Other comprehensive loss, net	—	(7)	(7)
Transfers to parent, net	(154)	—	(154)
Balance as of December 31, 2022	269	(4)	265
Net loss	(326)	—	(326)
Other comprehensive loss, net	—	(3)	(3)
Transfers from parent, net	137	—	137
Balance as of December 31, 2023	$80	$(7)	$73

The accompanying notes are an integral part of these unaudited combined financial statements.

Annex B-5

E-COMMERCE BUSINESS
(CARVE-OUT FROM CONTEXTLOGIC INC.)
UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

($ in millions)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(326)	$(392)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash inventory write downs	—	3
Depreciation and amortization	4	6
Noncash lease expense	3	6
Impairment of lease assets and property and equipment	1	11
Stock-based compensation expense	64	72
Other	—	—
Changes in operating assets and liabilities:
Funds receivable	6	3
Prepaid expenses, other current and noncurrent assets	19	(1)
Accounts payable	(22)	(13)
Merchants payable	(46)	(65)
Accrued and refund liabilities	(38)	(49)
Lease liabilities	(7)	(8)
Other current and noncurrent liabilities	1	(3)
Net cash used in operating activities	(341)	(422)
Cash flows from investing activities:
Purchases of property and equipment and development of internal-use software	(3)	(2)
Other	—	2
Net cash provided by (used in) investing activities	(3)	—
Cash flows from financing activities:
Proceeds from issuance of common stock through employee equity incentive plans	—	1
Net contributions from (transfers to) parent	77	(47)
Payments of taxes related to RSU settlement and cashless exercise of stock options	(5)	(23)
Net cash used in financing activities	72	(69)
Foreign currency effects on cash, cash equivalents, and restricted cash	(3)	(14)
Net decrease in cash, cash equivalents and restricted cash	(275)	(505)
Cash, cash equivalents and restricted cash at beginning of period	513	1,018
Cash, cash equivalents and restricted cash at end of period	$238	$513
Reconciliation of cash, cash equivalents, and restricted cash to the unaudited combined balance sheets:
Cash and cash equivalents	$238	$506
Restricted cash included within prepaid expenses and other current assets in the unaudited combined balance sheets	—	7
Total cash, cash equivalents and restricted cash	$238	$513
Supplemental cash flow disclosures:
Cash paid for income taxes, net of refunds	$1	$6

The accompanying notes are an integral part of these unaudited combined financial statements.

Annex B-6

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

1. BACKGROUND

ContextLogic Inc. (“ContextLogic” or the “Parent Company”) is a mobile e-commerce company that provides a shopping experience that is mobile-first and discovery-based, which connects merchants’ products to users based on user preferences. The Parent Company facilitates transactions between consumers and merchants globally. Operating predominantly through its mobile app and website, the Parent Company offers a diverse array of products spanning various categories such as electronics, fashion, home goods, and beauty.

The Parent Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Qoo10 Inc., a Delaware corporation (the “Buyer”), and, for certain specified purposes, Qoo10 Pte. Ltd., a Singapore private limited company, on February 10, 2024, pursuant to which the Parent Company has agreed to sell substantially all of its assets to the Buyer, other than (A) federal income tax net operating loss carryforwards (“NOLs”) and certain other tax attributes of the Parent Company, (B) the Parent Company’s marketable securities held in a specified wealth management account and (C) the Parent Company’s cash and cash equivalents held in that wealth management account (“certain excluded assets”), and the Buyer has agreed to acquire those assets and assume substantially all liabilities of the Parent Company as specified in the Asset Purchase Agreement (the “Asset Sale”). Also on February 10, 2024, considering the significance of the NOLs to the Parent Company following the completion of the Asset Sale, the Parent Company’s Board of Directors (the “Board”) adopted a Tax Benefits Preservation Plan in order to protect against a possible limitation on the Parent Company’s ability to use the Parent Company’s NOLs and certain other tax attributes to reduce potential future U.S. federal income tax obligations. The Parent Company intends to submit the Tax Benefits Preservation Plan to a vote of its stockholders at its 2024 Annual Meeting of Stockholders.

In conjunction with the proposed Asset Sale, the Parent Company will transfer all of its subsidiaries (the “Transferred Entities”) to the Buyer and substantially all of its assets and liabilities, as outlined in the Asset Purchase Agreement. The unaudited combined financial statements presented here depict, with adjustments for certain excluded assets, the results of operations, balance sheets, and cash flows of both the Parent Company and the Transferred Entities, which will be disposed of by the Company through the Asset Sale. These financial statements collectively represent what is referred to as the “E-commerce Business” or the “Company”.

The unaudited combined financial statements have been prepared for the inclusion in the proxy statement to be filed by the Parent Company with the Securities and Exchange Commission on Schedule 14A in connection with the special meeting of stockholders to be scheduled in order to obtain stockholder approval for the Asset Sale and related transactions contemplated by the Asset Purchase Agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited combined financial statements as of and for the years ended December 31, 2023 and December 31, 2022, present the E-commerce Business as a single economic entity and are based on historical financial information of the E-commerce Business as part of ContextLogic, using the same accounting principles and carrying amounts as in ContextLogic. The entities and business were under common control during these periods.

The unaudited combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). These unaudited combined financial statements have been prepared solely to demonstrate the E-commerce Business’s historical results of operations, financial position, and cash flows for the indicated periods under Parent Company’s management. Related party transactions and balances between the E-commerce Business and Parent Company and its subsidiaries were not identified within these unaudited combined financial statements as of and for the years ended December 31, 2023, and December 31, 2022.

Annex B-7

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying unaudited combined financial statements have been prepared on a basis that combines the statements of operations, statements of comprehensive income, balance sheets and cash flows of the E-commerce Business in ContextLogic’s historical consolidated financial statements and that will transferred from ContextLogic to be sold to the Buyer. The E-commerce Business is not comprised of a single sub-group of entities within ContextLogic and, accordingly, has historically not prepared consolidated financial statements for internal or external reporting purposes.

The Company believes the assumptions underlying the unaudited combined financial statements are reasonable and appropriate under the circumstances. The amounts recorded for the transactions, if any, are not necessarily representative of the amount that would have been reflected in the financial statements had the E-commerce Business been an entity that operated independently of the Parent Company. Consequently, future results of operations, should the E-commerce Business be separated from the Parent Company, will include costs and expenses that may be materially different than the E-commerce Business’s historical results of operations, financial position and cash flows. Accordingly, the unaudited combined financial statements for these periods are not indicative of the E-commerce Business’s future results of operations, financial position and cash flows.

The marketable securities of the Parent Company have been excluded from the unaudited combined financial statements as they are not part of the Asset Sale. The accompanying unaudited combined financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates realization of assets and satisfaction of liabilities in the normal course of business. The unaudited combined financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. In the past two years, the Company has not achieved profitable operations or positive cash flows from operations. For the years ended December 31, 2023 and 2022, the Company had a net loss of $326 million and $392 million, respectively, and negative cash flows from operations of $341 million and $422 million, respectively. Cash and cash equivalents as of December 31, 2023 were $238 million. The Company has determined that there is substantial doubt about its ability to continue as a going concern as the Company does not currently have adequate financial resources, based on its’ historical net losses coupled with its projected cash expenditures, to fund its forecasted operating costs and meet its obligations for at least twelve months from the date these financial statements are available to be issued. Subsequent to receiving stockholder approval for the Asset Sale, the Company and the Buyer will complete the Asset Sale. If the Asset Sale is not completed and the Company is unable to obtain adequate capital resources to fund operations, the Company would be required to modify its operations to reduce spending to a sustainable level by, among other things, delaying, scaling back, or eliminating some or all of its product development and sales and marketing activities, which would have a material impact on the Company’s operations and ability to increase revenues, or the Company may be forced to discontinue its operations entirely.

The assets, liabilities and operations of the E-commerce Business were not historically held by a single legal entity. The statement of changes in divisional equity includes accumulated other comprehensive income and net parent investment, which is in lieu of common stock, preferred stock, additional paid-in capital, and accumulated deficit. This represents ContextLogic’s interest in the recorded assets of the E-commerce Business and represents the cumulative investment by ContextLogic in the E-commerce Business through the dates presented, inclusive of operating results.

The accounting policies and financial statement amounts of the E-commerce Business are consistent with the Parent Company’s accounting policies and financial statement amounts as of and for the years ended December 31, 2023, and December 31, 2022.

Use of Estimates

The preparation of unaudited combined financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the unaudited combined financial statements, and the reported amounts of revenue and expenses during the reporting period. These estimates form the basis for judgments that the E-commerce Business makes about the carrying values of its assets and liabilities that are not readily available from

Annex B-8

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

other sources. These estimates include, but are not limited to, fair value of financial instruments, useful lives and impairment of long-lived assets, fair value of derivative instruments, incremental borrowing rate applied to lease accounting, contingent liabilities, redemption probabilities associated with Wish Cash, allowances for refunds and chargebacks and uncertain tax positions. As a result, many of E-commerce Business’s estimates and assumptions required increased judgment and these estimates may change materially in future periods.

Revenue Recognition

The E-commerce Business generates revenue from marketplace and logistics services provided to its customers. Revenue is recognized as the E-commerce Business transfers control of promised goods or services to its customers in an amount that reflects the consideration the E-commerce Business expects to be entitled to in exchange for those goods or services. The E-commerce Business considers both the merchant and the user to be customers. The E-commerce Business evaluates whether it is appropriate to recognize revenue on a gross or net basis based upon its evaluation of whether the E-commerce Business obtains control of the specified goods or services by considering if it is primarily responsible for fulfillment of the promise, has inventory risk and has latitude in establishing pricing and selecting suppliers, among other factors. Based on these factors, marketplace revenue is generally recognized on a net basis and logistics revenue is generally recognized on a gross basis. Revenue excludes any amounts collected on behalf of third parties, including indirect taxes.

The following table shows the disaggregated revenue for the applicable periods:

	Year Ended December 31,
	2023	2022
	(in millions)
Core marketplace revenue	$86	$220
ProductBoost revenue	24	46
Marketplace revenue	110	266
Logistics revenue	177	305
Revenue	$287	$571

Refer to Note 10 — Geographical Information for the disaggregated revenue by geographical location.

Marketplace Revenue

The E-commerce Business provides a mix of marketplace services to its customers. The E-commerce Business provides merchants access to its marketplace where merchants display and sell their products to users. The E-commerce Business also provides ProductBoost services to help merchants promote their products within the E-commerce Business’s marketplace.

Marketplace revenue includes commission fees collected in connection with user purchases of the merchants’ products. The commission fees vary depending on factors such as geography, product category, Wish Standards’ tier, item value and dynamic pricing. E-commerce Business recognizes revenue when a user’s order is processed, and the related order information has been made available to the merchant. Commission fees are recognized net of estimated refunds and chargebacks. Marketplace revenue also includes ProductBoost revenue generated by increasing exposure for a merchant’s relevant products within E-commerce Business’s marketplace. E-commerce Business recognizes ProductBoost revenue based on the number of impressions delivered, or clicks by users.

Logistics Revenue

E-commerce Business’s logistics offering for merchants is designed for direct end-to-end single order shipment from a merchant’s location to the user. Logistics services include transportation and delivery of the merchant’s products to the user. Merchants are required to prepay for logistics services on a per order basis.

Annex B-9

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

E-commerce Business recognizes revenue over time as the merchant simultaneously receives and consumes the logistics services benefit as the logistics services are performed. E-commerce Business uses an output method of progress based on days in transit as it best depicts E-commerce Business’s progress toward complete satisfaction of the performance obligation.

Deferred Revenue

Deferred revenue consists of amounts received primarily related to unsatisfied performance obligations of logistics services and marketplace services for shipments in-transit at the end of the period where E-commerce Business is the principal. The deferred revenue balances as of December 31, 2023, and December 31, 2022, are disclosed in Note 4 — Balance Sheet Components. Due to the short-term duration of contracts, all of the performance obligations will be satisfied in the following reporting period.

Refunds and Chargebacks

Refunds and chargebacks are associated with marketplace revenue. Returns are not material to E-commerce Business’s business. Estimated refunds and chargebacks are recognized on the unaudited combined balance sheets as refunds liability. The merchant’s share of the refunds is recognized as a reduction to the amount due to merchants. The revenue recognized on transactions subject to refunds and chargebacks is reversed. E-commerce Business estimates future refunds and chargebacks using a model that incorporates historical experience, considering recent business trends, and market activity.

Incentive Discount Offers

E-commerce Business provides incentive discount offers to its users to encourage purchases of products through its marketplace. Such offers include current discount offers of a certain percentage off current purchases and inducement offers, such as set percentage offers off future purchases subject to a minimum current purchase. E-commerce Business generally records the related discounts taken as a reduction of revenue when the offer is redeemed. E-commerce Business also offers free products to encourage users to make purchases on its marketplace. The resulting discount is recognized as a reduction of revenue when the offer for free product is redeemed.

Wish Cash Liability

E-commerce Business issues Wish Cash to end-users who opt to receive it for their refundable transactions. E-commerce Business also offers Wish Cash as part of its various referral and incentive programs. E-commerce Business accrues a liability for issued Wish Cash which is reduced when Wish Cash is redeemed by its users. Based on historical experience, E-commerce Business analyzes the Wish Cash liability considering usage patterns to determine the probability of redemption. While E-commerce Business will continue to honor all Wish Cash presented for payment, management may determine the likelihood of redemption to be remote for Wish Cash balances due to, among other things, long periods of inactivity. In these circumstances, to the extent management determines there is no requirement for remitting Wish Cash balances to government agencies under unclaimed property laws, the portion of Wish Cash balances not expected to be redeemed are recognized in Core Marketplace revenue. Refer to Note 4 — Balance Sheet Components for more information on Wish Cash liability breakage.

Cost of Revenue

Cost of revenue includes colocation and data center charges, interchange and other fees for payment processing services, fraud and chargeback prevention service charges, costs of refunds and chargebacks made to users that E-commerce Business is not able to collect from merchants, depreciation and amortization of property and equipment, shipping charges, tracking costs, warehouse fees, and employee-related costs, including salaries, benefits, and stock-based compensation expense, for E-commerce Business’s infrastructure, merchant support and logistics personnel. Cost of revenue also includes an allocation of general IT and facilities overhead expenses.

Annex B-10

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Advertising Expense

Advertising expenses are included in sales and marketing expenses within the unaudited combined statements of operations and are expensed as incurred. Advertising expenses were $104 million and $195 million for the years ended December 31, 2023, and December 31, 2022, respectively.

Software Development Costs

E-commerce Business capitalizes costs to develop its mobile application and website when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed, and the software will be used as intended. Costs incurred during the preliminary planning and evaluation stage of the project and during the post implementation operational stage, including maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to result in additional functionality are capitalized and expensed over the estimated useful life of the upgrades on a per project basis.

Due to the iterative process by which E-commerce Business performs upgrades and the relatively short duration of its development projects, development costs meeting capitalization criteria generally are not material. If internal-use software development costs are material, they are capitalized and included in property and equipment, net within the unaudited combined balance sheets.

Cash, Cash Equivalents and Restricted Cash

The E-commerce Business considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2023, and December 31, 2022, cash and cash equivalents consisted of cash deposited with banks and money market funds for which their cost approximates their fair value. E-commerce Business held 28% and 72% of its cash and cash equivalents in the United States, as certain cash and cash equivalent amounts were carved out (see below) as of December 31, 2023, and December 31, 2022, respectively.

Restricted cash as of December 31, 2022, represents amounts held in collateral and cash accounts in a foundation entity dedicated to safeguarding funds of payment service users consisting of European Economic Area merchants, ensuring the funds remain separate from E-commerce Business’s own funds. These funds are included within prepaid expenses and other current assets in the unaudited combined balance sheets. As of December 31, 2023, the value of restricted cash was zero.

Funds Receivable

E-commerce Business uses several third-party Payment Service Providers (“PSPs”) to process user transactions on its marketplace. Transactions on E-commerce Business’s marketplace are mainly credit and debit card-based transactions that convert to cash on a regular basis and are net settled against refunds and chargebacks, with little default risk. Funds receivable represents the amounts expected to be received from PSPs for purchases on E-commerce Business’s marketplace and is recognized net of processing fees.

Concentrations of Risk

Credit Risk — Financial instruments that potentially subject E-commerce Business to concentrations of credit risk consist primarily of cash and cash equivalents and funds receivable. E-commerce Business’s cash and cash equivalents are held on deposit with creditworthy institutions. Although E-commerce Business’s deposits exceed federally insured limits, E-commerce Business has not experienced any losses in such accounts. E-commerce Business invests its excess cash in money market accounts, U.S. Treasury notes, U.S. Treasury bills, commercial paper, corporate bonds, and non-U.S. government securities. E-commerce Business is exposed to credit risk in the event of a default by the financial institutions holding its cash and cash equivalents for the amounts reflected on the

Annex B-11

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

unaudited combined balance sheets. E-commerce Business’s investment policy limits investments to certain types of debt securities issued by the U.S. government, its agencies and institutions with investment-grade credit ratings and places restrictions on maturities and concentration by type and issuer.

E-commerce Business maintains certain bank accounts in China. E-commerce Business manages the counterparty risk associated with these funds through diversification with major financial institutions and monitors the concentration of this credit risk on a monthly basis. The total cash balance in these accounts represented approximately 49% and 24% of E-commerce Business’s total cash and cash equivalents as of December 31, 2023, and December 31, 2022, respectively.

E-commerce Business’s derivative financial instruments expose it to credit risk to the extent that the counterparties may be unable to meet the terms of the arrangement. E-commerce Business seeks to mitigate such risk by limiting its counterparties to, and by spreading the risk across, major financial institutions. In addition, the potential risk of loss with any one counterparty resulting from this type of credit risk is monitored on a monthly basis. E-commerce Business is not required to pledge, nor is it entitled to receive, collateral related to its foreign exchange derivative transactions.

E-commerce Business is exposed to credit risk in the event of a default by its PSPs. E-commerce Business does not generate revenue from PSPs. Significant changes in E-commerce Business’s relationship with its PSPs could adversely affect users’ ability to process transactions on E-commerce Business’s marketplaces, thereby impacting E-commerce Business’s operating results.

The following PSPs each represented 10% or more of E-commerce Business’s funds receivable balance:

	December 31,
	2023	2022
PSP 1	28%	56%
PSP 2	57%	32%

Services Risk — E-commerce Business serves all of its users using third-party data center and hosting providers. E-commerce Business has disaster recovery protocols at the third-party service providers. Even with these procedures for disaster recovery in place, access to E-commerce Business’s service could be significantly interrupted, resulting in an adverse effect on its operating results and financial position. No significant interruptions of service were known to have occurred during the years ended December 31, 2023, and December 31, 2022.

Property and Equipment, Net

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives. Expenditures for repairs and maintenance are charged to expense as incurred.

The estimated useful lives of E-commerce Business’s property and equipment are generally as follows:

Computers, equipment, software	3 years
Furniture and fixtures, servers, networking equipment	5 years
Leasehold improvements	Shorter of the estimated useful life or remaining lease term

Impairment of Long-Lived Assets

E-commerce Business reviews long-lived assets, including intangible and lease assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset

Annex B-12

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, an impairment loss would be recognized based on the excess of the carrying amount of the asset above the fair value of the asset.

Merchants Payable

Merchants payable represents the amount of funds due to merchants and is recognized net of commission fees earned by E-commerce Business for marketplace transactions and other fees due from merchants. Merchants payable is adjusted for actual and estimated refunds E-commerce Business is expected to recover from merchants. E-commerce Business remits funds to merchants on a regular basis.

Operating Lease Obligations

E-commerce Business determines if an arrangement is a lease at inception. For leases where E-commerce Business is the lessee, right-of-use (“ROU”) assets represent E-commerce Business’s right to use the underlying asset for the term of the lease and the lease liabilities represent an obligation to make lease payments arising from the lease. Certain lease agreements contain tenant improvement allowances, rent holidays and rent escalation provisions, all of which are considered in determining the ROU assets and lease liabilities. E-commerce Business begins recognizing rent expense when the lessor makes the underlying asset available for use by E-commerce Business. Lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. Lease renewal periods are considered on a lease-by-lease basis in determining the lease term. The interest rate E-commerce Business uses to determine the present value of future lease payments is E-commerce Business’s incremental borrowing rate because the rate implicit in E-commerce Business’s leases is not readily determinable. The incremental borrowing rate is a hypothetical rate for collateralized borrowings in economic environments where the leased asset is located based on credit rating factors. The ROU asset is determined based on the lease liability initially established and adjusted for any prepaid lease payments and any lease incentives received. The lease term to calculate the ROU asset and related lease liability includes options to extend or terminate the lease when it is reasonably certain that E-commerce Business will exercise the option. Certain leases contain variable costs, such as common area maintenance, real estate taxes or other costs. Variable lease costs are expensed as incurred on the unaudited combined statements of operations and unaudited combined statements of comprehensive loss.

Operating leases are included in the ROU assets, accrued liabilities, and lease liabilities, non-current on the unaudited combined balance sheets. E-commerce Business has no finance leases.

Loss Contingencies

E-commerce Business is involved in various lawsuits, claims and proceedings that arise in the ordinary course of business. E-commerce Business records a liability for these when it believes it is probable that it has incurred a loss, and E-commerce Business can reasonably estimate the loss. If E-commerce Business determines that a material loss is reasonably possible and the loss or range of loss can be estimated, E-commerce Business discloses the possible loss in the notes to the unaudited combined financial statements. E-commerce Business regularly evaluates current information to determine whether it should adjust a recognized liability or recognize a new one. Significant judgment is required to determine both the probability and the estimated amount.

Stock-Based Compensation

E-commerce Business measures and recognizes compensation expense for all stock-based awards, including restricted stock units (“RSUs”), performance-based units (“PSUs”), stock options, and purchase rights issued to employees under the employee stock purchase plan (“ESPP”) granted by ContextLogic, based on the estimated fair value of the awards on the grant date. E-commerce Business uses the Black-Scholes option pricing model to estimate the fair value of stock options and ESPP purchase rights and the Monte Carlo Simulation model to estimate the fair value of a PSU. The fair value of RSUs is based on the market closing price for its common stock as reported on the Nasdaq Global Select Market on the date of grant. The fair value of service-based RSUs and stock

Annex B-13

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

options is recognized as an expense on a straight-line basis over the requisite service period, which ranges from one to four years. For stock-based awards granted to employees with a performance condition, E-commerce Business recognizes stock-based compensation expense under the accelerated attribution method over the requisite service period. The fair value of the ESPP purchase rights is recognized as an expense on a straight-line basis over the offering period.

E-commerce Business accounts for forfeitures as they occur.

Foreign Currency

The functional currency of E-commerce Business’s foreign subsidiaries is the local currency for operating entities with employees and is the U.S. dollar for holding companies and pass-through entities. The assets and liabilities of its non-U.S. dollar functional currency subsidiaries are translated into U.S. dollars using exchange rates in effect at the end of each period. Revenue and expenses for its foreign subsidiaries are translated using rates that approximate those in effect during the period. Foreign currency translation adjustments are reflected in divisional equity as a component of other comprehensive (loss) income.

Transactions on E-commerce Business’s marketplace occur in various foreign currencies that are processed by its PSPs. These transactions are collected on a regular basis and are converted to U.S. dollars or euros within the short period of time between the recognition of revenue and cash collection on a regular basis, which limits E-commerce Business’s exposure to foreign currency risk.

Merchants payable are denominated primarily in Renminbi (“RMB”) and other local currencies. As of December 31, 2023, and December 31, 2022, the merchants payable amount denominated in RMB was 58% and 70%, respectively.

Transaction gains and losses, denominated in a currency other than the functional currency of the entity involved are included in interest and other income, net on the unaudited combined statements of operations. E-commerce Business recognized a net loss resulting from foreign exchange transactions of $1 million for the year ended December 31, 2023, and a net gain of $10 million for the year ended December 31, 2022. E-commerce Business recognized a $2 million cumulative translation loss for the year ended December 31, 2023, and a $7 million cumulative translation loss in the year ended December 31, 2022.

Derivative Instruments

E-commerce Business conducts business in certain foreign currencies throughout its worldwide operations, and various entities hold monetary assets or liabilities, earn revenues, or incur costs in currencies other than the entity’s functional currency. As a result, E-commerce Business is exposed to foreign exchange gains or losses which impact E-commerce Business’s operating results. As part of E-commerce Business’s foreign currency risk mitigation strategy, starting in 2020, E-commerce Business has entered into foreign exchange forward contracts with up to twelve months in duration. In accordance with the accounting standards for derivatives and hedging activities, all derivative instruments are recognized at fair value on E-commerce Business’s unaudited combined balance sheets and classified as either derivative assets or derivative liabilities. Derivatives in a gain position are reported as derivative assets, while derivatives in a loss position are reported as derivative liabilities. E-commerce Business’s derivatives transactions are not collateralized and do not include collateralization agreements with counterparties.

Cash Flow Hedges

E-commerce Business’s largest cash flow exposure is in RMB for payments made to merchants in China that use the Wish platform. E-commerce Business hedges these cash flow exposures to reduce the risk that its earnings and cash flows will be adversely affected by changes in exchange rates. E-commerce Business recognizes changes in fair value of these cash flow hedges of foreign currency denominated merchants payable in accumulated other comprehensive income in its unaudited combined balance sheets, until E-commerce Business settles its forecasted

Annex B-14

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

foreign currency denominated merchants payable. When the forecasted transaction affects earnings, E-commerce Business reclassifies the related gain or loss on the cash flow hedge to core marketplace revenue. All amounts in other comprehensive income at period end are expected to be reclassified to earnings within 12 months. In the event the underlying forecasted transaction does not occur, or it becomes probable that it will not occur, E-commerce Business reclassifies the gain or loss on the related cash flow hedge from accumulated other comprehensive income to core marketplace revenue.

Non-Designated Hedges

E-commerce Business’s derivatives not designated as hedging instruments consist of foreign currency forward contracts to reduce the impact of currency exchange rate movements on its monetary assets and liabilities. These foreign exchange contracts are carried at fair value with changes in fair value of these contracts recognized to other income (expense), net in E-commerce Business’s unaudited combined statements operations.

E-commerce Business does not use derivative financial instruments for speculative or trading purposes.

Fair Value Measurement

E-commerce Business applies fair value accounting for its financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. E-commerce Business defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities, E-commerce Business considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —

Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

Income Taxes

E-commerce Business accounts for income taxes using the asset and liability method, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between unaudited combined financial statements carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

E-commerce Business determines whether it is more likely than not that a tax position will be sustained upon examination. If it is not more likely than not that a position will be sustained, no amount of benefit attributable to the position is recognized. The tax benefit to be recognized of any tax position that meets the more likely than not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the contingency.

It is E-commerce Business’s policy to include penalties and interest expense related to income taxes as a component of interest and other income, net as necessary.

Annex B-15

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive Loss

Comprehensive loss is comprised of two components: net loss and other comprehensive loss. Other comprehensive loss consists of unrealized holding gains or losses related to derivative instruments and foreign currency translation adjustments.

Accounting Pronouncements

E-commerce Business has reviewed recent accounting pronouncements and concluded as follows:

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which improves the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the effective tax rate reconciliation, and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for annual periods beginning after December 15, 2024. Early adoption is permitted. Upon adoption, the guidance can be applied prospectively or retrospectively. The Company is evaluating the impact this amended guidance may have on the footnotes to its unaudited combined financial statements.

3. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENT

E-commerce Business’s financial instruments consist of cash equivalents, funds receivable, derivative instruments, accounts payable, accrued liabilities and merchants payable. Cash equivalents’ carrying value approximates fair value at the balance sheet dates, due to the short period of time to maturity. Derivative instruments are recognized at fair value. Funds receivable, accounts payable, accrued liabilities and merchants payable carrying values approximate fair value due to the short time to the expected receipt or payment date.

Assets and liabilities recognized at fair value on a recurring basis in the unaudited combined balance sheets consisting of cash equivalents and derivative instruments are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used in such measurements are as follows:

	December 31, 2023
	Total	Level 1	Level 2	Level 3
	(in millions)
Financial assets:
Cash equivalents:
Money market funds	$—	$—	$—	$—
Corporate bonds	—	—	—	—
Total cash equivalents	$—	$—	$—	$—
Prepaid and other current assets:
Derivative assets	$1	$—	$1	$—
Total financial assets	$1	$—	$1	$—
Financial liabilities:
Accrued liabilities:
Derivative liabilities	$1	$—	$1	$—
Total financial liabilities	$1	$—	$1	$—

Annex B-16

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

3. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENT (cont.)

	December 31, 2022
	Total	Level 1	Level 2	Level 3
	(in millions)
Financial assets:
Cash equivalents:
Money market funds	$50	$50	$—	$—
Corporate bonds	2	—	2	—
Total cash equivalents	$52	$50	$2	$—
Prepaid and other current assets:
Derivative assets	$6	$—	$6	$—
Total financial assets	$58	$50	$8	$—
Financial liabilities:
Accrued liabilities:
Derivative liabilities	$2	$—	$2	$—
Total financial liabilities	$2	$—	$2	$—

4. BALANCE SHEET COMPONENTS

Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2023	2022
	(in millions)
Logistics costs(1)	$25	$44
Deferred revenue and customer deposits(2)	12	18
Wish Cash liability(3)	11	14
Sales and indirect taxes(4)	12	15
Other	30	39
Total accrued liabilities	$90	$130

____________

(1)      Logistics costs decreased by $19 million or 43% primarily due to lower shipping volumes during 2023 compared to 2022.

(2)      Deferred revenue and customer deposits decreased by $6 million or 33% primarily due to lower logistics volumes during 2023 compared to 2022.

(3)      While E-commerce Business will continue to honor all Wish Cash presented for payment, it may determine the likelihood of redemption to be remote for certain Wish Cash liability balances due to, among other things, long periods of inactivity. In these circumstances, to the extent E-commerce Business determines there is no requirement for remitting Wish Cash balances to government agencies under unclaimed property laws, the portion of Wish Cash liability balances not expected to be redeemed are recognized in core marketplace revenue. Wish Cash liability breakage recognized in core marketplace revenue during the years ended December 31, 2023, and December 31, 2022, was $3 million and $4 million, respectively.

(4)      Sales and indirect taxes decreased by $3 million or 20% primarily due to less taxes in connection with lower order volumes during 2023 compared to 2022.

Annex B-17

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

5. DERIVATIVE FINANCIAL INSTRUMENTS

Volume of Derivative Activity

Total gross notional amounts for outstanding derivatives (recognized at fair value) as of the end of period consist of the following:

	December 31, 2023	December 31, 2022
	(in millions)
Cash flow hedges	$29	$168
Non-designated hedges	44	11
Total	$73	$179

Fair Value of Derivative Financial Instruments

	December 31, 2023		December 31, 2022
	Assets(1)	Liabilities(2)	Assets(1)	Liabilities(2)
	(in millions)
Derivative designated as hedging instruments
Cash flow hedges	$—	$—	$2	$—
Derivative not designated as hedging instruments
Foreign currency forward contracts	$1	$1	$4	$2
Total derivatives	$1	$1	$6	$2

____________

(1)      Derivative assets are included in prepaid and other current assets in the unaudited combined balance sheets.

(2)      Derivative liabilities are included in accrued liabilities in the unaudited combined balance sheets.

Derivatives in Cash Flow Hedging Relationships

The changes in accumulated other comprehensive income resulting from cash flow hedging were as follows:

	December 31, 2023	December 31, 2022
	(in millions)
Balance at the beginning of the period	$2	$2
Other comprehensive loss before reclassifications	(4)	(6)
Amounts recognized in core marketplace revenue and reclassified out of accumulated other comprehensive income	3	6
Balance at the end of the period	$1	$2

Derivatives Not Designated as Hedging Instruments

The changes in fair value of E-commerce Business’s foreign exchange forward contracts not designated as hedging instruments were approximately a $3 million net loss and a $7 million net loss for the years ended December 31, 2023 and December 31, 2022, respectively, and were recognized in other income (expense), net in the unaudited combined statements of operations.
Annex B-18

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

6. OPERATING LEASES

E-commerce Business leases its facilities and data center colocations under operating leases with various expiration dates through 2027.

The components of E-commerce Business’s lease costs were as follows:

	Year Ended December 31,
	2023	2022
	(in millions)
Operating lease costs	$4	$7
Short-term lease costs	3	2
Variable costs	1	1
Total	$8	$10

As of December 31, 2023 and December 31, 2022, E-commerce Business’s unaudited combined balance sheets included ROU assets in the amount of $5 million and $9 million, respectively, and lease liabilities in the amount of $7 million and $7 million in accrued liabilities, respectively, and $6 million and $13 million in lease liabilities, non-current, respectively.

In February 2022, the Board approved a restructuring plan, which included exiting various office leases. As a result, E-commerce Business ceased using certain office spaces. As the carrying value of the related right-of-use assets and leasehold improvements exceeded the estimated fair value, E-commerce Business recognized an insignificant impairment loss related to the impairment of operating ROU assets for the year ended December 31, 2023. See Note 11. Reductions in Workforce for more information about ContextLogic’s restructuring plan.

As of December 31, 2023, and December 31, 2022, the weighted-average remaining lease term was 2 and 3 years and the weighted-average discount rate used to determine the net present value of the lease liabilities was 6% for both periods.

Supplemental cash flow information for E-commerce Business’s operating leases were as follows:

	Year Ended December 31,
	2023	2022
	(in millions)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$8	$9
Right-of-use assets obtained in exchange for new lease liabilities	$—	$4

The maturities of E-commerce Business’s operating lease liabilities are as follows:

December 31, 2023
(in millions)
Year ending December 31,
2024	$8
2025	4
2026	1
2027	1
Total lease payments	14
Less: imputed interest	(1)
Present value of lease liabilities	$13

Annex B-19

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

7. COMMITMENTS AND CONTINGENCIES

Revolving Credit Facility

In November 2020, ContextLogic entered into a five-year $280 million senior secured revolving credit facility (the “Revolving Credit Facility”). If ContextLogic is able to secure additional lender commitments and satisfy certain other conditions, the aggregate facility commitments can be increased by up to $100 million through an accordion option. ContextLogic also enters into letters of credit from time to time, which reduces its borrowing capacity under the Revolving Credit Facility. Interest on any borrowings under the Revolving Credit Facility accrues at either adjusted LIBOR plus 1.50% or at an alternative base rate plus 0.50%, at ContextLogic’s election, and ContextLogic is required to pay a commitment fee that accrues at 0.25% per annum on the unused portion of the aggregate commitments under the Revolving Credit Facility. ContextLogic is required to pay a fee that accrues at 1.50% per annum on the average daily amount available to be drawn under any letters of credit outstanding under the Revolving Credit Facility.

The Revolving Credit Facility contains customary conditions to borrowing, events of default and covenants, including covenants that restrict ContextLogic’s ability (and the ability of certain of ContextLogic’s subsidiaries) to incur indebtedness, grant liens, make certain fundamental changes and asset sales, make distributions to stockholders, make investments or engage in transactions with affiliates. It also contains a minimum liquidity financial covenant of $350 million, which includes unrestricted cash and any available borrowing capacity under the Revolving Credit Facility. The obligations under the Revolving Credit Facility are secured by liens on substantially all of ContextLogic’s domestic assets and are guaranteed by any material domestic subsidiaries, subject to customary exceptions. A standby letter of credit in the amount of approximately $7 million has been issued under the Revolving Credit Facility in conjunction with the lease of ContextLogic’s headquarters in San Francisco, California. As of December 31, 2023, ContextLogic had not made any borrowings under the Revolving Credit Facility, and it was in compliance with the related financial covenants. Fees incurred under the Revolving Credit Facility were insignificant for the years ended December 31, 2023, and December 31, 2022.

Purchase Obligations

Effective September 1, 2022, ContextLogic entered into an amendment to a colocation and cloud services arrangement committing ContextLogic to make payments of $85 million for services over 3 years. As of December 31, 2023, the remaining commitment under this amended agreement was approximately $45 million and is payable within the next 1 year and 8 months.

Legal Contingencies and Proceedings

The following legal contingencies and proceedings will continue to be associated with the Parent Company:

•        Beginning in May 2021, four putative class action lawsuits were filed in the U.S. District Court for the Northern District of California against ContextLogic, its directors, certain of its officers and the underwriters named in its initial public offering (“IPO”) registration statement alleging violations of securities laws based on statements made in its registration statement on Form S-1 filed with the SEC in connection with its IPO and seeking monetary damages. One of these cases has since been dismissed by the plaintiff and the remaining three have been coordinated and consolidated. In May 2022, the Court appointed lead plaintiffs, who subsequently filed an amended consolidated class action complaint pursuant to Sections 11 and 15 of the Securities Act and Sections 10(b) and 20(a) of the Exchange Act. In April 2023, the plaintiffs filed an amended complaint and assert only claims made under Sections 11 and 15 of the Securities Act. In December 2023, the Court granted Defendants’ motion to dismiss with leave to amend. The E-commerce Business believes these lawsuits are without merit and intends to vigorously defend them. Based on the preliminary nature of the proceedings in these cases, E-commerce Business cannot estimate a range of potential losses at this point in time.

Annex B-20

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

7. COMMITMENTS AND CONTINGENCIES (cont.)

•        In August 2021, a shareholder derivative action purportedly brought on behalf of ContextLogic, Patel v. Szulczewski, was filed in the U.S. District Court for the Northern District of California alleging that ContextLogic’s directors and officers made or caused ContextLogic to make false and/or misleading statements about ContextLogic’s business operations and financial prospects in various public filings. Plaintiff asserts claims for breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, waste of corporate assets, violations of Section 14(a) of the Exchange Act, and for contribution under Sections 10(b) and 21D of the Exchange Act and is seeking monetary damages. This matter is currently stayed. E-commerce Business believes this lawsuit is without merit and it intends to vigorously defend it. Based on the preliminary nature of the proceedings in these cases, E-commerce Business cannot estimate a range of potential losses at this point in time.

The following legal contingencies and proceedings are associated with the E-commerce Business post the Asset Sale:

•        In November 2021, France’s Directorate General for Competition, Consumer Affairs and Repression of Fraud (“DGCCRF”) issued an injunction delisting the Wish “App” from Google Play and the Apple App Store, and blocking Wish from appearing in Google, Bing and Qwant search results on the premise that unsafe products or products of poor quality are available for purchase on Wish. The injunction could expose ContextLogic to civil and criminal penalties. ContextLogic has challenged the injunction in court but to date the injunction has been upheld. ContextLogic continues to challenge the merits of the injunction and will pursue the matter in French Courts. The E-commerce Business believes there is a reasonable possibility of a material loss, however, a range of potential losses cannot be estimated at this time.

•        As of December 31, 2023, in the opinion of management, there were no other legal contingency matters that arose in the ordinary course of business, either individually or in aggregate, that would have a material adverse effect on the financial position, results of operations, or cash flows of E-commerce Business. Given the unpredictable nature of legal proceedings, E-commerce Business bases its estimate on the information available at the time of the assessment. As additional information becomes available, E-commerce Business will reassess the potential liability and may revise the estimate.

8. STOCK-BASED COMPENSATION

Certain of the E-commerce Business’s employees participate in stock-based compensation plans sponsored by ContextLogic. ContextLogic’s stock-based compensation plans include stock options, restricted stock units, and performance stock units. All awards granted under the plans are based on ContextLogic’s shares of common stock and are presented in the E-commerce Business’s unaudited combined statements of changes in divisional equity. However, SEC Staff Accounting Bulletin (SAB) Topic 1.B. (“SAB 1.B”) Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lessor Business Components of Another Entities states that the historical income statements of a registrant should reflect all of its costs of doing business. Hence, stock-based compensation expenses incurred by the Parent Company on E-commerce Business’s behalf are included in the unaudited combined financial statements.

Annex B-21

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

8. STOCK-BASED COMPENSATION (cont.)

Total stock-based compensation expense included in the unaudited combined statements of operations is as follows:

	Year Ended December 31,
	2023	2022
	(in millions)
Cost of revenue	$3	$7
Sales and marketing	4	6
Product development	36	50
General and administrative	21	9
Total stock-based compensation(1)	$64	$72

____________

(1)      Total stock-based compensation expense for the year ended December 31, 2023 decreased by $8 million compared to the year ended December 31, 2022 primarily because stock-based compensation of outstanding equity awards during 2023 was based off a lower weighted average grant date fair value compared to that of outstanding equity awards from the 2022 and the impacts of the reductions in force during the first and third quarters of 2023, partially offset by the impacts of PSU reversals and equity modifications during the year ended December 31, 2022.

9. INCOME TAXES

The E-commerce Business has historically operated as part of the Parent Company’s consolidated tax structure. As substantially all of the Parent Company’s operations will be disposed of through the Asset Sale, no adjustments have been made for the E-commerce Business’s standalone tax provision.

In accordance with the Asset Purchase Agreement, the Parent Company will retain its NOLs post-Asset Sale, with the Board implementing a Tax Benefits Preservation Plan that the Board intends to submit to a vote of the Parent Company’s stockholders to safeguard the NOLs’ usability for future federal income tax offsetting (see footnote 1 for more information).

The components of loss before provision for income taxes are as follows:

	Year Ended December 31,
	2023	2022
	(in millions)
Domestic	$330	$396
Foreign	(9)	(5)
Loss before provision for income taxes	$321	$391

Annex B-22

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

9. INCOME TAXES (cont.)

The provision for income taxes consisted of the following:

	Year Ended December 31,
	2023	2022
	(in millions)
Current:
Federal	$—	$—
State	—	(1)
Foreign	6	1
Total current	6	—
Deferred:
Federal	—	—
State	—	—
Foreign	(1)	1
Total deferred	(1)	1
Total provision for income taxes	$5	$1

There has historically been no federal or state provision for income taxes because E-commerce Business has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. For the years ended December 31, 2023, and December 31, 2022, E-commerce Business recognized $5 million and $1 million tax provision expense, respectively, related primarily to foreign income taxes. For the year ended December 31, 2023, there was $6 million of current foreign tax expense offset against $1 million of deferred foreign tax benefit. For the year ended December 31, 2022, there was $1 million of current foreign tax expense offset against $1 million current state tax benefit and $1 million of deferred foreign tax expense.

The difference between income taxes computed at the statutory federal income tax rate and the provision for income taxes is attributable to the following:

	Year Ended December 31,
	2023	2022
	(in millions)
Federal benefit at statutory rate	$(66)	$(80)
State tax (benefit), net of federal benefit	—	(1)
Stock-based compensation	14	16
Foreign rate differential	7	11
Other	1	(2)
Change in valuation allowance	49	57
Total provision for income taxes	$5	$1

The tax provision differs from the benefit that would result from applying statutory rates to losses before income taxes primarily due to the valuation allowance provided on net deferred tax assets. Deferred income taxes reflect the net tax effects of (a) temporary differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes and (b) net operating losses and tax credit carryforwards. The change in valuation allowance is related mainly to the increase in net operating loss carryforwards, partially offset by other changes in the deferred tax assets. Stock-based compensation increased the income tax provision by $14 million and $16 million in 2023 and 2022, respectively, due to E-commerce Business experiencing a tax shortfall. A tax shortfall occurs when the fair market value of stock on the vest date is lower than the stock price on the grant date, which causes book deductions to exceed deductions allowed for tax purposes.

Annex B-23

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

9. INCOME TAXES (cont.)

Deferred tax assets and liabilities are as follows:

	December 31,
	2023	2022
	(in millions)
Deferred tax assets:
Net operating loss carryforwards	$609	$558
Capitalization of R&D expenses	47	30
Lease liabilities	3	4
Reserves and accruals not currently deductible	9	11
Stock-based compensation	2	5
Fixed assets including right of use assets	1	1
Total gross deferred tax assets	671	609
Less: valuation allowance	(669)	(607)
Total deferred tax assets, net of valuation allowance	2	2
Deferred tax liabilities:
Property and equipment, including right-of-use assets	—	—
Total gross deferred tax liabilities	—	—
Net deferred tax assets	$2	$2

Beginning January 1, 2022, the United States no longer allows research and development (R&D) expenses to be deducted as current expenditures when calculating taxable income. This change is a result of the Tax Cuts and Job Act enacted in 2017. R&D expenses incurred are subject to capitalization with amortization being allowed based on the location of the incurred expense; domestic United States expenses are amortized over a 5-year period and international expenses are amortized over a 15-year period. The $47 million deferred tax asset recognized above is the net impact of capitalization and amortization expense. The deferred tax asset for reserves and accruals not currently deductible decreased by $2 million in 2023. This change was due in large part to certain criteria being met to allow the expense for tax purposes. Net operating losses increased by $51 million in 2023. E-commerce Business has not yet experienced any net operating losses expiring before use. The valuation allowance increased by $62 million in 2023. Most of E-commerce Business’s deferred tax assets are offset by valuation allowance as of December 31, 2023.

The table below details the activity of the deferred tax asset valuation allowance:

	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
	(in millions)
Year ended December 31, 2023
Deferred tax assets valuation allowance	$607	$62	$—	$669
Year ended December 31, 2022
Deferred tax assets valuation allowance	$546	$61	$—	$607

Due to a history of losses, E-commerce Business believes it is not more likely than not that its domestic net deferred tax assets will be realized as of December 31, 2023, or December 31, 2022. Accordingly, E-commerce Business has established a full valuation allowance on its domestic net deferred tax assets. E-commerce Business’s valuation allowance increased $62 million and $61 million during the years ended December 31, 2023, and December 31, 2022, respectively.

E-commerce Business intends to reinvest substantially all of its foreign subsidiary earnings indefinitely outside of the U.S. Due to the one-time transition tax and the imposition of the Global Intangible Low-Tax Income provisions, all previously unremitted earnings will no longer be subject to U.S. Federal income tax; however, there could be foreign withholding taxes upon distribution of such unremitted earnings. It is not practical to estimate this liability at this time.

Annex B-24

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

9. INCOME TAXES (cont.)

As of December 31, 2023, E-commerce Business had federal net operating loss carryforwards available to reduce future taxable income, if any, of $886 million that begin to expire in 2030 and continue to expire through 2037 and $1.9 billion that have an unlimited carryover period. As of December 31, 2023, E-commerce Business had state net operating loss carryforwards available to reduce future taxable income, if any, of $7.0 billion that begin to expire in 2026 and continue to expire through 2043 and $2.0 billion that have an unlimited carryover period.

Utilization of net operating loss carryforwards may be subject to future annual limitations due to the ownership change limitations provided by Section 382 of the Internal Revenue Code and similar state provisions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2023	2022
	(in millions)
Balance as of January 1	$9	$1
Additions for tax positions of current year	1	9
Additions for tax positions of prior years	2	—
Decreases for tax positions of prior years	(8)	(1)
Balance as of December 31	$4	$9

The $4 million of unrecognized tax benefit as of December 31, 2023, will impact E-commerce Business’s effective tax rate when it is subsequently recognized. E-commerce Business had unrecognized tax benefit as of December 31, 2022, of $9 million. Interest and penalties incurred during the year ended December 31, 2023, were insignificant. E-commerce Business classifies interest and penalties as part of operating expenses. No interest or penalties were incurred during the year ended December 31, 2022. The decrease from 2022 to 2023 is due to clarifying guidance issued by the Internal Revenue Service regarding certain costs that may require capitalization. E-commerce Business does not anticipate that the amount of unrecognized tax benefit will significantly change within the next twelve months.

E-commerce Business files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. E-commerce Business is not currently under examination by income tax authorities in federal or other jurisdictions, with the exception of one state. All tax returns will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss or credits. Certain tax years are subject to foreign income tax examinations by tax authorities until the statute of limitations expire.

In recent years the United States has enacted new tax legislations (the American Rescue Act, CHIPS and Science Act, and the Inflation Reduction Act). Due to ContextLogic’s net operating losses for both accounting and tax purposes, the new tax legislations do not have a material impact on E-commerce Business’s provision for income taxes.

10. GEOGRAPHICAL INFORMATION

E-commerce Business believes it is relevant to disclose geographical revenue information on both a demand basis, determined by the ship-to address of the user, and on a supply basis, determined by the location of the merchants’ operations.

Annex B-25

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

10. GEOGRAPHICAL INFORMATION (cont.)

Core marketplace revenue by geographic area based on the ship-to address of the user is as follows:

	Year Ended December 31,
	2023		2022
	($ in millions)
Europe	$44	51%	$83	38%
North America(1)	30	35%	105	48%
South America	4	5%	7	3%
Other	8	9%	25	11%
Core marketplace revenue(2)	$86	100%	$220	100%

____________

(1)      United States accounted for $22 million and $83 million of core marketplace revenue for the years ended December 31, 2023, and December 31, 2022, respectively.

(2)      Core marketplace revenue included a net loss of $3 million for the year ended December 31, 2023, and a net loss of $6 million for the year ended December 31, 2022, from E-commerce Business’s cash flow hedging program.

China accounted for substantially all of marketplace and logistics revenue in 2023 and 2022, respectively, based on the location of the merchants’ operations. Marketplace and logistics revenue from merchants based in the United States was immaterial in all years presented.

E-commerce Business’s long-lived tangible assets, which consist of property and equipment, net, and operating lease right-of-use assets, net, is as follows:

	Year Ended December 31,
	2023		2022
	($ in millions)
United States	$5	56%	$13	72%
China	4	44%	4	22%
Other(1)	—	—	1	6%
Total property and equipment, net and right-of-use assets	$9	100%	$18	100%

____________

(1)      Other long-lived tangible assets were located in Canada and the Netherlands.

11. REDUCTIONS IN WORKFORCE

In February 2022, ContextLogic’s Board approved the February 2022 Restructuring Plan (“2022 Restructuring Plan”) to refocus ContextLogic’s operations to support sustainable long-term growth, better align resources, and improve operational efficiencies. The 2022 Restructuring Plan included i) the reduction of ContextLogic’s headcount by approximately 15% (or approximately 190 positions), ii) the exit from various office leases, and iii) the reduction and realignment of vendor expenditures. In connection with the 2022 Restructuring Plan, ContextLogic incurred charges of approximately $3 million in severance and other personnel reduction costs for terminated employees and $11 million in impairments of leased assets and property and equipment. All related severance payments were paid as of December 31, 2022.

In January 2023 (“January RIF”) and August 2023 (“August RIF”), ContextLogic announced plans to reduce its workforce by up to 150 and 255 employees, respectively, representing approximately 17% and 34%, respectively, of ContextLogic’s then global workforce (“2023 RIFs”). In connection with the 2023 RIFs, E-commerce Business incurred charges of approximately $12 million in severance and other personnel reductions costs for terminated employees. The 2023 RIFs were intended to refocus ContextLogic’s operations to support its ongoing business prioritization efforts, better align resources, and improve operational efficiencies. Substantially all related severance payments were paid as of December 31, 2023.

Annex B-26

E-COMMERCE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

11. REDUCTIONS IN WORKFORCE (cont.)

The 2023 RIFs were intended to refocus E-commerce Business’s operations to support its ongoing business prioritization efforts, better align resources, and improve operational efficiencies. Total severance and other personnel reduction costs included in the unaudited combined statements of operations are as follows:

Year Ended December 31, 2023
Cost of revenue	$1
Sales and marketing	2
Product development	7
General and administrative	2
Total severance and other personnel reduction costs	$12

The following table is a summary of the changes in severance and other personnel reduction liabilities, included within accrued liabilities on the unaudited combined statement of operations as of December 31, 2023, in connection with each of the 2023 RIFs:

	January RIF	August RIF
	(in millions)
Balance as of January 1, 2023	$—	$—
Severance and other personnel reduction costs	3	9
Cash payments during the period	(3)	(9)
Balance as of December 31, 2023	$—	$—

12. SUBSEQUENT EVENTS

Acceleration of Stock-based Plans

In February 2024, ContextLogic elected to accelerate the vesting of all unvested equity awards at the date of closing of the Asset Sale.

Subsequent events have been evaluated through the date of filing, the date these unaudited combined financial statements were derived from the audited consolidated financial statements of ContextLogic and were available for issuance, noting no additional events which would affect the unaudited combined financial statements of E-commerce Business as of December 31, 2023.

Annex B-27

SCAN TO VIEW MATERIALS & VOTE CONTEXTLOGIC INC. ONE SANSOME STREET, 33RD FLOOR SAN FRANCISCO, CA 94104 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 11, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WISH2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 11, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V34493-S84437 KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CONTEXTLOGIC INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1. To approve the Asset Purchase Agreement, dated as of February 10, 2024, by and among ContextLogic Inc., Qoo10 Inc. and, for certain specified purposes, Qoo10 Pte. Ltd. (as amended, the “Asset Purchase Agreement”), the sale of substantially all of ContextLogic Inc.’s assets to Qoo10 Inc. or its designated affiliate and the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale”). 2. To approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to ContextLogic Inc.’s named executive officers in connection with the Asset Sale. 3. To approve the adjournment or postponement of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies to approve the Asset Purchase Agreement and the Asset Sale. NOTE: To conduct any other business properly brought before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V34494-S84437 CONTEXTLOGIC INC. Special Meeting of Stockholders April 12, 2024 This proxy is solicited by the Board of Directors If the undersigned is a registered stockholder, the undersigned hereby appoints Jun (Joe) Yan and Vivian Liu, and each of them, with power to act without the others and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as instructed on the reverse side of this proxy/voting instruction card, all the shares of ContextLogic Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of ContextLogic Inc. to be held on April 12, 2024 or at any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Special Meeting. THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED IN FAVOR OF PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Continued and to be signed on reverse side